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Filed pursuant to Rule 424(b)(2)
File Nos. 333-69278, 333-12272 and 333-50240

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 10, 2001)

US$500,000,000

Celestica Inc.

7 7/8% Senior Subordinated Notes due 2011

        The notes will bear interest at the rate of 7 7/8% per year. Interest on the notes is payable on January 1 and July 1 of each year, beginning on January 1, 2005. The notes will mature on July 1, 2011. We may redeem some or all of the notes at any time on or after July 1, 2008 at specified redemption prices, and at any time in the event of certain changes affecting Canadian withholding taxes at 100% of their principal amount. Prior to July 1, 2008, we may redeem some or all of the notes by paying a specified make-whole premium. In addition, prior to July 1, 2007, we may redeem up to 35% of the notes at 107.875% of their principal amount with the proceeds of certain equity offerings. The redemption prices are discussed under the captions "Description of the Notes — Optional Redemption" and "Description of the Notes — Redemption for Tax Reasons."

        The notes will be our senior subordinated unsecured obligations and will rank subordinated in right of payment to all present and future senior indebtedness, pari passu with all present and future senior subordinated indebtedness and senior to all of our present and future subordinated indebtedness.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-11 and beginning on page 4 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	100.000%	$500,000,000
Underwriting Commissions	2.000%	$10,000,000
Proceeds to Celestica Inc. (before expenses)	98.000%	$490,000,000

        Interest on the notes will accrue from June 16, 2004 to the date of delivery.

        The underwriters expect to deliver the notes to purchasers on or about June 16, 2004.

Joint Book-Running Managers

Citigroup	Banc of America Securities LLC	Deutsche Bank Securities

Joint Lead Managers

CIBC World Markets	RBC Capital Markets	Scotia Capital

Wachovia Securities

June 10, 2004

TABLE OF CONTENTS

Prospectus Supplement

        You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell the notes. The information in this document may only be accurate as of the date of this prospectus supplement, regardless of the time of delivery of this document to you or any sale of the notes.

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters. The second part, the accompanying prospectus, gives more general information, some of which does not apply to the notes we are offering. In the event information contained in the prospectus is inconsistent with this prospectus supplement, the information in the prospectus supplement updates and supersedes the information in the prospectus. Generally, when we refer to the prospectus supplement, we are referring to both parts combined.

        In this prospectus supplement, unless we state otherwise, "Celestica," the "Company," "we," "us" and "our" refer to Celestica Inc. and its subsidiaries.

        We furnish our shareholders with annual reports containing financial statements prepared in accordance with Canadian generally accepted accounting principles (GAAP) audited by our independent accountants, with a reconciliation of those financial statements to U.S. GAAP. We will make available copies of quarterly reports for each of the first three quarters of each fiscal year containing interim unaudited consolidated financial information.

        In this prospectus supplement, all dollar amounts are expressed in United States dollars, except where we state otherwise. All references to "US$" or "$" are to U.S. dollars and all references to "C$" are to Canadian dollars. Unless we indicate otherwise, any reference in this prospectus supplement to a conversion between US$ and C$ is given as of June 10, 2004. At that date, the noon buying rate in New York City for cable transfers in Canadian dollars was US$1.00 = C$1.3572, as certified for customs purposes by the Federal Reserve Bank of New York.

        Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian public company to non-resident investors. There are no exchange restrictions affecting the remittance of dividends, interest, royalties or similar payments to non-resident holders of the notes we are offering.

ii

FORWARD-LOOKING STATEMENTS

        Information about us contained under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus supplement and prospectus contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended (U.S. Securities Act), and section 21E of the Securities Exchange Act of 1934, as amended (U.S. Exchange Act), including, without limitation, statements concerning our possible or assumed future results of operations preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates," "intends," "plans," or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. You should understand that the following important factors, in addition to those discussed in "Risk Factors" and elsewhere in this prospectus supplement, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements: variability of operating results among periods; the effects of price competition and other business and competitive factors generally affecting the electronics manufacturing services (EMS) industry; the challenges of effectively managing our operations during uncertain economic conditions; our dependence on a limited number of customers; our dependence on industries affected by rapid technological change; the challenge of responding to lower-than-expected customer demand; our ability to successfully manage our international operations; component constraints; our ability to manage our restructuring and the shift of production to lower cost geographies; the success of our new product development efforts; and our ability to achieve the anticipated benefits of our merger with Manufacturers' Services Limited (MSL).

        Except as required by applicable law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise of which we hereafter become aware. You should read this prospectus supplement and the documents, if any, that we incorporate by reference with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even if our situation changes in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

iii

SUMMARY

        The following summary highlights selected information from this prospectus supplement to help you understand Celestica Inc. and the notes being offered. For a more complete understanding of Celestica and the notes, we encourage you to read carefully the entire prospectus supplement and accompanying prospectus, as well as information incorporated by reference from the reports we filed with or furnished to the U.S. Securities and Exchange Commission.

Our Business

        We are a world leader in the delivery of innovative electronics manufacturing services (EMS). We operate a highly sophisticated global manufacturing network with operations in Asia, Europe and the Americas. We target leading industry original equipment manufacturers (OEMs), historically in the computing and telecommunications industries and increasingly in other manufacturing end markets, such as industrial, aerospace and defense, automotive and consumer electronics. Our expertise in quality, technology and supply chain management enables us to provide competitive advantages to our customers by improving time-to-market, scalability and manufacturing efficiency.

        We provide our OEM customers with a broad range of services, including manufacturing, design, new product introduction, engineering services, supply chain management, printed circuit assembly (PCA), system assembly, direct order fulfillment, logistics and after-market services and support. We have built a customer base that is now comprised of over 160 OEMs, including such industry leaders as Avaya Inc., Cisco Systems, Inc., EMC Corporation, Hewlett-Packard Corporation, IBM, Lucent Technologies Inc., Motorola, Inc., NEC Corporation and Sun Microsystems, Inc. During 2003, our top ten customers represented 73% of our total revenue.

        For the year ended December 31, 2003 and the quarter ended March 31, 2004, we had revenue of approximately $6.7 billion and $2.0 billion, respectively.

Our Strengths

        We have become one of the largest EMS providers by capitalizing on the following competitive strengths:

        Advanced Technological Capabilities.    We are a leader in manufacturing highly advanced products, particularly in the areas of communications and computing infrastructure. These products include mainframes, routers, photonic devices, wireless base stations, networking equipment and mass storage devices, among others. We have earned a superior reputation with global OEMs in these areas through our skilled engineers and our development of advanced capabilities in the areas of manufacturing and testing processes. We endeavor to remain at the forefront of technology. For example, we have recently expanded our service offerings to include reference designs in next generation computing platforms based on 64-bit architectures.

        Large-Scale and Flexible Production Capacity.    We have over 9 million square feet of diverse manufacturing capacity in 19 countries around the world. In our lower cost regions of Asia, Eastern Europe and Mexico, we offer a broad range of low cost manufacturing and supply chain solutions for our customers. As of March 31, 2004, approximately 70% of our production facilities and human resources were located in lower cost geographies. In Western Europe and North America, we offer a broad range of capabilities in areas such as design, manufacturing of new technologies, logistics, order fulfillment and after-market services. All of these regions continue to play an important role as we expand our service offerings and deepen our customer relationships.

        Global Supply Chain Management Expertise.    We have made significant investments in human resources and information technology in order to manage a large and growing portion of our customers' supply chains. We use electronic data interchange with our key suppliers and ensure speed of supply through the use of automated receiving and full-service distribution capabilities. During 2003, we procured and managed approximately $5 billion in materials and related services. We believe this size of procurement enhances our ability to obtain better pricing, influence component packaging and design, and obtain supply of components in constrained markets.

        Broad and Global Service Offerings.    We provide a full spectrum of products and services that capitalize on the extensive technological know-how and intellectual capital we have developed within our organization. Our broad portfolio of services positions us as a value-added provider within the EMS industry. Selected services within our broad line-up include product design and design for manufacturability, reference designs, component selection and procurement, quick-turn prototyping, PCA testing and full system assembly, product assurance and failure analysis, order fulfillment, worldwide distribution and after-market support, including repair services. A customer may use a selection of our services to complement its own capabilities or use all of our capabilities to better manage its complete supply chain needs.

        Experienced Management Team.    We have a strong executive and management team with extensive manufacturing and supply chain expertise. Stephen Delaney, prior to becoming our CEO, held a variety of executive and senior management positions at Celestica, as well as executive and senior management roles in operations at Visteon Automotive Services, AlliedSignal's Electronic Systems business, Ford Motor Company's Electronics division, and IBM's Telecommunications division. Marvin MaGee, President, and Anthony Puppi, CFO, have each been with Celestica and its predecessor company, IBM, for over 20 years, where each held a number of executive positions of increasing responsibility. We have established manufacturing and customer management teams in Asia, Europe and the Americas through a mix of external hiring, acquisitions and internal development of management within our global organization.

Our Strategy

        We intend to deploy the following strategies in order to maximize customer satisfaction and achieve superior financial performance:

        Steadily Improve Operating Margins and Increase Operating Efficiency.    We are committed to applying strategies and processes designed to improve margins and return on invested capital around the world. We plan to achieve this by:

  •
  completing our restructuring program;

  •
  leveraging corporate procurement capabilities to lower materials costs;

  •
  increasing utilization of facilities to take advantage of significant operating leverage;

  •
  deploying corporate cost reduction and productivity enhancement initiatives on a global basis;

  •
  applying best practices throughout our operations worldwide;

  •
  compensating our employees based, in part, on the achievement of earnings targets;

  •
  deploying lean manufacturing and Six Sigma techniques;

  •
  maximizing asset turnover; and

  •
  moving production to lower cost regions.

        Leverage Expertise in Technology, Quality and Supply Chain Management.    We are committed to meeting our customers' needs in the areas of technology, quality and supply chain management to enhance our customer relationships and expand our business. Our modern plants across the world and leading technological capabilities enable us to produce complex and highly sophisticated products to meet the rigorous demands of our OEM customers. Our ongoing commitment to quality in all aspects of our business allows us to deliver consistently reliable products to our OEM customers. The systems and processes associated with our expertise in supply chain management have enabled us to rapidly ramp operations to meet customer needs, adjust capacity in response to product demand fluctuations and effectively distribute products directly to end customers.

        Develop and Enhance Profitable, Strategic Relationships with Leading OEMs.    We seek to build and sustain profitable, strategic relationships with industry leaders in target sectors and markets that can benefit from the delivery of our innovative electronics manufacturing services. By conducting ourselves as an extension of our customers' organizations, we are able to respond to their needs with agility, speed and a commitment to deliver results.

        Expand Range of Service Offerings.    We continually assess opportunities to expand the breadth and depth of the services we provide to OEMs in areas that can reduce their design, manufacturing, supply chain and product costs. While we have built our reputation by providing services in connection with the production of higher-end and more complex products, we have significantly broadened our offering of services to facilitate the manufacture of a wider spectrum of products and to support the full product lines of leading OEMs. In the past few years, we have acquired additional capabilities in prototyping and PCA design, embedded system design, enclosure assembly, full system assembly, logistics, order fulfillment and after-market services. We will continue to expand our capabilities and service offerings on a global basis in order to maximize our potential returns and respond to the changing needs of our customers.

        Continue to Diversify End Markets and Customer Base.    We have historically focused on markets such as enterprise communications and computing, where OEMs require higher value-added services for their complex products. During the downturn that significantly affected the demand for our customers' products, we expanded our marketing efforts to other EMS markets to reduce our reliance on any particular industry. Our strategy includes growing our other end markets, such as aerospace and defense, industrial, consumer electronics and automotive. For the quarter ended March 31, 2004, our revenue from sectors outside of communications and computing approximately doubled to $275 million from $140 million in the corresponding quarter in 2003. In conjunction with end market diversification, we also focused on expanding our customer base. The percentage of our revenue from our non-top ten customers increased to 34% of total sales in the first quarter of 2004 from 22% of total sales in the first quarter of 2003. In addition, our acquisition of Manufacturers' Services Limited (MSL) has enhanced our diversification strategy by increasing the proportion of our customer base in the commercial avionics, automotive, retail systems and peripherals end markets.

        Selectively Pursue Strategic Acquisitions.    We have completed numerous acquisitions. We will continue to selectively seek acquisition opportunities in order to:

  •
  further develop strategic relationships with leading OEMs;

  •
  expand our capabilities;

  •
  diversify into new market sectors;

  •
  broaden our service offerings; and

  •
  optimize our global positioning.

        We have developed and deployed a comprehensive integration strategy that includes establishing a common culture at all locations with broad-based workforce participation, providing a single marketing "face" to customers worldwide, deploying common information technology platforms, leveraging global procurement and transferring best practices among operations worldwide.

Recent Developments

        On June 4, 2004, we entered into an agreement to amend our existing 364-day credit facility by increasing the size of the existing unsecured facility from $250.0 million to $600.0 million and extending the expiry to June 2007. Concurrently with this amendment, we terminated our $500.0 million four-year revolving term credit facility. We refer to this amended credit facility as our new senior credit facility in this prospectus supplement. See "Description of Certain Indebtedness — $600.0 Million Revolving Term Credit Facility."

        On April 22, 2004, we announced our results for the first quarter of 2004. Highlights of our first quarter results include:

  •
  a 27% increase in revenue to $2,016.9 million for the first quarter of 2004 compared to $1,587.4 million for the corresponding quarter in 2003, primarily as a result of an increase in business volumes from some of our top customers and new business, together with the MSL acquisition, offset in part by pricing reductions and changes in product mix;

  •
  5% sequential revenue growth for the first quarter of 2004 over the fourth quarter of 2003, due to the MSL acquisition, an increase in program wins with existing customers and strengthening in the communications market, despite typical cyclical declines for the first quarter;

  •
  an increase in revenue for the first quarter of 2004 in each of the Americas, Europe and Asia compared to the fourth quarter of 2003; and

  •
  an increase in gross margin to 4.4% in the first quarter of 2004 from 3.8% in the fourth quarter of 2003.

        For additional detail, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        On March 12, 2004, we completed our acquisition of MSL, a global electronics manufacturing and supply chain services company with design, manufacturing and fulfillment locations worldwide. For the year ended December 31, 2003, MSL had revenue of approximately $826 million. Pursuant to the merger agreement, in consideration for the acquisition we issued to holders of MSL common stock and certain holders of MSL preferred stock approximately 14.1 million subordinate voting shares and paid cash consideration to certain MSL preferred stockholders totaling approximately $51.6 million.

Our Principal Executive Office

        Our principal executive offices are located at 1150 Eglinton Avenue East, Toronto, Ontario, Canada M3C 1H7 and our telephone number is (416) 448-5800.

The Offering

Issuer	Celestica Inc.
Notes Offered	$500,000,000 aggregate principal amount of 7 7/8% Senior Subordinated Notes due 2011.
Maturity	July 1, 2011.
Interest Payment Dates	January 1 and July 1 of each year, beginning on January 1, 2005.
Ranking	The notes will be:
• our senior subordinated unsecured obligations;
• effectively subordinated in right of payment to all debt and other obligations (including trade payables) of our subsidiaries;
•
effectively subordinated in right of payment to all of our existing and future senior debt, including borrowings under our new senior credit facility described under "Description of Certain Indebtedness — $600.0 Million Revolving Term Credit Facility," to the extent of the value of the assets securing that debt;
• equal in right of payment with all of our future senior subordinated debt; and
• senior in right of payment with all of our existing and future subordinated debt.

As of March 31, 2004, after giving pro forma effect to this offering, the application of the net proceeds therefrom as described in "Use of Proceeds" and the execution of our new senior credit facility:
• we would have had outstanding:
• no senior debt,
• $500.0 million of senior subordinated debt, consisting of the notes, and
• $609.0 million of the Liquid Yield Option™ Notes due 2020 (LYONs) (not reflecting repurchases of LYONs with proceeds of this offering), which are subordinated to the notes, and
• our subsidiaries would have had outstanding approximately $1.9 billion of external liabilities.
Optional Redemption	At any time on or after July 1, 2008, we may redeem all or a part of the notes at the redemption prices specified in this prospectus supplement under "Description of the Notes — Optional Redemption."

At any time prior to July 1, 2008, we may redeem all or a part of the notes by paying a make-whole premium based on U.S. Treasury rates as specified in this prospectus supplement under "Description of the Notes — Optional Redemption."

At any time prior to July 1, 2007, we may redeem up to 35% of the notes with the net proceeds of certain equity offerings, at a price equal to 107.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the aggregate principal amount of the notes remains outstanding after the redemption.
Change of Control
Following a change of control as defined in the indenture, we will be required to make an offer to purchase all of the notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest to the date of the repurchase. However, our ability to repurchase your notes pursuant to this offer may be limited by the terms of our new senior credit facility or future credit agreements or other agreements related to our debt. See "Description of the Notes — Repurchase at the Option of Holders Upon a Change of Control Offer."

Additional Amounts and Tax Redemptions
We are required to make all payments to you under the notes without withholding or deduction for Canadian taxes. However, if we are required by law or the interpretation or the administration thereof to withhold or deduct amounts for Canadian taxes, we are required to pay you such additional amounts as may be necessary so that the net amount received by you after such withholding or deduction will not be less than the amount you would have received in the absence of such withholding or deduction.

We may redeem the notes in whole but not in part at any time at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date in the event of certain changes in the law or the interpretation or administration thereof affecting Canadian withholding taxes.
Certain Covenants
The indenture governing the notes will contain covenants that, prior to the date, if ever, that the notes are rated at least Baa3 by Moody's Investors Service, Inc. and at least BBB- by Standard & Poor's Ratings Service, will restrict our ability and the ability of our restricted subsidiaries to, among other things:
	•	incur additional indebtedness;
	•	pay dividends or make other restricted payments;
	•	apply the proceeds of asset sales;
	•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;
	•	enter into transactions with affiliates; or
	•	consolidate, merge or sell all or substantially all of our assets.

The indenture will also contain covenants that apply even if the notes are rated at least Baa3 by Moody's Investors Service, Inc. and at least BBB- by Standard & Poor's Ratings Service, including covenants that restrict our ability to:
	•	create or permit liens; or
	•	incur layered indebtedness.
All of these restrictive covenants are subject to a number of important exceptions and qualifications. See "Description of the Notes — Certain Covenants."
Absence of an Established Market for the Notes
The notes are a new issue of securities, and currently there is no market for them. We do not intend to list the notes on any securities exchange or to arrange for any quotation system to quote them. We cannot assure you that a liquid market will develop for the notes.
Use of Proceeds
We estimate that the net proceeds from the offering after deducting the underwriters' commissions and expenses will be approximately $488.7 million. We intend to use the net proceeds to repurchase LYONs, in the open market, upon the exercise of holders' rights to require us to repurchase LYONs on August 2, 2005 (which we may elect to settle in cash or subordinate voting shares) or otherwise, and for general corporate purposes, including future acquisitions.

        For a discussion of certain risks that should be considered in connection with an investment in the notes, see "Risk Factors" starting on page S-11 of this prospectus supplement and starting on page 4 of the accompanying prospectus.

Summary Financial Data

        The following tables set forth certain consolidated financial data derived from our consolidated financial statements. The financial data as at December 31, 2002 and 2003 and for each of the years ended December 31, 2001, 2002 and 2003, has been derived from our audited consolidated financial statements for the years ended December 31, 2001, 2002 and 2003 and the unaudited financial data as at March 31, 2004 and for the three months ended March 31, 2003 and 2004, has been derived from our unaudited interim financial statements for the three months ended March 31, 2003 and 2004 that are included in this prospectus supplement. The financial data as at and for the years ended December 31, 1999 and 2000 has been derived from our audited consolidated financial statements not included in this prospectus supplement.

        In the opinion of management, our unaudited interim consolidated financial statements for the three months ended March 31, 2003 and 2004 contain all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the results for such periods. Interim results are not necessarily indicative of the results that may be achieved for the entire fiscal year. You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our 2003 consolidated financial statements (including the notes thereto), the other information included in this prospectus supplement and the information we incorporate by reference.

        Our consolidated financial statements have been prepared in accordance with Canadian GAAP. These principles conform in all material respects with U.S. GAAP except as described in note 20 to our 2003 consolidated financial statements. For all the periods presented, the summary financial data is prepared in accordance with Canadian GAAP unless otherwise indicated.

	Year ended December 31					Three months ended March 31
	1999(1)	2000(1)	2001(1)	2002(1)	2003(1)	2003(1)	2004(1)
						(unaudited)
	(in millions)
Consolidated Statements of Earnings (Loss) Data (Canadian GAAP):
Revenue	$5,297.2	$9,752.1	$10,004.4	$8,271.6	$6,735.3	$1,587.4	$2,016.9
Cost of sales	4,914.7	9,064.2	9,292.4	7,716.5	6,475.2	1,511.9	1,929.0

Gross profit	382.5	687.9	712.0	555.1	260.1	75.5	87.9
Selling, general and administrative expenses(2)	202.2	326.1	341.4	298.5	273.8	64.2	78.9
Amortization of goodwill and intangible assets(3)	55.6	88.9	125.0	95.9	48.5	12.4	7.2
Integration costs related to acquisitions(4)	9.6	16.1	22.8	21.1	—	—	—
Other charges(5)	—	—	273.1	677.8	175.4	(1.6)	10.9

Operating income (loss)	115.1	256.8	(50.3)	(538.2)	(237.6)	0.5	(9.1)
Interest expense (income), net(6)	10.7	(19.0)	(7.9)	(1.1)	(4.0)	(3.4)	1.0

Earnings (loss) before income taxes	104.4	275.8	(42.4)	(537.1)	(233.6)	3.9	(10.1)
Income tax expense (recovery)	36.0	69.2	(2.1)	(91.2)	33.1	0.7	(1.7)

Net earnings (loss)	$68.4	$206.6	$(40.3)	$(445.9)	$(266.7)	$3.2	$(8.4)

Other Financial Data:
Depreciation expense	$69.5	$121.9	$193.1	$212.8	$172.0	$43.4	$41.3
Capital expenditures	211.8	282.8	199.3	151.4	175.9	18.1	56.4
Consolidated Statements of Earnings (Loss) Data (U.S. GAAP)(7):
Operating income (loss)	$113.2	$254.4	$(40.0)	$(569.8)	$(210.5)
Net earnings (loss)	66.5	197.4	(51.3)	(494.9)	(258.9)

	As at December 31					As at March 31
	1999(1)	2000(1)	2001(1)	2002(1)	2003(1)	2004(1)
						(unaudited)
	(in millions)
Consolidated Balance Sheet Data (Canadian GAAP):
Cash and short-term investments	$371.5	$883.8	$1,342.8	$1,851.0	$1,028.8	$831.0
Working capital(8)	1,000.2	2,262.6	2,339.8	2,093.2	1,513.6	1,506.7
Capital assets	365.4	634.0	917.1	730.2	681.4	732.2
Total assets	2,655.6	5,938.6	6,634.9	5,809.2	5,136.5	5,684.6
Total long-term debt, including current portion(9)	134.2	132.0	147.4	6.9	3.4	6.3
Shareholders' equity	1,658.1	3,469.2	4,745.0	4,202.3	3,466.1	3,736.2
Consolidated Balance Sheet Data (U.S. GAAP)(7):
Total assets	$2,653.6	$5,936.0	$6,640.3	$5,805.4	$5,181.3
Total long-term debt, including current portion	134.2	1,005.1	1,046.8	831.7	626.4
Shareholders' equity	1,656.2	2,605.4	3,841.1	3,344.4	2,854.7

(1)
Effective January 1, 2004, we retroactively adopted the new Canadian Institute of Chartered Accountants (CICA) Handbook Section 3110, which requires the recognition of liabilities for asset retirement obligations and the associated retirement costs, and have retroactively restated our results of operations for all prior periods. The impact to our cost of sales and net earnings (loss) for Canadian GAAP for the year ended December 31, 2003 was $0.9 million (2002 — $0.7 million; 2001 — $0.5 million; 2000 — $0.1 million) and $0.2 million for the three months ended March 31, 2003. The impact on 1999 was immaterial. See note 23 to the 2003 consolidated financial statements.

The consolidated statements of earnings (loss) data for:

•
1999, 2000, 2001, 2002, 2003 and the three months ended March 31, 2003 and 2004 include the results of operations of International Manufacturing Services, Inc. (IMS) acquired in December 1998, Signar SRO acquired in April 1999, greenfield operations established in Brazil and Malaysia in June 1999, VXI Electronics, Inc. acquired in September 1999, the assets acquired from Hewlett-Packard's Healthcare Group in October 1999, EPS Wireless, Inc. acquired in December 1999, and certain assets acquired from Fujitsu-ICL Systems Inc. in December 1999;

•
2000, 2001, 2002, 2003 and the three months ended March 31, 2003 and 2004 include the results of operations of the assets of the Enterprise System Group and the Microelectronics Division of IBM in Minnesota and in Italy acquired in February and May 2000, respectively, NDB Industrial Ltda. acquired in June 2000, Bull Electronics Inc. acquired in August 2000, and NEC Technologies (UK) Ltd. acquired in November 2000;

•
2001, 2002, 2003 and the three months ended March 31, 2003 and 2004 include the results of operations of Excel Electronics, Inc. acquired in January 2001, certain assets of Motorola, Inc. in Ireland and Iowa acquired in February 2001, certain assets of a repair facility of N.K. Techno Co., Ltd. in Japan acquired in March 2001, certain assets of Avaya Inc. in Arkansas and Colorado acquired in May 2001, Sagem CR s.r.o. acquired in June 2001, certain assets of Avaya Inc. in France acquired in August 2001, certain assets of Lucent Technologies Inc. in Ohio and Oklahoma acquired in August 2001, Primetech Electronics Inc. acquired in August 2001, and Omni Industries Limited acquired in October 2001;

•
2002, 2003 and the three months ended March 31, 2003 and 2004 include the results of operations of certain assets of NEC Corporation in Miyagi and Yamanashi, Japan acquired in March 2002, and certain assets of Corvis Corporation in the United States acquired in August 2002; and

•
the three months ended March 31, 2004 include the results of operations of MSL acquired in March 2004.

(2)
Selling, general and administrative expenses include research and development costs. During 2003, we adopted the revised CICA Handbook Section 3870, "Stock Based Compensation," which requires that a fair value method of accounting be applied to all stock-based compensation payments to both employees and non-employees. In accordance with the transitional provisions of Section 3870, we have prospectively applied the fair value method of accounting for stock option awards granted after January 1, 2003 and, accordingly, have recorded compensation expense of $0.3 million in 2003 and $1.6 million for the three months ended March 31, 2004. Prior to January 1, 2003, we accounted for our stock options using the settlement method and no compensation expense was recognized.

(3)
In 2001, the CICA approved Handbook Sections 1581, "Business combinations" and 3062, "Goodwill and other intangible assets." The new standards under these sections mandate the purchase method of accounting for business combinations and require that the value of the shares issued in a business combination be measured using the average share price for a reasonable period before and after the date the terms of the acquisition are agreed to and announced. The new standards are substantially consistent with U.S. GAAP.

Effective July 1, 2001, goodwill acquired in business combinations completed after June 30, 2001 has not been amortized. We fully adopted these new standards as of January 1, 2002, and discontinued amortization of all existing goodwill. We also evaluated existing intangible assets, including estimates of remaining useful lives, and have reclassified $9.1 million from intellectual property to goodwill, as of January 1, 2002, to conform with the new criteria.

Section 3062 requires the completion of a transitional goodwill impairment evaluation within six months of adoption. Any transitional impairment would have been recognized as an effect of a change in accounting principles and would have been charged to opening retained earnings as of January 1, 2002. We completed the transitional goodwill impairment assessment during the second quarter of 2002, and determined that no impairment existed as of the date of adoption. Under U.S. GAAP, any transitional impairment charge would have been recognized in earnings as a cumulative effect of a change in accounting principles.

Effective January 1, 2002, we had unamortized goodwill of $1,137.9 million which is no longer being amortized. This change in accounting policy is not applied retroactively and the amounts presented for prior periods have not been restated for this change. The following table shows the impact of this change as if the policy had been applied retroactively to 2001:

	Year ended December 31
	2001	2002
	(in millions, except per share amounts)
Net loss as reported	$(40.3)	$(445.9)
Add back: goodwill amortization	39.2	—

Net loss before goodwill amortization	$(1.1)	$(445.9)

Basic loss per share:
As reported	$(0.26)	$(1.98)
Before goodwill amortization	$(0.08)	$(1.98)
Diluted loss per share:
As reported	$(0.26)	$(1.98)
Before goodwill amortization	$(0.08)	$(1.98)
(4)
These costs include costs to implement new information systems and processes, including salary and other costs directly related to the integration activities in newly acquired facilities.

(5)
In 2001, other charges totaled $273.1 million comprised of (a) a $237.0 million restructuring charge and (b) a non-cash charge of $36.1 million relating to the annual impairment assessment of long-lived assets, comprised primarily of a write-down of goodwill, intangible assets and certain long-term equity investments.

In 2002, other charges totaled $677.8 million comprised primarily of (a) a $385.4 million restructuring charge, (b) a non-cash write-down of $203.7 million relating to the annual goodwill impairment assessment, (c) a non-cash write-down of $81.7 million relating to the annual impairment assessment of long-lived assets, primarily a write-down of intangible assets and capital assets and (d) a $9.6 million charge for the premium paid and related deferred financing costs on the redemption of our senior subordinated notes.

In 2003, other charges totaled $175.4 million comprised primarily of (a) a $94.9 million restructuring charge and (b) a non-cash write-down of $82.8 million relating to the annual impairment assessment of long-lived assets, primarily a write-down of intangible assets and capital assets.

Effective January 1, 2003, we adopted the new CICA Handbook Section 3063, "Impairment or Disposal of Long-Lived Assets" and the revised Section 3475, "Disposal of Long-Lived Assets and Discontinued Operations," which are consistent with U.S. GAAP. These sections establish standards for recognizing, measuring and disclosing impairment for long-lived assets held-for-use, and for measuring and separately classifying assets available-for-sale. Previously, long-lived assets were written down to net recoverable value if the undiscounted future cash flows were less than net book value. Under the new standards, assets must be classified as either held-for-use or available-for-sale. Impairment losses for assets held-for-use are measured based on fair value which is measured by discounted cash flows. Available-for-sale assets are measured based on expected proceeds less direct costs to sell.

Effective January 1, 2003, we adopted the new CICA Emerging Issues Committee Abstracts EIC-134, "Accounting for Severance and Termination Benefits," and EIC-135, "Accounting for Costs Associated with Exit and Disposal Activities," which establishes standards for recognizing, measuring and disclosing costs relating to an exit or disposal activity. These standards are similar to U.S. GAAP. We have applied the new standards to restructuring plans initiated after January 1, 2003. These EICs allow recognition of a liability for an exit or disposal activity only when the costs are incurred and can be measured at fair value. Previously, a commitment to an exit or disposal plan was sufficient to record the majority of costs.

(6)
Interest expense (income), net is comprised of interest expense incurred on indebtedness and debt facilities, less interest income earned on cash and short-term investments.

(7)
The significant differences between the line items under Canadian GAAP and those as determined under U.S. GAAP arise from:

•
for 1999: non-cash charges for compensation expense;

•
for 2000: non-cash charges for compensation expense, interest on the convertible debt we issued in August 2000 and classification of the convertible debt as a long-term liability rather than as an equity instrument and retroactive recognition of asset retirement obligations for Canadian GAAP;

•
for 2001: non-cash charges for compensation expense, interest on convertible debt classified as a long-term liability rather than as an equity instrument, retroactive recognition of asset retirement obligations for Canadian GAAP, impairment charges to write-down certain assets and gain on a foreign exchange contract;

•
for 2002: non-cash charges for compensation expense, interest on convertible debt classified as a long-term liability rather than as an equity instrument, impairment charges to write-down certain assets, retroactive recognition of asset retirement obligations for Canadian GAAP and gain on repurchase of convertible debt; and

•
for 2003: interest on convertible debt classified as a long-term liability rather than as an equity instrument, impairment on certain long-lived assets, retroactive recognition of asset retirement obligations for Canadian GAAP, gain on repurchase of convertible debt and the adoption of fair value accounting for stock compensation expense for Canadian GAAP only.

For 2003, net loss in accordance with U.S. GAAP reflects the accumulated effect of the change in accounting policy for asset retirement obligations.

(8)
Calculated as current assets less current liabilities.

(9)
Long-term debt includes capital lease obligations.

RISK FACTORS

        This offering involves a high degree of risk. You should carefully consider each of the following risks and all of the other information set forth in this prospectus supplement and prospectus, before deciding to invest in our notes. If any of the risks and uncertainties we describe develop into actual events, our business, financial condition and results of operation could be materially adversely affected and you may lose all or part of your investment.

Risks Related to the Notes and the Offering

Our indebtedness could impair our financial condition and prevent us from fulfilling our obligations under the notes.

        After giving effect to the offering and the execution of our new senior credit facility, as reported under Canadian GAAP, we would have had $506.3 million of debt outstanding and shareholders' equity of $3,736.2 million at March 31, 2004, and our deficiency of earnings to cover fixed charges would have been $256.0 million and $15.7 million for the year ended December 31, 2003 and the three months ended March 31, 2004, respectively.

        Our indebtedness could:

    •
    make it more difficult to fulfill our obligations under the notes;

    •
    require us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate activities;

    •
    limit our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate activities;

    •
    limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    •
    detract from our ability to successfully withstand a downturn in our business or the economy in general; and

    •
    place us at a competitive disadvantage against other less leveraged competitors.

Despite our debt levels, we may incur additional debt.

        We may be able to incur significant additional indebtedness. Our new senior credit facility permits, and the indenture governing the notes will permit, additional borrowings after the offering of the notes under certain circumstances. See "Description of Certain Indebtedness" and "Description of the Notes — Certain Covenants." As of March 31, 2004, after giving pro forma effect to the issuance of the notes, we would have had approximately $160 million of additional borrowings available to us under our new senior credit facility, subject to compliance with our financial and other covenants under the terms of the agreement governing our new senior credit facility. The holders of our LYONs may also require us to repurchase their LYONs on August 2, 2005, and we may need to incur additional debt in order to meet this obligation.

We may be unable to generate sufficient cash flow or obtain additional financing to meet our debt service obligations, which could impair our ability to repay the notes.

        In recent periods, we have experienced negative cash flow, and we cannot assure you that our future cash flow will be sufficient to meet the payment obligations under the notes or our other indebtedness. Our ability to generate cash flow from operations to make scheduled payments on our indebtedness, including the notes, as they become due will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors. Many of these factors, such as general economic and financial conditions in the computing and communications industry, the economy at large or the initiatives of our competitors, are beyond our control.

        If we do not generate sufficient cash flow from operations to satisfy our debt obligations or fund our liquidity needs, we may have to seek additional capital or undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets or reducing or delaying capital investments. Any of these actions could result in unanticipated costs, disrupt the implementation of our business plan or otherwise hinder our growth. Moreover, we may be unable to take any of these actions on satisfactory terms, in a timely manner or to the extent necessary to enable us to service our debt. The recent downgrading of our credit rating by Standard & Poor's and of our senior implied rating by Moody's, or any future downgrades, could reduce the availability and flexibility of our future financings and increase our financing costs. Our inability to generate sufficient cash flow or to raise additional capital in order to satisfy our debt obligations or to refinance our indebtedness on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations and could impair our ability to repay the notes.

We conduct substantially all of our operations through our subsidiaries, which may affect our ability to make payments on the notes.

        The notes are our obligations and are not obligations of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes. In addition, our material subsidiaries provide unsecured guarantees of our obligations under our new senior credit facility; however, our subsidiaries are not providing guarantees of our obligations under the notes. Our subsidiaries are not required to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. The indenture will not prohibit restrictions on our subsidiaries making dividend or other payments to us. As a result, our subsidiaries will be able to incur debt subject to financial maintenance and other covenants that, if not satisfied, may restrict these subsidiaries from making dividend and other payments to us. In addition, contractual restrictions and provisions of law, such as those requiring that dividends be paid only out of surplus, and laws limiting the ability of a subsidiary to render "financial assistance" to its parent by way of loan or otherwise, will limit the ability of our subsidiaries to make distributions, loans or other payments to us. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The restrictive covenants in our debt instruments may affect our ability to operate our business successfully.

        Our new senior credit facility contains, and the indenture governing the notes will contain, a number of restrictive covenants that, among other things, limit our ability to incur additional indebtedness, create liens, pay dividends on or redeem capital stock or make certain restricted payments, make certain investments, dispose of assets, engage in transactions with affiliates, engage in certain business activities and engage in mergers or consolidations. In addition, our new senior credit facility requires us to meet or exceed specified financial ratios, which are measured on a quarterly basis. These restrictions could limit our ability to obtain future financing, make needed capital expenditures, take advantage of business opportunities, including acquisitions and dispositions, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate or business activities. Our failure to comply with any of these covenants would cause a default under the applicable instrument, which in turn could cause an event of default under instruments governing our other existing and future indebtedness, all of which would have a material adverse effect on our business, financial condition and results of operations. We urge you to read the information under "Description of Certain Indebtedness" and "Description of the Notes — Certain Covenants" for a more detailed discussion of these restrictions and covenants.

In the event of a default and acceleration of any of our debt, we may be unable to repay the notes.

        If there were an event of default under our new senior credit facility, the notes or any other future indebtedness, the holders of the affected indebtedness could declare all of that indebtedness immediately due and payable, which, in turn, could cause the acceleration of the maturity of all of our other indebtedness. We cannot assure you that we would have sufficient funds available, or access to sufficient capital from other sources, to repay any accelerated debt. Even if we could obtain additional financing, we cannot assure you that the terms would be favorable to us. Our new senior credit facility ranks senior to the notes in right of payment. We cannot assure you that our assets would be sufficient to repay borrowings under our new senior credit facility and the amounts due under the notes in full.

Your right to receive payment on the notes will be subordinated to all our existing and future senior debt.

        The notes will be unsecured and subordinated in right of payment to all of our existing and future senior debt, including our obligations under our new senior credit facility. The notes will not be secured by any of our assets and, therefore, they will be subordinated to any secured debt or unsecured senior debt that we may have now or may incur in the future. Subject to certain limitations, our new senior credit facility permits us to incur additional senior debt in the future. The indebtedness under our new senior credit facility will also become due prior to the time the principal obligations under the notes become due.

        In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, our assets will be available to pay obligations on the notes only after all of our senior debt and the debt of our subsidiaries has been paid in full. Substantially all of our assets including the equity we hold in our subsidiaries and our subsidiaries' assets will be pledged to secure the indebtedness under our new senior credit facility, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes. Holders of the notes will participate with all other holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior debt. We may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt. In addition, all payments on the notes will be blocked in the event of a payment default on certain of our senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on certain of our senior debt.

        As at March 31, 2004, after giving effect to the offering and our new senior credit facility, approximately $160 million of senior debt would have been available for borrowing under our new senior credit facility, and our subsidiaries, some of which guarantee our borrowings under our new senior credit facility but none of which guarantee the notes, would have had approximately $1.9 billion in outstanding external liabilities.

We may be unable to repurchase the notes following a change of control.

        If a change of control (as defined in the indenture) occurs, we will be required to make an offer to purchase all the outstanding notes. Our failure to make this offer upon a change of control or to repurchase notes tendered pursuant to the offer would cause an event of default under the indenture. Certain events described in the indenture's change of control provisions would also result in an event of default under our new senior credit facility and may result in the acceleration of the new senior credit facility, in which case we would be required to pay all amounts outstanding under our new senior credit facility. A change of control (as defined in the indenture governing the LYONs) on or before August 1, 2005 will also require us to make an offer to repurchase all of the outstanding LYONs. If a change of control were to occur, our available funds could be insufficient to repurchase the notes, the LYONs and any other securities we were required to purchase, and to repay outstanding borrowings under the new senior credit facility. We expect that we would require additional financing to fund any such payments, which may not be available on commercially reasonable terms or at all. We urge you to read the information under "Description of the Notes — Repurchase at the Option of Holders Upon a Change of Control Offer" for more information regarding the treatment of a change of control under the indenture.

You may be unable to sell the notes because there is no active trading market for the notes.

        The notes are a new issue for which there is no established public market. Subsequent to their initial issuance, the notes may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar notes, our performance and other factors. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters of the offering are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if one develops, that it will continue.

Canadian bankruptcy and insolvency laws may impair the enforcement of remedies under the notes.

        The rights of the trustee who represents the holders of the notes to enforce remedies are likely to be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the Canadian Bankruptcy and Insolvency Act and the Canadian Companies' Creditors Arrangement Act contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal or plan of compromise or arrangement to be voted on by the various classes of its affected creditors. A proposal, compromise or arrangement, if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court, would be binding on all creditors within each affected class that did not vote to accept the proposal, compromise or arrangement. Moreover, this legislation permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument during the period the stay against proceedings remains in place.

        The powers of the court under the Bankruptcy and Insolvency Act and particularly under the Companies' Creditors Arrangement Act have been exercised broadly to protect an entity attempting to restructure its affairs from actions taken by creditors and other parties. Accordingly, we cannot predict whether payments under the notes would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when the trustee could exercise its rights under the indenture governing the notes or whether and to what extent holders of the notes would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursements of the trustee.

The interest of our controlling shareholder may conflict with the interest of our other securityholders.

        Onex Corporation owns, directly or indirectly, or has the right to vote, shares representing 84.1% of the voting interest in us. See "Principal Shareholders." Accordingly, Onex exercises a controlling influence over our business and affairs and has the power to determine all matters submitted to a vote of our shareholders where our shares vote together as a single class. Onex has the power to elect our directors and to approve significant corporate transactions such as certain amendments to our articles of incorporation, the sale of all or substantially all of our assets and plans of arrangement in certain circumstances. Onex's voting power could have the effect of deterring or preventing a change in control of our company that might otherwise be beneficial to our other securityholders. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex and one of our directors, owns shares with a majority of the voting rights of the shares of Onex. Mr. Schwartz, therefore, effectively controls our affairs. The interests of Onex and Mr. Schwartz may differ from the interests of our other securityholders.

Civil liabilities and judgments in the United States may be unenforceable.

        We are incorporated under the laws of the Province of Ontario, Canada. Substantially all of our directors, controlling persons and officers are residents of Canada. Also, a substantial portion of our assets and the assets of these persons are located outside of the United States. As a result, it may be difficult to effect service within the United States upon those directors, controlling persons and officers who are not residents of the United States or to realize in the United States upon a judgment of courts of the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

Holders of the notes are subject to restrictions on the resale of the notes outside of the United States.

        We are selling the notes in reliance on exemptions from applicable Canadian provincial securities laws and the laws of other jurisdictions where the notes are being offered and sold, and therefore the notes may be transferred and resold only in compliance with the laws of those jurisdictions to the extent applicable to the transaction, the transferor and/or the transferee. Although the notes are registered under the U.S. Securities Act, we did not, and do not intend to, qualify by prospectus the notes for sale to the public in Canada and, accordingly, the notes will remain subject to restrictions on resale in Canada. In addition, other non-U.S. holders will remain subject to restrictions imposed by the jurisdiction in which the holder is resident.

Risks Related to our Business

We have had recent operating losses and significant restructuring charges and may experience losses and restructuring charges in future periods.

        We generated net earnings in 1999 and 2000. We recorded net losses of $40.3 million in 2001, $445.9 million in 2002, $266.7 million in 2003 and $8.4 million in the three months ended March 31, 2004. In 2001, we incurred $22.8 million of integration costs related to acquisitions, $237.0 million of restructuring charges and a $36.1 million write-down of certain assets, primarily goodwill, intangible assets and certain long-term equity investments, with these charges totaling $295.9 million ($245.2 million after income taxes). In 2002, we incurred $21.1 million of integration costs related to acquisitions, $385.4 million of restructuring charges, a $285.4 million write-down of certain assets, primarily goodwill and intangible assets, and $9.6 million in deferred financing costs and debt redemption fees, with these charges totaling $701.5 million ($582.2 million after income taxes). In 2003, we incurred $94.9 million of restructuring charges, a $25.3 million write-down of intangible assets and a $57.5 million impairment against capital assets, with these charges totaling $177.7 million ($166.8 million after income taxes). In April 2004, we announced additional pre-tax restructuring charges of between $175.0 million and $200.0 million to be recorded over the next 12 months. We have undertaken numerous initiatives to restructure and reduce our capacity in response to the difficult economic climate, with the intention of improving utilization and realizing cost savings in the future. These initiatives have included changing the number and location of our production facilities, largely to align our capacity and infrastructure with anticipated customer demand, and to rationalize our operations worldwide. We will continue to evaluate our operations, and may propose future restructuring actions as a result of changes in the marketplace, including the possibility of exiting service offerings no longer sought by our customers. Any failure to successfully execute these initiatives, including any delay in effecting these initiatives, can have a material adverse impact on our results. Furthermore, we may not be profitable in future periods.

We are in a highly competitive industry which has resulted in lower prices, reduced gross margins and loss of revenue.

        We are in a highly competitive industry. We compete on a global basis to provide EMS services to OEMs in the communications, high-end computing, personal computing, storage, aerospace and defense, automotive, industrial and consumer end markets. Our competitors include major domestic and foreign companies such as Flextronics International Ltd., Hon Hai Precision Industry Co., Ltd., Sanmina-SCI Corporation, Solectron Corporation and Jabil Circuit, Inc., as well as smaller EMS companies that often have a regional product, service or industry specific focus. In addition, in recent years, original design manufacturers (ODMs), which are companies that provide design and manufacturing services to OEMs, have been increasing their share of outsourced manufacturing services provided to OEMs in several markets, such as notebook and desktop computers, personal computer motherboards, and consumer electronic products, such as cell phones. While we have not, to date, encountered significant competition from ODMs, such competition may increase if our business in these markets grows or if ODMs expand further into or beyond these markets. We also face indirect competition from the manufacturing operations of our current and prospective customers, which continually evaluate the merits of manufacturing products internally rather than using EMS providers.

        Some of our competitors have more geographically diversified international operations, a greater production presence in lower cost geographies, as well as substantially greater manufacturing, financial, procurement, research and development and marketing resources than we have. These competitors may create alliances and rapidly acquire significant market share. Accordingly, our current or potential competitors may develop or acquire services comparable or superior to those we develop, combine or merge to form larger competitors, or adapt more quickly than we will to new technologies, evolving industry trends and changing customer requirements.

        Competition has caused and may continue to cause price reductions, reduced profits or loss of market share, any of which could materially and adversely affect us. In addition, the EMS industry has been experiencing an increase in excess manufacturing capacity as well as increased competition from Asian competitors. This has and will continue to exert additional pressures on pricing for components and services, thereby increasing the competitive pressures in the EMS industry. We may not be able to compete successfully against current and future competitors, and the competitive pressures we face may materially adversely affect us.

We are dependent on the computing and communications industries and are exposed to changes in general economic conditions that can adversely impact our business, operating results and financial condition.

        As a result of unfavorable general economic conditions over the past three years and the reduced demand for technology capital goods, our sales have been negatively affected. Our financial performance depends on our customers' viability, financial stability, and the end-market demand for our customers' products. Most of our customers, in turn, depend substantially on the growth of the computing and communications industries. The computing and communications industries are characterized by rapidly changing technologies and shortening product lifecycles. These industries have experienced severe revenue erosion, pricing and margin pressures, excess inventories, and increased difficulty in attracting capital over the past few years. As a result of these factors, since the first quarter of 2001, we have seen declines in the demand for products in the end markets that we serve. Although we experienced some improvements during the fourth quarter of 2003 and the first quarter of 2004, these factors and their impact on our customers could continue to have a material adverse effect on our business.

We depend on a limited number of customers for a substantial portion of our revenue and declines in sales to these customers could adversely affect our operating results.

        Our three largest customers for the three months ended March 31, 2004 were Cisco Systems, Inc., IBM and Lucent Technologies Inc., each of which represented more than 10% of our total first quarter 2004 revenue and which in aggregate represented 34% of our total first quarter 2004 revenue.

        Our four largest customers in 2003 were Cisco Systems, Inc., IBM, Lucent Technologies Inc. and Sun Microsystems, Inc., each of which represented more than 10% of our total 2003 revenue and in the aggregate represented 44% of our total 2003 revenue. Our top ten customers represented 73% of total 2003 revenue. Our three largest customers in 2002 were IBM, Lucent Technologies Inc. and Sun Microsystems, Inc. each of which represented more than 10% of our total 2002 revenue and collectively represented 48% of our total 2002 revenue. Our top ten largest customers represented 85% of our total revenue in 2002. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenue. There was a steady decline in revenue from our top three customers in 2003, as their volumes were most negatively impacted by the broad-based reductions in corporate spending for computing and communications infrastructure products. In addition, some of our customers have in the past significantly reduced or delayed the volume of manufacturing services ordered from us. We cannot assure you that present or future large customers will not terminate their manufacturing arrangements with us or significantly change, reduce or delay the amount of manufacturing services ordered from us, any of which would adversely affect our operating results.

        Other than in connection with asset acquisitions, otherwise known as "OEM divestitures," we generally do not enter into long-term supply commitments with our customers. Instead, we bid on a project basis and typically have supply contracts or purchase orders in place for the project. We are dependent on customers to fulfill the terms associated with these orders and/or contracts. Significant reductions in, or the loss of, sales to any of our large customers would have a material adverse effect on us. OEM divestitures often entail long-term supply agreements between ourselves and the OEM customer, and we are similarly dependent on customers to fulfill their obligations under these contracts.

Inherent difficulties in managing capacity utilization place strains on our planning and affect our results of operations.

        Our customers are increasingly dependent on EMS providers for new product introductions and rapid response times to volume requirements. Most of our customers typically do not commit to firm production schedules for more than 30 to 90 days in advance and we often experience reduced lead-times in customers' orders. Accordingly, we cannot forecast the level of customer orders with certainty. This makes it difficult to order appropriate levels of materials and to schedule production and maximize utilization of our manufacturing capacity. In the past, we have been required to increase staffing, purchase materials, and incur other expenses to meet the anticipated demand of our customers. In addition, customers may cancel their orders, change production quantities, or delay production for a number of reasons. The uncertain economic condition of our customers' end markets, intense competition with respect to some of our customers' products and general order volume volatility has resulted, and may continue to result, in some of our customers delaying or canceling the delivery of some of the products we manufacture for them, and placing purchase orders for lower volumes of products than previously anticipated. Cancellation, reduction or delays by a significant customer, by a group of customers, or by a single customer whose production is material to an individual facility would seriously harm our results of operations by reducing the volumes of products manufactured and delivered by us for the customers in that period. Such order changes could also cause a delay in the repayment to us for inventory expenditures we incurred in preparation for the customer orders or, in certain circumstances, require us to return the inventory to our suppliers, re-sell the inventory to another customer or continue to hold the inventory, in any case absorbing some of the cost. Order cancellations and delays could also lower asset utilization, resulting in higher levels of unproductive assets and lower margins. On other occasions, customers have required rapid and sudden increases in production, which has placed an excessive burden on our manufacturing capacity. Any of these factors or a combination of these factors could have a material adverse effect on our results of operations.

        Prospective investors should not rely on results of operations in any past period to indicate what our results will be for any future period.

Any failure to successfully manage our international operations would have a material adverse effect on our financial condition and results of operations.

        During 2003, more than half of our revenue was produced from locations outside of North America. In addition, we purchased material from international suppliers for much of our business, including our North American business. We believe that our future growth depends largely on our ability to increase our business in international markets and, as we describe above, to shift much of our production to lower cost geographies. We will continue to expand our operations outside of North America.

        This expansion will require significant management attention and financial resources. International operations are subject to inherent risks, which may adversely affect us, including:

    •
    labor unrest and differences in regulations and statutes governing employee relations;

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    changes in regulatory requirements;

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    tariffs, import and export duties, value-added taxes and other barriers;

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    less favorable intellectual property laws;

    •
    difficulties in staffing and managing foreign sales and support operations;

    •
    longer accounts receivable payment cycles and difficulties in collecting payments;

    •
    changes in local tax rates and other potentially adverse tax consequences, including the cost of repatriation of earnings;

    •
    burdens of complying with a wide variety of foreign laws, including changing import and export regulations, which could erode our profit margins or restrict exports;

    •
    adverse changes in trade policies between countries in which we maintain operations;

    •
    political instability;

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    potential restrictions on the transfer of funds;

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    inflexible employee contracts that restrict our flexibility in responding to business downturns; and

    •
    foreign exchange risks.

        We have either purchased or built manufacturing facilities in numerous Asian countries, including Thailand, Malaysia, China, Indonesia, Singapore and the Philippines, and are subject to the significant political, economic and legal risks associated with doing business in these countries. For instance, under its current leadership, the Chinese government has instituted a policy of economic reform which has included encouraging foreign trade and investment, and greater economic decentralization. However, the Chinese government may discontinue or change these policies, and these policies may not be successful. Moreover, despite progress in developing its legal system, particularly as it relates to foreign investment activities and foreign trade, enforcement of existing and future laws and contracts is uncertain, and implementation and interpretation of such laws may be inconsistent. As the Chinese legal system develops, new laws and changes to existing laws may adversely affect foreign operations in China. While Hong Kong has had a long history of promoting foreign investment, its incorporation into China means that the uncertainty related to China and its policies may now also affect Hong Kong. The Philippines, Thailand and Indonesia have each also had a long history of promoting foreign investment but have experienced economic and political turmoil and significant fluctuations in the value of their currencies in the recent past. There is a risk that economic and political turmoil may result in the reversal of current policies encouraging foreign investment and trade, restrictions on the transfer of funds overseas, employee turnover, labor unrest or other domestic problems that could adversely affect us.

Our results can be affected by limited availability of components.

        A significant portion of our costs is for electronics components. All of the products we manufacture require one or more components that we order from suppliers of these particular components. In many cases, there may be only one supplier of a particular component. Supply shortages for a particular component can delay production and thus delay revenue of all products using that component or cause price increases in the products and services we provide. In the past, we have secured sufficient allocations of constrained components so that revenue was not materially impacted. In addition, at various times there have been industry-wide shortages of electronic components. Such shortages, or future fluctuations in material costs, may have a material adverse effect on our business or cause our results of operations to fluctuate from period to period.

Restrictions on our ability to restructure quickly enough in some of our key manufacturing regions, such as Europe, can affect the timing and effectiveness of our restructuring efforts.

        We have operations in multiple regions around the world. As a result, we are subject to different regulatory requirements governing how quickly we are able to reduce manufacturing capacity and terminate related employees, and these requirements are particularly stringent in Europe. Restrictions on our ability to close under-performing facilities will result in higher expenses associated with carrying excess capacity and infrastructure during our restructuring activities.

Our increased reference design activity may reduce our profitability.

        We have recently begun providing reference design services, in which we design and develop off-the-shelf hardware that enables OEMs to enhance their own products roadmaps with standard or easily customizable systems that we or our key technology partners develop. The success of our product development efforts in 64-bit and other technologies is dependent on market acceptance and the adoption of these new technologies, the competitiveness of our offerings and our investment levels. In connection with this undertaking, we have made investments in the resources and assets necessary to design, develop and supply these products that are more significant than our typical service offerings, and we may not generate sales sufficient to cover our expenses or earn any profits from these efforts if our customers do not approve the designs in a timely manner or at all. We may design and develop products for our customers prior to receiving purchase orders or other firm commitments from them, and sell standard products through distributors. Accordingly, we may purchase inventory for production runs before we have any purchase commitments.

Our customers may be adversely affected by rapid technological change which can adversely impact our business.

        Our customers compete in markets that are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. These conditions frequently result in short product lifecycles. Our success will depend largely on the success achieved by our customers in developing and marketing their products. If technologies or standards supported by our customers' products become obsolete or fail to gain widespread commercial acceptance, our business could be materially adversely affected.

Failure of our customers to timely pay the amounts owed to us may adversely affect our results of operations.

        We generally provide payment terms ranging from 30 to 60 days. As a result, we generate significant accounts receivable from sales to our customers, historically representing 22% to 26% of current assets. Accounts receivable from sales to customers at March 31, 2004 was $931.4 million (December 31, 2003 — $771.5 million; December 31, 2002 — $785.9 million; December 31, 2001 — $1,054.1 million). At March 31, 2004, one customer represented 15% of our total accounts receivable (December 31, 2003 — one customer represented 18% of total accounts receivable; December 31, 2002 — one customer represented 28% of total accounts receivable; December 31, 2001 — two customers represented 14% and 26% of total accounts receivable, respectively). If any of our customers have insufficient liquidity, we may encounter significant delays or defaults in payments owed to us by customers, and may extend our payment terms, which may have a significant adverse effect on our financial condition and results of operations. We regularly review our accounts receivable valuations and make adjustments when necessary. Our allowance for doubtful accounts at March 31, 2004 was $48.1 million (December 31, 2003 — $50.3 million; December 31, 2002 — $62.4 million; December 31, 2001 — $74.6 million), which represented 4.9% of the gross accounts receivable balance (December 31, 2003 — 6.1%; December 31, 2002 — 7.4%; December 31, 2001 — 6.6%). Historically, the credit-related accounts receivable adjustments have not been significant to our results of operations. For the three months ended March 31, 2004, we wrote off accounts receivable of $1.0 million (December 31, 2003 — $14.2 million; December 31, 2002 — $30.0 million; December 31, 2001 — $11.8 million) against the allowance for doubtful accounts in the normal course of business.

Moving our manufacturing base to lower cost regions could have a material adverse effect on our financial condition and results of operations.

        With the significant and severe weakness in technology end markets over the past few years, our customers require significant cost reductions in order to maintain sales and improve their financial performance. This environment has resulted in an accelerated movement of our production from higher cost regions such as North America and Western Europe to lower cost regions such as Asia, Latin America and Central Europe. This accelerated move could impact current and future results by such factors as increasing the risks associated with transferring production to new regions where skills or experience may be more limited than in higher cost regions, higher operating expenses during the transition, additional restructuring costs associated with the decrease in production levels in higher cost geographies and the risks of operating in new foreign jurisdictions.

We may encounter difficulties completing or integrating our acquisitions which could adversely affect our results of operations.

        A significant portion of our growth in prior years was generated through acquisitions. These transactions have involved acquisitions of entire companies and acquisitions of selected assets from OEMs. These assets typically consist primarily of equipment, inventory and, in certain cases, facilities or facility leases. OEM asset divestiture transactions also typically involve our entering into new supply agreements with OEMs. Acquisitions may involve difficulties, including:

    •
    integrating acquired operations, systems and businesses;

    •
    maintaining customer, supplier or other favorable business relationships of acquired operations and restructuring or terminating unfavorable relationships;

    •
    addressing unforeseen liabilities of acquired businesses;

    •
    lack of experience operating in the geographic market or industry sector of the business acquired;

    •
    losing key employees of acquired operations; and

    •
    not achieving the anticipated business volumes.

        Any of these factors could prevent us from realizing the anticipated benefits of the acquisition, including operational synergies, economies of scale and increases in the value of our business. Our failure to realize the anticipated benefits of acquisitions could adversely affect our business and operating results.

If our products are subject to warranty claims, our business reputation may be damaged and we may incur significant costs.

        In certain of our contracts, we provide a warranty against defects in our designs or deficiencies with respect to our manufacturing processes. A successful product liability claim in excess of our insurance coverage, or any material claim for which insurance coverage was denied or limited and for which indemnification was not available, could have a material adverse effect on our business, results of operations and financial condition.

We are subject to the risk of increased income taxes which could adversely affect our results of operations.

        We conduct business operations in a number of countries, including countries where:

    •
    tax incentives have been extended to encourage foreign investment; or

    •
    income tax rates are low.

        We develop our tax position based upon the anticipated nature and structure of our business and the tax laws, administrative practices and judicial decisions now in effect in the countries in which we have assets or conduct business, all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change would increase our income taxes and adversely affect our results of operations and our liquidity.

We face financial risks due to foreign currency fluctuations.

        The principal currency in which we conduct our operations is U.S. dollars. However, some of our subsidiaries transact business in foreign currencies, such as Canadian dollars, Mexican pesos, British pounds sterling, Euros, Singapore dollars, Japanese yen, Chinese renminbi, Czech koruna and the Thai baht. We sometimes enter into hedging transactions to minimize our exposure to foreign currency and interest rate risks. Our current hedging activity is designed to reduce the variability of our foreign currency costs and consists of contracts to purchase or sell these foreign currencies at future dates. In general, these contracts extend for periods of less than 25 months. Our hedging transactions may not successfully minimize foreign currency risk, which could have a material adverse effect on our results of operations.

The efficiency of our operations could be adversely affected by any delay in delivery from our suppliers.

        We rely on a variety of common carriers for materials and product transportation and for routing these through various world ports. A work stoppage, strike or shutdown of any important supplier's facility, or any major port or airport could result in manufacturing and shipping delays or expediting charges, which could have a material adverse effect on our results of operations.

If we are unable to recruit or retain highly skilled personnel our business could be adversely affected.

        The recruitment of personnel in the EMS industry is highly competitive. We believe that our future success will depend, in part, on our ability to continue to attract and retain highly skilled executive, technical, and management personnel. We generally do not have employment or non-competition agreements with our employees. To date we have been successful in recruiting and retaining executive, managerial, and technical personnel. However, the loss of services of certain of these employees could have a material adverse effect on us.

We may be unable to keep pace with technology changes.

        We continue to evaluate the advantages and feasibility of new manufacturing processes. Our future success will depend in part upon our ability to develop and to market manufacturing services which meet changing customer needs, to maintain technological leadership, and to successfully anticipate or respond to technological changes in production, manufacturing and supply chain processes in cost-effective and timely ways. Our manufacturing and supply chain processes, test development efforts and design capabilities may not be successful.

We may be unable to protect our intellectual property.

        We believe that certain of our proprietary intellectual property rights and information give us a competitive advantage. Accordingly, we have taken, and intend to continue to take, appropriate steps to protect this proprietary information. These steps include signing non-disclosure agreements with customers, suppliers, employees, and other parties and implementing rigid security measures. Our protection measures may not be sufficient to prevent the misappropriation or unauthorized disclosure of our property or information.

        There is also a risk that infringement claims may be brought against us or our customers in the future. If someone does successfully assert an infringement claim, we may be required to spend significant time and money to develop a manufacturing process that does not infringe upon the rights of such other person or to obtain licenses for the technology, process or information from the owner. We may not be successful in such development or any such licenses may not be available on commercially acceptable terms, if at all. In addition, any litigation could be lengthy and costly and could adversely affect us even if we are successful in such litigation.

We may not be able to increase revenue if the trend of outsourcing by OEMs slows.

        Future growth in our revenue depends on new outsourcing opportunities in which we assume additional manufacturing and supply chain management responsibilities from OEMs. To the extent that these opportunities are not available, because OEMs decide to perform these functions internally, our future growth will be limited.

Acts of terrorism and other political and economic developments could adversely affect our business.

        Increased international political instability, evidenced by the threat or occurrence of terrorist attacks, enhanced national security measures, sustained military action in Iraq, other conflicts in the Middle East and Asia, strained international relations arising from these conflicts and the related decline in consumer confidence and continued economic weakness, may hinder our ability to do business and may adversely affect our stock price. Any escalation in these events or similar future events may disrupt our operations or those of our customers and suppliers and may affect the availability of materials needed to manufacture our products or the means to transport those materials to manufacturing facilities and finished products to customers. These events have had and may continue to have an adverse impact on the U.S. and world economy in general and customer confidence and spending in particular, which in turn adversely affects our revenue and results of operations. The impact of these events on the volatility of the U.S. and world financial markets could increase the volatility of our stock price and may limit the capital resources available to us and our customers or suppliers.

Our compliance with environmental laws could be costly.

        We are subject to extensive environmental laws and regulations in numerous jurisdictions. Our environmental approach and practices have been designed to ensure compliance with these laws and regulations in a manner consistent with local practice. Future developments and increasingly stringent regulations could require us to incur additional expenditures relating to environmental matters at any of our facilities. Achieving and maintaining compliance with present, changing and future environmental laws could restrict our ability to modify or expand our facilities or continue production. This compliance could also require us to acquire costly equipment or to incur other significant expenses.

        Certain environmental laws impose liability for the costs of removal or remediation of hazardous or toxic substances on an owner, occupier or operator of real estate, even if such person or company was not aware of or responsible for the presence of such substances. In addition, in some countries in which we have operations, any person or company who arranges for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility may be liable for the costs of removal or remediation of such substances at such facility, whether or not the person or company owns or operates the facility.

        Some of our operating sites have a history of industrial use. Soil and groundwater contamination have occurred at some of our facilities. From time to time we investigate, remediate, and monitor soil and groundwater contamination at certain of our operating sites. In certain instances where soil or groundwater contamination existed prior to our ownership or occupation of a site, landlords or former owners have contractually retained responsibility and liability for the contamination and its remediation. However, failure of such former owners or landlords to perform, as the result of financial inability or otherwise, could result in our company being required to remediate such contamination.

        We generally obtained environmental assessments, or reviewed recent assessments initiated by others, for most of the manufacturing facilities that we own or lease at the time we either acquired or leased such facilities. Our assessments may not reveal all environmental liabilities and current assessments are not available for all facilities. Consequently, there may be material environmental liabilities of which we are not aware. In addition, ongoing clean up and containment operations may not be adequate for purposes of future laws. The conditions of our properties could be affected in the future by the condition of the land or operations in the vicinity of the properties, such as the presence of underground storage tanks. These developments and others, such as increasingly stringent environmental laws, increasingly strict enforcement of environmental laws by governmental authorities, or claims for damage to property or injury to persons resulting from the environmental, health or safety impact of our operations may cause us to incur significant costs and liabilities that could have a material adverse effect on us.

USE OF PROCEEDS

        Our estimated net proceeds from this offering will be $488.7 million after deducting the underwriters' commissions and estimated offering expenses.

        We intend to use the net proceeds to repurchase LYONs, in the open market, upon the exercise of holders' rights to require us to repurchase LYONs on August 2, 2005 or otherwise, and for general corporate purposes, including future acquisitions. The repurchase price for the LYONs on August 2, 2005 will be $572.82 per LYON. We may elect to settle our repurchase obligation in cash or subordinate voting shares, or any combination thereof. We have agreed to repurchase, concurrently with this offering, LYONs with an aggregate principal amount at maturity of approximately $84 million, for approximately $46 million in cash.

        Pending these uses, we will invest the net proceeds in short-term, interest bearing, investment-grade securities. We regularly review acquisition opportunities. We have no contract or arrangement with respect to any material acquisition.

CAPITALIZATION

        The following table sets forth our actual capitalization and our capitalization as adjusted to give effect to this offering as at March 31, 2004. This table should be read in conjunction with "Selected Financial Data" elsewhere in this prospectus supplement. This table was prepared with Canadian GAAP information.

	As at March 31, 2004
	Actual	As adjusted
	(in millions)
Cash and short-term investments	$831.0	$1,319.7

Long-term debt(1)
Revolving credit facility due 2004	$—	$—
Revolving credit facility due 2005	—	—
New senior credit facility(2)	—	—
Senior subordinated notes offered hereby	—	500.0
Capital lease obligations	6.3	6.3
Other long-term debt	—	—

Total long-term debt	$6.3	$506.3
Shareholders' equity(3)
LYONs(4)(5)	$609.0	$609.0
Subordinate voting shares(6)(7)(8)	3,402.6	3,402.6
(outstanding: 184.4 million shares)
Subordinate voting shares to be issued	5.9	5.9
(0.5 million shares)
Multiple voting shares	138.8	138.8
(outstanding: 39.1 million shares)
Warrants(7)	8.9	8.9
Contributed surplus(8)	133.2	133.2
Deficit	(593.1)	(593.1)
Foreign currency translation adjustment	30.9	30.9

Total shareholders' equity	$3,736.2	$3,736.2

Total capitalization	$3,742.5	$4,242.5

(1)
Includes current portion of long-term debt.

(2)
As at March 31, 2004, after giving pro forma effect to the offering of the notes, we would have had approximately $160 million of additional borrowings available to us under our new senior credit facility, subject to compliance with our financial and other covenants under the terms of the agreement governing our new senior credit facility.

(3)
Our authorized capital consists of an unlimited number of preference shares, issuable in series, an unlimited number of subordinate voting shares and an unlimited number of multiple voting shares.

(4)
The LYONs are recorded as equity pursuant to Canadian GAAP. Under U.S. GAAP, the LYONs would be classified as long-term debt and, accordingly, the accrued yield on the LYONs during any period would be classified as interest expense for that period.

(5)
As adjusted amount does not reflect repurchase of LYONs for approximately $46 million in cash.

(6)
Does not include approximately (a) 26.4 million subordinate voting shares issuable upon exercise of outstanding options granted under our employee share purchase and option plans, (b) up to 0.5 million subordinate voting shares that may be issued as compensation to our directors or (c) 6.6 million subordinate voting shares reserved for issuance upon conversion of the LYONs.

(7)
We have reserved approximately 1.1 million subordinate voting shares issuable upon exercise of outstanding warrants granted by MSL which we assumed on March 12, 2004.

(8)
We have reserved approximately 2.1 million subordinate voting shares issuable upon exercise of outstanding options granted under certain stock option plans of MSL which we assumed on March 12, 2004.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year ended December 31								Three months ended March 31
	1999	2000	2001		2002		2003		2003	2004
	(unaudited)
Ratio of earnings to fixed charges	5.1x	9.3x	(0.5x	)	(18.0x	)	(13.2x	)	2.0x	(1.7x	)
Deficiency of earnings available to cover fixed charges ($ millions)	—	—	$42.4		$537.1		$233.6		—	$10.1

        For the purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

        For purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, we record our LYONs as equity in accordance with Canadian GAAP and we have recorded the related accretion costs through retained earnings. If the LYONs were recorded as debt, the related accretion costs would be added to our fixed charges. The deficiency of earnings available to cover fixed charges, treating the LYONs as debt, would be as follows: $263.3 million for 2003; $578.8 million for 2002; $69.6 million for 2001; $16.2 million for the three months ended March 31, 2004; and $4.0 million for the three months ended March 31, 2003. For the year ended December 31, 2003 and for the three months ended March 31, 2004, assuming completion of the offering and related interest rate swap arrangements, the deficiency of earnings available to cover fixed charges would have been $256.0 million and $15.7 million, respectively.

SELECTED FINANCIAL DATA

        The following tables set forth certain consolidated financial data derived from our consolidated financial statements. The financial data as at December 31, 2002 and 2003 and for each of the years ended December 31, 2001, 2002 and 2003, has been derived from our audited consolidated financial statements for the years ended December 31, 2001, 2002 and 2003 and the unaudited financial data as at March 31, 2004 and for the three months ended March 31, 2003 and 2004, has been derived from our unaudited interim financial statements for the three months ended March 31, 2003 and 2004 that are included in this prospectus supplement. The financial data as at and for the years ended December 31, 1999 and 2000 has been derived from our audited consolidated financial statements not included in this prospectus supplement.

        In the opinion of management, our unaudited interim consolidated financial statements for the three months ended March 31, 2003 and 2004 contain all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the results for such periods. Interim results are not necessarily indicative of the results that may be achieved for the entire fiscal year. You should read the following selected financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our 2003 consolidated financial statements (including the notes thereto), the other information included in this prospectus supplement and the information we incorporate by reference.

        Our consolidated financial statements have been prepared in accordance with Canadian GAAP. These principles conform in all material respects with U.S. GAAP except as described in note 20 to our 2003 consolidated financial statements. For all the periods presented, the selected financial data is prepared in accordance with Canadian GAAP unless otherwise indicated.

	Year ended December 31					Three months ended March 31
	1999(1)	2000(1)	2001(1)	2002(1)	2003(1)	2003(1)	2004(1)
						(unaudited)
	(in millions, except per share amounts)
Consolidated Statements of Earnings (Loss) Data (Canadian GAAP):
Revenue	$5,297.2	$9,752.1	$10,004.4	$8,271.6	$6,735.3	$1,587.4	$2,016.9
Cost of sales	4,914.7	9,064.2	9,292.4	7,716.5	6,475.2	1,511.9	1,929.0

Gross profit	382.5	687.9	712.0	555.1	260.1	75.5	87.9
Selling, general and administrative expenses(2)	202.2	326.1	341.4	298.5	273.8	64.2	78.9
Amortization of goodwill and intangible assets(3)	55.6	88.9	125.0	95.9	48.5	12.4	7.2
Integration costs related to acquisitions(4)	9.6	16.1	22.8	21.1	—	—	—
Other charges(5)	—	—	273.1	677.8	175.4	(1.6)	10.9

Operating income (loss)	115.1	256.8	(50.3)	(538.2)	(237.6)	0.5	(9.1)
Interest expense (income), net(6)	10.7	(19.0)	(7.9)	(1.1)	(4.0)	(3.4)	1.0

Earnings (loss) before income taxes	104.4	275.8	(42.4)	(537.1)	(233.6)	3.9	(10.1)
Income tax expense (recovery)	36.0	69.2	(2.1)	(91.2)	33.1	0.7	(1.7)

Net earnings (loss)	$68.4	$206.6	$(40.3)	$(445.9)	$(266.7)	$3.2	$(8.4)

Basic earnings (loss) per share	$0.41	$1.01	$(0.26)	$(1.98)	$(1.23)	$0.02	$(0.06)
Diluted earnings (loss) per share(7)	$0.40	$0.98	$(0.26)	$(1.98)	$(1.23)	$0.02	$(0.06)
Other Financial Data:
Depreciation expense	$69.5	$121.9	$193.1	$212.8	$172.0	$43.4	$41.3
Capital expenditures	211.8	282.8	199.3	151.4	175.9	18.1	56.4

	Year ended December 31
	1999(1)	2000(1)	2001(1)	2002(1)	2003(1)
	(in millions)
Consolidated Statements of Earnings (Loss) Data (U.S. GAAP)(8):
Operating income (loss)	$113.2	$254.4	$(40.0)	$(569.8)	$(210.5)
Net earnings (loss)	66.5	197.4	(51.3)	(494.9)	(258.9)
	As at December 31					As at March 31
	1999(1)	2000(1)	2001(1)	2002(1)	2003(1)	2004(1)
						(unaudited)
	(in millions)
Consolidated Balance Sheet Data (Canadian GAAP):
Cash and short-term investments	$371.5	$883.8	$1,342.8	$1,851.0	$1,028.8	$831.0
Working capital(9)	1,000.2	2,262.6	2,339.8	2,093.2	1,513.6	1,506.7
Capital assets	365.4	634.0	917.1	730.2	681.4	732.2
Total assets	2,655.6	5,938.6	6,634.9	5,809.2	5,136.5	5,684.6
Total long-term debt, including current portion(10)	134.2	132.0	147.4	6.9	3.4	6.3
Shareholders' equity	1,658.1	3,469.2	4,745.0	4,202.3	3,466.1	3,736.2
Consolidated Balance Sheet Data (U.S. GAAP)(8):
Total assets	$2,653.6	$5,936.0	$6,640.3	$5,805.4	$5,181.3
Total long-term debt, including current portion	134.2	1,005.1	1,046.8	831.7	626.4
Shareholders' equity	1,656.2	2,605.4	3,841.1	3,344.4	2,854.7

(1)
Effective January 1, 2004, we retroactively adopted the new Canadian Institute of Chartered Accountants (CICA) Handbook Section 3110, which requires the recognition of liabilities for asset retirement obligations and the associated retirement costs, and have retroactively restated our results of operations for all prior periods. The impact to our cost of sales and net earnings (loss) for Canadian GAAP for the year ended December 31, 2003 was $0.9 million (2002 — $0.7 million; 2001 — $0.5 million; 2000 — $0.1 million) and $0.2 million for the three months ended March 31, 2003. The impact on 1999 was immaterial. See note 23 to the 2003 consolidated financial statements.

The consolidated statements of earnings (loss) data for:

•
1999, 2000, 2001, 2002, 2003 and the three months ended March 31, 2003 and 2004 include the results of operations of International Manufacturing Services, Inc. (IMS) acquired in December 1998, Signar SRO acquired in April 1999, greenfield operations established in Brazil and Malaysia in June 1999, VXI Electronics, Inc. acquired in September 1999, the assets acquired from Hewlett-Packard's Healthcare Group in October 1999, EPS Wireless, Inc. acquired in December 1999, and certain assets acquired from Fujitsu-ICL Systems Inc. in December 1999;

•
2000, 2001, 2002, 2003 and the three months ended March 31, 2003 and 2004 include the results of operations of the assets of the Enterprise System Group and the Microelectronics Division of IBM in Minnesota and in Italy acquired in February and May 2000, respectively, NDB Industrial Ltda. acquired in June 2000, Bull Electronics Inc. acquired in August 2000, and NEC Technologies (UK) Ltd. acquired in November 2000;

•
2001, 2002, 2003 and the three months ended March 31, 2003 and 2004 include the results of operations of Excel Electronics, Inc. acquired in January 2001, certain assets of Motorola, Inc. in Ireland and Iowa acquired in February 2001, certain assets of a repair facility of N.K. Techno Co., Ltd. in Japan acquired in March 2001, certain assets of Avaya Inc. in Arkansas and Colorado acquired in May 2001, Sagem CR s.r.o. acquired in June 2001, certain assets of Avaya Inc. in France acquired in August 2001, certain assets of Lucent Technologies Inc. in Ohio and Oklahoma acquired in August 2001, Primetech Electronics Inc. acquired in August 2001, and Omni Industries Limited acquired in October 2001;

•
2002, 2003 and the three months ended March 31, 2003 and 2004 include the results of operations of certain assets of NEC Corporation in Miyagi and Yamanashi, Japan acquired in March 2002, and certain assets of Corvis Corporation in the United States acquired in August 2002; and

•
the three months ended March 31, 2004 include the results of operations of MSL acquired in March 2004.

(2)
Selling, general and administrative expenses include research and development costs. During 2003, we adopted the revised CICA Handbook Section 3870, "Stock Based Compensation," which requires that a fair value method of accounting be applied to all stock-based compensation payments to both employees and non-employees. In accordance with the transitional provisions of Section 3870, we have prospectively applied the fair value method of accounting for stock option awards granted after January 1, 2003 and, accordingly, have recorded compensation expense of $0.3 million in 2003 and $1.6 million for the three months ended March 31, 2004. Prior to January 1, 2003, we accounted for our stock options using the settlement method and no compensation expense was recognized.

(3)
In 2001, the CICA approved Handbook Sections 1581, "Business combinations" and 3062, "Goodwill and other intangible assets." The new standards under these sections mandate the purchase method of accounting for business combinations and require that the value of the shares issued in a business combination be measured using the average share price for a reasonable period before and after the date the terms of the acquisition are agreed to and announced. The new standards are substantially consistent with U.S. GAAP.

Effective July 1, 2001, goodwill acquired in business combinations completed after June 30, 2001 has not been amortized. We fully adopted these new standards as of January 1, 2002, and discontinued amortization of all existing goodwill. We also evaluated existing intangible assets, including estimates of remaining useful lives, and have reclassified $9.1 million from intellectual property to goodwill, as of January 1, 2002, to conform with the new criteria.

Section 3062 requires the completion of a transitional goodwill impairment evaluation within six months of adoption. Any transitional impairment would have been recognized as an effect of a change in accounting principles and would have been charged to opening retained earnings as of January 1, 2002. We completed the transitional goodwill impairment assessment during the second quarter of 2002, and determined that no impairment existed as of the date of adoption. Under U.S. GAAP, any transitional impairment charge would have been recognized in earnings as a cumulative effect of a change in accounting principles.

Effective January 1, 2002, we had unamortized goodwill of $1,137.9 million which is no longer being amortized. This change in accounting policy is not applied retroactively and the amounts presented for prior periods have not been restated for this change. The following table shows the impact of this change as if the policy had been applied retroactively to 2001:

	Year ended December 31
	2001	2002
	(in millions, except per share amounts)
Net loss as reported	$(40.3)	$(445.9)
Add back: goodwill amortization	39.2	—

Net loss before goodwill amortization	$(1.1)	$(445.9)

Basic loss per share:
As reported	$(0.26)	$(1.98)
Before goodwill amortization	$(0.08)	$(1.98)
Diluted loss per share:
As reported	$(0.26)	$(1.98)
Before goodwill amortization	$(0.08)	$(1.98)
(4)
These costs include costs to implement new information systems and processes, including salary and other costs directly related to the integration activities in newly acquired facilities.

(5)
In 2001, other charges totaled $273.1 million comprised of (a) a $237.0 million restructuring charge and (b) a non-cash charge of $36.1 million relating to the annual impairment assessment of long-lived assets, comprised primarily of a write-down of goodwill, intangible assets and certain long-term equity investments.

In 2002, other charges totaled $677.8 million comprised primarily of (a) a $385.4 million restructuring charge, (b) a non-cash write-down of $203.7 million relating to the annual goodwill impairment assessment, (c) a non-cash write-down of $81.7 million relating to the annual impairment assessment of long-lived assets, primarily a write-down of intangible assets and capital assets and (d) a $9.6 million charge for the premium paid and related deferred financing costs on the redemption of our senior subordinated notes.

In 2003, other charges totaled $175.4 million comprised primarily of (a) a $94.9 million restructuring charge and (b) a non-cash write-down of $82.8 million relating to the annual impairment assessment of long-lived assets, primarily a write-down of intangible assets and capital assets.

Effective January 1, 2003, we adopted the new CICA Handbook Section 3063, "Impairment or Disposal of Long-Lived Assets" and the revised Section 3475, "Disposal of Long-Lived Assets and Discontinued Operations," which are consistent with U.S. GAAP. These sections establish standards for recognizing, measuring and disclosing impairment for long-lived assets held-for-use, and for measuring and separately classifying assets available-for-sale. Previously, long-lived assets were written down to net recoverable value if the undiscounted future cash flows were less than net book value. Under the new standards, assets must be classified as either held-for-use or available-for-sale. Impairment losses for assets held-for-use are measured based on fair value which is measured by discounted cash flows. Available-for-sale assets are measured based on expected proceeds less direct costs to sell.

Effective January 1, 2003, we adopted the new CICA Emerging Issues Committee Abstracts EIC-134, "Accounting for Severance and Termination Benefits," and EIC-135, "Accounting for Costs Associated with Exit and Disposal Activities," which establishes standards for recognizing, measuring and disclosing costs relating to an exit or disposal activity. These standards are similar to U.S. GAAP. We have applied the new standards to restructuring plans initiated after January 1, 2003. These EICs allow recognition of a liability for an exit or disposal activity only when the costs are incurred and can be measured at fair value. Previously, a commitment to an exit or disposal plan was sufficient to record the majority of costs.

(6)
Interest expense (income), net is comprised of interest expense incurred on indebtedness and debt facilities, less interest income earned on cash and short-term investments.

(7)
In 2001, we retroactively adopted the new CICA Handbook Section 3500, "Earnings per share," which requires the retroactive use of the treasury stock method for calculating diluted earnings per share. This change results in an earnings (loss) per share calculation which is consistent with U.S. GAAP.

For purposes of the basic and diluted earnings (loss) per share calculations, the weighted average number of shares outstanding were:

	Year ended December 31					Three months ended March 31
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
	(in millions)
Basic	167.2	199.8	213.9	229.8	216.5	227.0	213.2
Diluted	171.2	211.8	213.9	229.8	216.5	230.2	213.2
(8)
The significant differences between the line items under Canadian GAAP and those as determined under U.S. GAAP arise from:

•
for 1999: non-cash charges for compensation expense;

•
for 2000: non-cash charges for compensation expense, interest on the convertible debt we issued in August 2000 and classification of the convertible debt as a long-term liability rather than as an equity instrument and retroactive recognition of asset retirement obligations for Canadian GAAP;

•
for 2001: non-cash charges for compensation expense, interest on convertible debt classified as a long-term liability rather than as an equity instrument, retroactive recognition of asset retirement obligations for Canadian GAAP, impairment charges to write-down certain assets and gain on a foreign exchange contract;

•
for 2002: non-cash charges for compensation expense, interest on convertible debt classified as a long-term liability rather than as an equity instrument, impairment charges to write-down certain assets, retroactive recognition of asset retirement obligations for Canadian GAAP and gain on repurchase of convertible debt; and

•
for 2003: interest on convertible debt classified as a long-term liability rather than as an equity instrument, impairment on certain long-lived assets, retroactive recognition of asset retirement obligations for Canadian GAAP, gain on repurchase of convertible debt and the adoption of fair value accounting for stock compensation expense for Canadian GAAP only.

For 2003, net loss in accordance with U.S. GAAP reflects the accumulated effect of the change in accounting policy for asset retirement obligations.

(9)
Calculated as current assets less current liabilities.

(10)
Long-term debt includes capital lease obligations.

EXCHANGE RATE INFORMATION

        The following table sets forth the exchange rates for the conversion of US$1.00 into Canadian dollars for the following periods. The rates of exchange set forth herein are shown as, or are derived from, the reciprocals of the noon buying rates in New York City for cable transfers payable in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York. The source of this data is the Federal Reserve Statistical Releases.

	1999	2000	2001	2002	2003
Average(1)	1.4858	1.4855	1.5487	1.5704	1.3916
	December 2003	January 2004	February 2004	March 2004	April 2004	May 2004
High	1.3405	1.3265	1.3480	1.3480	1.3771	1.3970
Low	1.2973	1.2690	1.3108	1.3080	1.3095	1.3580

(1)
Calculated by using the averages of the exchange rates as of the last day of each month during the period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

        We are a world leader in providing EMS services to OEMs in the computing, communications and other industries. We provide a wide variety of products and services to our customers, including the high-volume manufacture of complex printed circuit board assemblies and the system assembly of final products. In addition, we are a leading-edge provider of engineering, design and after-market services, supply chain management and power products. We operate facilities in the Americas, Europe and Asia.

        During the past three years, the EMS industry has experienced continued demand weakness, particularly in the computing and communications end markets, as spending on higher complexity and infrastructure products was reduced or cut. Our concentration of business with customers in these higher complexity products had an adverse effect on our revenue and margins for 2002 and 2003. The downturn also created excess capacity in the EMS industry, resulting in continued pricing pressures as EMS providers competed for a reduced amount of business. Declining end markets and volumes have led to lower utilization rates which continued to adversely impact margins. Our revenue for 2003 was $6.7 billion, down 19% from $8.3 billion in 2002 and down 33% from $10.0 billion in 2001.

        During these difficult periods, we have responded by focusing on improving operating efficiency, rebalancing our global manufacturing network, reducing capacity by restructuring, diversifying into new markets and expanding our customer base.

        In 2001, we announced our first restructuring plan in response to the weakened end markets. As the downturn continued, we announced further restructuring plans in 2002 and 2003. In April 2004, we announced an additional restructuring plan to be recorded over the next 12 months. The restructuring plans are focused on consolidating facilities and increasing capacity utilization in lower cost geographies. We expect to have an improved balance in our global manufacturing network when all of the planned restructuring actions are completed. As a result of our restructuring efforts, approximately 70% of our production facilities as of March 31, 2004 were in lower cost geographies, up from approximately 50% at the end of 2002.

        We have also added more than 80 new customers since 2002, with approximately one-third outside the traditional communications and computing markets. For the first quarter of 2004, revenue from our non-top 10 customers approximately doubled from the first quarter of 2003, representing approximately 34% of revenue. The cost of expanding into new markets and services and adding new customers in 2003 has impacted margins in the near term. This, combined with depressed volumes, significant program transfers and ramping activities, reduced gross margins for 2003 to 3.9%, down from 6.7% in 2002. As these activities stabilize, and restructuring benefits materialize, profitability is expected to improve during 2004. Gross margins in the first quarter of 2004 were 4.4%.

        In line with our strategy to diversify our revenue base, we recently completed the acquisition of MSL, a mid-tier EMS provider with a broad customer base in diversified markets. We will continue to evaluate acquisition opportunities to support our future growth strategies. See "— Acquisition History."

        We maintained a strong balance sheet in 2003 and finished the year with over $1.0 billion in cash. During 2003, we continued to utilize our strong financial position to reduce debt by repurchasing convertible debt and expand our share repurchase program. Our stronger balance sheet provides us with greater flexibility to grow our business and to continue our debt and share repurchase activities.

        By the end of 2003, we began to see improvements in the technology end markets. This was evident by the number of program wins with existing and new customers and increased volumes from existing customers. Throughout 2003, revenue continued to improve each quarter, growing 21% from the first quarter to the fourth quarter. Sequentially, revenue in the first quarter of 2004 grew 5% from the fourth quarter of 2003.

Critical Accounting Policies and Estimates

        We prepare our financial statements in accordance with Canadian GAAP with a reconciliation to U.S. GAAP, as disclosed in note 20 to the 2003 consolidated financial statements.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant accounting policies and methods used in preparation of the financial statements are described in note 2 to the 2003 consolidated financial statements and updated in note 2 to the March 31, 2004 interim consolidated financial statements. We evaluate our estimates and assumptions on a regular basis, based on historical experience and other relevant factors. Actual results could differ materially from these estimates and assumptions. The following critical accounting policies are impacted by judgments, assumptions and estimates used in preparation of the 2003 and first quarter 2004 consolidated financial statements.

Revenue recognition

        We derive most of our revenue from OEM customers. The contractual agreements with our key customers generally provide a framework for our overall relationship with the customers. We recognize product manufacturing revenue upon shipment as title has passed, persuasive evidence of an arrangement exists, performance has occurred, customer specified test criteria have been met, and the earnings process is complete. We have contractual arrangements with the majority of our customers that require the customer to purchase unused inventory that we have purchased to fulfill that customer's forecasted manufacturing demand. We account for raw material returns as reductions in inventory and do not record revenue on these transactions.

Allowance for doubtful accounts

        We record an allowance for doubtful accounts related to accounts receivable that are considered to be impaired. The allowance is based on our knowledge of the financial condition of our customers, the aging of the receivables, current business environment, customer and industry concentrations, and historical experience. A change to these factors could impact the estimated allowance and the provision for bad debts recorded in selling, general and administrative expenses.

Inventory valuation

        We value our inventory on a first-in, first-out basis at the lower of cost and replacement cost for production parts, and at the lower of cost and net realizable value for work in progress and finished goods. We regularly adjust our inventory valuation based on shrinkage and management's estimates of net realizable value, taking into consideration factors such as inventory aging, future demand for the inventory, and the nature of the contractual agreements with customers and suppliers, including the ability to return inventory to them. A change to these assumptions could impact the valuation of inventory and have a resulting impact on margins.

Income tax valuation allowance

        We record a valuation allowance against deferred income tax assets when management believes it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Management considers factors such as the reversal of deferred income tax liabilities, projected future taxable income, the character of the income tax asset, tax planning strategies, changes in tax laws and other factors. A change to these factors could impact the estimated valuation allowance and income tax expense.

Goodwill

        We perform our annual goodwill impairment test in the fourth quarter of each year (to correspond with our planning cycle), and more frequently if events or changes in circumstances indicate that an impairment loss may have been incurred. Impairment is tested at the reporting unit level by comparing the reporting unit's carrying amount to its fair value. The fair values of the reporting units are estimated using a combination of a market approach and discounted cash flows. The process of determining fair values is subjective and requires management to exercise judgment in making assumptions about future results, including revenue and cash flow projections at the reporting unit level, and discount rates. We recorded an impairment loss in 2002. There was no impairment identified in 2003. Future goodwill impairment tests may result in further impairment charges.

Long-lived assets

        We perform our annual impairment tests on long-lived assets in the fourth quarter of each year (to correspond with our planning cycle), and more frequently if events or changes in circumstances indicate that an impairment loss may have been incurred. We estimate the useful lives of capital and intangible assets based on the nature of the asset, historical experience and the terms of any related supply contracts. The valuation of long-lived assets is based on the amount of future net cash flows these assets are estimated to generate. Revenue and expense projections are based on management's estimates, including estimates of current and future industry conditions. A significant change to these assumptions could impact the estimated useful lives or valuation of long-lived assets resulting in a change to depreciation or amortization expense and impairment charges. We recorded long-lived impairment losses in 2002 and 2003. Future impairment tests may result in further impairment charges.

Restructuring charges

        We have recorded restructuring charges relating to facility consolidations and workforce reductions. The restructuring charges include employee severance and benefit costs, costs related to leased facilities that have been abandoned or subleased, owned facilities which are no longer used and are available-for-sale, the cost of leased equipment that has been abandoned, impairment of owned equipment available-for-sale, and impairment of related intangible assets, primarily intellectual property. The recognition of these charges requires management to make certain judgments and estimates regarding the nature, timing and amount associated with these plans. For owned facilities and equipment, the impairment loss recognized was based on the fair value less costs to sell, with fair value estimated based on existing market prices for similar assets. For leased facilities that will be abandoned or subleased, the estimated lease cost represents future lease payments subsequent to abandonment less estimated sublease income. To estimate future sublease income, we worked with independent brokers to determine the estimated tenant rents that we could realize. The estimated amount of future liability may change, requiring additional restructuring charges or a reduction of the liabilities already recorded. At the end of each reporting period, we evaluate the appropriateness of the remaining accrued balances.

        Costs associated with restructuring activities initiated on or after January 1, 2003 are recorded in accordance with CICA Emerging Issues Committee Abstracts EIC-134, "Accounting for Severance and Termination Benefits," and EIC-135, "Accounting for Costs Associated with Exit and Disposal Activities."

Pension and non-pension post-employment benefits

        We have pension and non-pension post-employment benefit costs and liabilities, which are determined from actuarial valuations. Actuarial valuations require management to make certain judgments and estimates on expected plan investment performance, salary escalation, compensation levels at the time of retirement, retirement ages, and expected health care costs. We evaluate these assumptions on a regular basis taking into consideration current market conditions and historical data. A change in these factors could impact future pension expense.

Acquisition History

        A significant portion of our growth in prior years was generated by strengthening customer relationships, building a global manufacturing network, and increasing the breadth of our service offerings through asset and business acquisitions. We focused on investing strategically in acquisitions that better positioned us for future outsourcing opportunities. Our most active year for acquisitions was 2001. With a global manufacturing network established, the historical pace of our acquisitions did not continue in 2002 or in 2003, and may not continue in the future.

        As a result of the downturn in technology manufacturing, some of the sites acquired in prior years have been closed or have experienced headcount reductions. Supply agreements entered into in connection with certain acquisitions were also affected by order cancellations and reschedulings, as base business volumes decreased. See discussion below in "Operating Results."

        In March 2002, we acquired certain assets located in Miyagi and Yamanashi, Japan from NEC Corporation and signed a five-year supply agreement. In August 2002, we acquired certain assets from Corvis Corporation in the United States and signed a multi-year supply agreement. The aggregate purchase price for these acquisitions in 2002 of $111.0 million was financed with cash and allocated to the net assets acquired, based on their relative fair values at the date of acquisition.

        On March 12, 2004, we acquired all the shares of MSL, a full-service global electronics manufacturing and supply chain services company, headquartered in Concord, Massachusetts. This acquisition provided us with an expanded customer base and service offering. This acquisition also supports our strategy of diversifying our markets. MSL's customers come from diverse industries including industrial, commercial avionics, automotive, retail systems, communications and network storage, and peripherals. The purchase price for MSL of $321.2 million was financed with the issuance of 14.1 million subordinate voting shares, the issuance of options to purchase 2.1 million subordinate voting shares, the issuance of warrants to purchase 1.1 million subordinate voting shares, and $51.6 million in cash. MSL contributed approximately $59 million in revenue and $0.01 earnings per share for the first quarter of 2004.

        In April 2004, we paid approximately $11 million in cash to acquire certain assets located in the Philippines from NEC Corporation.

        We may at any time be engaged in ongoing discussions with respect to several possible acquisitions of widely varying sizes, including small single facility acquisitions, significant multiple facility acquisitions and company acquisitions. We identify possible acquisitions that would enhance our global manufacturing network, increase our penetration in several industries and establish strategic relationships with new customers. There can be no assurance that any of these discussions will result in a definitive purchase agreement and, if they do, what the terms or timing of any agreement would be. We expect to actively pursue and consider other acquisition opportunities.

Operating Results

        Our annual and quarterly operating results vary from period to period as a result of the level and timing of customer orders, fluctuations in materials and other costs, and the relative mix of value-add products and services. The level and timing of customers' orders will vary due to customers' attempts to balance their inventory, changes in their manufacturing strategies, variation in demand for their products and general economic conditions. Our annual and quarterly operating results are also affected by capacity utilization, geographic manufacturing mix and other factors, including price competition, manufacturing effectiveness and efficiency, the degree of automation used in the assembly process, the ability to manage labor, inventory and capital assets effectively, the timing of expenditures in anticipation of forecasted sales levels, the timing of acquisitions and related integration costs, customer product delivery requirements, shortages of components or labour, the costs of transferring and ramping up programs, and other factors. Weak end-market conditions began to emerge in early to mid-2001 and have continued through 2003 for most of our communications and computing industries customers. This has resulted in customers rescheduling or canceling orders which have negatively impacted our results of operations.

        The table below sets forth certain operating data expressed as a percentage of revenue for the periods indicated:

	Year ended December 31			Three months ended March 31
	2001	2002	2003	2003	2004
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	92.9	93.3	96.1	95.2	95.6

Gross profit	7.1	6.7	3.9	4.8	4.4
Selling, general and administrative expenses	3.2	3.4	3.7	3.8	3.7
Research and development costs	0.2	0.2	0.4	0.3	0.2
Amortization of goodwill and intangible assets	1.3	1.2	0.7	0.8	0.4
Integration costs related to acquisitions	0.2	0.2	—	—	—
Other charges	2.7	8.2	2.6	(0.1)	0.5

Operating loss	(0.5)	(6.5)	(3.5)	—	(0.4)
Interest expense (income), net	(0.1)	—	(0.1)	(0.2)	0.1

Earnings (loss) before income taxes	(0.4)	(6.5)	(3.4)	0.2	(0.5)
Income taxes (recovery)	—	(1.1)	0.5	—	(0.1)

Net earnings (loss)	(0.4)%	(5.4)%	(3.9)%	0.2%	(0.4)%

        Effective January 1, 2004, we retroactively adopted the new CICA Handbook Section 3110, which requires the recognition of liabilities for asset retirement obligations and the associated retirement costs, and have retroactively restated our results of operations for all periods in 2003, 2002 and 2001. The impact to cost of sales and net earnings (loss) for the year ended December 31, 2003 is $0.9 million ($0.2 million for the three months ended March 31, 2003; $0.7 million — December 31, 2002; $0.5 million — December 31, 2001). See note 2(ii) to the March 31, 2004 interim consolidated financial statements and note 23 to the 2003 consolidated financial statements.

Results of Operations — Three months ended March 31, 2003 and 2004

Revenue

        Revenue increased 27%, to $2,016.9 million for the three months ended March 31, 2004 from $1,587.4 million for the same period in 2003. The most significant factors contributing to the increase were the increase in business volumes from some of our top customers, new business wins and acquisition revenue, offset, in part, by a change in product mix and by continued reductions to prices of components and services. The increase in base business volumes drove an increase in revenue of approximately 40%, while pricing reductions and changes in product mix reduced revenue by approximately 17%. The MSL acquisition accounted for an increase of approximately 4% in revenue for the quarter.

        We manage our operations on a geographic basis. The three reporting segments are the Americas, Europe and Asia. The following table is a breakdown of revenue by reporting segment:

	Three months ended March 31
	2003	2004	% Increase
	(in millions)
Americas	$769.3	$861.5	12%
Europe	336.4	429.4	28
Asia	525.6	802.2	53
Inter-segment	(43.9)	(76.2)

Total	$1,587.4	$2,016.9	27%

        Revenue increased for all regions for the three months ended March 31, 2004 compared to the same period in 2003. All regions have benefited from new business wins from existing and new customers and, to a lesser extent, acquisition revenue. Asia continues to benefit from the transfer of programs from other regions and its increased manufacturing capabilities. Program transfers account for approximately 10% of the revenue increase in Asia.

        The following table shows industry market segmentation as a percentage of revenue for the indicated periods:

	Three months ended March 31		Three months ended December 31
	2003	2004	2003
Enterprise communications	24%	27%	26%
Telecommunications	23	24	23
Servers	22	19	22
Storage	14	12	14
Other	9	13	9
Workstations and PCs	8	5	6

        The following customers represented more than 10% of total revenue for each of the indicated periods:

Three months ended March 31
	2003	2004
Sun Microsystems	X
IBM	X	X
Lucent Technologies	X	X
Cisco Systems		X

        Our top 10 customers in aggregate represented 66% of total revenue for the three months ended March 31, 2004, compared to 78% for the same period in 2003. We have been focusing on diversifying our customer base by adding new customers in areas outside of our major position in communications and computing markets, such as aerospace and defense, automotive, industrial and consumer. Revenue from our non-top 10 customers represented in the aggregate 34% of total revenue for the three months ended March 31, 2004, up from 22% for the same period a year ago.

        We are dependent upon continued revenue from our top customers. There can be no assurance that revenue from these or any other customers will not decrease in absolute terms or as a percentage of total revenue either individually or as a group. Any material decrease in revenue from these or other customers could have a material adverse effect on our results of operations. See notes 15 (concentration of risk) and 17 to the 2003 consolidated financial statements.

        We believe our growth depends on increasing sales to existing customers for their current and future product generations, and on successfully attracting new customers. Customer contracts can be cancelled and volume levels can be changed or delayed. The timely replacement of delayed, cancelled or reduced orders with new business cannot be assured. In addition, we have no assurance that any of our current customers will continue to utilize our services, which could have a material adverse effect on our results of operations.

        We have also focused on expanding our product and service offerings by investing in reference design activities for next generation servers, workstations and other products. We have incurred start-up costs for this business which have negatively impacted the quarter's results. The cost of this investment, included in cost of sales, selling, general and administrative expenses, and research and development expenses, totaled approximately 0.5% of total revenue for the quarter. Revenue and profitability are expected to improve over the coming years, as we expand this new business and as the adoption of 64-bit computing gains broader deployment.

Gross profit

        Gross profit increased 16%, to $87.9 million for the three months ended March 31, 2004 from $75.5 million for the same period in 2003. Gross margin decreased to 4.4% for the three months ended March 31, 2004 from 4.8% for the same period in 2003. The gross margin decrease was due principally to industry pricing pressures, a change in the mix of products manufactured (from higher complexity, higher value-add products to lower complexity, lower value-add products), costs of ramping new customer programs, costs to support the new reference design activities, higher costs to support current volumes, and higher costs in certain geographies due to the weakened U.S. dollar, which more than offset the improvements due to higher volumes, the addition of MSL, and the savings from restructuring.

        As of March 31, 2004, we have transitioned most of our high volume products to low cost geographies, with approximately 70% of our production facilities in lower cost geographies, up from 50% at the end of 2002. Although asset utilization rates have improved, due to higher volumes and reduction of capacity, certain operations continued to be affected by lower utilization levels and higher fixed costs. Additional restructuring actions were announced in the Americas in the first quarter of 2004 to address these conditions. The Americas operations were also affected by the investment in new product and service offerings, specifically the reference design activities. The European operations have benefited from improved utilization and cost reductions. The Asian operations have benefited from higher production volumes offset, in part, by program ramping costs and overall pricing pressures.

        The nature of our business is that gross margin levels fluctuate based on product volume and mix, production efficiencies, utilization of manufacturing capacity, geographic manufacturing mix, start-up and ramp-up activities, new product introductions, pricing within the electronics industry, cost structures at individual sites, and other factors, including the overall highly competitive nature of the EMS industry. Also, the availability of raw materials, which is subject to lead time and other constraints, could possibly affect our gross profit from quarter to quarter.

Selling, general and administrative expenses (SG&A)

        SG&A expenses increased 25%, to $74.5 million (3.7% of revenue) for the three months ended March 31, 2004 from $59.7 million (3.8% of revenue) for the same period in 2003. The increase in SG&A, on an absolute basis, reflects the costs to support higher volumes and the new products and new markets, higher costs in certain geographies due to the weakened U.S. dollar, and the inclusion of MSL's SG&A expenses offset, in part, by the benefits from our restructuring programs.

        SG&A was $69.6 million for the three months ended December 31, 2003. The sequential increase was primarily due to increased costs due to the weakened U.S. dollar and the inclusion of SG&A expenses from MSL.

Research and development costs (R&D)

        R&D was $4.4 million (0.2% of revenue) for the three months ended March 31, 2004, compared to $4.5 million (0.3% of revenue) for the same period in 2003. R&D was $6.7 million for the three months ended December 31, 2003. The sequential decrease was due to spending cuts and timing of program development activities.

Amortization of intangible assets

        Amortization of intangible assets decreased 42%, to $7.2 million for the three months ended March 31, 2004 from $12.4 million for the same period in 2003. In the fourth quarter of 2003, we recorded an impairment charge to write down our intangible assets. As a result of the write down in 2003, the amortization expense for the first quarter of 2004 decreased. Amortization expense is expected to increase in future periods as a result of the amortization of the intangible assets acquired in the MSL acquisition.

Other charges

	Year ended December 31			Three months ended March 31
	2001	2002	2003	2004	Total
	(in millions)
2001 restructuring	$237.0	$1.9	$7.9	$0.4	$247.2
2002 restructuring	—	383.5	15.7	2.6	401.8
2003 restructuring	—	—	71.3	1.0	72.3
2004 restructuring	—	—	—	9.5	9.5

Total restructuring	237.0	385.4	94.9	13.5	730.8
2002 goodwill impairment	—	203.7	—	—	203.7
Other impairment	36.1	81.7	82.8	—	200.6
Deferred financing costs and debt redemption fees	—	9.6	1.3	—	10.9
Gain on sale of surplus land	—	(2.6)	(3.6)	(2.6)	(8.8)

	$273.1	$677.8	$175.4	$10.9	$1,137.2

        Further details of the other charges are included in note 11 to the 2003 consolidated financial statements and note 6 to the March 31, 2004 interim consolidated financial statements.

        As of March 31, 2004, we have recorded charges in connection with four separate restructuring plans in response to the challenging economic climate. These actions, which included reducing workforce, consolidating facilities and re-positioning the number and location of production facilities, were largely intended to align our capacity and infrastructure to anticipated customer requirements for more capacity in lower cost regions, as well as to rationalize our manufacturing network to the lower demand levels. We have recorded charges totaling $247.2 million for our 2001 restructuring plan, $401.8 million for our 2002 restructuring plan, $72.3 million relating to our 2003 restructuring plan, and $9.5 million in the first quarter of 2004 as part of our 2004 restructuring plan. A total restructuring charge of $13.5 million was recorded in the first quarter of 2004, consistent with the $10.0 to $15.0 million pre-tax charge announced in January 2004.

        We recorded a combined total of $730.8 million for our four restructuring plans. The focus of these restructuring plans was in the Americas and Europe, as they were hit the hardest by the downturn. As of March 31, 2004, a total of 18,717 employees have been released from the business in connection with these restructurings. Approximately 1,000 employee positions remain to be eliminated by the end of 2004 relating to the restructurings previously announced. Approximately 70% of the employee terminations were in the Americas and 30% in Europe. A total of 31 facilities were closed or downsized in the Americas and Europe, and included the transfer of programs from these higher cost geographies to lower cost geographies. The remaining lease facilities costs are estimated to be paid out through 2015. All cash outlays are expected to be funded from cash on hand.

        We have benefited and expect to continue to benefit from the restructuring measures taken in prior years through reduced depreciation, lease and labour costs in cost of sales and SG&A expenses. These year-over-year incremental benefits amounted to approximately $40 million in the first quarter of 2004 of which approximately 75% was realized in lower cost of sales and the balance in lower SG&A. We have completed the major components of the 2001 and 2002 restructuring plans, except for certain employee termination costs in the Americas and certain long-term lease and other contractual obligations. We expect to complete the 2003 restructuring actions in Europe by mid-2004, and our first quarter 2004 restructuring actions in the Americas by the end of 2004 or early 2005.

        We will continue to evaluate our operations and could propose future restructuring actions as a result of changes in the marketplace, including the possibility of exiting service offerings no longer sought by our customers. In April 2004, we announced that we will incur further restructuring charges to better align our capacity with customer requirements and accelerate our margin expansion plans. We expect to record total pre-tax restructuring charges over the next 12 months of between $175.0 million and $200.0 million. As part of this charge, $13.5 million has been recorded in the first quarter of 2004. We expect to reduce our manufacturing footprint and reduce our global workforce by approximately 10% to 15% over the next 12 months. We estimate that approximately 75% of the charges will be cash costs.

        We have decided to consolidate some of the acquired MSL facilities, resulting in a workforce reduction. The cost of this restructuring totals $35.4 million and was recorded as part of the purchase price. See note 3(ii) to the March 31, 2004 interim consolidated financial statements.

        We conduct an annual review of goodwill and long-lived assets in the fourth quarter of each year to correspond with our planning cycle, absent any triggering factors which have necessitated a review earlier in the year. In the course of finalizing our annual plans, we made certain decisions regarding our restructuring plans and the transfer of customer programs from higher cost to lower cost geographies. These actions, coupled with weakened end markets, significantly impacted forecasted revenue and reduced the net cash flows for certain sites, resulting in impairment when compared to the carrying value of long-lived assets. In the fourth quarters of 2003, 2002 and 2001, we recorded non-cash charges against goodwill, intangible assets and capital assets. There was no impairment for the first quarter of 2004.

        We may continue to experience goodwill and long-lived asset impairment charges in the future as a result of changes in the electronics industry, customer demand and other market conditions, which may have a material adverse effect on our financial condition.

Interest income, net

        There was no net interest income for the three months ended March 31, 2004, compared to $4.6 million for the same period in 2003. The reduction in interest income is due to lower cash balances being invested at lower interest rates compared to the prior period. Interest income was offset by interest expense of $1.0 million for the three months ended March 31, 2004, compared to $1.2 million for the same period in 2003.

Income taxes

        Income tax recovery for the three months ended March 31, 2004 was $1.7 million, compared to a tax expense of $0.7 million for the same period in 2003, both periods reflecting an effective tax rate of 17%.

        Our effective tax rate is impacted by the mix and volume of business in lower tax jurisdictions within Europe and Asia, tax holidays and tax incentives that have been negotiated with the respective tax authorities (which expire between 2004 and 2012), restructuring charges, operating losses, the time period in which losses may be used under tax laws, and the impairment of deferred income tax assets. The tax holidays are subject to conditions with which we expect to continue to comply.

        The net deferred income tax assets as at March 31, 2004 of $219.8 million ($225.0 million as at December 31, 2003), arises from available income tax losses and future income tax deductions. Our ability to use these income tax losses and future income tax deductions is dependent upon our operations in the tax jurisdictions in which such losses or deductions arose. Management records a valuation allowance against deferred income tax assets when management believes it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Based on the reversal of deferred income tax liabilities, projected future taxable income, and the character of the income tax assets and tax planning strategies, management has determined that a valuation allowance of $245.5 million, is required in respect of our deferred income tax assets as at March 31, 2004 ($185.3 million as at December 31, 2003). Included in the valuation allowance is $58.1 million attributable to the acquisition of MSL, which may be subject to refinement upon finalization of the purchase price allocation. In order to fully utilize the net deferred income tax assets of $219.8 million, we will need to generate future taxable income of approximately $628.0 million. Based on our current projection of taxable income for the periods in which the deferred income tax assets are deductible, it is more likely than not that we will realize the benefit of the net deferred income tax assets as at March 31, 2004.

Results of Operations — Years ended December 31, 2003, 2002 and 2001

        The higher cost manufacturing geographies in Europe and North America experienced the greatest declines in revenue and operating profits due to declining volumes, significant pricing pressures and inefficiencies associated with our product transfer activities to lower cost manufacturing sites. Our Asian operations had production levels that enabled the region to maintain profitability throughout 2003. Asia benefited from higher demand and from product transfers from Europe and North America, as customers wanted the benefits of that region's lower cost structure.

Revenue

        Revenue decreased 19%, to $6.7 billion in 2003 from $8.3 billion in 2002. The most significant factors causing the decline were the reductions in volume as a result of the prolonged weakened end-market conditions and reduced prices on components and services caused by continued excess capacity in the EMS industry. The reductions in volume accounted for approximately 75% of the revenue decrease and the rest was reduced pricing driven primarily by lower component costs.

        We manage our operations on a geographic basis. The three reporting segments are the Americas, Europe and Asia. The following table is a breakdown of revenue by reporting segment:

	Year ended December 31
	2001	2002	2003
	(in billions)
Americas	$6.3	$4.6	$3.1
Europe	3.0	1.8	1.4
Asia	1.0	2.1	2.5
Inter-segment	(0.3)	(0.2)	(0.3)

Total	$10.0	$8.3	$6.7

        Revenue from the Americas operations decreased 33% from 2002. Revenue from European operations decreased 22% from 2002. Operations in the Americas and Europe were significantly impacted by customer order reductions due to the downturn in end-market demand for their products as well as severe pricing pressures. We have completed the majority of our 2003 plans to reduce manufacturing capacity in these geographies by downsizing and/or closing facilities. In addition, the customers' continued demands for significantly lower product manufacturing costs has resulted in the transfer of programs from higher cost geographies to lower cost geographies, which further reduced the revenue in these higher cost geographies. Revenue from Asian operations increased 17% from 2002. Our Asian operations have benefited from new business wins, the transfer of production from other geographies and the flow-through of acquisitions. Offsetting this is the impact of continued softness in end markets and pricing pressures. Of the net increase in Asian revenue, approximately half resulted from the transfer of programs and from the flow-through of the acquisition in Japan which closed on March 31, 2002.

        In 2002, revenue decreased 17% from 2001, primarily due to a reduction in base business volumes as a result of the prolonged weakened end-market conditions. Excess capacity in the EMS industry put pressure on pricing for components and services, also reducing revenue. Revenue from the Americas operations decreased 27% from 2001. Revenue from European operations decreased 40% from 2001. Americas and European operations were hardest hit by customer cancellations and delays of orders because of the downturn in end-market demand for their products, as well as the customers' demands for lower product manufacturing costs. We had initiated restructuring actions in 2002 to reduce the manufacturing capacity in these geographies, which included downsizing and closure of manufacturing facilities. The restructuring actions also included transferring programs from higher cost geographies to lower cost geographies. Revenue from Asian operations increased 113% from 2001, primarily due to acquisitions and an increase in base business volumes.

        The industry market segmentation as a percentage of revenue for 2003 is: enterprise communications — 25%, telecommunications — 23%, servers — 22%, storage — 13%, other — 10%, and workstations and PCs — 7%. At the beginning of 2003, as we continued to diversify into new markets, we separated our communications market segment into enterprise and telecommunications and also separated storage from other. The prior year's comparatives have not been adjusted to reflect the new market segmentation. The industry market segmentation as a percentage of revenue for 2002 is: communications — 45%, servers — 26%, storage and other — 22%, and workstations and PCs — 7%. For 2001, the industry market segmentation as a percentage of revenue is: communications — 36%, servers — 31%, storage and other — 18%, and workstations and PCs — 15%. Historically, revenue is highest in the fourth quarter, with the exception of 2002, when we were hardest hit by the downturn. Throughout 2003, revenue continued to improve sequentially each quarter, with a 17% increase in the fourth quarter of 2003 over the third quarter.

        The following customers represented more than 10% of total revenue for each of the indicated periods:

Year ended December 31
	2001	2002	2003
Sun Microsystems	X	X	X
IBM	X	X	X
Lucent Technologies	X	X	X
Cisco Systems			X

        Our top ten customers represented in the aggregate 73% of total revenue in 2003, compared to 85% in 2002 and 84% in 2001. There has been a steady decline in revenue from our top three customers over the past year, as their volumes were most negatively impacted by the broad-based reductions in corporate spending for computing and communications infrastructure products. At the same time, we have been focused on diversifying our customer base by adding new customers in areas outside of the traditional communications and computing markets, such as aerospace and defense, automotive, industrial and consumer. Revenue from our non-top ten customers represented in the aggregate 27% of total revenue in 2003, up from 15% a year ago.

        We are dependent upon continued revenue from our top customers. There can be no assurance that revenue from these or any other customers will not decrease in absolute terms or as a percentage of total revenue either individually or as a group. Any material decrease in revenue from these or other customers could have a material adverse effect on our results of operations. See notes 15 (concentration of risk) and 17 to the 2003 consolidated financial statements.

        We believe our growth depends on increasing sales to existing customers for their current and future product generations, and on successfully attracting new customers. Customer contracts can be cancelled and volume levels can be changed or delayed. The timely replacement of delayed, cancelled or reduced orders with new business cannot be assured. In addition, we have no assurance that any of our current customers will continue to utilize our services, which could have a material adverse effect on our results of operations.

        We have also focused on expanding our product and service offerings. During the year, we announced that we would make investments to support our reference design activities for next generation servers, workstations and other products. Revenue earned during the year was minimal, however, management expects revenue to increase as we expand this new business. Our start-up costs for this business negatively impacted the year's results. The cost of the new investments included in cost of sales, selling, general and administrative expenses, and research and development expenses totaled approximately 1% of total revenue for 2003.

Gross profit

        Gross profit decreased 53% to $260.1 million in 2003 from $555.1 million in 2002. Gross margin decreased to 3.9% in 2003 from 6.7% in 2002. Gross margin decreased disproportionately due to the significant reduction in business volumes and corresponding low asset utilization rates, industry pricing pressures, a change in the mix of products manufactured (from higher complexity, higher value-add products to lower complexity, lower value-add products), costs of ramping new customer programs, costs of transferring programs to other geographies and costs to support the new reference design activities. Lower volumes contributed to approximately a 65% decrease in gross profit from 2002, with the remainder, primarily pricing, mix and the cost of new investments, reducing gross profit by approximately a further 20%. This decrease was offset in part by the benefits from our restructuring programs and various other cost reduction initiatives. The benefits from restructuring amounted to approximately $250 million in 2003 of which approximately 75% was realized in lower cost of sales.

        Our higher cost operations in the Americas and Europe were significantly impacted by reductions in higher complexity and higher value-add products due to the weak demand from our computing and telecommunications customers. As a result of these conditions, volumes declined and pricing pressure increased, driving the majority of the gross margin declines.

        European operations continued to be the most adversely affected by lower utilization levels and higher fixed costs. Most of the planned restructuring actions for Europe were announced by year-end 2003. Although we realized some benefits of the restructuring during the latter part of the year, further savings are expected to be realized in 2004, as we complete our planned restructuring actions by mid-2004. Americas operations have also been affected by significant volume reductions, the cost of transferring programs and investments in new product and service offerings, specifically in reference design activities. Asian operations have been affected by program ramping costs and overall pricing pressures offset, in part, by higher production volumes.

        Gross profit decreased 22%, to $555.1 million in 2002 from $712.0 million in 2001. Gross margin decreased to 6.7% in 2002 from 7.1% in 2001, primarily due to the significant reduction in business volumes and industry pricing pressures. European operations were most adversely affected as they were operating at lower levels of utilization and higher fixed costs for the year. The volume reductions tended to impact higher value-add products disproportionately, further adversely affecting the European margins. In addition, costs for our European operations were higher than expected due to delays in transferring programs, the slower pace of restructuring and some process scrap and related inventory issues, in the latter part of the year. The margin declines in our European operations were offset partially by improved margins in the Americas and Asian operations. The Americas improved its operating efficiencies, had higher value-add product mix and benefited from restructuring actions. Asian margins improved on higher volumes and utilization rates.

        By the end of 2003, we had transitioned most of our high volume products to lower cost geographies, with approximately 70% of our production facilities in lower cost geographies, up from 50% a year ago. Capacity utilization has improved to between 55% to 60% at the end of 2003 from 45% to 50% at the end of 2002.

        For the foreseeable future, our gross margin is expected to be impacted by product volume and mix, production efficiencies, utilization of manufacturing capacity, geographic manufacturing mix, start-up and ramp-up activities, new product introductions, pricing within the electronics industry, cost structures at individual sites, and other factors, including the overall highly competitive nature of the EMS industry. Over time, margins at individual sites and for us as a whole are expected to fluctuate. Also, the availability of raw materials, which are subject to lead time and other constraints, could possibly limit our revenue growth. Through the fourth quarter of 2003, increased volumes and improved capacity utilization have stabilized pricing on components and our services. This, together with the continued restructuring benefits, should add to our future profitability.

Selling, general and administrative expenses

        SG&A expenses decreased 11%, to $249.8 million (3.7% of revenue) in 2003 from $280.3 million (3.4% of revenue) in 2002. SG&A as a percentage of revenue increased as a result of a significant reduction in revenue, higher spending in sales and marketing to support diversified markets, as well as the benefits from our restructuring activities lagging behind the revenue decline. The decrease in SG&A, on an absolute basis, reflects the benefits from our restructuring programs, offset by higher costs, largely to support new products and new markets.

        SG&A expenses decreased 14%, to $280.3 million (3.4% of revenue) in 2002 from $324.3 million (3.2% of revenue) in 2001. SG&A as a percentage of revenue increased as a result of a significant reduction in revenue and the benefits from our restructuring activities lagging behind the revenue decline. The decrease in SG&A, on an absolute basis, reflects the benefits from our restructuring programs and a reduction in spending, which more than offset the increase in expenses due to operations acquired in the latter part of 2001 and in 2002.

Research and development costs

        R&D increased 32%, to $24.0 million (0.4% of revenue) in 2003 from $18.2 million (0.2% of revenue) in 2002. The increased spending in R&D was principally to support our reference design activities for next generation servers, workstations and other products.

        R&D costs increased slightly to $18.2 million (0.2% of revenue) in 2002, compared to $17.1 million (0.2% of revenue) in 2001.

Amortization of intangible assets

        Amortization of intangible assets decreased 49%, to $48.5 million in 2003 from $95.9 million in 2002. In the fourth quarter of 2002, we recorded an impairment charge to write down our intangible assets. As a result of the write down in 2002, the amortization expense decreased in 2003. The decrease in expense is partially offset by amortization of intangible assets arising from the 2002 acquisitions.

        Amortization of goodwill and intangible assets decreased 23%, to $95.9 million in 2002 from $125.0 million in 2001. The decrease in amortization is the result of a change in accounting for goodwill, offset in part by the amortization of intangible assets arising from the 2001 and 2002 acquisitions. Effective January 1, 2002, we adopted the new accounting standards for goodwill and discontinued amortization of all goodwill effective that date. Amortization of goodwill for 2001 was $39.2 million. See note 2(q)(i) to the 2003 consolidated financial statements for the impact of the change in policy on net loss and per share calculations.

Integration costs related to acquisitions

        Integration costs related to acquisitions represent one-time costs incurred within 12 months of the acquisition date, such as the costs of implementing compatible information technology systems in newly acquired operations, establishing new processes related to marketing and distribution processes to accommodate new customers, and the salaries of personnel directly involved with integration activities. All of the integration costs incurred are related to newly acquired facilities, and not to our existing operations.

        There were no integration costs in 2003, compared to $21.1 million in 2002 and $22.8 million in 2001. Integration costs vary from period to period due to the timing of acquisitions and related integration activities.

Other charges

	Year ended December 31
	2001	2002	2003	Total
	(in millions)
2001 restructuring	$237.0	$1.9	$7.9	$246.8
2002 restructuring	—	383.5	15.7	399.2
2003 restructuring	—	—	71.3	71.3

Total restructuring	$237.0	$385.4	$94.9	$717.3
2002 goodwill impairment	—	203.7	—	203.7
Other impairment	36.1	81.7	82.8	200.6
Deferred financing costs and debt redemption fees	—	9.6	1.3	10.9
Gain on sale of surplus land	—	(2.6)	(3.6)	(6.2)

	$273.1	$677.8	$175.4	$1,126.3

        Further details of the other charges are included in note 11 to the 2003 consolidated financial statements and note 6 to the December 31, 2003 interim consolidated financial statements.

        As of December 31, 2003, we have recorded charges in connection with three separate restructuring plans in response to the challenging economic climate. These actions, which included reducing workforce, consolidating facilities and changing the number and location of production facilities, were largely intended to align our capacity and infrastructure to anticipated customer requirements for more capacity in lower cost regions, as well as to rationalize our manufacturing network to the lower demand levels. We have recorded charges totaling $246.8 million for our 2001 restructuring plan, $399.2 million for our 2002 restructuring plan and $71.3 million relating to our 2003 restructuring plan.

        We recorded a combined total of $717.3 million for our three restructuring plans. The focus of these restructuring plans was on the Americas and Europe, as they were hit the hardest by the downturn. A total of 18,510 employees have been released from the business as of December 31, 2003. Approximately 620 employee positions remain to be eliminated by mid-2004. Approximately 70% of the employee terminations were in the Americas and 30% in Europe. A total of 29 facilities were closed or downsized in the Americas and Europe, which included the transfer of programs from these higher cost geographies to lower cost geographies. The remaining lease facilities costs are estimated to be paid out through 2015. All cash outlays are expected to be funded from cash on hand.

        We have benefited and expect to continue to benefit from the restructuring measures taken in prior years through reduced depreciation, lease and labour costs in cost of sales and SG&A expenses, and reduced amortization of intangibles. These benefits amounted to approximately $250 million in 2003, of which approximately 75% was realized in lower cost of sales and the balance in lower SG&A and amortization of intangibles. We have completed the major components of the 2001 and 2002 restructuring plans, except for certain employee terminations in the Americas and certain long-term lease and other contractual obligations. We expect to complete the remaining 2003 restructuring actions in Europe by mid-2004.

        We will continue to evaluate our operations, and could propose future restructuring actions as a result of changes in the marketplace, including the possibility of exiting service offerings no longer sought by our customers. In April 2004, we announced that we would incur an additional pre-tax restructuring charge of between $175.0 million and $200.0 million to be recorded over the next 12 months. We expect to reduce our manufacturing footprint and reduce our global workforce by approximately 10% to 15% over the next 12 months. We estimate that approximately 75% of the charges will be cash costs.

        We conduct an annual review of goodwill and long-lived assets in the fourth quarter of each year to correspond with our planning cycle, absent of any triggering factors which would have necessitated a review earlier in the year. In the course of finalizing our annual plans, we made certain decisions regarding our restructuring plans and the transfer of customer programs from higher cost to lower cost geographies. These actions, coupled with weakened end markets, have significantly impacted forecasted revenue and have reduced the net cash flows for certain sites, resulting in impairment when compared to the carrying value of long-lived assets including intangible assets and capital assets. In the fourth quarter of 2003, we recorded non-cash charges against intangible assets of $25.3 million, and $57.5 million against capital assets, which included an impairment of $14.3 million relating to the purchase of a leased facility. In the fourth quarter of 2002, we recorded non-cash charges of $203.7 million against goodwill, $69.0 million against intangible assets, and $12.7 million against capital assets. In 2001, we recorded non-cash charges totaling $36.1 million, primarily against goodwill, intangible assets and other assets.

        We may continue to experience goodwill and long-lived asset impairment charges in the future as a result of changes in the electronics industry, customer demand and other market conditions, which may have a material adverse effect on our financial condition.

Interest income, net

        Interest income in 2003 decreased to $9.4 million compared to $17.2 million in 2002. The reduction in interest income in 2003 is due to lower cash balances being invested at lower interest rates compared to 2002. Interest income was offset by interest expense of $5.4 million in 2003, compared to $16.1 million in 2002.

        Interest income in 2002 amounted to $17.2 million, compared to $27.7 million in 2001. Interest income decreased for 2002 compared to 2001, primarily due to lower interest rates on cash balances. Interest income was offset by interest expense incurred on our Senior Subordinated Notes and debt facilities. Interest expense decreased from $19.8 million in 2001 to $16.1 million in 2002, due to the redemption of the Senior Subordinated Notes in August 2002.

Income taxes

        Income tax expense in 2003 was $33.1 million on a net loss before tax of $233.6 million, compared to a recovery of $91.2 million on a net loss before tax of $537.1 million in 2002. The effective tax rate for 2003 was negative 14.2%, compared to an effective tax rate of 17% in 2002. The tax rate and resulting tax expense were impacted by the increase in the valuation allowance, primarily recorded against existing European deferred tax assets ($35.3 million) and 2003 European restructuring charges and European operating losses.

        In addition, our effective tax rate is impacted by the mix and volume of business in lower tax jurisdictions within Europe and Asia, tax holidays and tax incentives that have been negotiated with the respective tax authorities (which expire between 2004 and 2012 — see note 12 to the 2003 consolidated financial statements), restructuring charges, operating losses, the time period in which losses may be used under tax laws, and the impairment of deferred income tax assets. The tax benefit arising from the tax holidays and tax incentives is approximately $17.6 million, or $0.08 diluted per share, for 2003 and $24.9 million, or $0.11 diluted per share, for 2002. Such tax holidays are subject to conditions with which we expect to continue to comply.

        The net deferred income tax asset for 2003 of $225.0 million ($274.3 million as at December 31, 2002), arises from available income tax losses and future income tax deductions. Our ability to use these income tax losses and future income tax deductions is dependent upon our operations in the tax jurisdictions in which such losses or deductions arose. Management records a valuation allowance against deferred income tax assets when management believes it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Based on the reversal of deferred income tax liabilities, projected future taxable income, and the character of the income tax assets and tax planning strategies, management has determined that a valuation allowance of $185.3 million is required in respect of our deferred income tax assets as at December 31, 2003 ($76.6 million as at December 31, 2002). In order to fully utilize the net deferred income tax assets of $225.0 million, we will need to generate future taxable income of approximately $642.5 million. Based on our current projection of taxable income for the periods in which the deferred income tax assets are deductible, it is more likely than not that we will realize the benefit of the net deferred income tax assets as at December 31, 2003.

Liquidity and Capital Resources

        In 2003, operating activities utilized $158.5 million in cash, compared to providing $982.8 million in cash in 2002. Cash from operations was negatively impacted by depressed volumes and program transfers. $252.6 million was used to support higher inventory levels. Inventory was purchased earlier in the cycle to ensure adequate supply in response to increased customer demand in the fourth quarter of 2003, as well as to support the increasing sales momentum going into the first quarter of 2004. Investing activities for 2003 included capital expenditures of $175.9 million, primarily to expand manufacturing capacity in Asia and to purchase the building in Fort Collins, Colorado which we previously leased. Investing activities for 2002 included capital expenditures of $151.4 million and asset acquisitions of $111.0 million, offset, in part, by proceeds from the sale-leaseback of machinery and equipment, and the sale of our Columbus, Ohio facility.

        For the three months ended March 31, 2004, operating activities utilized $76.3 million in cash, compared to providing $85.4 million in cash for the same period in 2003. Cash from operations was used to support higher accounts receivable and inventory levels. Inventory was purchased in response to increased customer demand. Investing activities for the three months ended March 31, 2004 included capital expenditures of $56.4 million, primarily to expand manufacturing capabilities in lower cost geographies such as Malaysia, Thailand and the Czech Republic. Investing activities also included $51.6 million paid as consideration in the MSL acquisition, offset in part by MSL's cash on hand at closing. Financing activities included a $38.1 million repayment of loans assumed in connection with the MSL acquisition.

        We continue to focus on efficiency including improving cash cycle days and inventory turns. Our average cash cycle, calculated as accounts receivable days plus inventory days minus payable days (defined as current liabilities excluding interest bearing items), for 2003 was 7 days, an improvement of 11 days over 2002. Average cash cycle for the three months ended March 31, 2004 was 16 days, compared to 10 days for the fourth quarter of 2003. This increase in days is primarily a result of carrying higher inventory, particularly earlier in the quarter, and accounts receivable balances.

        We may, from time to time, repurchase LYONs in the open market. In 2003, LYONs with a principal amount at maturity of $435.9 million were repurchased at an average price of $512.75 per LYON, for a total cash outlay of $223.5 million. A loss of $2.8 million was recorded for the year. There were no repurchases in the first quarter of 2004. Through March 31, 2004, we repurchased LYONs with a total principal amount at maturity of $658.8 million, for a total cash outlay of $323.8 million. We currently have pre-approval to spend up to an additional $126.2 million to repurchase LYONs, at management's discretion. The amount and timing of future purchases cannot be determined at this time.

        As at March 31, 2004, we have outstanding LYONs with a principal amount at maturity of $1,154.7 million payable August 1, 2020. Holders of the instruments have the option to require us to repurchase their LYONs on August 2, 2005, at a price of $572.82 per LYON, or a total of $661.4 million. We may elect to settle our repurchase obligation in cash or shares, or any combination thereof. See further details in note 8 to the 2003 consolidated financial statements.

        In April 2003, we amended our Normal Course Issuer Bid (NCIB) to permit us to repurchase up to 10% of the public float, or 18.6 million subordinate voting shares, for cancellation, over a period from August 1, 2002 to July 31, 2003. This program was completed in July 2003. In July 2003, we filed a new NCIB to repurchase up to an additional 10% of the public float, or 17.0 million subordinate voting shares, for cancellation, over a period from August 1, 2003 to July 31, 2004. Under these programs, shares are purchased at the market price at the time of purchase. The number of shares to be repurchased during any 30-day period may not exceed 2% of the outstanding subordinate voting shares. A copy of the notices relating to the two NCIB programs may be obtained from us, without charge, by contacting our Investor Relations department at clsir@celestica.com. In 2003, we repurchased 20.6 million subordinate voting shares at a weighted average price of $13.35 per share. There were no share repurchases in the first quarter of 2004. Through March 31, 2004, a total of 22.6 million subordinate voting shares have been repurchased pursuant to these NCIBs. All of these transactions were funded with cash on hand.

        As of December 31, 2003, we had 169.8 million outstanding subordinate voting shares and 39.1 million outstanding multiple voting shares. As of March 31, 2004, we had 184.4 million outstanding subordinate voting shares and 39.1 million outstanding multiple voting shares.

        In 2002, we redeemed the entire $130.0 million of outstanding Senior Subordinated Notes which were due in 2006 and paid the contractual premium of 5.25%, or $6.9 million, on redemption.

        Since we began our share and debt repurchase activities in the third quarter of 2002, a total of $768.1 million was spent to repurchase senior subordinated notes, subordinate voting shares and LYONs.

        We intend to use the net proceeds of the offering of the notes to repurchase LYONs and for general corporate purposes, including future acquisitions. We have agreed to repurchase, concurrently with the offering, LYONs for approximately $46 million in cash.

        In connection with the offering, we have entered into interest rate swap agreements which hedge the fair value of the notes, by swapping the fixed rate of interest, for a variable rate. The notional amount of the agreements is $500.0 million. The agreements are effective June 16, 2004 and mature July 1, 2011.

Capital Resources

        At December 31, 2003 and March 31, 2004, we had two unsecured credit facilities: a $500.0 million four-year revolving term credit facility and a $250.0 million (reduced from $350.0 million in October 2003) 364-day revolving term credit facility which were to expire in July 2005 and October 2004, respectively. The credit facilities permitted us and certain designated subsidiaries to borrow funds directly for general corporate purposes (including acquisitions) at floating rates. Under the credit facilities, we were required to maintain certain financial ratios. Based on the required minimum financial ratios, at December 31, 2003 we were limited by these facilities to approximately $140 million of additional debt incurrence ($120 million at March 31, 2004). Additional borrowing amounts would have been available to support the funding of acquisitions or to support certain other potential refinancing needs. No borrowings were outstanding under the revolving credit facilities and we were in compliance with all covenants at December 31, 2003 and March 31, 2004. On June 4, 2004, we entered into an agreement to amend our existing 364-day revolving term credit facility by increasing the size of the existing facility from $250.0 million to $600.0 million and extending the expiry to June 2007. Concurrently with this amendment, we terminated our $500.0 million four-year revolving term credit facility. Based on the minimum financial ratios under our new senior unsecured credit facility, after giving effect to the notes offering we currently are limited to approximately $160 million of debt incurrence.

        Certain subsidiaries and we have additional uncommitted bank overdraft facilities which total $55.1 million that are available for operating requirements at December 31, 2003 ($61.6 million at March 31, 2004).

        We believe that cash flow from operating activities, together with cash on hand and borrowings available under our new unsecured senior credit facility, will be sufficient to fund currently anticipated working capital, planned capital spending and debt service requirements for the next 12 months. At December 31, 2003, we had committed $18.7 million in capital expenditures ($9.1 million at March 31, 2004), principally for machinery and equipment and facilities in Asia. We expect capital spending for 2004 to be in the range of 1.5% to 2.5% of revenue and it will be funded from cash on hand. In addition, we regularly review acquisition opportunities and, as a result, may require additional debt or equity financing.

        We have an arrangement to sell up to $400.0 million in accounts receivable under a revolving facility which is available until September 2004. As of December 31, 2003, we generated cash from the sale of $359.3 million in accounts receivable ($389.5 million at March 31, 2004). The purchaser of the accounts receivable is a division of a Schedule "A" Canadian bank, with a Standard & Poor's Ratings Service rating of A and stable outlook, and had assets under management of over $50.0 billion as of the date of its last annual filing. The terms of the arrangement provide that the purchaser may elect not to purchase receivables if our corporate credit rating falls below BB- as determined by Standard & Poor's Ratings Service.

        During 2003, both Moody's and Standard & Poor's revised their outlook on us from stable to negative, as a result of reduced revenue and operating profit performance. During the quarter ended March 31, 2004, Standard & Poor's revised our credit rating to BB. In May 2004, Moody's revised our senior implied rating to Ba2. A further reduction in our credit ratings could impact our future cost of borrowing.

        We price the majority of our products in U.S. dollars, and the majority of our material costs are also denominated in U.S. dollars. However, a significant portion of our non-material costs (including payroll, facilities costs, and costs of locally sourced supplies and inventory) are denominated in various currencies. The majority of our cash balances are held in U.S. dollars. As a result, we may experience transaction and translation gains or losses because of currency fluctuations. We have an exchange risk management policy in place to control our hedging programs and do not enter into speculative trades. At December 31, 2003, we had forward foreign exchange contracts covering various currencies in an aggregate notional amount of $623.2 million with expiry dates up to January 2006. The fair value of these contracts at December 31, 2003 was an unrealized gain of $49.8 million. At March 31, 2004, we had forward foreign exchange contracts covering various currencies in an aggregate notional amount of $584.8 million with expiry dates up to January 2006. The fair value of these contracts at March 31, 2004 was an unrealized gain of $27.1 million. Our current hedging activity is designed to reduce the variability of our foreign currency costs in the regions in which we have manufacturing operations and generally involves entering into contracts to trade U.S. dollars for various currencies at future dates. In general, these contracts extend for periods of up to 25 months. We may, from time to time, enter into additional hedging transactions to minimize our exposure to foreign currency and interest rate risks. There can be no assurance that such hedging transactions will be successful. See notes 2(n) and 15 to the 2003 consolidated financial statements.

        As at December 31, 2003, we have contractual obligations that require future payments as follows:

	Total	2004	2005	2006	2007	2008	Thereafter
	(in millions)
Long-term debt	$3.4	$2.7	$0.7	$—	$—	$—	$—
Operating leases	255.2	60.8	43.1	30.1	21.8	18.9	80.5

        As at December 31, 2003, we have commitments that expire as follows:

	Total	2004	2005	2006	2007	2008	Thereafter
	(in millions)
Foreign currency contracts	$623.2	$585.6	$34.9	$2.7	$—	$—	$—
Letters of credit, letters of guarantee and surety and performance bonds	55.9	32.6	16.9	—	4.0	2.4	—
Capital expenditures	18.7	18.7	—	—	—	—	—

        Cash outlays for our contractual obligations and commitments identified above are expected to be funded by cash on hand. Purchase commitments are not included in the above table as non-cancelable purchase orders are generally short-term in nature and longer term purchase orders are typically cancelable.

        Our pension funding policy is to contribute amounts sufficient to meet minimum local statutory funding requirements that are based on actuarial calculations. We may make additional discretionary contributions based on actuarial assessments. During 2003, we made pension contributions of $33.8 million ($13.5 million in 2002), of which $26.7 million was discretionary ($6.7 million in 2002). We estimate the 2004 statutory pension contribution to range from $7.0 million to $10.0 million and the voluntary pension contribution to range from $8.0 million to $10.0 million.

        We have also provided routine indemnifications, whose terms range in duration and often are not explicitly defined. These may include indemnifications against adverse effects due to changes in tax laws and patent infringements by third parties. The maximum amounts from these indemnifications cannot be reasonably estimated. In some cases, we have recourse against other parties to mitigate our risk of loss from these indemnifications. Historically, we have not made significant payments relating to these indemnifications.

        In 2003, we expensed management-related fees of $1.4 million charged by our parent company, based on the terms of a management agreement. See note 13 to the 2003 consolidated financial statements.

Recent Accounting Developments

Stock-based compensation and other stock-based payments

        Effective January 1, 2003, we adopted the revised CICA Handbook Section 3870. See note 2(q)(ii) to the 2003 consolidated financial statements and note 2(i) to the March 31, 2004 interim consolidated financial statements.

Hedging relationships

        In January 2002, the CICA issued Accounting Guideline AcG-13. See note 2(r) to the 2003 consolidated financial statements.

Impairment of long-lived assets

        In October 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Effective January 1, 2003, we adopted the CICA Handbook Sections 3063 and 3475 which are similar to SFAS No. 144. See note 2(j) to the 2003 consolidated financial statements.

Guarantees

        In November 2002, FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements." Effective January 1, 2003, we adopted the new CICA Accounting Guideline AcG-14 which harmonizes Canadian GAAP to the disclosure requirements of FIN 45. See notes 20(l) and 16 to the 2003 consolidated financial statements.

Consolidation of variable interest entities

        In January 2003, FASB issued FIN 46. In June 2003, the CICA issued Accounting Guideline AcG-15 which is similar to FIN 46. See notes 2(r) and 20(l) to the 2003 consolidated financial statements. In December 2003, FASB revised FIN 46. The CICA reaffirmed its plan to harmonize with the revised U.S. guidance, and expects its standard to be effective for 2005.

Restructuring charges

        Effective January 1, 2003, we adopted the CICA Abstracts EIC-134, "Accounting for Severance and Termination Benefits," and EIC-135, "Accounting for Costs Associated with Exit and Disposal Activities," which are similar to the FASB standards. See notes 2(p) and 20(l) to the 2003 consolidated financial statements.

Asset retirement obligations

        Effective January 1, 2004, we retroactively adopted CICA Handbook Section 3110, which is similar to the FASB standards. See notes 2(r), 20(l) and 23 to the 2003 consolidated financial statements and note 2(ii) to the March 31, 2004 interim consolidated financial statements.

Liabilities and equity

        In November 2003, the CICA revised Handbook Section 3860, "Financial Instruments — Presentation and Disclosure." See note 2(r) to the 2003 consolidated financial statements.

Revenue recognition

        In December 2003, the CICA issued EIC-141, "Revenue Recognition" and EIC-142, "Revenue Arrangements with Multiple Deliverables." The FASB has similar standards. See note 2(r) to the 2003 consolidated financial statements.

Generally accepted accounting principles

        In July 2003, the CICA issued Handbook Section 1100, "Generally Accepted Accounting Principles." See note 2(r) to the 2003 consolidated financial statements.

BUSINESS

        We were incorporated in Ontario, Canada under the name Celestica International Holdings Inc. on September 27, 1996. Since that date, we have amended our articles of incorporation on various occasions, principally to modify our corporate name and our share capital. Our legal name and commercial name is Celestica Inc. We are a corporation domiciled in the Province of Ontario, Canada and operate under the Ontario Business Corporations Act. Our principal executive offices are located at 1150 Eglinton Avenue East, Toronto, Ontario, Canada M3C 1H7 and our telephone number is (416) 448-5800. Our website is http://www.celestica.com. Information on our website is not incorporated by reference in this prospectus supplement.

        We are a world leader in the delivery of innovative electronics manufacturing services. We operate a highly sophisticated global manufacturing network with operations in Asia, Europe and the Americas, providing a broad range of services to leading OEMs. A recognized leader in quality, technology and supply chain management, Celestica provides competitive advantage to customers by improving time-to-market, scalability and manufacturing efficiency.

        As an important IBM manufacturing unit, we provided manufacturing services to IBM for more than 75 years. In 1993, we began providing EMS services to non-IBM customers. In October 1996, we were purchased from IBM by an investor group, led by Onex, which included our management.

Business Overview

        Our goal is to be the "partner of choice" in EMS. We believe we are well positioned to achieve this goal given our position as one of the major EMS providers worldwide and our widely recognized skills in our core areas of competency. Our strategy is to (i) steadily improve our operating margins and increase operating efficiency by driving costs lower and providing supply chain solutions that capture value for us and our customers, (ii) leverage our position in the areas of technology, quality and supply chain management, (iii) develop and enhance profitable, strategic relationships with leading OEMs, (iv) broaden the range of the services we provide to OEMs in areas that can reduce their manufacturing, supply chain and product development costs, (v) continue to diversify our end markets, serving a wide variety of OEMs, and (vi) selectively pursue acquisitions that enhance the company's EMS and supply chain strategies. We believe that the successful implementation of this strategy will allow us to achieve significantly improved financial performance and enhance shareholder value.

        We have operations in the Americas, Europe and Asia. We provide a wide variety of products and services to our customers, including the manufacture, assembly and test of complex printed circuit assemblies (PCAs), the full system assembly of final products and order fulfillment. In addition, we provide a broad range of EMS services from product design to worldwide distribution, order fulfillment and after-market service and support.

        We have historically targeted industry-leading OEMs primarily in the computing and communications sectors. In addition to this, we are increasing our diversification across other markets, such as aerospace and defense, industrial, consumer and automotive, to reduce the risk of reliance on those sectors. We supply products and services to over 160 OEMs. In the aggregate, our top ten customers represented 73% of revenue in 2003. The products we manufacture can be found in a wide array of end products, including: cell phones and pagers, electronic metering devices, hubs and switches, LAN and WAN networking cards, laser printers, mainframe computers, mass storage devices, medical products, modems, multimedia peripherals, PBX switches, personal computers, PDAs, photonic devices, routers, scalable processors, servers, switching products, video broadcasting equipment, wireless base stations, wireless loop systems and workstations.

        Our principal competitive advantages are our advanced capabilities in the areas of technology and quality, our flexible manufacturing network and our effective supply chain management. We are an industry leader in a wide range of advanced manufacturing technologies, using established and emerging process technologies. We believe our test capabilities are among the best in the industry and enable us to produce highly reliable products, including products that are critical to the functioning of our customers' products and systems. Our size, geographic reach and leading expertise in supply chain management allow us to purchase materials effectively and to deliver products to customers faster, thereby reducing overall product costs and reducing the time-to-market.

        We believe that our highly skilled workforce gives us a distinct competitive advantage. Through innovative compensation and an employee stock ownership plan, we have developed an entrepreneurial, participative and team-based culture.

Electronics Manufacturing Services Industry

Overview

        The EMS industry is comprised of companies that provide a broad range of manufacturing services to OEMs. As the capabilities of EMS companies evolved from manufacturing components or partial assemblies to providing complex manufacturing services, an increasing number of OEMs adopted and became increasingly reliant upon manufacturing outsourcing strategies. Today, the leading EMS companies have global footprints with worldwide supply chain management and offer end-to-end services for the product lifecycle, including front-end design and product development, advanced manufacturing, final system assembly and test, direct order fulfillment, and after-market service and support. By outsourcing their manufacturing and related services, OEMs are able to focus on their core competencies, including product development, sales, marketing and customer service, while leveraging the expertise of EMS providers.

        According to International Data Corporation, the global EMS market was estimated to be $92 billion in 2003 and is expected to grow to $144 billion by 2007, representing a compounded annual growth rate of 11.8%. We see numerous industry trends that are fueling this growth. These include the continuing trend of computing and communications companies to outsource their electronics manufacturing and to divest manufacturing assets; the more widespread adoption of an electronic manufacturing outsourcing strategy by the industrial, aerospace and defense and consumer electronics industries; and OEMs increasingly looking to the EMS industry to reduce their overall cost of goods sold. We believe increased outsourcing adoption by OEMs will continue because it allows OEMs to:

Reduce Operating Costs and Invested Capital

        OEMs are under significant pressure to reduce manufacturing costs and capital expenditures as electronics products have become more technically advanced and the manufacturing process has become increasingly automated, which requires greater levels of investment in capital equipment. EMS companies enable OEMs to gain access to advanced manufacturing facilities, supply chain management and engineering capabilities, additional capacity, greater flexibility for both product ramp-up and changeover, and the economies of scale which EMS companies provide. As a result, OEMs can reduce overall operating costs, working capital and capital investment requirements.

Focus Resources on Core Competencies

        The electronics industry is experiencing greater levels of competition and rapid technological change. In this environment, many OEMs are seeking to focus on their core competencies of product development, sales, marketing and customer service, and to outsource design, manufacturing and related requirements to their EMS partners.

Speed Time-to-Market

        Electronics products are experiencing increasingly shorter product lifecycles, requiring OEMs to continually reduce the time required to bring products to market. OEMs can significantly improve product development cycles and enhance time-to-market by benefiting from the expertise and infrastructure of EMS providers. This includes capabilities relating to design services, quick-turn prototype development and rapid ramp-up of new products to high volume production, with the critical support of worldwide supply chain management.

Utilize EMS Companies' Procurement, Inventory Management and Logistics Expertise

        OEMs that manufacture internally are faced with greater complexities in planning, procurement and inventory management due to frequent design changes, short product lifecycles and product demand fluctuations. OEMs can address these complexities by outsourcing to EMS providers that (i) possess sophisticated supply chain management capabilities and (ii) can leverage significant component procurement advantages to lower product costs.

Access Leading Engineering Capabilities and Technologies

        Electronics products and electronics manufacturing technology have become increasingly sophisticated and complex. As a result, OEMs increasingly rely on EMS companies to provide design and engineering support and manufacturing and technological expertise. EMS companies' design and engineering services can assist OEMs with the development of a new product concept, as well as with improvements in performance, cost and time required to bring products to market. In addition, OEMs gain access to high quality manufacturing expertise and capabilities in the areas of advanced process, interconnect and test technologies.

Improve Access to Global Markets

        OEMs are generally increasing their international activities in an effort to expand sales through access to foreign markets. EMS companies with worldwide capabilities are able to offer such OEMs global manufacturing solutions, to meet local content requirements, distribute products efficiently around the world and lower costs.

Celestica's Strategy

        Our goal is to be the "partner of choice" in the EMS industry. To achieve this goal, we work closely with OEM customers to proactively identify and fulfill each of their requirements, and exceed their expectations in areas such as service offerings, reliability and serviceability, quality and delivery. By deploying the following strategy, we believe that we will maximize customer satisfaction, achieve superior financial performance and enhance shareholder value:

Steadily Improve Operating Margins and Increase Operating Efficiency

        Operating margins and working capital performance deteriorated in 2003 as demand hit three-year lows for us. To address this challenge, management is committed to applying strategies and processes designed to improve margins around the world. We are executing our plan to improve overall financial margins by (i) completing our restructuring program, (ii) leveraging corporate procurement capabilities to lower materials costs, (iii) increasing utilization of facilities to take advantage of significant operating leverage, (iv) deploying corporate cost reduction and productivity enhancement initiatives on a global basis, (v) applying best practices throughout our operations worldwide, (vi) moving production to lower cost regions and (vii) compensating our employees based, in part, on the achievement of earnings targets. In order to drive greater efficiency, we are also committed to the deployment of lean manufacturing and Six Sigma techniques, designed to improve manufacturing processes by reducing waste and redundancy within our manufacturing facilities. We will continue our intensive focus on maximizing asset turnover, which, combined with the margin enhancements measures described above, we believe will increase our return on invested capital.

Leverage Expertise in Technology, Quality and Supply Chain Management

        We are committed to meeting our customers' needs in the areas of technology, quality and supply chain management. Our modern plants across the world and leading technological capabilities enable us to produce complex and highly sophisticated products to meet the rigorous demands of our OEM customers. Our commitment to quality in all aspects of our business allows us to deliver consistently reliable products to our OEM customers. The systems and processes associated with our expertise in supply chain management enable us to rapidly ramp operations to meet customer needs, flexibly shift capacity in response to product demand fluctuations, and effectively distribute products directly to end customers. We often work closely with many suppliers to influence component design for the benefit of OEM customers. We have been recognized through numerous customer and industry achievement awards.

Develop and Enhance Profitable, Strategic Relationships with Leading OEMs

        We seek to build and sustain profitable, strategic relationships with industry leaders in sectors that can benefit from the delivery of our innovative electronics manufacturing services. In addition, we are focused on identifying and developing new customer relationships. To this end, we pursue opportunities which exploit our competitive advantages in the areas of technology, quality and supply chain management. We conduct ourselves as an extension of our customers' organizations, which enables us to respond to their needs with speed, agility and a commitment to deliver results. This strategy has allowed us to establish and maintain strong manufacturing relationships with a wide range of leading OEMs such as Cisco Systems, Inc., IBM, Lucent Technologies, Inc. and Sun Microsystems, Inc. Going forward, we believe our existing OEM customer base will be a strong source of growth for us as we seek to strengthen these relationships through the delivery of additional products and services.

Expand Range of Service Offerings

        We continually look to expand the breadth and depth of the services we provide to OEMs in areas that can reduce their design, manufacturing, supply chain and product costs. Although we traditionally offered our services in connection with the production of higher-end and more complex products, we have significantly broadened our offering of services to facilitate the manufacture of a broader spectrum of products and to support the full product lines of leading OEMs. In the past few years, we have acquired additional capabilities in prototyping and PCA design, embedded system design, full system assembly, logistics, fulfillment and after-market services. We have also developed reference designs for servers and workstations based on next-generation 64-bit microprocessors. We will expand our capabilities and service offerings on a global basis based on potential returns to the company and in response to the changing needs of our customers.

Continue to Diversify End Markets and Customer Base

        We have a diversified customer base whose products serve the communications, server, storage and other, workstation and personal computer industries. In 2003, revenue by end-market users was as follows: enterprise communications — 25%; telecommunications — 23%; servers — 22%; storage — 13%; other — 10%; and workstations and personal computers — 7%. We target industry-leading OEMs, primarily in the computing and communications sectors. In addition to this, our strategy includes increasing our diversification across other markets, such as aerospace and defense, industrial, consumer, and automotive, to reduce the risk of reliance on certain sectors. As a result of our acquisition of MSL, our customer base has expanded to include commercial avionics, automotive, retail systems and peripherals.

Selectively Pursue Strategic Acquisitions

        We have completed numerous acquisitions. We will continue to selectively seek acquisition opportunities in order to (i) further develop strategic relationships with leading OEMs, (ii) expand our capacity and capability, (iii) diversify into new market sectors, (iv) broaden our service offerings and (v) optimize our global positioning. We have developed and deployed a comprehensive integration strategy to support our acquisitions. This includes establishing a common culture at all locations with broad-based workforce participation, providing a single marketing "face" to customers worldwide, deploying common information technology platforms, leveraging global procurement and transferring best practices among operations worldwide.

Celestica's Business

EMS Services

        We are positioned as a value-added provider within the EMS industry with a full spectrum of products and services to capitalize on our extensive technological know-how and intellectual capital. We believe that our ability to deliver this wide spectrum of services to our OEM customers provides us with a competitive advantage over EMS providers focused in few service areas. We offer a full range of manufacturing services including those discussed below.

Supply Chain Management

        We utilize our fully integrated enterprise resource planning and supply chain management system to enable us to optimize materials management from supplier to end customer. Effective management of the supply chain is critical to the success of OEMs as it directly impacts the time required to deliver product to market and the capital requirements associated with carrying inventory.

Design

        Our design team works with OEM product developers in the early stages of product development. The design team uses advanced design tools to enable new product ideas to progress from electrical and ASIC design, to simulation and physical layout, to design for manufacture. Electronic linkages between the customer and our design group and our manufacturing group help to ensure that new designs are released rapidly, smoothly and cohesively into production.

Reference Designs

        Reference designs are off-the-shelf hardware that enable OEMs to enhance their own product roadmaps with standard or easily customizable systems developed by us and our key technology partners. Increased product design activity is one of the additional services OEMs are requesting from EMS companies, and our strong track record in the manufacture of advanced information technology should allow us to be effective in this area. An example is the major initiative that we have taken in the area of 64-bit reference designs, where we have developed server and workstation products based on next-generation, industry-standard microprocessors from Advanced Micro Devices (AMD) and Intel Corporation.

Prototyping

        Prototyping is a critical stage in the development of new products which is enhanced by linkages between OEM and EMS engineers. Our prototyping and new product introduction centers are strategically located, enabling us to provide a quick response to customer demands, facilitating greater collaboration between our engineers and those customers, and providing a seamless entry into our larger manufacturing facilities.

Product Assembly and Test

        We use sophisticated technology in the assembly and testing of our products, and have continually made significant investments in developing new assembly and test process techniques and improving product quality, reducing cost and improving delivery time to customers. We work independently and with customers and suppliers to develop leading assembly and test technologies.

Full System Assembly

        We provide full system assembly services to OEMs. These services require sophisticated logistics capabilities to rapidly procure components, assemble products, perform complex testing and distribute products to customers around the world. Our full system assembly services involve combining a wide range of sub-assemblies (including PCA) and employing advanced test techniques for various sub-assemblies and final end products. Increasingly, OEMs require custom build-to-order system solutions with very short lead times. We are focused on exploiting this trend through our advanced supply chain management capabilities.

Product Assurance

        We provide product assurance to our OEM customers. Our product assurance team performs product life testing and full circuit characterization to ensure that designs meet or exceed required specifications. We are accredited as a National Testing Laboratory capable of testing to international standards (e.g., Canadian Standards Association and Underwriters Laboratories). We believe that this service allows customers to attain product certification significantly faster than is customary in the EMS industry.

Failure Analysis

        Our extensive failure analysis capabilities concentrate on identifying the root cause of product failures and determining corrective action. Root causes of failures typically relate to inherent component defects or design robustness deficiencies. Products are subjected to various environmental extremes, including temperature, humidity, vibration, voltage and rate of use, and field conditions are simulated in failure analysis laboratories which also employ advanced electron microscopes, spectrometers and other advanced equipment. We are proficient in discovering failures before products are shipped and, more importantly, our highly qualified engineers are very proactive in working in partnership with suppliers and customers to develop and implement resolutions.

Logistics

        We are able to leverage our expertise, relationships and global scale in manufacturing, supply chain management and fulfillment to provide a fully integrated logistics solution to meet every need. Our logistics offering includes warehouse and distribution, freight management, logistics consulting services, product and materials visibility and reverse logistics.

Packaging and Global Fulfillment

        We design and test packaging of products for bulk shipment or single end customer use. We have a sophisticated integrated system for managing complex international order fulfillment that allows us to ship worldwide and, in many cases, directly to the OEM's customers.

After-Market Services

        We offer a wide range of after-market support services. This support can be individualized to meet each customer's requirements and includes field failure analysis, product upgrades, repair and engineering change management.

Quality Management

        One of our strengths has been our ability to consistently deliver high quality services and products. We have an extensive quality management system that focuses on continual process improvement and achieving high customer satisfaction. We employ a variety of advanced statistical engineering techniques and other tools to assist in improving product and service quality. All of our principal facilities are ISO certified to ISO 9001 or ISO 9002 standards. Most of our principal facilities are also certified to ISO 14001 (environmental) standards.

        In addition to these standards, we are committed to deployment of lean manufacturing and Six Sigma techniques throughout all of our manufacturing network. The implementation of lean production systems should result in increased efficiencies and greater operating leverage.

        We believe that our success is directly linked to high customer satisfaction. As a result, a portion of the compensation of employees is based on the results of extensive customer satisfaction surveys conducted on our behalf by an independent consultant.

Geographies

        In 2003, approximately 44% of our revenue was produced in North America. Facilities in Asia and Europe generated approximately 36% and 20%, respectively, of our revenue in 2003. A listing of our principal locations is included in "Business — Description of Property." We are focused on expanding our resources and capability in lower cost geographies. We believe that locating in lower cost geographic regions such as Central Europe and Asia complements our service offerings by providing lower cost manufacturing solutions to our OEM customers for certain price-sensitive applications.

        Certain information concerning geographic segments is set forth in note 18 to the Consolidated Financial Statements.

Sales and Marketing

        We have adopted a focused marketing approach targeted at creating profitable, strategic relationships with leading OEMs in our end markets. Our sales and marketing is an integrated set of processes designed to provide a single "face" to the customer worldwide. Our coordination of efforts with key global customers has been enhanced by the creation of customer-focused units — each headed by a group general manager to oversee the entire relationship with such customers. We have a global network comprised of direct sales representatives, operational and project managers, account executives and supply chain management, as well as senior executives. Our sales resources are directed at multiple management and staff levels within target accounts. Sales offices are located in proximity to key customers and markets.

Customers

        We have targeted industry-leading customers primarily in the computing and communications sectors. We supply products and services to over 160 OEMs, including such industry leaders as Avaya Inc., Cisco Systems, Inc., EMC Corporation, Hewlett-Packard Corporation, IBM, Lucent Technologies Inc., Motorola, Inc., NEC Corporation, and Sun Microsystems, Inc.

        During 2003, our four largest customers, Cisco Systems, Inc., IBM, Lucent Technologies Inc. and Sun Microsystems, Inc., each represented in excess of 10% of total revenue and in the aggregate represented 44% of total revenue. During 2002, our three largest customers, IBM, Lucent Technologies Inc. and Sun Microsystems Inc., each represented in excess of 10% of total revenue and in the aggregate represented 48% of total revenue. Our top ten customers represented approximately 73% of total revenue in 2003 (compared with 85% in 2002).

        We generally enter into supply arrangements in connection with our acquisition of facilities from OEMs. These arrangements generally govern the conduct of business between the parties relating to, among other things, the manufacture of products which were previously produced at that facility by the seller itself. Such arrangements, which in certain instances contain limited overhead contribution provisions or limited revenue or product volume guarantees, range from one to five years. There can be no assurance that these arrangements will be renewed. As a result of the weak economic environment over the past three years, these supply agreements have been affected by order cancellations and rescheduling as our customers' base business volumes have decreased.

        We derive most of our revenue from OEM customers. The contractual agreements with our key customers generally provide a framework for our overall relationship with the customers. We have contractual arrangements with the majority of our customers that require the customer to purchase unused inventory that we have purchased to fulfill that customer's forecasted manufacturing demand.

Technology and Research and Development

        We use advanced technology in the assembly and testing of the products we manufacture. We believe that our processes and skills are among the most sophisticated in the industry, which provides us with advantages over many of our smaller and less sophisticated competitors.

        Our customer-focused factories are highly flexible and are continually reconfigured to meet customer-specific product requirements. We have extensive capabilities across a broad range of specialized assembly process technologies. We also work with a wide range of substrate types from thin flexible printed circuit boards to highly complex, dense multilayer boards.

        Our assembly capabilities are complemented by advanced test capabilities. Technologies include high speed functional testing, burn-in, vibration, radio frequency, in-circuit and in-situ dynamic thermal cycling stress testing. We believe that our inspection technology, which includes X-ray laminography, three-dimensional laser paste volumetric inspection and scanning electron microscopy, is among the most sophisticated in the EMS industry. Furthermore, we employ internally-developed automated robotic technology to perform in-process repair.

        Our ongoing research and development activities include the development of processes and test technologies as well as some focused product development. We are proactive in developing manufacturing techniques that take advantage of the latest component and product designs and packaging. We often work with industry groups to advance the state of technology in the industry.

        We have recently increased our research and development spending as a result of our participation in reference designs. Reference designs are off-the-shelf hardware that enable OEMs to enhance their own product roadmaps with standard or easily customizable systems developed by us and our key technology partners. Reference design is a major initiative for us. In the area of 64-bit reference designs, we have developed server and workstation products based on next-generation, industry-standard microprocessors from AMD and Intel. Over time, our investment in research and development activities could fluctuate based on the level of development activity we have in our reference design service offering.

Supply Chain Management

        We have strong relationships with a broad range of suppliers. We use electronic data interchange with our key suppliers and ensure speed of supply through the use of automated receiving and full-service distribution capabilities. During 2003, we procured and managed approximately $5 billion in materials and related services. We view this size of procurement as an important competitive advantage as it enhances our ability to obtain better pricing, influence component packaging and design, and obtain supply of components in constrained markets.

        We utilize two fully integrated enterprise systems which provide comprehensive information on our logistics, financial and engineering support functions. One system is used in Asia, Europe and several locations in the Americas and the other system is common throughout the rest of our operations. These systems provide management with the data required to manage the logistical complexities of the business. These systems are augmented by and integrated with other applications such as shop floor controls, component database management and design tools.

        We employ a strategy of risk minimization relative to our inventory and generally order materials and components only to the extent necessary to satisfy existing customer orders. We have implemented specific inventory management strategies with certain suppliers such as "supplier managed inventory" (pulling inventory at the production line on an as-needed basis) and "real-time component pricing" (the ability to obtain the advantage of the most recent price change in component pricing) designed to minimize the risk to us of cost fluctuations. In providing contract manufacturing services to our customers, we are largely protected from the risk of fluctuations in inventory costs, as these costs are generally passed through to customers.

        All of the products we manufacture or assemble require one or more components. In many cases, there may be only one supplier of a particular component. Some of these components could be rationed in response to supply shortages. We attempt to ensure continuity in the supply of these components. In cases where unanticipated customer demand or supply shortages occur, we attempt to arrange for alternative sources of supply, where available, or to defer planned production in response to the anticipated unavailability of the critical components. In some cases, supply shortages will substantially curtail production of all full system assemblies using a particular component. In addition, at various times there have been industry-wide shortages of electronic components. There can be no assurance that such shortages, or future fluctuations in material cost, will not have a material adverse effect on our results of operations, business, prospects and financial condition.

Intellectual Property

        We hold licenses to various technologies which we acquired in connection with acquisitions from Fujitsu-ICL, Hewlett-Packard, IBM, NEC Corporation and other companies. We believe that we have secured access to all required technology that is material to the current conduct of our business.

        We regard our manufacturing processes and certain designs as proprietary trade secrets and confidential information. We also have intellectual property associated with our reference design activity and may develop additional intellectual property based on the products we may produce in the future with this service offering. We rely largely upon a combination of trade secret laws, non-disclosure agreements with our customers and suppliers and our internal security systems, confidentiality procedures and employee confidentiality agreements to maintain the trade secrecy of our designs and manufacturing processes. Although we take steps to protect our trade secrets, there can be no assurance that misappropriation will not occur.

        We currently have a limited number of patents and patent applications pending. However, we believe that the rapid pace of technological change makes patent protection less significant than such factors as the knowledge and experience of management and personnel and our ability to develop, enhance, and market manufacturing services.

        We license some technology from third parties which we use in providing manufacturing services to our customers. We believe that such licenses are generally available on commercial terms from a number of licensors. Generally, the agreements governing such technology grant to us non-exclusive, worldwide licenses with respect to the subject technology and terminate upon a material breach by us of the terms of the licensing agreement.

Competition

        We compete on a global basis to provide electronics manufacturing services to OEMs in our end markets. Our competitors include a large number of domestic and foreign companies, such as Flextronics International, Hon Hai Precision Industry, Sanmina-SCI Corporation, Solectron Corporation and Jabil Circuit, as well as smaller EMS companies that often have a regional, product, service or industry specific focus. In addition, in recent years, ODMs, companies that provide design and manufacturing services to OEMs, have been increasing their share of outsourced manufacturing services provided to OEMs in several markets, such as notebook and desktop computers, personal computer motherboards, and consumer electronic products, such as cell phones. While we have not to date encountered significant competition from ODMs, such competition may increase if our business in these markets grows or if ODMs expand further into or beyond these markets.

        We could also face competition from current and prospective customers which evaluate our capabilities against the merits of manufacturing products internally. We compete with different companies depending on the type of service or geographic area. Certain of our competitors may have greater manufacturing, financial, research and development, and marketing resources than we do. We believe that the primary basis of competition in our targeted markets is manufacturing technology, quality, responsiveness, the provision of value-added services and price. To remain competitive, we believe we must continue to provide technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis and compete favorably on the basis of price.

Human Resources

        As of December 31, 2003, we employed over 40,000 permanent and temporary (contract) employees worldwide. Given the variable nature of our project flow and the quick response time required by our customers, it is critical that we be able to quickly ramp our production up or down to maximize efficiency. To achieve this, our strategy has been to employ a skilled temporary labor force, as required.

        Culturally, we are team-oriented, values-driven, empowerment-based, dynamic and results-oriented, with an overriding sensitivity to customer service and quality at all levels. This environment is a critical factor for us to be able to fully utilize the intellectual capital of our employees. We believe that our employee relations are good. Certain of our employees in the United Kingdom, France, Italy, Mexico, U.S., Japan and Brazil are represented by unions.

Environmental Matters

        We are subject to extensive environmental, health and safety laws and regulations, including measures relating to the release, use, storage, treatment, transportation, discharge, disposal and remediation of contaminants, hazardous substances and wastes, as well as practices and procedures applicable to the construction and operation of our plants. We believe that we are in compliance in all material respects with current environmental laws. However, there can be no assurance that we will not experience difficulties with our efforts to maintain material compliance at our facilities, or to comply either with currently applicable environmental laws or environmental laws as they change in the future, or that our continued compliance efforts (or failure to comply with applicable requirements) will not have a material adverse effect on our results of operations, business, prospects, and financial condition. Our need to comply with present and changing future environmental laws could restrict our ability to modify or expand our facilities or continue production and could require us to acquire costly equipment or to incur other significant expense.

        Some of our operating sites have a history of industrial use. As is typical for such businesses, soil and groundwater contamination has occurred. From time to time we investigate, remediate and monitor soil and groundwater contamination at certain of our operating sites.

        Except for the facilities we acquired in the Omni transaction, Phase I or similar environmental assessments (which involve general inspections without soil sampling or ground water analysis) were obtained for most of the manufacturing facilities we lease or own in connection with our acquisition or lease of such facilities. Where contamination is suspected, Phase II intrusive environmental assessments (including soil and/or groundwater testing) are usually performed. We expect to conduct such environmental assessments in respect to future property acquisitions where consistent with local practice. These environmental assessments have not revealed any environmental liability that we believe, based on current information, will have a material adverse effect on our results of operations, business, prospects or financial condition, nor are we aware that we have any such material environmental liability, in part because of the contractual retention of liability for some contamination and its remediation by landlords and former owners at some sites. It is possible that our assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are not presently aware or that future changes in law or enforcement standards will cause us to incur significant costs or liabilities in the future.

Backlog

        Although we obtain firm purchase orders from our customers, OEM customers typically do not make firm orders for delivery of products more than 30 to 90 days in advance. We do not believe that the backlog of expected product sales covered by firm purchase orders is a meaningful measure of future sales, since orders may be rescheduled or canceled.

Seasonality

        With a significant exposure to computing and communications infrastructure products, we have historically seen a level of seasonality in its quarterly revenue patterns. This seasonality has generally resulted in lower volumes in our first quarter, gradually increasing throughout the year, culminating in higher revenue in the fourth quarter. Seasonality is also reflective of the mix and complexity of the products manufactured. As a result of this mix and our efforts to diversify our revenue base, it is difficult to predict the extent and impact of seasonality on our business.

Litigation

        We are party to litigation from time to time. We currently are not party to any legal proceedings which management expects will have a material adverse effect on the results of operations, business, prospects or financial condition of Celestica.

Description of Property

        The following table summarizes our principal facilities as of April 1, 2004. Our facilities are used to manufacture printed circuit boards, assemble and configure final systems and for other related manufacturing and customer support activities.

Facility	Manufacturing Square Footage	Owned/Leased
	(in thousands)
Toronto, Ontario	888	Owned
Montreal, Quebec(1)	180	Owned
Denver, Colorado	235	Leased
Little Rock, Arkansas	424	Owned
Fort Collins, Colorado	200	Owned
Chippewa Falls, Wisconsin(1)	127	Owned
Salem, New Hampshire	278	Leased
San Jose, California	131	Leased
Mt. Pleasant, Iowa	85	Leased
Milwaukie, Oregon	61	Leased
Charlotte, North Carolina	273	Leased
Raleigh, North Carolina	70	Leased
Arden Hills, Minnesota	158	Leased
Austin, Texas	51	Leased
Dallas, Texas	69	Leased
Kidsgrove, England	100	Owned
Telford, England	50	Owned
Galway, Ireland	133	Leased
Vimercate, Italy	550	Owned
Saumur, France	142	Owned
Guerande, France	130	Owned
Rajecko, Czech Republic	170	Owned
Kladno, Czech Republic	166	Owned
Barcelona, Spain	58	Leased
Valencia, Spain(2)	518	Leased/Owned
Monterrey, Mexico(2)	327	Leased/Owned
Reynosa, Mexico(2)	481	Leased
Queretaro, Mexico	77	Leased
Aquadilla, Puerto Rico	94	Leased
Jaguariuna, Brazil	134	Leased
Shanghai, China	392	Owned
Dongguan, China	331	Leased
Suzhou, China(2)	516	Owned/Leased
Xiamen, China	25	Leased
Shatin, Hong Kong	82	Leased
Indonesia	48	Leased
Johor Bahru, Malaysia(2)	497	Leased
Kulim, Malaysia	324	Owned
Singapore(3)	315	Owned/Leased
Japan(3)	491	Owned/Leased
Laem Chabang, Thailand	437	Leased
Rayong, Thailand	41	Leased
Cebu, Philippines	125	Owned

(1)
As part of our restructuring plans, we have announced that we will close this site by the end of 2004.

(2)
This represents two facilities.

(3)
This represents three facilities.

        Our principal executive office is located at 1150 Eglinton Avenue East, Toronto, Ontario M3C 1H7. All of our principal facilities are ISO certified to ISO 9001 or ISO 9002 standards. Most of our principal facilities are also certified to the ISO 14001 (environmental) standards.

        The leases for our leased facilities expire between 2004 and 2056. We currently expect to be able to extend the terms of expiring leases or to find replacement facilities on reasonable terms.

        As part of our restructuring plans, we have consolidated facilities and changed our strategic focus as to the number and geography of sites. We have rationalized our global manufacturing network to increase the percentage of our facilities in lower cost geographies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Operating Results" for additional information concerning our restructurings.

MANAGEMENT

Senior Management

        Our executive officers are appointed annually and serve at the discretion of the board of directors. The following table sets forth certain information regarding our senior officers.

Name	Age	Position with Celestica
Stephen W. Delaney	44	Chief Executive Officer
J. Marvin MaGee	51	President
Anthony P. Puppi	46	Chief Financial Officer
Neo Kia Quek	56	President, Asia Operations
John Boucher	44	President, Americas Operations
Peter J. Bar	46	Senior Vice President and Corporate Controller
Arthur P. Cimento	46	Senior Vice President, Corporate Strategies
Elizabeth L. DelBianco	44	Senior Vice President, Chief Legal Officer and Corporate Secretary
Iain S. Kennedy	42	Group Executive, Global Supply Chain and Information Technology
Lisa J. Colnett	46	Senior Vice President, Human Resources
Paul Nicoletti	36	Senior Vice President and Corporate Treasurer
Rahul Suri	39	Senior Vice President, Corporate Development

        The following is a brief biography of each of our senior officers:

        Stephen W. Delaney has been Celestica's Chief Executive Officer since January 2004. Mr. Delaney is responsible for charting Celestica's course and overall company strategy. Prior to this position, he was the President, Americas operations, where he was responsible for Celestica's operations in the region. Before joining Celestica in 2001, Mr. Delaney was the Vice President and General Manager of Interior and Exterior Systems Business at Visteon Automotive Services, where he was responsible for a division with 25 plants and 25,000 employees spanning North and South America, Europe, and Asia. Prior to joining Visteon in 1997, as Vice President of Supply, Mr. Delaney held executive and senior management roles in the operations of AlliedSignal's Electronic Systems business, Ford's Electronics Division, and IBM's Telecommunications division. Mr. Delaney holds a Master of Business Administration degree from Duke University in North Carolina and a Bachelor of Science degree in Industrial Engineering from Iowa State University.

        J. Marvin MaGee has been President of Celestica since February 2001. In his current role, he is responsible for Celestica's worldwide business development including Regional Sales, Global Customer Accounts, Diversified Markets and Marketing and Sales. Previously he served as President and Chief Operating Officer of Celestica from February 2001 until April 2004. Prior to that, he held the position of Executive Vice President, Worldwide Operations since October 1999. Mr. MaGee joined the company in January 1997, as Senior Vice President, Canadian Operations. Before joining Celestica, he spent 18 years with IBM Canada where he held a number of executive positions in manufacturing and development, with assignments in Canada and the United States. Mr. MaGee holds a Bachelor of Science degree in Mechanical Engineering from the University of New Brunswick and a Master of Business Administration degree from McMaster University.

        Anthony P. Puppi has been the Chief Financial Officer of Celestica since its establishment and was a Director of Celestica from October 1996 to April 2002. Mr. Puppi is responsible for Celestica's global financial activities. He was appointed Executive Vice President in October 1999, and served as General Manager, Global Services from January 2001 until April 2004. From 1980 to 1992, he held positions of increasing financial management responsibility with IBM Canada. Mr. Puppi holds a Bachelor of Business Administration degree in Finance and a Master of Business Administration degree from York University.

        Neo Kia Quek has been the President, Asia Operations of Celestica since September 2002. He is responsible for Celestica's operations in China, Hong Kong, Indonesia, Japan, Malaysia, Singapore and Thailand. Prior to that, Mr. Quek was Senior Vice President, Asia Operations from February 2000. Before joining Celestica in 1999, he was the Senior Vice President of Asia Operations for IMS. Mr. Quek has over

25 years direct high-tech experience and, over the course of his career, has held positions at Intel, Seagate, National Semi-conductor, GE, SCI Systems and Siemens in operations, repair services, process engineering, quality assurance and power. Mr. Quek holds a Bachelor degree in Management Studies from the Management Institute of Singapore.

        John Boucher joined Celestica in March 2004. He currently holds the position of President, Americas Operations, and is responsible for all manufacturing operations in Canada, the U.S., Mexico and Brazil. Prior to joining Celestica, he was Group Vice President, Electronics Manufacturing Services Operations, MSL since 2003. Prior to that, Mr. Boucher was Corporate Vice President, Global Supply Chain Management since 1999. Before joining MSL in 1995 as part of the company's founding team, Mr. Boucher managed the start up of after-market operations at Circuit Test Inc. Prior to that, he spent over 17 years with Digital Equipment Corporation, where he held a number of senior management positions. Mr. Boucher's educational background includes: the Executive Program in International Management, Babson College, Wellesley, Massachusetts; the Professional Enrichment program, Boston University; and Fitchburg State College, Business Management program.

        Peter J. Bar has been Corporate Controller of Celestica since February 1999 and was appointed Senior Vice President in April 2004. He joined Celestica in March 1998, as Vice President, Finance — Power Systems. Prior to joining Celestica, Mr. Bar was the Director of Finance for the Personal Systems Group of IBM Canada. During his 14-year career in the information technology industry, he has served in several senior management positions for both IBM Canada and IBM's headquarters in Armonk, New York. Mr. Bar holds a Bachelor of Commerce degree from the University of Toronto and a Chartered Accountant designation.

        Arthur P. Cimento joined Celestica in September 1999 as Senior Vice President, Corporate Strategies. Prior to joining Celestica, he was at McKinsey & Co., a leading international management consulting firm, with a client portfolio focused on electronics operations. Mr. Cimento joined McKinsey in 1988, was elected a Principal in 1993, and held leadership positions in McKinsey's Operations and Electronics practices. Before joining McKinsey, Mr. Cimento held management positions in several engineering services firms. He is a director of the San Francisco Chamber of Commerce. Mr. Cimento holds both a Bachelor of Science and a Master of Science degree in Mechanical Engineering from the Massachusetts Institute of Technology.

        Elizabeth L. DelBianco joined Celestica in February 1998. As the Senior Vice President, Chief Legal Officer and Corporate Secretary, she is responsible for the legal affairs of Celestica on a global basis, including all aspects of regulatory compliance and corporate governance. Ms. DelBianco came to Celestica following a 13-year career as a senior corporate legal advisor in the telecommunications industry. Ms. DelBianco is currently a member of the Continuous Disclosure Advisory Committee to the Ontario Securities Commission. Ms. DelBianco holds a Bachelor of Arts degree from the University of Toronto, a Bachelor of Laws degree from Queen's University and a Master of Business Administration degree from the University of Western Ontario. She is admitted to practice in Ontario and New York.

        Iain S. Kennedy has been Senior Vice President of Celestica since 1996. He is currently responsible for Celestica's Global Supply Chain Management (SCM) and Information Technology (IT) organizations, which includes maintaining industry-leading performance and deploying a competitive operational strategy across the company's sophisticated global manufacturing network. Previously, he was responsible for the integration of new acquisitions as well as South American Operations from October 2000 until November 2002. Prior to that he led Celestica's Mergers and Acquisitions team from 1996 through September 2000. Mr. Kennedy joined IBM Canada in 1984, and, over the course of his career, has held a number of senior management positions in key areas of the business, including supply chain management, manufacturing operations, business development, and information technology as Chief Information Officer from 1996 to 1998. Mr. Kennedy holds a Bachelor of Science degree in Computer Science from the University of Western Ontario and a Master of Business Administration (Ivey Scholar) degree from the Richard Ivey School of Business, University of Western Ontario.

        Lisa J. Colnett has been a Senior Vice President since October 1996. In her current role as Senior Vice President, Human Resources, she is responsible for Celestica's global human resources programs and practices. Previously, Ms. Colnett served as Senior Vice President, Chief Information Officer and Worldwide Process Management, and was responsible for key functions including information technology and manufacturing. Prior to that, Ms. Colnett headed the Memory Division of Celestica. Ms. Colnett joined IBM Canada in 1981, and, over the course of her career, has had experience in materials logistics, cost engineering, site logistics, manufacturing management and human resources. Ms. Colnett holds a Bachelor of Business Administration degree from the University of Western Ontario.

        Paul Nicoletti has been Corporate Treasurer since September 2002 and was appointed Senior Vice President in April 2004. He is responsible for all corporate finance and treasury-related matters, in addition to global tax. Previously, he was Vice President, Global Financial Operations from February 2001, where he led the regional financial organizations on a global basis. Prior to that, from August 1999, he was Vice President, Finance and was responsible for all financial aspects of Celestica's Canadian and Mexico EMS operations. Mr. Nicoletti joined IBM in 1989 and, over the course of his career, has held a number of senior financial roles in business development, planning, accounting, pricing and financial strategies. He was responsible for leading all financial strategies and due diligence relating to the divestiture of Celestica from IBM. Mr. Nicoletti holds a Bachelor of Arts degree from the University of Western Ontario and a Master of Business Administration degree from York University.

        Rahul Suri has been Senior Vice President of Celestica since July 2000. In his current role as Senior Vice President, Corporate Development, he is responsible for overseeing and implementing Celestica's corporate development (including acquisitions) strategy and program, and integrating each initiative Celestica completes. Prior to joining Celestica, he worked in a range of related positions, including Managing Director in the Mergers and Acquisitions Group at BMO Nesbitt Burns Investment Banking, and Partner at Davies Ward & Beck (now Davies Ward Phillips & Vineberg LLP). For three years, Mr. Suri was a visiting professor at Queen's University Law School, Ontario where he taught advanced corporate law and mergers and acquisitions to final year students. In 1992, he served as an Advisor to the chairman and the executive director of the Ontario Securities Commission. Mr. Suri has a Master of Arts degree in Law from Cambridge University, England and is qualified as a barrister and solicitor in the Province of Ontario.

Directors

        Each of our directors is elected by our shareholders to serve until the next annual meeting or until a successor is elected or appointed. The following table sets forth certain information regarding the directors.

Name	Age	Position with Celestica
Robert L. Crandall	68	Chairman of the Board and Director
William A. Etherington	62	Director
Richard S. Love	66	Director
Anthony R. Melman	56	Director
Gerald W. Schwartz	62	Director
Charles W. Szuluk	61	Director
Don Tapscott	56	Director

        The following is a brief biography of each of our directors:

        Robert L. Crandall was appointed Chairman of the Board of Celestica in January 2004. He is the retired Chairman of the Board and Chief Executive Officer of AMR Corporation/American Airlines Inc. Mr. Crandall has been a director of Celestica since July 1998. He is also a director of Air Cell Inc., Anixter International Inc., the Halliburton Company and i2 Technologies Inc. He is also a member of the Advisory Council of American International Group, Inc. and of the Federal Aviation Administration Management Advisory Committee. Mr. Crandall holds a Bachelor of Science degree from the University of Rhode Island and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania.

        William A. Etherington is director and the Non-Executive Chairman of the Board of Canadian Imperial Bank of Commerce. He also serves on the boards of Allstream Inc., Dofasco Inc., MDS Inc. and The Relizon Company (private equity). Mr. Etherington has been a director of Celestica since October 2001. He is the former Senior Vice President and Group Executive, Sales and Distribution, IBM and Chairman, President and Chief Executive Officer of IBM World Trade Corporation. After joining IBM Canada in 1964, Mr. Etherington ran successively larger portions of the company's business in Canada, Latin America,

Europe and from the corporate office in Armonk, New York. He retired from IBM after a 37-year career. Mr. Etherington holds a Bachelor of Science degree in Electrical Engineering and a Doctor of Laws (Hon.) from the University of Western Ontario.

        Richard S. Love is a former Vice President of Hewlett-Packard and a former General Manager of the Computer Order Fulfillment and Manufacturing Group for Hewlett-Packard's Computer Systems Organization. Mr. Love has been a director of Celestica since July 1998. From 1962 until 1997, he held positions of increasing responsibility with Hewlett-Packard, becoming Vice President in 1992. He is a former director of HMT Technology Corporation (electronics manufacturing) and the Information Technology Industry Council. Mr. Love holds a Bachelor of Science degree in Business Administration and Technology from Oregon State University and a Master of Business Administration degree from Fairleigh Dickinson University.

        Anthony R. Melman is Managing Director of Onex and has been a director of Celestica since 1996. Dr. Melman joined Onex in 1984. He serves on the boards of various Onex subsidiaries. From 1977 to 1984, Dr. Melman was Senior Vice President of Canadian Imperial Bank of Commerce, in charge of worldwide merchant banking, project financing, acquisitions and other specialized financing activities. Prior to emigrating to Canada in 1977, he had extensive merchant banking experience in South Africa and the U.K. Dr. Melman is also a director of The Baycrest Centre Foundation, The Baycrest Centre for Geriatric Care, the University of Toronto Asset Management Corporation, and a member of the Board of Governors of Mount Sinai Hospital. He is also Chair of Fundraising for the Pediatric Oncology Group of Ontario (POGO). Dr. Melman holds a Bachelor of Science degree in Chemical Engineering from the University of The Witwatersrand, a Master of Business Administration (gold medalist) from the University of Cape Town and a Ph.D. in Finance from the University of The Witwatersrand.

        Gerald W. Schwartz is the Chairman of the Board, President and Chief Executive Officer of Onex and has been a director of Celestica since July 1998. Prior to founding Onex in 1983, Mr. Schwartz was a co-founder (in 1977) of what is now CanWest Global Communications Corp. He is a director of Onex, The Bank of Nova Scotia, Phoenix Entertainment Corp. and Vincor International Inc., and Chairman of Loews Cineplex Entertainment Corporation. Mr. Schwartz is also Vice Chairman and member of the Executive Committee of Mount Sinai Hospital, and is a director, governor or trustee of a number of other organizations, including Junior Achievement of Toronto, Canadian Council of Christians and Jews, The Board of Associates of the Harvard Business School and The Simon Wiesenthal Center. He holds a Bachelor of Commerce degree and a Bachelor of Laws degree from the University of Manitoba, a Master of Business Administration degree from the Harvard University Graduate School of Business Administration, and a Doctor of Laws (Hon.) from St. Francis Xavier University.

        Charles W. Szuluk, formerly an officer of Ford Motor Company, was President of Visteon Automotive Systems, and a former Group Vice President. From 1988 until 1999, he held positions of increasing responsibility with Ford, including General Manager, Electronics Division, and Vice President, Process Leadership and Information Systems. He retired from Ford in 1999. Prior to joining Ford, he spent 24 years with IBM in a variety of management and executive management positions. Mr. Szuluk holds a Bachelor of Science degree in Chemical Engineering from the University of Massachusetts and attended Union College of New York in Advanced Graduate Studies.

        Don Tapscott is an internationally respected authority, consultant and speaker on business strategy and organizational transformation. He is the author of several widely read books on the application of technology in business. Mr. Tapscott is President of New Paradigm Learning Corporation — a business strategy and education company he founded in 1992, and an adjunct Professor of Management at the University of Toronto's Joseph L. Rotman School of Management. He is also a founding member of the Business and Economic Roundtable on Addiction and Mental Health, and a fellow of the World Economic Forum. Mr. Tapscott has been a director of Celestica since September 1998. He holds a Bachelor of Science degree in Psychology and Statistics, and a Master of Education degree, specializing in Research Methodology, as well as a Doctor of Laws (Hon.) from the University of Alberta.

        There are no family relationships among any of the foregoing persons, and there are no arrangements or understandings with any person pursuant to which any of our directors or members of senior management were selected.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information concerning the direct and beneficial ownership of our shares at May 1, 2004 by: (i) each person known to us to own beneficially, directly or indirectly, 5% or more of the subordinate voting shares or the multiple voting shares; (ii) each director who holds shares, the Chief Executive Officer and each of the four other most highly compensated executive officers; and (iii) all of our directors and executive officers as a group. Unless otherwise noted, the address of each of the shareholders named below is our principal executive office. In this table, multiple voting shares are referred to as "MVS", subordinate voting shares are referred to as "SVS", and our Liquid Yield Option™ Notes due 2020 are referred to as "LYONs."

Name of Beneficial Owner(1)	Voting Shares		Percentage of Class	Percentage of all Equity Shares	Percentage of Voting Power
Onex Corporation(2)(3)	39,065,950	MVS	100.0%	17.5%	84.1%
	3,139,920	SVS	1.7%	1.4%	*
Gerald W. Schwartz(2)(4)	39,065,950	MVS	100.0%	17.5%	84.1%
	3,328,664	SVS	1.8%	1.5%	*
FMR Corp.(5)(6)	21,923,981	SVS	11.9%	9.8%	1.9%
Robert L. Crandall(7)	132,500	SVS	*	*	*
	15,130	LYONs(8)	*	*	*
William E. Etherington(9)	23,750	SVS	*	*	*
Richard S. Love(10)	116,520	SVS	*	*	*
Anthony R. Melman(2)(11)	450,000	SVS	*	*	*
Charles W. Szuluk(12)	5,000	SVS	*	*	*
Don Tapscott(13)	111,250	SVS	*	*	*
Stephen W. Delaney	117,901	SVS	*	*	*
J. Marvin MaGee	382,382	SVS	*	*	*
Anthony P. Puppi	382,138	SVS	*	*	*
John Boucher	62,251	SVS	*	*	*
Neo Kia Quek	427,250	SVS	*	*	*
All directors and executive officers as a group (19 persons, including above)(14)	39,065,950	MVS	100.0%	17.5%	84.1%
	6,095,075	SVS	3.3%	2.7%	*
Total percentage of all equity shares and total percentage of voting power				20.2%	84.6%

*
Less than 1%.

(1)
As used in this table, "beneficial ownership" means sole or shared power to vote or direct the voting of the security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct a disposition, of a security). A person is deemed at any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days of such date. Certain shares subject to options granted pursuant to management investment plans of Onex are included as owned beneficially by named individuals, although the exercise of these options is subject to Onex meeting certain financial targets. More than one person may be deemed to have beneficial ownership of the same securities.

(2)
The address of such shareholders is: c/o Onex Corporation, 161 Bay Street, P.O. Box 700, Toronto, Ontario, Canada M5J 2S1.

(3)
Includes 11,635,958 multiple voting shares held by wholly-owned subsidiaries of Onex, 1,252,416 subordinate voting shares held in trust for Celestica Employee Nominee Corporation as agent for and on behalf of certain executives and employees of Celestica pursuant to certain of Celestica's employee share purchase and option plans, 33,755 subordinate voting shares representing an undivided interest of approximately 10.2% in 330,872 subordinate voting shares, and 225,376 subordinate voting shares directly or indirectly held by certain officers of Onex which Onex has the right to vote. Of these shares, 9,214,320 subordinate voting shares may be delivered, at the issuer's option, upon the exercise or redemption, or at maturity or acceleration, of exchangeable debentures due 2025 issued by certain subsidiaries of Onex and 1,757,467 subordinate voting shares may be delivered, at the option of Onex or certain persons related to Onex, to satisfy the obligations of such persons under equity forward agreements. If a debenture is exercised or an equity forward agreement is settled and the issuer of the debenture or, in the case of an equity forward agreement, Onex does not elect to satisfy its obligations in cash rather than delivering subordinate voting shares, if the issuer or Onex, as the case may be, does not hold a sufficient number of subordinate voting shares to satisfy its obligations, the requisite number of multiple voting shares held by such person will immediately be converted into subordinate voting shares, which will be delivered to satisfy such obligations.

    Multiple voting shares will be converted automatically into subordinate voting shares upon any transfer thereof, except (i) a transfer to Onex or any affiliate of Onex or (ii) a transfer of 100% of the outstanding multiple voting shares to a purchaser who also has offered to purchase all of the outstanding subordinate voting shares for a per share consideration identical to, and otherwise on the same terms as, that offered for the multiple voting shares and the multiple voting shares held by such purchaser thereafter shall be subject to the provisions relating to conversion as if all references to Onex were references to such purchaser. In addition, if (i) any holder of any multiple voting shares ceases to be an affiliate of Onex or (ii) Onex and its affiliates cease to have the right, in all cases, to exercise the votes attached to, or to direct the voting of, any of the multiple voting shares held by Onex and its affiliates, such multiple voting shares shall convert automatically into subordinate voting shares on a one-for-one basis. For these purposes, (i) "Onex" includes any successor corporation resulting from an amalgamation, merger, arrangement, sale of all or substantially all of its assets, or other business combination or reorganization involving Onex, provided that such successor corporation beneficially owns directly or indirectly all multiple voting shares beneficially owned directly or indirectly by Onex immediately prior to such transaction and is controlled by the same person or persons as controlled Onex prior to the consummation of such transaction; (ii) a corporation shall be deemed to be a subsidiary of another corporation if, but only if (a) it is controlled by that other, or that other and one or more corporations each of which is controlled by that other, or two or more corporations each of which is controlled by that other, or (b) it is a subsidiary of a corporation that is that other's subsidiary; (iii) "affiliate" means a subsidiary of Onex or a corporation controlled by the same person or company that controls Onex; and (iv) "control" means beneficial ownership of, or control or direction over, securities carrying more than 50% of the votes that may be cast to elect directors if those votes, if cast, could elect more than 50% of the directors. For these purposes, a person is deemed to beneficially own any security which is beneficially owned by a corporation controlled by such person.

    Onex, which owns all of the outstanding multiple voting shares, has entered into an agreement with Computershare Trust Company of Canada, as trustee for the benefit of the holders of the subordinate voting shares, that has the effect of preventing transactions that otherwise would deprive the holders of subordinate voting shares of rights under applicable provincial take-over bid legislation to which they would have been entitled in the event of a take-over bid for the multiple voting shares if the multiple voting shares had been subordinate voting shares.

    The shares Onex owns and the shares Onex has the right to vote represent in the aggregate 84% of the voting power of all Celestica shares. If the issuer of the exchangeable debentures or the party to the equity forward agreements, as the case may be, elects to deliver solely subordinate voting shares and no cash upon the exchange or redemption, or at maturity or acceleration, of the debentures or the settlement of the equity forward agreement, as the case may be, the number of shares owned by Onex, together with those shares Onex has the right to vote, would, if such delivery had occurred on May 1, 2004, represent in the aggregate 79% of the voting interest in our company.

  (4)
  Includes 188,744 subordinate voting shares owned by a company controlled by Mr. Schwartz and all of the shares of Celestica beneficially owned by Onex, or in respect of which Onex exercises control or direction, of which 1,077,500 subordinate voting shares are subject to options granted to Mr. Schwartz pursuant to certain management incentive plans of Onex. Mr. Schwartz is a director of Celestica and the Chairman of the Board, President and Chief Executive Officer of Onex, and controls Onex through his ownership of shares with a majority of the voting rights attaching to all shares of Onex. Accordingly, Mr. Schwartz may be deemed to be the beneficial owner of the Celestica shares owned by Onex.

  (5)
  The address of this shareholder is: 82 Devonshire Street, Boston, Massachusetts 02109.

  (6)
  FMR Corp. only recently became a beneficial owner of 5% or more of our subordinate voting shares. This information reflects share ownership as of May 7, 2004 and is taken from a news release and early warning report delivered to us by FMR Corp.

  (7)
  Includes 112,500 subordinate voting shares subject to exercisable options.

  (8)
  Each LYON is convertible into 5.6748 subordinate voting shares at the option of the holder.

  (9)
  Includes 13,750 subordinate voting shares subject to exercisable options.

  (10)
  Includes 111,250 subordinate voting shares subject to exercisable options.

  (11)
  Includes 274,588 subordinate voting shares owned by Onex which are subject to options granted to Dr. Melman pursuant to certain management investment plans of Onex.

  (12)
  Represents 5,000 subordinate voting shares subject to exercisable options.

  (13)
  Represents 111,250 subordinate voting shares subject to exercisable options.

  (14)
  Includes 190,200 subordinate voting shares held by Towers Perrin Share Plan Services, in trust for Celestica Employee Nominee Corporation as agent for and on behalf of individual Celestica executives, pursuant to the provisions of Celestica employee benefit plans, and 337,016 subordinate voting shares which are subject to options.

RELATED PARTY TRANSACTIONS

Interest of Management in Certain Transactions

        We and Onex are parties to an Amended and Restated Management Services Agreement, dated July 1, 2003, under which Onex has agreed to provide certain strategic planning, financial and support services to us of such nature as we may reasonably request from time to time having regard to Onex's experience, expertise and personnel or the personnel of its subsidiaries, as the case may be. We have agreed to pay Onex certain fees under the agreement including a base fee and a performance incentive fee, if any. The base fee is equal to approximately $500,000 per year, increasing on January 1, 2005 to $1,000,000 per year. The incentive fee payable in any year is tied to company performance. The agreement also provides that if we use Onex management personnel to provide investment banking or financial advice in connection with any acquisition, Onex will be entitled to receive fees consistent in the determination of our Board of Directors with fees typically paid for financial advice in such circumstances to investment bankers or other expert advisors at arm's-length to us. The agreement terminates on December 31, 2008, subject to automatic termination 30 days after the first day upon which Onex ceases to hold at least one multiple voting share. In the event of a change of control of Celestica, Onex is entitled to receive an amount equal to the difference between $10,000,000 and the aggregate amount of base fees and incentive fees paid to Onex during the term of the agreement, and no further base or incentive fees are payable thereafter. During 2003, we paid to Onex management-related fees of approximately $1.4 million. The payment obligations under the agreement are not considered to be material to either us or Onex.

Indebtedness of Directors and Senior Officers

        As at May 1, 2004, we had guaranteed approximately $4.1 million in aggregate indebtedness of certain of our officers and employees incurred in connection with the purchase of subordinate voting shares. The security for each of the guaranteed amounts is the purchased subordinate voting shares. The following table sets forth details of such guarantees by Celestica of indebtedness of our directors and officers.

Indebtedness of Senior Officers under Securities Purchase Programs(1)

Name and Principal Position	Largest amount outstanding during 2003(1)		Amount outstanding as at May 1, 2004(1)
J. Marvin MaGee President	$187,426		$187,426
R. Thomas Tropea Vice Chair, Worldwide Marketing and Business Development	$491,382		$491,382
Rahul Suri Senior Vice President, Corporate Development	$1,357,186	(2)	$1,373,471	(2)

(1)
All amounts shown are converted into U.S. dollars from Canadian dollars at an exchange rate of U.S.$1.00 = C$1.3228.

(2)
The amounts outstanding for Mr. Suri as at May 1, 2004 include accrued interest which is owed to us pursuant to an agreement entered into with Mr. Suri in 2000.

        No securities were purchased by any director or officer during 2003 with our financial assistance. No director, officer or employee was indebted to us other than in connection with securities purchase programs during the year ended December 31, 2003.

DESCRIPTION OF CERTAIN INDEBTEDNESS

$600.0 Million Revolving Term Credit Facility

        On June 4, 2004, we entered into an agreement governing our new senior credit facility. Our new senior credit facility amended our 364-day revolving credit facility and replaced our four-year term credit facility.

General

        Our new senior credit facility provides for a revolving credit facility of up to $600.0 million, which may be increased to up to $750.0 million if certain conditions are satisfied. The facility has a maturity date of June 4, 2007. Borrowings under the facility may be made in Canadian or U.S. dollars in the form of Canadian prime rate advances, bankers' acceptances, U.S. base rate advances, LIBOR advances or swing line advances (up to a maximum of $25.0 million). The facility also is available to support up to $50.0 million in letters of credit at our option in U.S. dollars, Canadian dollars, pounds sterling or Euros. Borrowed amounts repaid under the facility may be reborrowed up to the amount available from time to time thereunder.

Interest Rates, Fees and Prepayments

        Advances under our new senior credit facility (other than under the letters of credit) bear interest at Canadian prime rate, bankers' acceptance rate, U.S. base rate or LIBOR, plus, in each instance, an applicable margin determined based on our debt ratings provided by Moody's Investors Service or Standard & Poor's Ratings Service, or any successor to their respective rating agency businesses. The applicable margin for U.S. base rate advances, Canadian prime rate advances and swing line advances ranges from nil to 0.60% per annum, while the applicable margin for LIBOR advances and bankers' acceptance advances generally ranges from 0.75% to 1.60% per annum. An issuing fee equal to 0.1% of the face amount of the letter of credit is payable on the issuance of a letter of credit, as well as a quarterly fee ranging from 0.75% to 1.60% per annum (determined based on our debt ratings) of the undrawn portion of the face amount of the letter of credit. The lenders under the facility are paid a facility fee ranging from 0.125% to 0.40% per annum (determined based on our debt ratings) on the aggregate amount of commitments available thereunder, a utilization fee of 0.25% per annum on the aggregate principal amount of all outstanding advances thereunder for each day during the relevant period on which the aggregate principal amount of all outstanding advances exceeds 33.333% of the aggregate commitments thereunder and an upfront fee generally equal to (a) 0.01% on the aggregate amount of commitments less than or equal to $60.0 million and (b) 0.625% on the aggregate amount of commitments greater than $60.0 million available thereunder.

        Prepayments may be made, in whole or in part at our option, under the Canadian prime rate advances, bankers' acceptances, U.S. base rate advances, LIBOR advances, letters of credit or swing line advances subject to the giving of notice and the payment of any applicable breakage costs (only in the case of LIBOR advances) without any penalty or bonus.

Guarantees

        Our obligations under our new senior credit facility are guaranteed by our "material restricted subsidiaries" which are our designated subsidiaries and each other restricted subsidiary whose assets total greater than $150.0 million on an unconsolidated basis. "Restricted Subsidiaries" are all our subsidiaries that we do not designate as "Unrestricted Subsidiaries" under the agreement. Notwithstanding the foregoing, if the unconsolidated assets of all Restricted Subsidiaries which are not material restricted subsidiaries exceeds, in the aggregate, 10% of the unconsolidated assets of the borrowers and the Restricted Subsidiaries, we must designate additional Restricted Subsidiaries as material restricted subsidiaries so that the unconsolidated assets of all Restricted Subsidiaries which are not material restricted subsidiaries does not exceed the 10% threshold. The agreement also requires that the facility be guaranteed by any future material restricted subsidiaries.

Covenants

        The agreement governing our new senior credit facility contains restrictive covenants that, among other things and except as otherwise permitted thereunder, limit our ability to:

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    engage in business other than the businesses of conducting a broad range of electronics manufacturing services, a full range of supply chain management services, design services, design, production, distribution and sale of reference design and power products and any incidental businesses conducted by acquired businesses engaged in any one or more of the foregoing businesses;

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    create or permit liens;

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    dispose of assets;

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    merge or amalgamate or consolidate with another person; or

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    enter into transactions with identified related parties other than on an arm's length basis.

        The agreement also requires that we satisfy certain financial covenants and tests on a consolidated basis which, among other things, require that we:

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    maintain a ratio of EBITDA to interest expense (in each case, as defined in the agreement and calculated on a rolling four quarter basis) of at least 3.5:1.0;

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    not permit our ratio of gross funded debt to EBITDA (in each case, as defined in the agreement and calculated on a rolling four quarter basis) to exceed 4.00:1.0 for the fiscal quarter ended June 30, 2004, 3.75:1.0 for the fiscal quarter ended September 30, 2004, 3.50:1.0 for the fiscal quarter ended December 31, 2004 and 3.25:1.0 for any fiscal quarter thereafter; and

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    maintain in cash or cash equivalents an amount equal to the lesser of (a) the aggregate net proceeds of any public offering or private placement of securities evidencing indebtedness, and (b) the aggregate principal amount of the then outstanding LYONs issued by us, which shall be reduced by the amount of any payments made by us to repurchase outstanding LYONs, during the period ending on the earlier of (i) August 2, 2005, and (ii) the date on which no LYONs issued by us prior to the date hereof remain outstanding.

Events of Default

        The events of default under the agreement governing our new senior credit facility include the following:

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    a failure to pay principal when due;

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    a failure to pay interest for a period of three days after its due date or to pay any fee or other obligations for a period of five days after its due date;

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    a breach of a representation or warranty in any material respect;

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    a breach of any covenant or condition that is not cured within 30 days after receipt of notice of the breach;

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    a default in the payment when due whether by acceleration or otherwise, of any debt (other than under the facility) of Celestica or any of our restricted subsidiaries aggregating $50.0 million or more;

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    various events relating to the bankruptcy or insolvency of Celestica or any of our restricted subsidiaries;

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    one or more final judgments or orders shall be rendered against Celestica or any of our restricted subsidiaries in the amount of $25.0 million or more and shall not have been discharged and either an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or there shall have been a period of 30 consecutive days during which a stay of enforcement of such judgment or order by reason of a pending appeal or otherwise was not in effect;

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    Onex ceases to control Celestica (unless Celestica becomes widely-held, as defined in the agreement); and

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    a declaration, order or proposal for the winding-up of any pension plan which could reasonably be expected to have a material adverse effect.

        The foregoing summary describes certain provisions of the agreement governing our new senior credit facility. The foregoing summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the agreement.

Liquid Yield Option Notes Due 2020

        As at June 1, 2004, we had $1,154.7 million aggregate principal amount at maturity of Liquid Yield Option Notes due 2020 (Zero Coupon — Subordinated) outstanding. An aggregate of $1,813.6 million principal amount at maturity of LYONs were originally issued pursuant to an indenture dated August 1, 2000 between us and The Chase Manhattan Bank (now JPMorgan Chase Bank), as trustee, at an issue price of $475.66 per LYON (47.566% of the principal amount at maturity) for proceeds of $862.9 million. During 2002 and 2003 and through May 1, 2004, we repurchased in the open market LYONs having an aggregate principal amount at maturity of $658.8 million, for an aggregate repurchase price of $323.8 million. We have pre-approval to repurchase additional LYONs from time to time, at management's discretion. See "Management's Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources."

        The LYONs are subordinated in right of payment to all of our existing and future senior indebtedness, and any other senior subordinated indebtedness of the Company, including the notes we are issuing in this offering. The LYONs would be subordinated in right of payment to prior payment in full of all senior indebtedness upon any payment or distribution of our assets to creditors upon any dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors, marshaling of assets, whether voluntary or involuntary, or any bankruptcy, insolvency or similar proceeding. In the event of any acceleration of the LYONs because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full before the holders of the LYONs would be entitled to receive any payment or distribution, other than payments solely in subordinate voting shares. In addition, we are not permitted to make any payment on the LYONs, other than the payment solely in subordinate voting shares, if:

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    a default in payment of senior indebtedness designated in the indenture governing the LYONs, or designated senior indebtedness, including the notes we are issuing in this offering, occurs or is continuing beyond any applicable grace period; or

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    a non-payment default occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity and the trustee under the indenture governing the LYONs receives a notice of the default from us or any other person permitted to give such notice under the indenture (subject to certain exceptions).

        We will not pay interest on the LYONs prior to maturity conversion or repurchase. Instead, on August 1, 2020, the maturity date of the LYONs, a holder will receive $1,000 per LYON. The issue price of each LYON represents a yield to maturity of 3.75% per year (computed on a semi-annual bond-equivalent basis) calculated from August 1, 2000.

        Holders may convert their LYONs at any time prior to the maturity date, unless the LYONs have previously been redeemed or repurchased, into 5.6748 subordinate voting shares per LYON. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount.

        Holders may require us to repurchase all or a portion of their LYONs on August 2, 2005, at a price of $572.82 per LYON, on August 1, 2010 at a price of $689.68 per LYON, and on August 1, 2015 at a price of $830.47 per LYON. We may choose to pay the repurchase price in cash or subordinate voting shares or a combination of cash and subordinate voting shares.

        If we undergo a change in control or a delisting event (in each case as defined in the indenture) on or before August 1, 2005, we will be required to make an offer to repurchase all of the LYONs at a price equal to the issue price of the LYONs plus accrued original discount to the date of repurchase. We may choose to pay the repurchase price upon a change in control in cash or subordinate voting shares or a combination of cash and subordinate voting shares, except in certain events. We will pay the purchase price upon a delisting event in cash.

        We may redeem all or a portion of the LYONs for cash at any time on or after August 1, 2005 at certain specified redemption prices. We may also redeem the LYONs, in whole but not in part, at any time in the event of certain changes in Canadian tax laws, at certain specified redemption prices.

        The indenture provides for customary events of default including the following:

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    a default in payment of the principal amount at maturity, issue price, original issue discount, provisional redemption price, redemption price, repurchase price, change in control or delisting event repurchase price or additional amounts;

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    a breach of any agreement in the LYONs or the indenture that is not cured within 60 days after receipt of notice of the breach;

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    a failure to make any payment at the end of any applicable grace period after maturity of, or the acceleration of, indebtedness for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount in excess of $100.0 million that is not cured within 30 days after receipt of notice of the failure or acceleration; and

    •
    events involving the bankruptcy, insolvency or reorganization of us or our significant subsidiaries.

        The foregoing summary describes certain provisions of the indenture pursuant to which the LYONs were issued and the terms of the LYONs. The foregoing summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the indenture.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to Celestica Inc., and not to any of its subsidiaries.

        The Company will issue the notes (the "Notes") under an indenture to be dated as of June 16, 2004 (the "Base Indenture"), between the Company and JPMorgan Chase Bank (formerly, The Chase Manhattan Bank), as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, to be dated as of June 16, 2004, between the Company and the Trustee (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture"). The Indenture complies with the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

        The Company urges you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes. A copy of the form of Base Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part. A copy of the First Supplemental Indenture is available upon request as set forth under "Where You Can Find More Information."

Principal, Maturity and Interest

        The Company is issuing US$500.0 million aggregate principal amount of Notes in this offering and may, subject to compliance with the limitations described under "— Certain Covenants — Limitation on Debt and Preferred Stock," issue an unlimited principal amount of additional Notes at later dates under the same Indenture (the "Additional Notes"). The Company can issue the Additional Notes as part of the same series or as an additional series. Any Additional Notes that the Company issues in the future will be substantially identical in all respects to the Notes that the Company is issuing now, except that Additional Notes issued in the future will have different issuance dates and may have different issuance prices. The Company will issue Notes only in fully registered form without coupons, in denominations of US$1,000 and integral multiples of US$1,000.

        The Notes will mature on July 1, 2011.

        Interest on the Notes will accrue at a rate of 7 7/8% per annum and will be payable semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2005. The Company will pay interest to those persons who were holders of record on the December 15 or June 15 immediately preceding each interest payment date.

        Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subordination

        The Notes will be:

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  senior subordinated, unsecured obligations of the Company;

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  subordinated in right of payment to all existing and future Senior Debt of the Company and effectively subordinated in right of payment to indebtedness and other liabilities of the Company's subsidiaries;

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  equal in right of payment ("pari passu") with all future Senior Subordinated Debt of the Company; and

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  senior in right of payment to all existing and future Subordinated Obligations of the Company.

        The payment of principal of, premium, if any, interest on, and all other amounts payable in respect of, the Notes will be subordinated in right of payment to the payment when due in cash of all Senior Debt of the Company. As a result of this subordination, holders of Senior Debt will be entitled, in any of the following situations, to receive full payment in cash on all obligations owed to them before any kind of payment (other than in certain events, payment in Permitted Junior Securities) can be made to holders of the Notes:

  •
  liquidation, dissolution or winding-up of the Company;

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  bankruptcy, reorganization, insolvency, receivership or similar proceedings of or with respect to the Company or its Property;

  •
  an assignment for the benefit of the Company's creditors; or

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  any marshaling of the Company's assets and liabilities.

        As of March 31, 2004, after giving effect to the offering of the Notes and execution of the Credit Agreement, the Company would have had no Senior Debt, US$661.6 million of unused commitments made by lenders under the Credit Agreement and other Senior Debt, and US$500.0 million of Senior Subordinated Debt, consisting of the Notes.

        The Notes are obligations exclusively of the Company. All of the operations of the Company are conducted through subsidiaries. Therefore, the Company's ability to service its debt, including the Notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other distributions or payments to the Company. Although the Indenture contains certain limitations on restricting Subsidiaries from making dividend and other payments to the Company, the Indenture does not prohibit further restrictions of that nature. As a result, Subsidiaries may incur Debt that contains financial maintenance and other covenants that, if not satisfied, may restrict such Subsidiaries from making dividend and other payments to the Company. Provisions of law, such as those requiring that dividends be paid only out of surplus and laws limiting the ability of a subsidiary to render "financial assistance" to its parent, by way of loan or otherwise, will also limit the ability of our subsidiaries to make distributions, loans or other payments to the Company.

        In addition, the Company only has a stockholder's claim on the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors of the Company's subsidiaries have against those subsidiaries. Holders of the Notes will only be creditors of the Company and not of its subsidiaries. As a result, all the existing and future liabilities of the Company's subsidiaries, including any claims under Guarantees of Unregistered Senior Debt and any claims of trade creditors and preferred stockholders of such subsidiaries, will effectively rank senior to the Notes.

        The external liabilities of the Company's subsidiaries, after giving effect to the offering of the Notes and execution of the Credit Agreement, as of March 31, 2004, excluding unused commitments made by lenders, would have been approximately US$1.9 billion. The Company's subsidiaries have other liabilities, including Guarantees of the Company's obligations under the Credit Agreement and other contingent liabilities, that may be significant. Although the Indenture contains limitations on the amount of additional Debt that the Company and the Restricted Subsidiaries may Incur, the amount of such Debt could be substantial. In addition, such Debt may be Debt of subsidiaries, in which case such Debt would be effectively senior in right of payment to amounts owing in respect of the Notes. See "— Certain Covenants — Limitation on Debt and Preferred Stock."

        The Notes are unsecured obligations of the Company. Secured Debt of the Company will be effectively senior to the Notes to the extent of the value of the assets securing such Debt, as well as by virtue of its ranking in the case of secured Debt that constitutes Senior Debt. As of March 31, 2004, after giving effect to the offering of the Notes and execution of the Credit Agreement, the Company would have had no secured Debt.

        The Company may not pay principal of, or premium, if any, interest on, or any other amounts payable in respect of, the Notes (other than a payment in Permitted Junior Securities), or make any deposit in respect of the Notes pursuant to the provisions described under "— Defeasance" or "— Satisfaction and Discharge," and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes"), if:

          (a)   any principal, premium, interest or any other amount payable in respect of any Senior Debt is not paid within any applicable grace period (including at maturity), or

          (b)   any other default on Senior Debt occurs and is continuing and the maturity of such Senior Debt is accelerated in accordance with its terms, unless, in either case,

            (1)   the failure to pay or default has been cured or waived and any such acceleration has been rescinded, or

            (2)   such Senior Debt has been paid in full in cash;

provided, however, that the Company may pay amounts owing under or in respect of the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative(s) of the relevant Senior Debt.

        During the continuance of any default (other than a default described in clause (a) or (b) above) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or upon the expiration of any applicable grace period, the Company may not pay any amounts outstanding under or in respect of the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter, unless such Payment Blockage Period is earlier terminated by written notice to the Trustee and the Company from the Representative that gave such Payment Blockage Notice:

          (a)   because such default is no longer continuing, or

          (b)   because such Designated Senior Debt has been repaid in full in cash.

Unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, the Company may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the Notes after the end of such Payment Blockage Period.

        Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its Property or upon an assignment for the benefit of creditors or marshaling of assets and liabilities:

          (a)   the holders of Senior Debt will be entitled to receive payment in full in cash of the principal of, interest on and all other amounts payable in respect of Senior Debt before the holders of the Notes are entitled to receive any payment of principal of, or interest on, or any other amount payable to holders in respect of the Notes, except that holders of Notes may receive and retain Permitted Junior Securities; and

          (b)   until all principal of, interest on and other amounts payable in respect of the Senior Debt is paid in full in cash, any distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Debt, except that the holders of Notes may receive Permitted Junior Securities. If a payment or distribution is made to holders of Notes or the Trustee for the benefit of the holders of Notes that, due to the subordination provisions, should not have been made to them, such holders or the Trustee will be required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

        If payment of the Notes is accelerated in accordance with their terms while any Designated Senior Debt is outstanding, the Company may not pay any amounts owing under or in respect of the Notes until three business days after the Representatives of all issues of Designated Senior Debt receive notice of such acceleration and, thereafter, the Company may pay amounts owing under or in respect of the Notes only if the Indenture otherwise permits payment at that time.

        Because of the Indenture's subordination provisions, holders of Senior Debt of the Company and holders of other Debt of the Company that otherwise ranks pari passu with the Notes who have not subordinated their claims to the claims of holders of Senior Debt may recover disproportionately more than the holders of the Notes recover in a bankruptcy or similar proceeding relating to the Company. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of or interest on the Notes.

        Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust pursuant to the provisions described under "— Defeasance" and "— Satisfaction and Discharge" will not be subject to the subordination provisions described above.

        See "Risk Factors — We conduct substantially all of our operations through our subsidiaries, which may affect our ability to make payments on the notes", "— Our indebtedness could impair our financial condition and prevent us from fulfilling our obligations under the notes" and "Description of Certain Indebtedness."

Optional Redemption

        Starting on July 1, 2008, the Company may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, to but excluding the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Notes redeemed during the 12-month period commencing on July 1 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2008	103.938%
2009	101.969%
2010 and thereafter	100.000%

        In addition, at any time and from time to time prior to July 1, 2008, the Company may elect to redeem all or any portion of the Notes, after giving the notice required under the Indenture, at a redemption price equal to the greater of:

          (a)   100% of the principal amount of Notes to be redeemed, and

          (b)   the sum of the present values of (1) the redemption price of the Notes to be redeemed at July 1, 2008 (as set forth in the prior paragraph) of the Notes to be redeemed, and (2) the remaining scheduled payments of interest from the redemption date to July 1, 2008, but excluding accrued and unpaid interest to the redemption date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        In addition, at any time and from time to time, prior to July 1, 2007, the Company may redeem up to 35% of the aggregate principal amount of the Notes (including any Additional Notes) then outstanding with the net cash proceeds of one or more Public Equity Offerings, at a redemption price equal to 107.875% of the principal amount, plus accrued and unpaid interest to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) remains outstanding. Any such redemption shall be made within 90 days of the closing of such Public Equity Offering and upon not less than 30 nor more than 60 days' prior notice.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not listed on any national securities exchange, on a pro rata basis; provided, that no Notes of US$1,000 or less may be redeemed in part.

        Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. All amounts owing under or in respect of Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the principal amounts of Notes called for redemption.

Redemption for Tax Reasons

        The Company may, at its option, at any time redeem in whole but not in part the outstanding Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest (if any) to but excluding the date of redemption if it has become or would become obligated to pay on the next date on which any amount would be payable under or in respect of the Notes any Additional Amounts (as defined below) in respect of the Notes as a result of:

          (a)   any change in or amendment to the laws (or regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or

          (b)   any change in or amendment to any official position regarding the application or interpretation of such laws or regulations,

in either case, which change or amendment is announced or is effective on or after the Issue Date (unless announced prior to the Issue Date).

        It shall be a condition to the Company's right to redeem the Notes pursuant to the provisions set forth in the immediately preceding paragraph that, prior to giving any notice of redemption of the Notes, the Company shall have delivered to the Trustee:

          (a)   an Officers' Certificate stating that the obligation to pay such Additional Amounts cannot be avoided by the Company taking reasonable measures available to it; and

          (b)   an Opinion of Counsel that the Company has or will become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts in respect of the Notes as a result of an amendment or change of the type described in the immediately preceding paragraph, which opinion, in the case of an announced amendment or change, may assume that the announced amendment or change will become effective as of the date specified in such announcement and in the form announced and, where the change or amendment is one described in (b) above, may assume such official position accurately reflects the relevant law.

See "— Additional Amounts." Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes at its registered address.

Additional Amounts

        The Indenture provides that payments made by the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, interest, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax ("Taxes"), unless the Company is required to withhold or deduct Taxes under Canadian law or by the interpretation or administration thereof by the relevant taxing authority. If, after the Issue Date, the Company is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Company will pay to each holder of Notes that are outstanding on the date of the required payment or to the Trustee (as paying agent with respect to the Notes), such additional amounts ("Additional Amounts") as may be necessary so that the net amount (including the Additional Amounts) received by such holders of Notes or the Trustee, as the case may be, after such withholding or deduction will not be less than the amount such holders or the Trustee, as the case may be, would have received if such Taxes had not been withheld or deducted and similar payments (the term "Additional Amounts" shall also include any such similar payments) will also be made by the Company to holders of Notes or the Trustee, as the case may be, that are not subject to withholding but are required to pay tax directly on amounts otherwise not subject to withholding; provided that no Additional Amounts will be payable with respect to a payment made to a holder of the Notes in respect of the beneficial owner thereof (an "Excluded Holder"):

          (a)   with which the Company does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment,

          (b)   which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of the Notes, receipt of payments thereunder or enforcement of its rights in respect thereof,

          (c)   to the extent that such holder is subject to such Taxes by reason of the holder's failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Taxes but only to the extent that such holder is legally able to comply with such requirements,

          (d)   in circumstances where presentation of the Notes for payment is required, if the Notes are presented for payment more than 15 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever is later (except to the extent that the holder would have been entitled to such Additional Amounts had the Notes been presented on the last day of such 15-day period), or

          (e)   that is a fiduciary, a partnership or a person other than the beneficial owner of any payment on a Note, if and to the extent that, as a result of an applicable tax treaty, no Additional Amounts would have been payable had the applicable beneficiary, partner or beneficial owner owned the Notes directly (but only if there is no material cost or expense associated with transferring such Notes to such beneficiary, partner or beneficial owner and no restriction on such transfer that it outside the control of such beneficiary, partner or beneficial owner).

        The Company will also:

          (a)   make such withholding or deduction, and

          (b)   remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

The Company will furnish to the Trustee, or cause to be furnished to the Trustee, promptly after the payment of any Taxes becomes due pursuant to applicable law, copies of tax receipts evidencing such payment by the Company in such form as is provided in the normal course by the taxing authority imposing such Taxes and which is reasonably available to the Company.

        The Company will indemnify and hold harmless each holder of Notes that are outstanding on the date of the required payment (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of:

          (a)   any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes,

          (b)   any expenses arising therefrom or with respect thereto, and

          (c)   any Taxes imposed with respect to any reimbursement under clause (a) above.

        If the Company becomes obligated to pay Additional Amounts with respect to any payment under or in respect of the Notes, at least 30 days prior to the date on which such payment becomes due and payable (unless such obligations arise after such date), the Company will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable, and setting forth the amounts so payable, including Additional Amounts, and such other information as is necessary to enable the Trustee to pay such Additional Amounts to the holders of the Notes on the payment date. Whenever in the Indenture there is mentioned, in any context:

          (a)   the payment of principal (and premium, if any),

          (b)   purchase prices in connection with a repurchase or redemption of Notes,

          (c)   interest, or

          (d)   any other amount payable on or with respect to any of the Notes (including in connection with a Change of Control Offer or Prepayment Offer),

such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

        The Indenture will provide that the covenant described under "— Additional Amounts" shall survive any termination, defeasance, covenant defeasance or discharge of the Indenture and shall survive the repayment of all or any of the Notes.

Sinking Fund

        There will be no mandatory sinking fund payments for the Notes.

Repurchase at the Option of Holders Upon a Change of Control Offer

        Upon the occurrence of a Change of Control, the Company shall be required to make an offer to each holder of Notes to repurchase all (or, at the option of the holder, any portion) of the Notes (equal to US$1,000 or an integral multiple thereof) pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, the Company shall:

          (a)   cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

          (b)   send, by first-class mail, with a copy to the Trustee, to each holder of Notes, at such holder's address appearing in the Security Register, a notice stating:

            (1)   that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control Offer" and that all Notes timely tendered will be accepted for payment;

            (2)   the Change of Control Purchase Price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

            (3)   the circumstances and relevant facts regarding the Change of Control; and

            (4)   the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for purchase, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for purchase.

        The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

        Management has no present intention to engage in a transaction involving a Change of Control. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

        The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Property of the Company and the Restricted Subsidiaries, considered as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if the Company and the Restricted Subsidiaries, considered as a whole, dispose of less than all this Property by any of the means described above, the ability of a holder of Notes to require the Company to repurchase its Notes may be uncertain. In such a case, holders of the Notes may not be able to resolve this uncertainty without resorting to legal action.

        The Credit Agreement will provide that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future credit agreements or other agreements relating to debt of the Company may contain provisions that restrict the Company from purchasing Notes prior to their maturity. In the event any such restrictions would prevent the Company from repurchasing Notes upon a Change of Control, the Company could seek the consent of its lenders to the repurchase or could attempt to refinance the indebtedness that is governed by such restrictions. If the Company does not obtain such consents or refinance such indebtedness, it will remain prohibited from repurchasing the Notes. In addition, the extent other debt of the Company, such as Debt under the Credit Agreement, both is subject to similar repurchase obligations in the event of a Change of Control and ranks senior in right of payment to the Notes, all available funds will first be expended for the repurchase of such indebtedness. Moreover, the Company's repurchase of Notes pursuant to a Change of Control Offer could cause a default under existing or future debt of the Company, even if the Change of Control itself does not cause such a default, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. The Company cannot assure you that sufficient funds will be available when necessary to make any required repurchases or that any such repurchase will otherwise be allowed. The Company's failure to make a Change of Control Offer or to repurchase Notes tendered in connection with a Change of Control Offer would result in a Default under the Indenture. Such a Default would, in turn, constitute a default under existing Debt of the Company and may constitute a default under future indebtedness as well. If such Debt constitutes Designated Senior Debt, the subordination provisions in the Indenture would likely restrict payment to holders of Notes. The Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of at least a majority in aggregate principal amount of the Notes. See "— Amendments and Waivers."

Certain Covenants

        Covenant Termination.    The following restrictive covenants will be applicable to the Company and the Restricted Subsidiaries unless the Company reaches Investment Grade Status. After the Company has reached Investment Grade Status, and notwithstanding that the Company may later cease to have an Investment Grade Rating from either or both of the Rating Agencies, the Company and the Restricted Subsidiaries will be released automatically and without any action on the part of the Company from their obligations to comply with the restrictive covenants described below, except for those described under the following headings:

  •
  "— Limitation on Liens,"

  •
  "— Limitation on Layered Debt," and

  •
  "— Designation of Restricted and Unrestricted Subsidiaries" (other than clause (x) of the third paragraph (and such clause (x) as referred to in the first paragraph thereunder)).

        The Company will, upon reaching Investment Grade Status, remain obligated to comply with the provisions described under "— Merger, Consolidation and Sale of Property" (other than clause (d) of the first paragraph thereunder) and under "— Repurchase at the Option of Holders upon a Change of Control Offer."

        Limitation on Debt and Preferred Stock.    The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt, and the Company shall not permit any Restricted Subsidiary to issue any Preferred Stock; provided, however, that the Company and its Restricted Subsidiaries may Incur Debt and the Restricted Subsidiaries may issue Preferred Stock if either:

          (1)   after giving effect to the Incurrence of such Debt or issuance of such Preferred Stock and the application of the proceeds thereof, the Consolidated Fixed Charge Coverage Ratio would be at least 2.0 to 1.0, or

          (2)   such Debt or Preferred Stock is Permitted Debt.

        The term "Permitted Debt" is defined to include the following:

            (a)   Debt of the Company evidenced by the Notes issued in this offering;

            (b)   Debt of the Company or a Restricted Subsidiary under Credit Facilities, provided that the aggregate principal amount of all such Debt under Credit Facilities at any one time outstanding shall not exceed the greater of US$1,250.0 million and the Borrowing Base as at the most recently ended fiscal quarter for which audited or unaudited consolidated financial statements of the Company are available, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under Credit Facilities and not subsequently reinvested in Additional Assets or used to purchase Notes or Repay other Debt, pursuant to the covenant described under "— Limitation on Asset Sales";

            (c)   Debt of the Company or a Restricted Subsidiary under a Receivables Program in an aggregate amount at any one time outstanding not to exceed, together with the amounts outstanding under clause (b) above, the greater of US$1,250.0 million and the Borrowing Base as at the most recently ended fiscal quarter for which audited or unaudited consolidated financial statements of the Company are available;

            (d)   Debt of the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

              (1)   the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

              (2)   the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (d) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (d)) does not exceed 10% of Total Assets;

            (e)   Debt of the Company owing to and held by any Wholly Owned Restricted Subsidiary, Debt of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Restricted Subsidiary and Preferred Stock of a Restricted Subsidiary issued to and held by the Company or any Wholly Owned Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of any such Debt or Preferred Stock (except to the Company or a Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

            (f)    Acquired Indebtedness;

            (g)   Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of managing interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

            (h)   Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of managing currency exchange rate risks in the ordinary course of business and not for speculative purposes;

            (i)    Guarantees by the Company or any Restricted Subsidiary of Debt or any other obligation or liability of the Company or any Restricted Subsidiary Guarantor that the Company or such Restricted Subsidiary could otherwise have Incurred pursuant to this covenant;

            (j)    Debt in connection with one or more standby letters of credit or performance or surety bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit not to exceed 5.0% of Total Assets at any time outstanding;

            (k)   Debt of the Company or any Restricted Subsidiary arising from the honoring of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within five business days of its Incurrence;

            (l)    Debt of the Company or a Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (a) through (k) above;

            (m)  Debt of the Company or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time (including any Permitted Refinancing Debt Incurred pursuant to clause (n) below with respect thereto) not to exceed US$250.0 million; and

            (n)   Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (d), (f), (l) and (m) above.

        For purposes of this covenant, accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt or Preferred Stock, will not be deemed to be an Incurrence of Debt. For purposes of determining compliance with this covenant, in the event that any item of Debt or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (n) above or is entitled to be incurred pursuant to clause (l) of the first paragraph of this covenant, the Company shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt or Preferred Stock in any manner that complies with this covenant; provided, that any Debt outstanding under Credit Facilities after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (b) above and any Debt outstanding under a Receivables Program after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (c) above.

        Limitation on Restricted Payments.    The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

          (a)   a Default or Event of Default shall have occurred and be continuing,

          (b)   the Company could not Incur at least US$1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described above under "— Limitation on Debt and Preferred Stock," or

          (c)   the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

            (1)   50% of the aggregate amount of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recently ended fiscal quarter for which internal financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a loss, minus 100% of such loss), plus

            (2)   100% of Capital Stock Sale Proceeds, plus

            (3)   the sum of:

              (A)  the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

              (B)  the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on or after the Issue Date on the Company's most recent audited or unaudited consolidated balance sheet upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

                (x)   any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees, and

                (y)   the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange, plus

            (4)   an amount equal to the sum of:

              (A)  the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, and

              (B)  the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

      provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

        Notwithstanding the foregoing limitation, the Company may:

          (a)   pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the Indenture, provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

          (b)   purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock or Subordinated Obligations of the Company or any Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees); provided, however, that

            (1)   any payments made in connection with such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

            (2)   the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

          (c)   purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Permitted Refinancing Debt; provided, however, that payments made in connection with such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (d)   make payments at Stated Maturity on inter-company Debt and Preferred Stock, the Incurrence or issuance of which was permitted pursuant to the covenant described under "— Limitation on Debt and Preferred Stock;" provided, however, that, except with respect to inter-company Debt Incurred by the Company, no Default or Event of Default has occurred and is continuing or would otherwise result therefrom; and provided further that any such payments shall be excluded in the calculation of the amount of Restricted Payments made after the Issue Date;

          (e)   purchase, repurchase, redeem, legally defease, acquire or retire for value Existing Convertible Securities; provided, however, that immediately prior to and after giving effect to such purchase, repurchase, redemption, defeasance, acquisition or retirement, no Default or Event of Default shall have occurred and be continuing; and provided further, that any payment made in connection with such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

          (f)    make additional Restricted Payments in an aggregate amount not to exceed US$50.0 million; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments.

        Limitation on Liens.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens or Liens securing Senior Debt) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless:

          (a)   if such Lien secures Senior Subordinated Debt the Notes are secured on an equal and ratable basis with such Debt, and

          (b)   if such Lien secures Subordinated Obligations, such Lien shall be subordinated to a Lien securing the Notes in the same Property as that securing such Lien to the same extent as such Subordinated Obligations are subordinated to the Notes.

        Limitation on Asset Sales.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

          (a)   the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

          (b)   at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of one or more of (i) cash or Cash Equivalents, (ii) the assumption of liabilities of the Company or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes) by the transferee of any such assets pursuant to a customary novation agreement or other agreement that releases or indemnifies the Company or such Restricted Subsidiary from further liability with respect to such liabilities, or (iii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee to the extent converted by the Company or such Restricted Subsidiary into cash within 30 days of receipt thereof by the Company or such Restricted Subsidiary; and

          (c)   the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

        The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

          (a)   to Repay Senior Debt of the Company or Debt of any Restricted Subsidiary (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); or

          (b)   to invest in Additional Assets (including the making of any capital expenditure by the Company or such Restricted Subsidiary (in each case for or on behalf of the Company or any Restricted Subsidiary) or by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary).

        Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt by the Company or such Restricted Subsidiary of such Net Available Cash shall constitute "Excess Proceeds."

        When the aggregate amount of Excess Proceeds exceeds US$10.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to repurchase (the "Prepayment Offer") the Notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest US$1,000), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for repurchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount of Net Available Cash for any purpose permitted by the Indenture, and the amount of Excess Proceeds will be reset to zero.

        The term "Allocable Excess Proceeds" shall mean the product of:

          (a)   the Excess Proceeds, and

          (b)   a fraction,

            (1)   the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer, and

            (2)   the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to this covenant and requiring the Company to make an offer to repurchase such Debt at substantially the same time as the Prepayment Offer.

        Within ten business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    Except for the restrictions set forth herein or imposed by law, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

          (a)   pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,

          (b)   make any loans or advances to the Company or any other Restricted Subsidiary, or

          (c)   transfer any of its Property to the Company or any other Restricted Subsidiary.

The foregoing limitations will not apply:

          (1)   with respect to clauses (a), (b) and (c), to restrictions:

            (A)  in effect on the Issue Date (including, without limitation, restrictions pursuant to the Notes, the Indenture, a Receivables Program and the Credit Agreement),

            (B)  relating to Acquired Indebtedness, or

            (C)  that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided that such restrictions are not more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreement evidencing the Debt so refinanced (as determined by the Board of Directors in its good faith judgment), and

          (2)   with respect to clause (c) only, to restrictions:

            (A)  relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to the covenants described under "— Limitation on Debt and Preferred Stock" and "— Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt,

            (B)  encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition,

            (C)  resulting from customary provisions restricting the subletting or assignment of leases or customary provisions in other agreements that restrict the assignment of such agreements or rights or other non-cash assets thereunder, including, without limitation, customary restrictions imposed on the transfer of copyrighted or patented materials,

            (D)  customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale,

            (E)  contained in Purchase Money Debt for Property acquired in the ordinary course of business,

            (F)  included in customary provisions and agreements with respect to Permitted Joint Ventures,

            (G)  contained in any Debt or any agreement pursuant to which such Debt was issued if (i) the encumbrance or restriction applies only upon a payment default or financial covenant default or event of default contained in such Debt or agreement and (ii) the encumbrance or restriction is not materially more disadvantageous to holders of the Notes than is customary in comparable financings (as determined by the Board of Directors in its good faith judgment), or

            (H)  resulting from the application of reasonable and customary borrowing base, net worth and similar covenants set forth in agreements entered into by the Company or a Restricted Subsidiary in respect of Permitted Debt.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") if such Affiliate Transaction or series of Affiliate Transactions involves aggregate consideration in excess of US$5.0 million, unless:

          (a)   the terms of such Affiliate Transaction are:

            (1)   set forth in writing,

            (2)   fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and

            (3)   no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company, and

          (b)   if such Affiliate Transaction involves aggregate payments or value in excess of US$10.0 million, the Board of Directors (including at least a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, determines that such Affiliate Transaction complies with clauses (a)(2) and (3) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee.

        Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

          (a)   any transaction or series of transactions between the Company and one or more Restricted Subsidiaries not otherwise prohibited by any provisions of the Indenture (excluding, for greater certainty, the provisions described under "— Certain Covenants — Limitation on Transactions with Affiliates") or between two or more Restricted Subsidiaries, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

          (b)   any Restricted Payment permitted to be made pursuant to the covenant described under "— Limitation on Restricted Payments" or any Permitted Investment;

          (c)   any employment, compensation or indemnification agreement entered into by the Company or a Restricted Subsidiary with an employee, officer or director in the ordinary course of business and substantially consistent with industry practice that is not otherwise prohibited by the Indenture;

          (d)   any transaction or series of transactions between the Company and one or more Wholly Owned Subsidiaries or between two or more Wholly Owned Subsidiaries in connection with a Receivables Program; and

          (e)   agreements in effect on the Issue Date and described in the prospectus and any modifications, extensions or renewals thereto that are no less favorable, taken as a whole, to the Company or any Restricted Subsidiary than such agreements as in effect on the Issue Date.

        Limitation on Layered Debt.    The Company shall not Incur, directly or indirectly, any Debt that is subordinate or junior in right of payment to any Senior Debt unless such Debt is Senior Subordinated Debt or constitutes Subordinated Obligations.

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

          (a)   either (1) the Company or a Restricted Subsidiary, as the case may be, is permitted to make an Investment in such Subsidiary equal to the sum of the (A) Fair Market Value of the Capital Stock of such Subsidiary plus (B) the amount of any Debt owed by such Subsidiary to the Company, in each case pursuant to the first paragraph of the covenant under the caption "— Limitation on Restricted Payments," or (2) such Investment constitutes a Permitted Investment,

          (b)   immediately after giving pro forma effect to such designation, the Company could Incur at least US$1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "— Limitation on Debt and Preferred Stock," and

          (c)   such Subsidiary does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any Restricted Subsidiary.

Notwithstanding the foregoing, following the Issue Date the Company may designate any Subsidiary of the Company, at or prior to the time it becomes a Subsidiary of the Company, to be an Unrestricted Subsidiary, and unless designated by the Company as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

        Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary, and neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Subsidiary Guarantee previously made by such Restricted Subsidiary.

        An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary by the Board of Directors or, if the Company's interest in the Fair Market Value of the net assets of such Subsidiary is less than US$10.0 million, the Company, so long as, immediately after giving pro forma effect to such designation,

          (x)   the Company could Incur at least US$1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "— Limitation on Debt and Preferred Stock," and

          (y)   no Default or Event of Default shall have occurred and be continuing or would result therefrom.

        Any such designation or redesignation will be evidenced to the Trustee by filing with the Trustee an Officers' Certificate that:

          (a)   certifies that such designation or redesignation complies with the foregoing provisions, and

          (b)   gives the effective date of such designation or redesignation,

and, if applicable, a Board Resolution giving effect to such designation or redesignation, such filing with the Trustee to occur within 60 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

        Future Subsidiary Guarantors.    The Company shall not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee the payment, or pledge any of its Property to secure the payment, of other Debt of the Company (other than Unregistered Senior Debt) unless such Restricted Subsidiary concurrently executes and delivers a supplemental indenture providing for the Guarantee, on a senior subordinated basis, of the payment of principal of, and premium, if any, and interest on the Notes.

        Notwithstanding the preceding paragraph, any such Guarantee of the Notes will provide by its terms that it will be automatically and unconditionally released and discharged:

          (a)   in connection with any sale or other disposition of all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the provisions described under "— Limitation on Asset Sales"; or

          (b)   in connection with any sale of all or substantially all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale complies with the "provisions described under "— Limitation on Asset Sales" and such Guarantor ceases to be a Subsidiary of the Company;

provided, however, that any such release and discharge shall occur only to the extent that all obligations of such Guarantor under all of its Guarantees of the Company's or its Restricted Subsidiaries' Debt shall also terminate upon such release, sale or transfer and none of such Guarantor's equity interests are pledged for the benefit of any holder of any such Debt of the Company or its Restricted Subsidiaries. See "— Limitation on Asset Sales."

Merger, Consolidation and Sale of Property

        The Company shall not effect an arrangement or merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary with or into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (a)   the Company shall be the Surviving Person in such arrangement, merger, consolidation or amalgamation, or the Surviving Person (if other than the Company) formed by such arrangement, merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of Canada or any province or territory thereof or the United States of America, any State thereof or the District of Columbia;

          (b)   the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

          (c)   immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c) and clause (d) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

          (d)   other than in the case of any merger, sale, transfer, assignment, lease, conveyance or other disposal between or among the Company and its Wholly Owned Subsidiaries, immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least US$1.00 of additional Debt under clause (1)

  of the first paragraph of the covenant described under "— Certain Covenants — Limitation on Debt and Preferred Stock"; and

          (e)   the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, with respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied, including, where a supplemental indenture is required, receipt of the opinions described in clause (2) of the third paragraph under "— Amendments and Waivers."

        The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture; provided that the predecessor company in the case of:

          (a)   a sale, transfer, assignment, conveyance or other disposition of all or substantially all of its Property (unless such sale, transfer, assignment, conveyance or other disposition is of all the Property of the Company as an entirety or virtually as an entirety), or

          (b)   a lease,

shall not be released from any of the obligations or covenants under the Indenture, including with respect to the payment of the Notes.

Payments for Consents

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC Reports

        The Company shall provide the Trustee and holders of Notes (in each case to the extent not filed electronically with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System (or any successor system)), within 15 days after it files with, or furnishes to, the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or is required to furnish to the Commission pursuant to the Indenture. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company will continue to file with, or furnish to, the Commission and, to the extent not filed electronically with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System (or any successor system), provide the Trustee and holders of Notes:

          (a)   within 90 days after the end of each fiscal year (or such shorter period as the Commission may in the future prescribe), annual reports on Form 20-F or Form 40-F (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), and

          (b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as the Commission may in the future prescribe) and promptly from time to time after the occurrence of an event other reports on Form 6-K (or any successor or comparable form) containing the information required to be contained therein (or required in any successor or comparable form);

provided, however, that the Company shall not be so obligated to file such reports with the Commission if the Commission does not permit such filings.

Events of Default

        Events of Default in respect of the Notes include:

          (1)   failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

          (2)   failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

          (3)   failure to comply with the covenants described under "— Certain Covenants — Limitation on Debt and Preferred Stock," "— Certain Covenants — Restricted Payments," "— Certain Covenants — Asset Sales," "— Certain Covenants — Merger, Consolidation and Sale of Property," and "— Repurchase at the Option of Holders Upon a Change of Control Offer," and such failure continues for 30 days after written notice is given to the Company as provided below;

          (4)   failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)), and such failure continues for 60 days after written notice is given to the Company as provided below;

          (5)   a default under any Debt by the Company or any Restricted Subsidiary (other than any Debt of the Company owed to any Wholly Owned Restricted Subsidiary or any Debt of any Restricted Subsidiary owed to the Company or any Wholly Owned Restricted Subsidiary) that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than US$50.0 million or its foreign currency equivalent at the time (the "cross acceleration provisions");

          (6)   any judgment or judgments for the payment of money in an aggregate amount in excess of US$25.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied, discharged or acknowledged by a third party insurer to be its exclusive liability for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); and

          (7)   certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions").

        A Default under clause (4) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

        The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

        If an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of at least a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of at least a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

        No holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

          (a)   such holder has previously given to the Trustee written notice of a continuing Event of Default;

          (b)   the holders of at least 25% in aggregate principal amount of the Notes then outstanding have made a written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

          (c)   the Trustee shall not have received from the holders of at least a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

        Subject to certain exceptions, the Company and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) may amend the Indenture and the Notes, and the holders of at least a majority in aggregate principal amount of the Notes outstanding may waive any past default or compliance with any provisions of the Indenture and the Notes (except a default in the payment of principal, premium, interest, and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding Note). However, without the consent of each affected holder of an outstanding Note, no amendment may, among other things,

          (1)   reduce the amount of Notes whose holders must consent to an amendment or waiver,

          (2)   reduce the rate of, or extend the time for payment of, interest on any Note,

          (3)   reduce the principal of, or extend the Stated Maturity of, any Note,

          (4)   make any Note payable in money other than that stated in the Note,

          (5)   impair the right of any holder of the Notes to receive payment of principal of, premium, if any, and interest on, such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes,

          (6)   release any security interest that may have been granted in favor of the holders of the Notes other than pursuant to the terms of such security interest,

          (7)   reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under "— Optional Redemption,"

          (8)   reduce the premium payable pursuant to a Change of Control Offer or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer;

  provided, that, prior to the occurrence of a Change of Control, the holders of a majority in aggregate principal amount of the Notes then outstanding may waive the requirement to complete a Change of Control Offer or otherwise change such requirements other than to reduce the premium payable pursuant to a Change of Control Offer,

          (9)   at any time after the Company is obligated to make a Prepayment Offer in respect of Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto, or

          (10) amend or modify the provisions described under "— Additional Amounts."

        In addition, any amendment to the subordination provisions of the Indenture that would adversely affect the rights of holders of the Notes will require the consent of holders of at least 75% in aggregate principal amount of the Notes then outstanding.

        The Indenture and the Notes may be amended by the Company and the Trustee without the consent of any holder of the Notes to:

          (1)   cure any ambiguity, omission, defect or inconsistency in any manner that is not adverse in any material respect to any holder of the Notes,

          (2)   provide for the assumption by a Surviving Person of the obligations of the Company under the Indenture, provided, that the Company delivers to the Trustee: (a) an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such assumption by a successor corporation and will be subject to U.S. Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such assumption had not occurred, and (b) an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for tax purposes as a result of such assumption by a successor corporation and will be subject to Canadian federal, provincial and territorial taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such assumption had not occurred,

          (3)   provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

          (4)   add Guarantees with respect to the Notes,

          (5)   secure the Notes, add to the covenants of the Company for the benefit of the holders of the Notes or surrender any right or power conferred upon the Company,

          (6)   make any change that does not adversely affect the rights of any holder of the Notes,

          (7)   make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Debt under such provisions,

          (8)   comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act, or

          (9)   provide for the issuance of Additional Notes in accordance with the Indenture.

        The Credit Agreement will provide that no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change. The consent of the holders of the Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each holder of the Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

        The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate:

          (1)   its obligations under the covenants described under "— Repurchase at the Option of Holders Upon a Change of Control Offer" and "— Certain Covenants,"

          (2)   the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries described under "— Events of Default" above, and

          (3)   the limitation contained in clause (d) under the first paragraph of "— Merger, Consolidation and Sale of Property" above ("covenant defeasance").

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "— Certain Covenants"), (5), (6) or (7) (with respect only to Significant Subsidiaries) under "— Events of Default" above or because of the failure of the Company to comply with clause (d) under the first paragraph of "— Merger, Consolidation and Sale of Property" above.

        The legal defeasance option or the covenant defeasance option may be exercised only if:

          (a)   the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be;

          (b)   the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to be defeased to maturity or redemption, as the case may be;

          (c)   123 days pass after the deposit is made, and during the 123-day period, no Default described in clause (7) under "— Events of Default" occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

          (d)   no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

          (e)   such deposit does not constitute a default under any other agreement or instrument binding on the Company;

          (f)    the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

          (g)   in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that:

            (1)   the Company has received from the Internal Revenue Service a ruling, or

            (2)   since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

          (h)   in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (i)    in the case of either the legal defeasance option or the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel in Canada to the effect that holders of the Notes will not recognize income, gain or loss for Canadian tax purposes as a result of such deposit and defeasance and will be subject to Canadian federal, territorial and provincial taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

          (j)    the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

          (a)   either:

            (1)   all Notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

            (2)   all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

          (b)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

          (c)   the Company has paid or caused to be paid all sums payable by it under the Indenture; and

          (d)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

        The Indenture and the Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

Enforceability of Judgments

        Because substantially all of the assets of the Company are outside the United States, any judgments obtained in the United States against the Company, including judgments with respect to the payment of principal, premium, interest, or other amounts payable under the Notes, may not be collectible within the United States.

        The Company has been informed by its Canadian counsel, Davies Ward Phillips & Vineberg LLP, that the laws of the Province of Ontario permit an action to be brought in a court of competent jurisdiction in the Province of Ontario (an "Ontario Court") on any final and conclusive judgment in personam of any Federal or state court located in the Borough of Manhattan in the City of New York (a "New York Court") that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain if (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by an Ontario Court (submission by the Company in the Indenture to the non-exclusive jurisdiction of the New York Court being sufficient for such purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of the fundamental principles of procedure, and the decision and enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Province of Ontario and the federal laws of Canada applicable therein; (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; and (iv) the action or motion to enforce such judgment is commenced within the applicable limitation period. The Company has been advised by its Canadian counsel that they have no reason to believe, based upon public policy, as that term is understood under the laws of the Province of Ontario and the federal laws of Canada applicable in that province, as that term is applied by Ontario Courts on the date of the Indenture, for avoiding recognition of a judgment of a New York Court to enforce the Indenture or the Notes.

        In addition, under the Currency Act (Canada), a Canadian Court may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a Canadian Court will render its decision in the Canadian currency equivalent of such foreign currency.

Consent to Jurisdiction and Service of Process

        The Company will irrevocably appoint CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes brought in any Federal or state court located in New York City and will submit to the non-exclusive jurisdiction thereof.

The Trustee

        JPMorgan Chase Bank is the Trustee under the Indenture.

        Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        "2004 Restructuring" means the Company's restructuring programs publicly announced prior to the Issue Date.

        "Acquired Indebtedness" means Debt of any Person (i) which is outstanding at the time that such Person becomes a Restricted Subsidiary or is amalgamated with, or merged or consolidated with or into, the

Company or a Restricted Subsidiary; or (ii) which is outstanding at the time that assets of a Person are acquired by the Company or a Restricted Subsidiary and the obligation for repayment of which is assumed by the Company or such Restricted Subsidiary in connection with the acquisition of such assets; in any such case that is not Incurred by such Person in connection with, or in contemplation of, such amalgamation, merger, consolidation or acquisition and assumption.

        "Additional Amounts" shall have the definition set forth under "— Additional Amounts." All references in this prospectus supplement to payments of principal of, premium, if any, and interest on the Notes shall be deemed to include any applicable Additional Amounts that may become payable in respect of the Notes.

        "Additional Assets" means:

          (a)   any Property (other than cash, Cash Equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

          (b)   Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means:

          (a)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

          (b)   any other Person who is a director or officer of:

            (1)   such specified Person,

            (2)   any Subsidiary of such specified Person, or

            (3)   any Person described in clause (a) above.

For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Sale" means any sale, lease, transfer, issuance, conveyance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including, any disposition by means of a merger, amalgamation, arrangement, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

          (a)   any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), or

          (b)   any other Property of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

          Notwithstanding the foregoing, each of the following shall be deemed not to be an Asset Sale:

          (1)   any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,

          (2)   any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "— Certain Covenants — Limitation on Restricted Payments,"

          (3)   any disposition effected in compliance with the first paragraph of the covenant described under "— Merger, Consolidation and Sale of Property",

          (4)   any disposition of assets in connection with a Receivables Program,

          (5)   any disposition of obsolete equipment consistent with industry practice,

          (6)   any disposition of Property in connection with the 2004 Restructuring, and

          (7)   any disposition in a single transaction or a series of related transactions of assets that have a Fair Market Value of less than US$10.0 million or for aggregate consideration of less than US$10.0 million.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination,

          (a)   if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligations," and

          (b)   in all other instances, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

        "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

          (a)   the sum of the products of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the respective dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

          (b)   the sum of all such payments.

        "Board of Directors" means the board of directors of the Company or any committee of the board of directors of the Company acting within the scope of the authority duly delegated to it by the board of directors of the Company and any reference to a majority of the Board of Directors shall be construed, where appropriate, to mean a majority of such committee.

        "Borrowing Base" means an amount equal to the sum of (i) 85% of the value of accounts receivable (before giving effect to any related reserves) that are not more than 90 days past due reflected in the Company's most recent audited or unaudited consolidated balance sheet and (ii) 60% of the value of the inventory reflected in the Company's most recent audited or unaudited consolidated balance sheet.

        "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "— Certain Covenants — Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership or trust interests or any other participations, rights, warrants, options or other interests in the nature of an equity interests in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interests.

        "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees, to the extent that such issuance or sale is funded by contributions (not including contributions made in the form of payroll deductions) made by the Company or a Subsidiary under such plan or trust) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Cash Equivalents" means any of the following:

          (a)   United States dollars, Canadian dollars, Euros, Pounds Sterling or Japanese Yen;

          (b)   securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by (i) the United States of America or any state, commonwealth or territory thereof and rated "A-3" or "A-" or higher according to Moody's or S&P, (ii) Canada or any commonwealth, territory or province thereof and rated in the "R-1" category by the Dominion Bond Rating Service Limited, (iii) any member of the European Economic Area or Switzerland, or any agency or instrumentality thereof, provided that such country, agency or instrumentality has a credit rating at least equal to that of the United States of America and the full faith and credit of such country is pledged in support thereof, or (iv) Japan, provided that the full faith and credit of Japan is pledged in support thereof;

          (c)   certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank organized in the United States, Canada, any member of the European Economic Area, Switzerland or Japan and having capital, and surplus in excess of US$500.0 million (or the foreign currency equivalent thereof);

          (d)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

          (e)   commercial paper, having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Service and in each case maturing within one year after the date of acquisition and, with respect to commercial paper in the United States, with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and, with respect to commercial paper in Canada, having a rating in the "R-1" category by the Dominion Bond Rating Service Limited;

          (f)    money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

        "Change of Control" means the occurrence of any of the following events:

          (a)   for so long as (i) the Company's Voting Stock is registered under Section 12 of the Securities Act, any Person, including its Affiliates and associates, other than a Permitted Holder, files a Schedule 13D or a Schedule TO (or any successor schedule, form or report) under the Exchange Act disclosing that such person has become the beneficial owner of more than 50% of the total number of votes attached to the Voting Stock of the Company, or (ii) the Voting Stock of the Company is listed on the Toronto Stock Exchange, any offeror, as defined in the Ontario securities laws, other than a Permitted Holder, files a report with any securities commission or securities regulatory authority in Canada, disclosing that the offeror has acquired beneficial ownership, as defined in Ontario securities laws, of or the power to exercise control or direction over more than 50% of the total number of votes attached to the Voting Stock of the Company; and, in the case of either of the foregoing clauses (i) and (ii), thereafter, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than a Permitted Holder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total number of votes attached to the Voting Stock of the Company; or

          (b)   the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly

  Owned Restricted Subsidiary, shall have occurred, or the Company effects an arrangement or merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

            (1)   the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the Surviving Person, and

            (2)   the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the Surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or

          (c)   during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors (i) whose appointment by such Board or whose proposed nomination for election by the shareholders of the Company was included in a management information circular approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose appointment or proposed nomination for election was previously so approved or (ii) for whose election all Permitted Holders voted in favor) cease for any reason to constitute at least a majority of the Board of Directors then in office; or

          (d)   the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the U.S. Securities and Exchange Commission.

        "Comparable Treasury Issue" means the United States treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

        "Comparable Treasury Price" means, with respect to any redemption date:

          (a)   the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated "H.15(519)" (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," or

          (b)   if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

        "Consolidated Cash Flow" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

          (a)   the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

            (1)   the provision for taxes based on income or profits or utilized in computing net loss,

            (2)   Consolidated Fixed Charges,

            (3)   depreciation,

            (4)   amortization of intangibles, and

            (5)   restructuring charges, write-downs and reserves taken by the Company or its Restricted Subsidiaries during such period, provided that:

              (A)  up to a maximum aggregate amount of US$213.3 million of restructuring charges payable in cash taken in connection with the 2004 Restructuring may be included in Consolidated Cash Flow for all periods if incurred on or prior to June 30, 2005 (and such charges in excess of such amount or incurred after such date shall not be so included); and

              (B)  up to a maximum aggregate amount of US$50.0 million of restructuring charges payable in cash taken in connection with any restructuring plans announced after the Issue Date may be included in Consolidated Cash Flow during the respective periods in which such charges are taken,

            (6)   any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), minus

          (b)   all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

        "Consolidated Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of:

          (a)   the aggregate amount of Consolidated Cash Flow for the most recent four consecutive fiscal quarters for which internal financial statements are available to

          (b)   Consolidated Fixed Charges for such four fiscal quarters;

provided, however, that:

            (1)   if

              (A)  since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

              (B)  the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an Incurrence or Repayment of Debt,

  Consolidated Fixed Charges for such four-quarter period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such four-quarter period, provided that, in the event of any such Repayment of Debt, Consolidated Cash Flow for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

            (2)   if

              (A)  since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

              (B)  the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is such an Asset Sale, Investment or acquisition, or

              (C)  since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then Consolidated Cash Flow for such four-quarter period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such four-quarter period.

        If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

        "Consolidated Fixed Charges" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries,

          (a)   interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

          (b)   amortization of debt discount and debt issuance cost, including commitment fees,

          (c)   capitalized interest,

          (d)   non-cash interest expense,

          (e)   commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptance financing,

          (f)    the net effective cost of interest after giving effect to Interest Rate Agreements (including amortization of fees but not any income or loss resulting from the marked-to-market value of such Interest Rate Agreements,

          (g)   Disqualified Stock Dividends,

          (h)   Preferred Stock Dividends,

          (i)    interest Incurred in connection with Investments in discontinued operations,

          (j)    interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary, and

          (k)   the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (a)   any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (d) below, equity of the Company and its Consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below),

          (b)   any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that, subject to the exclusion contained in clause (c) below, the equity of the Company and its Consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the greater of (i) the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause (b)) and (ii) the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause(b)),

          (c)   any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

          (d)   any unusual, non-recurring or extraordinary gain or loss,

          (e)   any non-cash restructuring charges,

          (f)    the cumulative effect of a change in accounting principles, and

          (g)   any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).

Notwithstanding the foregoing, for purposes of the covenant described under "— Certain Covenants — Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Credit Agreement" means the Third Amended and Restated Revolving Term Credit Agreement, made as of June 4, 2004, among the Company, the Subsidiaries specified as Designated Subsidiaries therein, CIBC World Markets, as Joint Lead Arranger, RBC Capital Markets, as Joint Lead Arranger and Co-Syndication Agent, Canadian Imperial Bank of Commerce, as Administrative Agent, The Bank of Nova Scotia, as Documentation Agent, Banc of America Securities LLC, as Co-Syndication Agent and the Lenders named therein.

        "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the Credit Agreement) providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade or standby letters of credit, in each case as any such facility may be revised, restructured or Refinanced from time to time, including to extend the maturity thereof, to increase the amount of commitments thereunder (provided that any such increase is permitted under the covenant described under "— Limitation on Debt and Preferred Stock"), or to add Restricted Subsidiaries as additional borrowers or guarantors thereunder, whether by the same or any other agent, lender or group of lenders or investors and whether such revision, restructuring or Refinancing is under one or more Debt facilities or commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, notes or letters of credit, together with documents related thereto (including, without limitation, any guaranty agreements and security documents).

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt" means, with respect to any Person on any date of determination (without duplication):

          (a)   the principal of and premium (if any) in respect of:

            (1)   debt of such Person for money borrowed, and

            (2)   debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (b)   all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

          (c)   all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (d)   all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed or Refinanced no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (e)   the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (f)    all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (g)   all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

          (h)   to the extent not otherwise included in this definition, Hedging Obligations of such Person,

in each case, if and to the extent any of the foregoing items, other than letters of credit and Hedging Obligations, would appear as a liability on the balance sheet of such Person prepared in accordance with GAAP. The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

          (1)   zero if such Hedging Obligation has been Incurred pursuant to clause (g) or (h) of the second paragraph of the covenant described under "— Certain Covenants — Limitation on Debt and Preferred Stock," or

          (2)   the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Senior Debt" means:

          (a)   any Senior Debt that has, at the time of determination, an aggregate principal amount outstanding (or accreted value in the case of Debt issued at a discount) of at least US$25.0 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Debt and is designated in a notice delivered by the Company to the holders or a Representative of the holders of such Senior Debt and in an Officers' Certificate delivered to the Trustee as "Designated Senior Debt" of the Company for purposes of the Indenture, and

          (b)   any Senior Debt outstanding under Credit Facilities, including the Credit Agreement.

        "Disqualified Stock" means any Capital Stock of the Company or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

          (a)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

          (b)   is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

          (c)   is convertible or exchangeable at the option of the holder thereof for cash, Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), more than three months following the Stated Maturity of the Notes. Notwithstanding the foregoing, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence if a change of control or asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under "— Certain Covenants — Limitation on Restricted Payments".

        "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

        "Event of Default" has the meaning set forth under "— Events of Default."

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Existing Convertible Securities" means the Liquid Yield Option Notes due 2020 of the Company in aggregate principal amount at maturity outstanding and as in effect on the Issue Date.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

          (a)   if such Property has a Fair Market Value equal to or less than US$25.0 million, by any Officer of the Company, or

          (b)   if such Property has a Fair Market Value in excess of US$25.0 million, by at least a majority of the Board of Directors and evidenced by a Board Resolution dated within 30 days of the relevant transaction, delivered to the Trustee.

        "GAAP" means generally accepted accounting principles as in effect in Canada on the Issue Date.

        "Guarantee" means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (a)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

          (b)   entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include:

          (1)   endorsements for collection or deposit in the ordinary course of business, or

          (2)   a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of "Permitted Investment."

The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

        "holder" means a Person in whose name a Note is registered in the Security Register.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, arrangement, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "— Certain Covenants — Limitation on Debt and Preferred Stock," amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under "— Certain Covenants — Limitation on Restricted Payments" and "— Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," the term "Investment" shall include (a) upon the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary as a result of which such Restricted Subsidiary ceases to be a Restricted Subsidiary, the Fair Market Value of the

remaining interest, if any, in such former Restricted Subsidiary held by the Company or such other Restricted Subsidiary, and (b) at the time that a Subsidiary of the Company is designated an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

          (a)   the Company's "Investment" in such Subsidiary at the time of such redesignation, less

          (b)   the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment. For purposes of the covenant described under "— Certain Covenants — Limitation on Asset Sales," "Investment" shall include the entering into of a binding agreement to make an Investment.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB-(or the equivalent) by S&P.

        "Investment Grade Status" shall be deemed to have been reached on the date that the Notes have an Investment Grade Rating from both Rating Agencies.

        "Issue Date" means June 16, 2004.

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form (except to the extent converted into cash)), in each case net of:

          (a)   all direct costs relating to the Asset Sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

          (b)   all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

          (c)   all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

          (d)   the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President or any Senior Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the Chief Executive Officer, Chief Financial Officer or Corporate Treasurer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee, acting reasonably. The counsel may be General Counsel to the Company or in-house counsel of the Trustee.

        "Permitted Holder" means Onex Corporation and its Affiliates and successors.

        "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in:

          (a)   the Company or any Restricted Subsidiary,

          (b)   any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business;

          (c)   any Person if as a result of such Investment such Person is merged, amalgamated or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that such Person's primary business is a Related Business;

          (d)   Cash Equivalents;

          (e)   receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

          (f)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (g)   loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be; provided that such loans and advances, excluding loans to employees identified in the Company's annual report on Form 20-F for the year ended December 31, 2003, do not exceed US$2.0 million in the aggregate at any one time outstanding;

          (h)   stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

          (i)    any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "— Certain Covenants — Limitation on Asset Sales";

          (j)    Permitted Joint Ventures and suppliers of the Company or a Restricted Subsidiary that do not exceed 10% of Total Assets in the aggregate outstanding at any one time;

          (k)   Hedging Obligations Incurred in accordance with clause (g) or (h) of the second paragraph of the covenant described under "— Certain Covenants — Limitation on Debt and Preferred Stock;"

          (l)    assets solely in exchange for Capital Stock, other than Disqualified Stock, of the Company; and

          (m)  other Investments made for Fair Market Value (measured on the date of such Investment) that do not exceed US$100.0 million in the aggregate outstanding at any one time.

        "Permitted Joint Venture" means any Person which is, directly or indirectly, engaged principally in a Related Business, and the capital stock, or securities convertible into capital stock, of which is owned by the Company and one or more Persons other than the Company or any of its Affiliates.

        "Permitted Junior Securities" means:

          (a)   Capital Stock in the Company; or

          (b)   debt securities that are subordinated to all Senior Debt and debt securities that are issued in exchange for Senior Debt and are subordinated to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt under the Senior Indenture.

        "Permitted Liens" means any one or more of the following with respect to the assets of the Company or any Restricted Subsidiary:

          (a)   inchoate or statutory Liens for taxes, assessments and other governmental charges or levies which are not delinquent (taking into account any relevant grace periods) or the validity of which are currently being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a provision or reserve (to the extent required by GAAP) in an amount which is adequate therefor;

          (b)   inchoate or statutory Liens of contractors, sub-contractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of the Company or the relevant Restricted Subsidiary, or otherwise arising in the ordinary course provided that such Liens are related to obligations not due or delinquent (taking into account any applicable grace or cure periods), are not registered as encumbrances against title to any of the assets of the Company or the relevant Restricted Subsidiary and adequate holdbacks are being maintained as required by applicable legislation or such Liens are being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a provision or reserve (to the extent required by GAAP) in an amount which is adequate with respect thereto and provided further that such Liens do not, in the aggregate, materially detract from the value of the assets of the Company or any Restricted Subsidiary encumbered thereby or materially interfere with the use thereof in the operation of the business of the Company or any Restricted Subsidiary;

          (c)   easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of the Company or the relevant Restricted Subsidiary or interests therein granted or reserved to other persons, provided that such rights do not, in the aggregate, materially detract from the value of the assets of the Company or any Restricted Subsidiary or materially interfere with the use thereof in the operation of the business of the Company or any Restricted Subsidiary;

          (d)   title defects or irregularities which are of a minor nature and which do not, in the aggregate, materially detract from the value of the assets of the Company or any Restricted Subsidiary or materially interfere with the use thereof in the operation of the business of the Company or any Restricted Subsidiary;

          (e)   Liens incidental to the conduct of the business or the ownership of the assets of the Company or the relevant Restricted Subsidiary (other than those described in clauses (f) and (g) below) which were not incurred in connection with the borrowing of money or the obtaining of advances of credit (including, without limitation, unpaid purchase price), and which do not, in the aggregate, materially detract from the value of the assets of the Company or any Restricted Subsidiary or materially interfere with the use thereof in the operation of the business of the Company or any Restricted Subsidiary;

          (f)    Liens securing appeal bonds or other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instrument serving a similar purpose;

          (g)   attachments, judgments and other similar Liens arising in connection with court proceedings; provided, however, that such Liens are in existence for less than 30 days after the entry thereof or the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

          (h)   Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Company or the relevant Restricted Subsidiary, provided that such Liens do not have a material adverse effect on (i) the business, assets, operations, prospects or condition, financial or otherwise, of the Company and of the Restricted Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform any of its obligations under the Notes or the Indenture, or (iii) the rights of the Trustee or the holders of Notes;

          (i)    the right reserved to or vested in any governmental entity by any statutory provision or by the terms of any lease, license, franchise, grant or permit of any of the Company or the relevant Restricted Subsidiary, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

          (j)    the extension, renewal or refinancing of any Permitted Lien, provided that the amount so secured does not exceed the original amount secured immediately prior to such extension, renewal or refinancing;

          (k)   Liens granted over the assets securitized in connection with any Receivables Program;

          (l)    Liens granted by the Company and/or any Restricted Subsidiary pursuant to future subsidized financing by development entities;

          (m)  the interest of lessors (including, without limitation, security interests granted in favor of lessors) pursuant to all leases, including Capital Lease Obligations under which the Company or the relevant Restricted Subsidiary is the lessee;

          (n)   Liens granted to secure Acquired Indebtedness, to the extent that (i) such Liens exist at the time such person or the assets subject to such Lien are acquired by the Company or a Restricted Subsidiary; (ii) such Liens were not created in contemplation of the transaction by which the subject Debt became Acquired Indebtedness; and (iii) such Liens either (A) only extend to the assets acquired or the assets of the Person acquired, as applicable, in the transaction pursuant to which the Acquired Indebtedness became an obligation of a borrower under the Credit Agreement or a Restricted Subsidiary or (B) are discharged within 60 days of such acquisition;

          (o)   Liens of the nature contemplated in clauses (b), (c), (d) or (e) above, but exceeding the materiality thresholds specified therein, securing Debt in an aggregate amount not to exceed US$25.0 million;

          (p)   pledges or deposits by the Company or any Restricted Subsidiary under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

          (q)   Liens existing on the Issue Date not otherwise described in clauses (a) through (p) above; and

          (r)   Liens not otherwise described in clauses (a) through (q) above in an aggregate amount not to exceed US$25.0 million.

        "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

          (a)   such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

            (1)   the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

            (2)   an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

          (b)   the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

          (c)   the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

          (d)   the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include:

            (x)   Debt of a Subsidiary that Refinances Debt of the Company, or

            (y)   Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

        "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

        "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

        "Purchase Money Debt" means Debt:

          (a)   consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

          (b)   Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.

        "Rating Agencies" means Moody's and S&P.

        "Receivables Program" means, with respect to any Person, an agreement or other arrangement or program providing for payment (by way of cash transfer, set-off or credit) to such Person against or in respect of the pledge, contribution, sale, lease or other transfer or encumbrances from time to time or on a one-time basis of interests in Receivables Program Assets of such Person or such Person and/or one or more of its Subsidiaries, in each case as any such facility may be revised, restructured or Refinanced from time to time.

        "Receivables Program Assets" means all of the following Property and interests in Property, including any undivided interest in any pool of any such Property or interests, whether now existing or existing in the future or hereafter arising or acquired:

          (1)   accounts;

          (2)   accounts receivable, general intangibles, instruments, contract rights, documents and chattel paper (including, without limitation, all rights to payment created by or arising from sales of goods or merchandise, leases of goods or merchandise or the rendition of services, no matter how evidenced, whether or not earned by performance);

          (3)   all unpaid sellers' or lessors' rights (including, without limitation, rescission, replevin, reclamation and stoppage in transit) relating to any of the foregoing or arising therefrom;

          (4)   all rights to any goods or merchandise represented by any of the foregoing;

          (5)   all reserves and credit balances with respect to any accounts receivable or account debtors;

          (6)   all letters of credit, security interests or Guarantees in respect of any of the foregoing;

          (7)   all insurance policies or reports relating to any of the foregoing;

          (8)   all collection or deposit accounts relating to any of the foregoing;

          (9)   all books and records relating to any of the foregoing;

          (10) inventory and/or contractual rights related thereto; and

          (11) all proceeds of any of the foregoing.

        "Reference Treasury Dealer" means Citigroup Global Markets Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotation" means, with respect to each the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Related Business" means any business that is related, ancillary or complementary to, or a reasonable extension or expansion of, the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

        "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "— Certain Covenants — Limitation on Asset Sales" and the definition of "Consolidated Fixed Charge Coverage Ratio," Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

        "Representative" means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Debt, or, if no such Person is so authorized, the holders or lenders of that percentage of the principal amount of such Senior Debt that are permitted to act in such capacity under the terms of such Senior Debt.

        "Restricted Payment" means:

          (a)   any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary

  (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Capital Stock (other than Disqualified Stock);

          (b)   the purchase, repurchase, redemption, reduction, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company or a Restricted Subsidiary that is not Disqualified Stock);

          (c)   the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

          (d)   any Investment (other than Permitted Investments) in any Person.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Senior Debt" means:

          (a)   all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such post-filing interest is allowed in such proceeding) in respect of:

            (1)   Debt of the Company for money borrowed, and

            (2)   Debt of the Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable;

          (b)   all Capital Lease Obligations of the Company and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Company;

          (c)   all obligations of the Company

            (1)   for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

            (2)   under Hedging Obligations, or

            (3)   issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Indenture; and

          (d)   all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Company is responsible or liable as Guarantor;

provided, however, that Senior Debt shall not include:

          (A)  Debt of the Company that is by its terms expressly subordinate or pari passu in right of payment to the Notes, including any Senior Subordinated Debt or any Subordinated Obligations;

          (B)  any Debt Incurred in violation of the provisions of the Indenture;

          (C)  accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

          (D)  any liability for Federal, state, provincial, local or other taxes owed or owing by the Company;

          (E)  any obligation of the Company to any Subsidiary; or

          (F)  any obligations with respect to any Capital Stock of the Company.

        To the extent that any payment of Senior Debt (whether by or on behalf of the Company as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

        "Senior Subordinated Debt" means the Notes and any other subordinated Debt of the Company that specifically provides that such Debt is to rank pari passu with the Notes and is not subordinated by its terms to any other subordinated Debt or other obligation of the Company which is not Senior Debt.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Article 1 of Rule 1-02 under Regulation S-X promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

        "Stated Maturity" means, with respect to any Debt or security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Obligation" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is, by its terms, expressly subordinate or junior in right of payment to the Notes.

        "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, trust, joint venture or other business entity of which at least a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (a)   such Person,

          (b)   such Person and one or more Subsidiaries of such Person, or

          (c)   one or more Subsidiaries of such Person.

        "Surviving Person" means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of the covenant described under "— Merger, Consolidation and Sale of Property," a Person to whom all or substantially all of the Property of the Company is sold, transferred, assigned, leased, conveyed or otherwise disposed.

        "Total Assets" means, with respect to any date of determination, our total assets shown on our consolidated balance sheet in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such

Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Unregistered Senior Debt" means any Senior Debt of the Company that is not registered under the Securities Act.

        "Unrestricted Subsidiary" means:

          (a)   any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

          (b)   any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests and interests in a trust) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Book-Entry System

        The Notes will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee.

        Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Notes represented by such Global Security purchased by such Persons in the Offering. Such accounts shall be designated by the Underwriters. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal of and interest on Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Notes only if:

          (a)   DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, and

          (b)   there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Security.

Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes,

          (a)   certificated Notes will be issued only in fully registered form in denominations of US$1,000 or integral multiples thereof,

          (b)   payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Company maintained for such purposes, and

          (c)   no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

        So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture and the Notes, except as required by law. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Underwriters, banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the Underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material Canadian federal income tax considerations generally applicable to a person (a "U.S. Holder") who acquires notes pursuant to this prospectus supplement and who, for purposes of the Income Tax Act (Canada) (the "Canadian Tax Act"), at all relevant times is resident in the United States and is neither resident nor deemed to be resident in Canada, deals at arm's length with us, holds such notes as capital property, and does not use or hold, and is not deemed to use or hold, the notes in carrying on business in Canada. Special rules, which are not discussed in this summary, may apply to a U.S. Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

        This summary is based on the current provisions of the Canadian Tax Act and the regulations thereunder in force on the date hereof, all specific proposals to amend the Canadian Tax Act or the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and our understanding of the current published administrative practices of the Canada Revenue Agency.

        This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account the tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada, which may differ significantly from the considerations described in this summary.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder, and no representation is made with respect to the Canadian income tax consequences to any particular holder. Consequently, prospective U.S. Holders of notes should consult their own tax advisors with respect to the income tax consequences to them having regard to their particular circumstances.

        Under the Canadian Tax Act, payments by us to a U.S. Holder of principal, interest and premium, if any, on the notes will be exempt from Canadian withholding tax. No other taxes on income (including taxable capital gains) will be payable by a U.S. Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income tax considerations generally applicable to purchasers of the notes. The federal income tax considerations set forth below are based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the Code), and final, proposed and temporary U.S. Treasury regulations, and administrative and judicial interpretations thereof, all as of the date of this prospectus supplement. We cannot assure you that the U.S. Internal Revenue Service (the IRS) will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed below. Legislative, administrative or judicial changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth below. Any such changes or interpretations may or may not be retroactive and could affect the tax considerations discussed below.

        This summary is not a complete analysis or description of all potential U.S. federal tax considerations that may be relevant to, or of the actual tax effect that any of the matters described below will have on, particular holders, and does not address non-U.S., state, local or other tax considerations. This summary applies only to a person who is an initial beneficial owner of a note, and who purchases the note at its "issue price," and it does not discuss the tax considerations applicable to subsequent purchasers of the notes. This summary does not address the U.S. federal income tax considerations applicable to (a) special classes of taxpayers (such as S corporations, mutual funds, insurance companies, banks and other financial institutions, small business investment companies, partnership or other pass-through entities or persons holding interests in partnerships or other pass-through entities that hold the notes, regulated investment companies, real estate investment trusts, dealers in securities or currencies, broker-dealers and tax-exempt organizations) who are subject to special treatment under U.S. federal income tax laws, (b) holders that hold the notes as part of a position in a "straddle," or as part of a "hedging," "conversion," or other integrated investment transaction for U.S. federal income tax purposes, (c) holders that do not hold the notes as capital assets within the meaning of Section 1221 of the Code or (d) holders whose functional currency is not the U.S. dollar. Furthermore, we do not discuss estate and gift tax consequences.

        BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE PURCHASER OF A NOTE IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR TAX SITUATION AND AS TO ANY FEDERAL, NON-U.S., STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW) AFFECTING THE PURCHASE, HOLDING AND DISPOSITION OF THE NOTES.

        For purposes of this discussion, a U.S. person means any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or entity treated as a corporation created or organized under the laws of the United States or any state or political subdivision thereof;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a U.S. court and which has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        As used herein, the term "U.S. Holder" means a beneficial owner of a note that is a U.S. person and the term "Non-U.S. Holder" means a beneficial owner of a note that is not a U.S. person.

        If a partnership (or limited liability company that is treated as a partnership) holds a note, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding a note, we suggest that you consult with your tax advisor.

Interest on the Notes

        Interest on a note (including any taxes withheld) will be taxable to a holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the holder's method of accounting for

U.S. federal income tax purposes. It is expected that the notes will be issued without original issue discount for U.S. federal income tax purposes. If Additional Amounts are paid, such payment will be includable as ordinary interest income in accordance with the holder's regular method of tax accounting. Interest (and Additional Amounts) will be income from sources outside the United States for foreign tax credit limitation purposes. Subject to generally applicable limitations, a U.S. Holder may elect to claim either a deduction or foreign tax credit in computing its U.S. federal income tax liability for withholding taxes, if any, withheld from interest (and Additional Amounts) paid on the note.

Disposition of the Notes

        Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by Celestica) or other disposition of a note will be a taxable event for U.S. federal income tax purposes. In such event, in general, a holder of a note will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received (except to the extent attributable to accrued interest on the note which will be treated as such if not previously included in income) and (ii) the holder's tax basis in the note. Any such gain or loss generally will be long-term capital gain or loss if the holder has held the note for more than 12 months at the time of disposition of the note. Long-term capital gains realized by individual holders during taxable years beginning before December 31, 2008 from the sale of capital assets are taxable at a maximum rate of 15%. Gain generally will be income from U.S. sources for foreign tax credit limitation purposes. The deductibility of capital losses is subject to certain limitations. Generally, any loss will be allocated to reduce U.S. source income. However, loss, or a portion of the loss, may be used to offset foreign source income if attributable to accrued but unpaid interest. If a holder receives any foreign currency on the sale, redemption or other taxable disposition of a note, the holder may recognize ordinary gain or loss due to the currency fluctuation. We suggest that prospective investors consult their tax advisors regarding the treatment of capital gains and losses.

Information Reporting and Backup Withholding

        Under Section 3406 of the Code and applicable Treasury regulations, a noncorporate holder of a note may be subject to backup withholding (currently at the rate of 28%) with respect to "reportable payments," which include interest paid on, or the proceeds of a sale, exchange or redemption of, a note. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a Taxpayer Identification Number (TIN) to the payor in the manner required, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee underreporting" described in Section 3406(c) of the Code or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under Section 3406(a)(l)(C) of the Code. As a result, if any one of the events listed above occurs, the payor will be required to withhold an amount equal to the then applicable rate of backup withholding from any interest payment made with respect to a note or any payment of proceeds of a redemption of a note to a noncorporate holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's U.S. federal income tax liability, so long as the required information is timely provided to the IRS. No Additional Amounts will be payable to the holder as a result of amounts paid as backup withholding.

        Pursuant to information reporting requirements under Chapter 61 of the Code, the payor generally will also report to the holders of the notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payment on the notes.

Tax Considerations to Non-U.S. Holders

        The following discussion is limited to the material U.S. federal income tax considerations applicable to Non-U.S. Holders.

Payment of Interest; Sale or Exchange of the Notes

        Except as described in "— Information Reporting and Backup Withholding" below, a Non-U.S. Holder of a note will not be subject to U.S. federal income or withholding tax on the payment of interest (and Additional Amounts) on, or the proceeds from the disposition of the note unless:

  •
  the income is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, in the case of a resident of a country that has an income tax treaty with the United States, such item is attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States;

  •
  the Non-U.S. Holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met and does not qualify for an exemption; or

  •
  the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

Information Reporting and Backup Withholding

        Non-U.S. Holders generally are not subject to information reporting or backup withholding with respect to interest (and Additional Amounts) paid on, or proceeds received upon the disposition of, a note, provided in some instances that the Non-U.S. Holder certifies to his foreign status or otherwise establishes an exemption.

        The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to particular tax considerations applicable to you of purchasing, holding and disposing of a note, including the applicability and effect of any state, local or non-U.S. tax laws, and of any proposed changes in applicable laws.

UNDERWRITING

        Citigroup Global Markets Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc. are acting as joint book-running managers of this offering, and, together with CIBC World Markets Corp., RBC Capital Markets Corporation, Scotia Capital Inc., Credit Suisse First Boston LLC, Wachovia Capital Markets, LLC and KeyBanc Capital Markets, a Division of McDonald Investments Inc., are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	$110,000,000
Banc of America Securities LLC	110,000,000
Deutsche Bank Securities Inc.	110,000,000
CIBC World Markets Corp.	45,000,000
RBC Capital Markets Corporation	45,000,000
Scotia Capital Inc.	45,000,000
Credit Suisse First Boston LLC	15,000,000
Wachovia Capital Markets, LLC	15,000,000
KeyBanc Capital Markets, a Division of McDonald Investments Inc.	5,000,000

Total	$500,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.50% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

        We are to pay the underwriters a commission, equal to 2.00% of the aggregate principal amount of the notes, in connection with this offering.

        The notes have not been and will not be qualified for sale to the public under applicable Canadian securities laws. The notes may not be offered or sold, and the underwriters have agreed not to offer or sell the notes, directly or indirectly, in Canada or to or for the benefit of any person in Canada, except in compliance with applicable Canadian securities laws. Any resale of the notes in Canada, or to or by residents of Canada must be made in accordance with, or pursuant to an exemption from, the registration and prospectus requirements of applicable Canadian securities laws and will be subject to restrictions on resale under these laws.

        The notes will constitute a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or to arrange for any quotation system to quote them. We cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the notes at any time without notice. In addition, market-making activity will be subject to limits imposed by the U.S. Securities Act and the U.S. Exchange Act. We cannot assure you that a liquid market will develop for the notes.

        We have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us, other than the notes.

        In connection with the offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering will be $1.3 million.

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Affiliates of each of the underwriters are lenders under our new senior credit facility.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        Certain legal matters in connection with the notes offered hereby will be passed upon for us by Kaye Scholer LLP, our U.S. counsel, and Davies Ward Phillips & Vineberg LLP, our Canadian counsel. Weil Gotshal & Manges LLP, U.S. counsel for the underwriters, and Osler, Hoskin & Harcourt LLP, Canadian counsel for the underwriters, advised the underwriters in connection with the offering of the notes. As of the date hereof, certain lawyers with Davies Ward Phillips & Vineberg LLP and Kaye Scholer LLP own, directly or indirectly, in the aggregate, less than one percent of our outstanding subordinate voting shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our auditors are KPMG LLP, Suite 200, Yonge Corporate Centre, 4100 Yonge Street, Toronto, Ontario M2P 2H3. Our consolidated financial statements as at and for the years ended December 31, 2002 and 2003 have been audited by KPMG LLP, independent registered public accounting firm, and are included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We incorporate by reference in this prospectus supplement information from other documents that we file with or furnish to the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the following documents which we have filed with or furnished to the SEC:

    •
    our annual report on Form 20-F for the fiscal year ended December 31, 2003;

    •
    our current report on Form 6-K filed on May 5, 2004; and

    •
    our current report on Form 6-K filed on June 4, 2004.

        We also incorporate by reference into this prospectus supplement, from the date of filing, all documents we file with the SEC under Sections 13(a), 14 or 15(d) of the U.S. Exchange Act and any reports on Form 6-K we furnish to the SEC and specifically identify as being incorporated by reference into this prospectus supplement, in each case after the date of this prospectus supplement and on or before the date we complete this offering.

        You may review a copy of our filings with the SEC, including exhibits and schedules filed with this prospectus supplement, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such materials from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. We began to file electronically with the SEC in November 2000.

        You may read and copy any reports, statements or other information that we file with the SEC at the addresses indicated above and you may also access some of them electronically at the web-site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

        You may request a copy of information we incorporate by reference into this prospectus supplement by contacting our investor relations department at:

Celestica Inc. 1150 Eglinton Avenue East Toronto, Ontario M3C 1H7 Canada
Attention:	Investor Relations (416) 448-2211

        We also file reports, statements and other information with the Canadian Securities Administrators (CSA) and these can be accessed electronically at the CSA's System for Electronic Document Analysis and Retrieval website (http://www.sedar.com).

CELESTICA INC.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars)
(unaudited)

	December 31 2003	March 31 2004
Assets
Current assets:
Cash and short-term investments	$1,028.8	$831.0
Accounts receivable	771.5	931.4
Inventories	1,030.6	1,268.2
Prepaid and other assets	158.4	187.2
Deferred income taxes	40.8	43.5

	3,030.1	3,261.3
Capital assets	681.4	732.2
Goodwill from business combinations	948.0	1,200.8
Intangible assets	137.9	140.4
Other assets	339.1	349.9

	$5,136.5	$5,684.6

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,101.9	$1,296.7
Accrued liabilities	382.3	420.9
Income taxes payable	8.2	11.0
Deferred income taxes	21.4	21.9
Current portion of long-term debt	2.7	4.1

	1,516.5	1,754.6
Long-term debt	0.7	2.2
Accrued pension and post-employment benefits	86.0	88.3
Deferred income taxes	57.2	72.4
Other long-term liabilities	10.0	30.9

	1,670.4	1,948.4
Shareholders' equity:
Convertible debt (note 4)	603.5	609.0
Capital stock (note 5)	3,297.8	3,547.3
Warrants (note 5)	—	8.9
Contributed surplus	115.7	133.2
Deficit	(581.0)	(593.1)
Foreign currency translation adjustment	30.1	30.9

	3,466.1	3,736.2

	$5,136.5	$5,684.6

Accounting policy change (note 2(ii))
Guarantees and contingencies (note 10)

See accompanying notes to consolidated financial statements.
These interim financial statements should be read in conjunction with the
2003 annual consolidated financial statements.

CELESTICA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(in millions of U.S. dollars, except per share amounts)
(unaudited)

	Three months ended March 31
	2003	2004
Revenue	$1,587.4	$2,016.9
Cost of sales	1,511.9	1,929.0

Gross profit	75.5	87.9
Selling, general and administrative expenses	59.7	74.5
Research and development costs	4.5	4.4
Amortization of intangible assets	12.4	7.2
Other charges (note 6)	(1.6)	10.9

Operating earnings (loss)	0.5	(9.1)
Interest on long-term debt	1.2	1.0
Interest income, net	(4.6)	—

Earnings (loss) before income taxes	3.9	(10.1)

Income taxes expense (recovery):
Current	3.7	1.8
Deferred	(3.0)	(3.5)

	0.7	(1.7)

Net earnings (loss) for the period	$3.2	$(8.4)

Deficit, beginning of period	$(294.7)	$(581.0)
Change in accounting policy (note 2(ii))	(1.3)	—

Deficit as restated, beginning of period	(296.0)	(581.0)
Net earnings (loss) for the period	3.2	(8.4)
Convertible debt accretion, net of tax	(4.0)	(3.7)
Loss on repurchase of convertible debt (note 4)	(0.1)	—

Deficit, end of period	$(296.9)	$(593.1)

Basic earnings (loss) per share (note 8)	$0.02	$(0.06)
Diluted earnings (loss) per share (note 8)	$0.02	$(0.06)
Weighted average number of shares outstanding (in millions) (note 8):
Basic	227.0	213.2
Diluted	230.2	213.2

See accompanying notes to consolidated financial statements.
These interim financial statements should be read in conjunction with the
2003 annual consolidated financial statements.

CELESTICA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of U.S. dollars)
(unaudited)

	Three months ended March 31
	2003	2004
Cash provided by (used in):
Operations:
Net earnings (loss) for the period	$3.2	$(8.4)
Items not affecting cash:
Depreciation and amortization	56.2	49.0
Deferred income taxes	(3.0)	(3.5)
Non-cash charge for option issuances	—	1.6
Restructuring charges (note 6)	—	1.2
Other charges (note 6)	(1.6)	(2.6)
Other	4.2	18.5
Changes in non-cash working capital items:
Accounts receivable	152.0	(58.3)
Inventories	(28.0)	(102.7)
Prepaid and other assets	(33.2)	(14.7)
Accounts payable and accrued liabilities	(80.0)	43.9
Income taxes payable	15.6	(0.3)

Non-cash working capital changes	26.4	(132.1)

Cash provided by (used in) operations	85.4	(76.3)

Investing:
Acquisitions, net of cash acquired	(0.5)	(33.8)
Purchase of capital assets	(18.1)	(56.4)
Proceeds from sale of capital assets	1.8	3.1
Other	(0.3)	1.5

Cash used in investing activities	(17.1)	(85.6)

Financing:
Repayment of long-term debt	(1.1)	(38.1)
Deferred financing costs	(0.2)	—
Repurchase of convertible debt (note 4)	(76.1)	—
Issuance of share capital	2.2	2.8
Repurchase of capital stock (note 5)	(81.0)	—
Other	—	(0.6)

Cash used in financing activities	(156.2)	(35.9)

Decrease in cash	(87.9)	(197.8)
Cash, beginning of period	1,851.0	1,028.8

Cash, end of period	$1,763.1	$831.0

Cash is comprised of cash and short-term investments.
Supplemental cash flow information (note 9)

See accompanying notes to consolidated financial statements.
These interim financial statements should be read in conjunction with the
2003 annual consolidated financial statements.

CELESTICA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in millions of U.S. dollars, except per share amounts)
(unaudited)

1.     NATURE OF BUSINESS:

  The primary operations of the Company consist of providing a full range of electronics manufacturing services including design, prototyping, system assembly, testing, product assurance, supply chain management, worldwide distribution and after-market service to its customers primarily in the computing and communications industries. The Company has operations in the Americas, Europe and Asia.

  Celestica prepares its financial statements in accordance with generally accepted accounting principles (GAAP) in Canada with a reconciliation to accounting principles generally accepted in the United States, disclosed in note 20 to the 2003 annual consolidated financial statements.

2.     SIGNIFICANT ACCOUNTING POLICIES:

  The disclosures contained in these unaudited interim consolidated financial statements do not include all requirements of Canadian GAAP for annual financial statements. These unaudited interim consolidated financial statements should be read in conjunction with the 2003 annual consolidated financial statements.

  These unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary to present fairly the financial position of the Company as of March 31, 2004 and the results of operations and cash flows for the three months ended March 31, 2003 and 2004.

  These unaudited interim consolidated financial statements are based upon accounting principles consistent with those used and described in the 2003 annual consolidated financial statements, except for the following:

        (i)    Stock-based compensation and other stock-based payments:

    Effective January 1, 2003, the Company adopted the revised CICA Handbook Section 3870, "Stock Based Compensation," which requires that a fair value method of accounting be applied to all stock-based compensation payments to both employees and non-employees. In accordance with the transitional provisions of Section 3870, the Company has prospectively applied the fair value method of accounting for stock option awards granted after January 1, 2003 and, accordingly, has recorded compensation expense. Prior to January 1, 2003, the Company accounted for its employee stock options using the settlement method and no compensation expense was recognized. For awards granted in 2002, the standard requires the disclosure of pro forma earnings and per share information as if the Company had accounted for employee stock options under the fair value method. The pro forma effect of awards granted prior to January 1, 2002 has not been included in the pro forma earnings and per share information.

    The estimated fair value of the options is amortized to expense over the vesting period, on a straight-line basis, and was determined using the Black-Scholes option pricing model with the following weighted average assumptions:

	Three months ended March 31
	2003	2004
Risk-free rate	4.3%	3.0%
Dividend yield	0.0%	0.0%
Volatility factor of the expected market price of the Company's shares	70.0%	70.0%
Expected option life (in years)	3.7	4.4
Weighted average grant date fair values of options issued	$6.75	$9.82
    (a)
    Option grants after January 1, 2003 — Compensation expense for the three months ended March 31, 2004 was $1.6 (March 31, 2003 — nil) relating to the fair value of options granted after January 1, 2003.

    (b)
    2002 Options — The pro forma disclosure relating to options granted in 2002 is as follows:

	Three months ended March 31
	2003	2004
Net earnings (loss) as reported	$3.2	$(8.4)
Deduct: Stock-based compensation costs using fair-value method, net of tax	(2.5)	(2.4)

Pro forma net earnings (loss)	$0.7	$(10.8)

Earnings (loss) per share:
Basic — as reported	$0.02	$(0.06)
Basic — pro forma	$0.01	$(0.07)
Diluted — as reported	$0.02	$(0.06)
Diluted — pro forma	$0.01	$(0.07)

    The Company's stock plans are described in note 9 to the 2003 annual consolidated financial statements.

        (ii)   Asset retirement obligations:

    Effective January 1, 2004, the Company retroactively adopted the new CICA Handbook Section 3110, "Asset Retirement Obligations," which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated retirement costs. This section applies to legal obligations associated with the retirement of tangible long-lived assets that results from their acquisition, lease construction, development or normal operation. This standard is effective on a retroactive basis with restatement of prior periods. As at January 1, 2003, the Company recorded a liability of $3.7 for the estimated present value of the costs of retiring leasehold improvements at the maturity of the facility leases and recorded deferred asset retirement costs of $2.4. The Company recorded a charge to the January 1, 2003 deficit of $1.3 for the cumulative impact of the standard and has increased its cost of sales for the year ended December 31, 2003 by $0.9 ($0.2 for the three months ended March 31, 2003). The facility leases expire between 2004 and 2013. The following table details the changes in the leasehold retirement liability:

January 1, 2004	$4.0
Accretion charges recorded in cost of sales	0.1
Assumed on acquisition of MSL	1.3

March 31, 2004	$5.4

    The adjustment to the leasehold assets in respect of asset retirement costs is amortized into income over the remaining life of the leases, on a straight-line basis. For the three months ended March 31, 2004, amortization expense of $0.2 was recorded in cost of sales.

3.     ACQUISITIONS:

        (i)    Business Combinations:

    On March 12, 2004, the Company acquired Manufacturers' Services Limited (MSL), a full-service global electronics manufacturing and supply chain services company, headquartered in Concord, Massachusetts. This acquisition provides the Company with an expanded customer base and service offerings, and supports the Company's strategy of diversifying its end-markets. MSL's customers come from diverse industries including industrial, commercial avionics, automotive, retail systems, medical, communications and network storage, and peripherals.

    The purchase price of $321.2 was financed with the issuance of 14.1 million subordinate voting shares, the issuance of options to purchase 2.1 million subordinate voting shares, the issuance of warrants to purchase 1.1 million subordinate voting shares, and $51.6 in cash. The value of the shares was determined based on the average market price of the shares for a reasonable period before and after the date the terms of the acquisition were agreed to and announced. The fair value of the options and warrants was estimated using the Black-Scholes option pricing model assuming a risk-free rate of 1.9%, a dividend yield of 0.0%, volatility factors of 62.0% to 68.0% and a range of expected option lives, generally three years or less.

    The Company estimates the value of amortizable intellectual property to be $9.7, expected to consist of intellectual property and process technology with a useful life not exceeding five years. The Company is in the process of obtaining valuations of certain assets. As a result, the fair value allocation of the purchase price is subject to refinement. The goodwill recorded for MSL is not tax deductible. Details of the net assets acquired, at estimated fair value, are as follows:

Current assets	$271.6
Capital assets	38.5
Other long-term assets	8.5
Goodwill	252.8
Intellectual property	9.7
Other liabilities assumed	(218.9)
Long-term debt assumed	(41.0)

Net assets acquired	$321.2

Financed by:
Cash	$51.6
Issuance of shares	245.5
Issuance of options	15.2
Issuance of warrants (see note 5)	8.9

$321.2

        (ii)   MSL restructuring:

    In connection with the acquisition, the Company has determined that it will consolidate some of the acquired MSL facilities, including a workforce reduction. The Company has recorded the liability for the restructuring costs as part of the purchase price.

    The planned actions include employee termination costs and lease exit costs in all geographies. The Company expects to complete the major components of the restructuring within one year from the acquisition date, with the exception of long-term lease and contractual obligations, which will be paid out over the remaining lease terms through 2010. Cash outlays are funded from cash on hand.

    The following table details the activity through the restructuring liability:

	Employee termination costs	Lease and other contractual obligations	Facility exit costs and other	Total accrued liability
Accrued on acquisition	$27.8	$6.7	$0.9	$35.4
Cash payments	(8.8)	—	—	(8.8)

March 31, 2004	$19.0	$6.7	$0.9	$26.6

4.     CONVERTIBLE DEBT:

  During the first quarter of 2003, the Company paid $76.1 to repurchase Liquid Yield Option™ Notes (LYONs) with a principal amount at maturity of $153.8. There were no repurchases during the first quarter of 2004. Pursuant to Canadian GAAP, the LYONs are recorded as an equity instrument and bifurcated into a principal equity component and an option component. See the description in note 8 to the 2003 annual consolidated financial statements. The loss on the repurchase of LYONs for the first quarter of 2003 of $0.1 was charged to deficit and apportioned between the principal equity and option components, based on their relative fair values compared to their carrying values. Consistent with the treatment of the periodic accretion charges, the amount relating to the principal equity component has been included in the basic and diluted per share calculations in note 8.

  At March 31, 2004, LYONs outstanding have a principal amount at maturity of $1,154.7. At March 31, 2004, the Company was pre-approved to spend up to $126.2 to repurchase additional LYONs at management's discretion.

5.     CAPITAL STOCK AND WARRANTS:

  During the first quarter of 2003, the Company repurchased 6.8 million subordinate voting shares at a weighted average price of $12.01 per share. There were no repurchases during the first quarter of 2004. Through March 31, 2004, the Company has repurchased a total of 22.6 million subordinate voting shares under its Normal Course Issuer Bids.

  In connection with the MSL acquisition, the Company issued Series A and Series B warrants to replace the outstanding MSL warrants. The Series A warrants are fully vested and exercisable at any time through March 14, 2007 at an exercise price of $18.72 per share. The Series B warrants are fully vested and exercisable at any time through July 3, 2008 at an exercise price of $16.73 per share. The Company has the right to require the holders of both Series A and Series B warrants to exercise their warrants if the Company's subordinate voting shares trade for 175% of the exercise price of the warrants during a specified period.

6.     OTHER CHARGES:

	Three months ended March 31
	2003	2004
2001 restructuring (a)	$—	$0.4
2002 restructuring (b)	—	2.6
2003 restructuring (c)	—	1.0
2004 restructuring (d)	—	9.5
Gain on sale of surplus land	(1.6)	(2.6)

	$(1.6)	$10.9

        (a)   2001 restructuring:

    In 2001, the Company announced its restructuring plan in response to the weak end-markets. Weak end-market conditions in the computing and communications industries resulted in those customers rescheduling and cancelling orders, directly impacting the Company's operations.

    The Company completed the major components of its 2001 restructuring plan in 2002, except for certain long-term lease and other contractual obligations, which will be paid out over the remaining lease terms through 2015. Cash outlays are funded from cash on hand.

    The following table details the activity through the accrued restructuring liability and the non-cash charge:

	Employee termination costs	Lease and other contractual obligations	Facility exit costs and other	Total accrued liability	Non-cash charge	Total charge
January 1, 2001	$—	$—	$—	$—	$—	$—
Provision	90.7	35.3	12.4	138.4	98.6	237.0
Cash payments	(51.2)	(1.6)	(2.9)	(55.7)	—	—

December 31, 2001	39.5	33.7	9.5	82.7	98.6	237.0
Cash payments	(35.4)	(13.0)	(6.8)	(55.2)	—	—
Adjustments	(4.1)	11.4	(2.7)	4.6	(2.7)	1.9

December 31, 2002	—	32.1	—	32.1	95.9	238.9
Cash payments	—	(14.1)	—	(14.1)	—	—
Adjustments	—	7.9	—	7.9	—	7.9

December 31, 2003	$—	$25.9	$—	$25.9	$95.9	$246.8

    The following table details the activity for the quarter:

	Employee termination costs	Lease and other contractual obligations	Facility exit costs and other	Total accrued liability	Non-cash charge	Quarter charge
December 31, 2003	$—	$25.9	$—	$25.9	$95.9	$—
Cash payments	—	(1.6)	—	(1.6)	—	—
Adjustments	—	0.4	—	0.4	—	0.4

March 31, 2004	$—	$24.7	$—	$24.7	$95.9	$0.4

    The accrued restructuring liability was recorded in Accrued liabilities in the accompanying consolidated balance sheet.

        (b)   2002 restructuring:

    In response to the prolonged difficult end-market conditions, particularly in the computing and communications industries, the Company announced a second restructuring plan in July 2002. The weak demand for the Company's manufacturing services resulted in an accelerated move to lower cost geographies and additional restructuring in the Americas and Europe.

    These restructuring actions were focused on consolidating facilities, workforce reductions, and transferring programs to lower cost geographies. A total of 6,369 employees have been terminated as of March 31, 2004, as the Company executed its 2002 planned employee actions. Approximately 50 employee positions remain to be terminated as of March 31, 2004. Approximately 80% of the employee terminations were in the Americas and 20% in Europe. The majority of the employees terminated were manufacturing and plant employees. In 2003, the Company increased its employee termination costs by $7.4 due to changes in planned headcount reductions. The facility actions included closing or consolidating 9 facilities in the Americas and Europe. For leased facilities that were no longer used, the lease costs included in the restructuring costs represent future lease payments less estimated sublease recoveries. In 2003, the Company made an adjustment to lease and other contractual obligations of $16.2 to reflect incremental cancellation fees paid for terminating certain facility leases and to reflect higher accruals for other leases due to delays in the timing of sublease recoveries and changes in estimated sublease rates, relating principally to facilities in the Americas. In the first quarter of 2004, the cash payment of $16.3 for lease and other contractual obligations included cancellation fees paid for terminating certain facility leases.

    The Company recorded a non-cash charge of $194.5 to write-down certain long-lived assets (85% in Americas, 10% in Europe and 5% in Asia) which became impaired as a result of the rationalization of facilities. In addition to buildings and improvements, and machinery and equipment, the asset impairments also related to intellectual property and other intangible assets. In 2003, the Company recorded a non-cash adjustment against its capital assets of $(10.8). This recovery was primarily due to amendments of its 2002 restructuring plans in 2003, as a result of customer requirements, certain assets no longer qualified as available-for-sale and resulted in a $13.0 increase to the book value of the assets. Included in the December 31, 2002 impairment charges were charges of $17.1 related to these capital assets that were classified as available-for-sale.

    The Company had completed the major components of its 2002 restructuring plan by the end of March 31, 2004, except for certain long-term lease and other contractual obligations which will be paid out over the remaining lease terms through 2011. Cash outlays are funded from cash on hand. The Company has benefited, and expects to continue to benefit, from the 2002 restructuring plan actions through reduced depreciation, lease and labour costs in cost of sales and selling, general and administrative expenses, and reduced amortization of intangible assets.

    The following table details the activity through the accrued restructuring liability and the non-cash charge:

	Employee termination costs	Lease and other contractual obligations	Facility exit costs and other	Total accrued liability	Non-cash charge	Total charge
January 1, 2002	$—	$—	$—	$—	$—	$—
Provision	128.8	51.7	8.5	189.0	194.5	383.5
Cash payments	(41.7)	(1.7)	(0.7)	(44.1)	—	—

December 31, 2002	87.1	50.0	7.8	144.9	194.5	383.5
Cash payments	(83.4)	(30.0)	(7.8)	(121.2)	—	—
Adjustments	7.4	16.2	2.9	26.5	(10.8)	15.7

December 31, 2003	$11.1	$36.2	$2.9	$50.2	$183.7	$399.2

    The following table details the activity for the quarter:

	Employee termination costs	Lease and other contractual obligations	Facility exit costs and other	Total accrued liability	Non-cash charge	Quarter charge
December 31, 2003	$11.1	$36.2	$2.9	$50.2	$183.7	$—
Cash payments	(6.2)	(16.3)	0.1	(22.4)	—	—
Adjustments	2.2	(0.8)	—	1.4	1.2	2.6

March 31, 2004	$7.1	$19.1	$3.0	$29.2	$184.9	$2.6

    The accrued restructuring liability was recorded in Accrued liabilities in the accompanying consolidated balance sheet.

        (c)   2003 restructuring:

    In January 2003, the Company announced that it will further reduce its manufacturing capacity. These restructuring actions were focused on workforce reductions and facility consolidations in Europe. Termination announcements were made in 2003 to approximately 480 employees, primarily manufacturing and plant employees. Approximately 180 employees have been terminated as of March 31, 2004, with the balance expected to be paid out by the end of July 2004. Included in the negotiated termination costs are payments to regulatory agencies, in accordance with local labour legislation, which are expected to be paid out through 2007.

    The non-cash charge for asset impairment of $8.5 reflects the write-down of certain capital assets, primarily in Europe, which were disposed of, or that have become impaired and are available-for-sale, as a result of the 2003 restructuring. The capital assets were written down to their fair values.

    The Company expects to complete the major components of the 2003 restructuring plan by mid-2004. Cash outlays are funded from cash on hand. The Company expects to benefit from the 2003 restructuring plan actions through reduced depreciation and labour costs in cost of sales and selling, general and administrative expenses in 2004.

    The following table details the activity through the accrued restructuring liability and the non-cash charge:

	Employee termination costs	Lease and other contractual obligations	Facility exit costs and other	Total accrued liability	Non-cash charge	Total charge
January 1, 2003	$—	$—	$—	$—	$—	$—
Provision	61.4	0.3	1.1	62.8	8.5	71.3
Cash payments	(28.6)	(0.3)	(1.1)	(30.0)	—	—

December 31, 2003	$32.8	$—	$—	$32.8	$8.5	$71.3

    The following table details the activity for the quarter:

	Employee termination costs	Lease and other contractual obligations	Facility exit costs and other	Total accrued liability	Non-cash charge	Quarter charge
December 31, 2003	$32.8	$—	$—	$32.8	$8.5	$—
Cash payments	(6.9)	—	—	(6.9)	—	—
Adjustments	1.0	—	—	1.0	—	1.0

March 31, 2004	$26.9	$—	$—	$26.9	$8.5	$1.0

    The accrued restructuring liability was recorded in Accrued liabilities in the accompanying consolidated balance sheet.

        (d)   2004 restructuring:

    In January 2004, the Company announced that it will further reduce its manufacturing capacity. These restructuring actions were focused on workforce reductions and facility consolidations in the Americas. A total of 240 employees have been terminated in the quarter. These planned actions include terminating an additional 650 employee positions by the end of 2004.

    The Company expects to complete its 2004 restructuring plan by the end of 2004 or early 2005. Cash outlays are funded from cash on hand. The Company expects to benefit from the 2004 restructuring plan actions through reduced depreciation and labour costs in cost of sales and selling, general and administrative expenses starting in the latter half of 2004.

    The following table details the activity through the accrued restructuring liability:

	Employee termination costs	Lease and other contractual obligations	Facility exit costs and other	Total accrued liability	Non-cash charge	Quarter charge
January 1, 2004	$—	$—	$—	$—	$—	$—
Provision	9.5	—	—	9.5	—	9.5
Cash payments	(0.6)	—	—	(0.6)	—	—

March 31, 2004	$8.9	$—	$—	$8.9	$—	$9.5

    The accrued restructuring liability was recorded in Accrued liabilities in the accompanying consolidated balance sheet.

    As of March 31, 2004, capital assets included $28.9 representing assets available-for-sale, primarily in land and buildings in Europe, as a result of the restructuring actions implemented by the Company. The Company has programs underway to sell these assets.

7.     SEGMENTED INFORMATION:

  The Company's operations fall into one dominant industry segment, the electronics manufacturing services industry. The Company manages its operations, and accordingly determines its operating segments, on a geographic basis. The performance of geographic operating segments is monitored based on EBIAT (earnings/loss before interest, amortization of intangible assets, integration costs related to acquisitions, other charges, non-cash option expense and income taxes). Inter-segment transactions are reflected at market value. The following is a breakdown by reporting segment:

	Three months ended March 31
	2003	2004
Revenue
Americas	$769.3	$861.5
Europe	336.4	429.4
Asia	525.6	802.2
Elimination of inter-segment revenue	(43.9)	(76.2)

	$1,587.4	$2,016.9

	Three months ended March 31
	2003	2004
EBIAT
Americas	$15.4	$(5.9)
Europe	(25.4)	(5.0)
Asia	21.3	21.5

	11.3	10.6
Interest, net	3.4	(1.0)
Amortization of intangible assets	(12.4)	(7.2)
Non-cash option expense	—	(1.6)
Other charges (note 6)	1.6	(10.9)

Earnings (loss) before income taxes	$3.9	$(10.1)

	As at March 31
	2003	2004
Total assets
Americas	$2,624.1	$2,278.1
Europe	1,056.1	1,163.2
Asia	1,917.5	2,243.3

	$5,597.7	$5,684.6

Goodwill
Americas	$115.7	$241.2
Europe	—	76.0
Asia	832.3	883.6

	$948.0	$1,200.8

8.     WEIGHTED AVERAGE SHARES OUTSTANDING AND PER SHARE CALCULATIONS:

  The following table sets forth the calculation of basic and diluted per share:

	Three months ended March 31
	2003	2004
Numerator:
Net earnings (loss)	$3.2	$(8.4)
Convertible debt accretion, net of tax	(4.0)	(3.7)
Gain on repurchase of convertible debt, net of tax (note 4)	5.7	—

Earnings (loss) available to common shareholders	$4.9	$(12.1)
Denominator (in millions):
Weighted average shares — basic	227.0	213.2
Effect of dilutive securities:
Employee stock options and warrants(1)	3.2	—
Convertible debt(1)	—	—

Weighted average shares — diluted	230.2	213.2
Earnings (loss) per share:
Basic	$0.02	$(0.06)
Diluted	$0.02	$(0.06)

  (1)
  Excludes the effect of all options, warrants and convertible debt as they are anti-dilutive due to the loss reported in the period.

9.     SUPPLEMENTAL CASH FLOW INFORMATION:

	Three months ended March 31
	2003	2004
Paid during the period:
Interest	$1.8	$2.0
Taxes	$(2.1)	$1.9
Non-cash financing activities:
Convertible debt accretion, net of tax	$4.0	$3.7
Shares issued for acquisition of MSL	$—	$245.5
Options issued for acquisition of MSL	$—	$15.2
Warrants issued for acquisition of MSL	$—	$8.9

10.   GUARANTEES AND CONTINGENCIES:

  Contingent liabilities in the form of letters of credit, letters of guarantee, and surety and performance bonds, are provided to various third parties. These guarantees cover various payments including customs and excise taxes, utility commitments and certain bank guarantees. At March 31, 2004, these liabilities, including guarantees of employee share purchase loans, amounted to $60.9 (December 31, 2003 — $55.9).

  In addition to the above guarantees, the Company has also provided routine indemnifications, whose terms range in duration and often are not explicitly defined. These may include indemnifications against adverse effects due to changes in tax laws and patent infringements by third parties. The maximum amounts from these indemnifications cannot be reasonably estimated. In some cases, the Company has recourse against other parties to mitigate its risk of loss from these indemnifications. Historically, the Company has not made significant payments relating to these types of indemnifications.

  In the normal course of operations the Company may be subject to litigation and claims from customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to estimate the extent of potential costs, if any, management believes that the ultimate resolution of such contingencies would not have a material adverse effect on the results of operations, financial position or liquidity of the Company.

11.   COMPARATIVE INFORMATION:

  The Company has reclassified certain prior period information to conform to the current period's presentation.

12.   SUBSEQUENT EVENTS:

  In April 2004, the Company paid approximately $11 in cash to acquire certain assets located in the Philippines from NEC Corporation.

  In April 2004, the Company announced that it will incur a pre-tax restructuring charge of between $175 and $200, to be recorded over the next 12 months, of which approximately 75% will be cash costs. As part of this charge, $13.5 has been recorded in the first quarter of 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Celestica Inc.

        We have audited the accompanying consolidated balance sheets of Celestica Inc. and subsidiaries (the "Company") as at December 31, 2003 and 2002 and the consolidated statements of loss, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with Canadian generally accepted accounting principles.

        As described in note 2(q) to the consolidated financial statements, the Company adopted the provisions of CICA Handbook Section 3870 — Stock-based Compensation and Other Stock-based Payments on January 1, 2003.

        Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 20 to the consolidated financial statements.

Toronto, Canada	/s/ KPMG LLP
January 20, 2004, except as to note 23 which is as of May 17, 2004, and note 24 which is as of June 10, 2004.	Chartered Accountants

CELESTICA INC.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars)

	As at December 31
	2002	2003
Assets
Current assets:
Cash and short-term investments	$1,851.0	$1,028.8
Accounts receivable (note 2(e))	785.9	771.5
Inventories (note 2(f))	775.6	1,030.6
Prepaid and other assets	115.1	158.4
Deferred income taxes	36.9	40.8

	3,564.5	3,030.1
Capital assets (note 4)	730.2	681.4
Goodwill from business combinations (note 5)	948.0	948.0
Intangible assets (note 5)	211.9	137.9
Other assets (note 6)	354.6	339.1

	$5,809.2	$5,136.5

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$947.2	$1,101.9
Accrued liabilities (note 20(k))	475.4	382.3
Income taxes payable	24.5	8.2
Deferred income taxes	21.5	21.4
Current portion of long-term debt (note 7)	2.7	2.7

	1,471.3	1,516.5
Long-term debt (note 7)	4.2	0.7
Accrued pension and post-employment benefits (note 14)	77.2	86.0
Deferred income taxes	46.2	57.2
Other long-term liabilities	8.0	10.0

	1,606.9	1,670.4
Shareholders' equity	4,202.3	3,466.1

	$5,809.2	$5,136.5

Commitments, contingencies and guarantees (note 16)
Canadian and United States accounting policy differences (note 20)
Subsequent events (notes 23 and 24)

See accompanying notes to consolidated financial statements.

CELESTICA INC.

CONSOLIDATED STATEMENTS OF LOSS

(in millions of U.S. dollars, except per share amounts)

	Year ended December 31
	2001	2002	2003
Revenue	$10,004.4	$8,271.6	$6,735.3
Cost of sales	9,292.4	7,716.5	6,475.2

Gross profit	712.0	555.1	260.1
Selling, general and administrative expenses	324.3	280.3	249.8
Research and development costs	17.1	18.2	24.0
Amortization of goodwill and intangible assets (note 5)	125.0	95.9	48.5
Integration costs related to acquisitions (note 3)	22.8	21.1	—
Other charges (note 11)	273.1	677.8	175.4

	762.3	1,093.3	497.7

Operating loss	(50.3)	(538.2)	(237.6)
Interest on long-term debt	19.8	16.1	5.4
Interest income, net	(27.7)	(17.2)	(9.4)

Loss before income taxes	(42.4)	(537.1)	(233.6)

Income taxes expense (recovery) (note 12):
Current	25.8	16.6	6.0
Deferred	(27.9)	(107.8)	27.1

	(2.1)	(91.2)	33.1

Net loss	$(40.3)	$(445.9)	$(266.7)

Basic loss per share (note 10)	$(0.26)	$(1.98)	$(1.23)
Diluted loss per share (note 10)	$(0.26)	$(1.98)	$(1.23)
Weighted average number of shares outstanding (in millions) (note 10)
Basic	213.9	229.8	216.5
Diluted	213.9	229.8	216.5
Net loss in accordance with U.S. GAAP (note 20)	$(51.3)	$(494.9)	$(258.9)
Basic loss per share, in accordance with U.S. GAAP (note 20)	$(0.24)	$(2.15)	$(1.20)
Diluted loss per share, in accordance with U.S. GAAP (note 20)	$(0.24)	$(2.15)	$(1.20)

See accompanying notes to consolidated financial statements.

CELESTICA INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(in millions of U.S. dollars)

	Convertible Debt (note 8)	Capital Stock (note 9)	Contributed Surplus	Retained Earnings (Deficit)	Foreign Currency Translation Adjustment	Total Shareholders' Equity
Balance — December 31, 2000	$860.5	$2,395.4	$—	$217.5	$(4.1)	$3,469.3
Change in accounting policy (note 23)	—	—	—	(0.1)	—	(0.1)

Balance — December 31, 2000 as restated (note 23)	860.5	2,395.4	—	217.4	(4.1)	3,469.2
Convertible debt accretion, net of tax	26.3	—	—	(15.0)	—	11.3
Shares issued, net	—	1,303.6	—	—	—	1,303.6
Currency translation	—	—	—	—	1.2	1.2
Net loss for the year	—	—	—	(40.3)	—	(40.3)

Balance — December 31, 2001	886.8	3,699.0	—	162.1	(2.9)	4,745.0
Convertible debt accretion, net of tax	28.7	—	—	(17.5)	—	11.2
Repurchase of convertible debt (note 8)	(110.9)	—	—	6.7	—	(104.2)
Shares issued, net	—	8.5	—	—	—	8.5
Repurchase of shares (note 9)	—	(36.9)	5.8	(1.4)	—	(32.5)
Currency translation	—	—	—	—	20.2	20.2
Net loss for the year	—	—	—	(445.9)	—	(445.9)

Balance — December 31, 2002	804.6	3,670.6	5.8	(296.0)	17.3	4,202.3
Convertible debt accretion, net of tax	23.6	—	—	(15.5)	—	8.1
Repurchase of convertible debt (note 8)	(224.7)	—	—	(2.8)	—	(227.5)
Shares issued, net	—	7.3	—	—	—	7.3
Repurchase of shares (note 9)	—	(380.1)	105.2	—	—	(274.9)
Stock based compensation (note 2(q)(ii))	—	—	0.3	—	—	0.3
Other	—	—	4.4	—	—	4.4
Currency translation	—	—	—	—	12.8	12.8
Net loss for the year	—	—	—	(266.7)	—	(266.7)

Balance — December 31, 2003	$603.5	$3,297.8	$115.7	$(581.0)	$30.1	$3,466.1

See accompanying notes to consolidated financial statements.

CELESTICA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of U.S. dollars)

	Year ended December 31
	2001	2002	2003
Cash provided by (used in):
Operations:
Net loss	$(40.3)	$(445.9)	$(266.7)
Items not affecting cash:
Depreciation and amortization	319.8	311.4	222.7
Deferred income taxes	(27.9)	(107.8)	27.1
Non-cash charge for option issuances	—	—	0.3
Restructuring charges (note 11)	98.6	194.5	(2.3)
Other charges (note 11)	36.1	292.1	80.5
Other	1.9	(5.8)	(13.7)
Changes in non-cash working capital items:
Accounts receivable	887.2	297.4	14.4
Inventories	822.5	623.9	(252.6)
Other assets	45.7	26.1	(43.2)
Accounts payable and accrued liabilities	(854.0)	(202.7)	65.2
Income taxes payable	0.9	(0.4)	9.8

Non-cash working capital changes	902.3	744.3	(206.4)

Cash provided by (used in) operations	1,290.5	982.8	(158.5)

Investing:
Acquisitions, net of cash acquired	(1,299.7)	(111.0)	(0.5)
Purchase of capital assets	(199.3)	(151.4)	(175.9)
Proceeds on sale of capital assets	—	71.6	7.3
Other	1.4	(0.7)	(0.4)

Cash used in investing activities	(1,497.6)	(191.5)	(169.5)

Financing:
Bank indebtedness	(2.8)	(1.6)	—
Repayments of long-term debt	(56.0)	(146.5)	(3.5)
Debt redemption fees (note 11(f))	—	(6.9)	—
Deferred financing costs	(3.9)	(2.6)	(1.6)
Repurchase of convertible debt (note 8)	—	(100.3)	(223.5)
Issuance of share capital	737.7	7.4	5.1
Share issue costs, pre-tax	(10.0)	—	—
Repurchase of capital stock (note 9)	—	(32.5)	(274.9)
Other	1.1	(0.1)	4.2

Cash provided by (used in) financing activities	666.1	(283.1)	(494.2)

Increase (decrease) in cash	459.0	508.2	(822.2)
Cash, beginning of year	883.8	1,342.8	1,851.0

Cash, end of year	$1,342.8	$1,851.0	$1,028.8

Cash is comprised of cash and short-term investments.
Supplemental cash flow information (note 19)

See accompanying notes to consolidated financial statements

CELESTICA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in millions of U.S. dollars, except for per share amounts)

1.     NATURE OF BUSINESS:

  The primary operations of the Company include providing a full range of electronics manufacturing services including design, prototyping, system assembly, testing, product assurance, supply chain management, worldwide distribution and after-market services to its customers primarily in the computing and communications industries. The Company has operations in the Americas, Europe and Asia.

  The Company's accounting policies are in accordance with accounting principles generally accepted in Canada (Canadian GAAP) and, except as outlined in note 20, are, in all material respects, in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

2.     SIGNIFICANT ACCOUNTING POLICIES:

        (a)   Principles of consolidation:

    These consolidated financial statements include the accounts of the Company and its subsidiaries. The results of subsidiaries acquired during the year are consolidated from their respective dates of acquisition. The Company's business combinations are accounted for using the purchase method. Inter-company transactions and balances are eliminated on consolidation.

        (b)   Use of estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates and assumptions.

        (c)   Revenue:

    Revenue is derived primarily from the sale of electronics equipment that has been built to customer specifications. Revenue from product sales is recognized upon shipment, since title has passed to the customer, persuasive evidence of an arrangement exists, performance has occurred, customer specified test criteria have been met and the earnings process is complete. The Company has no further performance obligations other than its standard manufacturing warranty. Celestica has contractual arrangements with the majority of its customers that require the customer to purchase unused inventory that Celestica has purchased to fulfill that customer's forecasted manufacturing demand. Celestica accounts for raw material returns as reductions in inventory and does not record revenue on these transactions.

    The Company also derives revenue from engineering, design and after-market services. Services revenue is recognized as services are performed for short-term contracts and on a percentage-of-completion basis for long-term contracts.

        (d)   Cash and short-term investments:

    Cash and short-term investments include cash on account, demand deposits and short-term investments with original maturities of less than three months.

        (e)   Allowance for doubtful accounts:

    The Company evaluates the collectibility of accounts receivable and records an allowance for doubtful accounts, which reduces the receivables to the amount management reasonably believes will be collected. A specific allowance is recorded against customer receivables that are considered to be impaired based on the Company's knowledge of the financial condition of its customers. In determining the amount of the allowance, the following factors are considered: the aging of the receivables; customer and industry concentrations; the current business environment; and historical experience.

    Accounts receivable are net of an allowance for doubtful accounts of $50.3 at December 31, 2003 (2002 — $62.4).

        (f)    Inventories:

    Inventories are valued on a first-in, first-out basis at the lower of cost and replacement cost for production parts, and at the lower of cost and net realizable value for work in progress and finished goods. Cost includes materials and an application of relevant manufacturing value-add. In determining the net realizable value, the Company considers factors such as shrinkage, the aging and future demand of the inventory, contractual arrangements with customers, and the ability to redistribute inventory to other programs or return inventory to suppliers.

	2002	2003
Raw materials	$479.8	$736.6
Work in progress	101.0	119.2
Finished goods	194.8	174.8

	$775.6	$1,030.6

        (g)   Capital assets:

    Capital assets are carried at cost and amortized over their estimated useful lives on a straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Buildings	25 years
Buildings/leasehold improvements	Up to 25 years or term of lease
Office equipment	5 years
Machinery and equipment	3 to 5 years
Software	1 to 10 years

        (h)   Goodwill from business combinations:

    Prior to July 1, 2001, all goodwill was amortized on a straight-line basis over 10 years. Goodwill acquired in business combinations subsequent to June 30, 2001 was not amortized. Effective January 1, 2002, the Company discontinued amortization of all existing goodwill. These changes were a result of new accounting standards issued in 2001 which are summarized in note 2(q)(i) — Changes in accounting policies.

    From adoption of these standards on January 1, 2002, the Company is required to evaluate goodwill annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Absent any triggering factors during the year, the Company conducts its goodwill assessment in the fourth quarter of the year to correspond with its planning cycle. Impairment is tested at the reporting unit level by comparing the reporting unit's carrying amount to its fair value. The fair values of the reporting units are estimated using a combination of a market approach and discounted cash flows. To the extent a reporting unit's carrying amount exceeds its fair value, an impairment of goodwill exists. Impairment is measured by comparing the fair value of goodwill, determined in a manner similar to a purchase price allocation, to its carrying amount. The Company conducted its annual goodwill assessment in the fourth quarter of 2003 and determined that there was no impairment for 2003. In the fourth quarter of 2002, the Company recorded an impairment charge. See notes 5 — Goodwill from business combinations and intangible assets and 11(d) — Other charges.

    Prior to 2002, the Company assessed the recoverability of goodwill by comparing its carrying amount to its projected future net cash flows as described under note 2(j) — Impairment or disposal of long-lived assets.

        (i)    Intangible assets:

    Intangible assets are comprised of intellectual property and other intangible assets. Intellectual property assets consist primarily of certain non-patented intellectual property and process technology, and are amortized on a straight-line basis over their estimated useful lives, to a maximum of 5 years. Other intangible assets consist primarily of customer relationships and contract intangibles. Other intangible assets are amortized on a straight-line basis over their estimated useful lives, to a maximum of 10 years.

        (j)    Impairment or disposal of long-lived assets:

    The Company reviews capital and intangible assets (long-lived assets) for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with the new accounting standards CICA Handbook Section 3063, "Impairment or Disposal of Long-Lived Assets" and revised Section 3475, "Disposal of Long-Lived Assets and Discontinued Operations," which the Company adopted effective January 1, 2003. Absent any triggering factors during the year, the Company conducts its long-lived asset assessment in the fourth quarter to correspond with its planning cycle. Under the new standards, assets must be classified as either held-for-use or available-for-sale. An impairment loss is recognized when the carrying amount of an asset that is held and used exceeds the projected undiscounted future net cash flows expected from its use and disposal, and is measured as the amount by which the carrying amount of the asset exceeds its fair value, which is measured by discounted cash flows when quoted market prices are not available. For assets available-for-sale, an impairment loss is recognized when the carrying amount exceeds the fair value less costs to sell. Prior to January 1, 2003, the Company assessed and measured impairment by comparing the carrying amount to the undiscounted future cash flows the long-lived assets were expected to generate. The Company has recorded impairment charges in 2001, 2002 and 2003. See note 11(e) — Other charges.

        (k)   Pension and non-pension post-employment benefits:

    The Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. The cost of pensions and other post-employment benefits earned by employees is actuarially determined using the projected benefit method pro-rated on service, and management's best estimate of expected plan investment performance, salary escalation, compensation levels at time of retirement, retirement ages of employees and expected health care costs. Changes in these assumptions could impact future pension expense. For the purpose of calculating the expected return on plan assets, assets are valued at fair value. Past service costs arising from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment. Actuarial gains or losses exceeding 10% of a plan's accumulated benefit obligations or the fair market value of the plan assets at the beginning of the year are amortized over the average remaining service period of active employees. Plan assets and the accrued benefit obligations are measured at December 31. The average remaining service period of active employees covered by the pension plans is 11 years for 2002 and 12 years for 2003. The average remaining service period of active employees covered by the other post-employment benefit plans is 23 years for 2002 and 22 years for 2003. Curtailment gains or losses may arise from significant changes to a plan. Curtailment gains are offset against unrecognized losses and any excess gains and all curtailment losses are recorded in the period in which the curtailment occurs. Pension assets are recorded as Other assets and pension liabilities are recorded as Accrued pension and post-employment benefits.

        (l)    Deferred financing costs:

    Costs relating to long-term debt are deferred and recorded in Other assets and amortized over the term of the related debt or debt facilities.

        (m)  Income taxes:

    The Company uses the asset and liability method of accounting for income taxes. Deferred income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. A valuation allowance is recorded to reduce deferred income tax assets to an amount that, in the opinion of management, is more likely than not to be realized. The effect of changes in tax rates is recognized in the period in which the rate change occurs.

        (n)   Foreign currency translation and hedging:

    The functional currency of the majority of the Company's subsidiaries is the United States dollar. For such subsidiaries, monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the year-end rate of exchange. Non-monetary assets and liabilities denominated in foreign currencies are translated at historic rates, and revenue and expenses are translated at average exchange rates prevailing during the month of the transaction. Exchange gains or losses are reflected in the consolidated statements of loss.

    The accounts of the Company's self-sustaining foreign operations for which the functional currency is other than the U.S. dollar are translated into U.S. dollars using the current rate method. Assets and liabilities are translated at the year-end exchange rate, and revenue and expenses are translated at average exchange rates prevailing during the month of the transaction. Gains and losses arising from the translation of financial statements of foreign operations are deferred in the "foreign currency translation adjustment" account included as a separate component of shareholders' equity.

    The Company enters into forward exchange contracts to hedge the cash flow risk associated with firm purchase commitments and forecasted transactions in foreign currencies and foreign-currency denominated balances. The Company does not enter into derivatives for speculative purposes.

    The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge's inception and at the end of each quarter, whether the derivatives that are used in hedged transactions are highly effective in offsetting changes in cash flows of hedged items.

    Gains and losses on hedges of firm commitments are included in the cost of the hedged transaction when they occur. Gains and losses on hedges of forecasted transactions are recognized in earnings in the same period and on the same line item as the underlying hedged transaction. Foreign exchange translation gains and losses on forward contracts used to hedge foreign-currency denominated amounts are accrued on the balance sheet as current assets or current liabilities and are recognized currently in the income statement, offsetting the respective translation gains or losses on the foreign-currency denominated amounts. The forward premium or discount is amortized over the term of the forward contract. Gains and losses on hedged forecasted transactions are recognized in earnings immediately when the hedge is no longer effective or the forecasted transactions are no longer expected.

        (o)   Research and development:

    The Company incurs costs relating to research and development activities which are expensed as incurred unless development costs meet certain criteria for capitalization. No amounts have been capitalized.

        (p)   Restructuring charges:

    The Company records restructuring charges relating to employee terminations, contractual lease obligations and other exit costs in accordance with CICA Emerging Issues Committee Abstracts EIC-134, "Accounting for Severance and Termination Benefits" and EIC-135, "Accounting for Costs Associated with Exit and Disposal Activities," which the Company adopted effective January 1, 2003. These standards require the Company to prospectively record any 2003 restructuring charges only when the liability is incurred and can be measured at fair value. Prior to 2003, the Company recorded the restructuring charges when the detailed plans were approved and committed to by management. The recognition of restructuring charges requires management to make certain judgments regarding the nature, timing and amount associated with the planned restructuring activities, including estimating sublease income and the net recoverable amount of equipment to be disposed of. At the end of each reporting period, the Company evaluates the appropriateness of the remaining accrued balances.

        (q)   Changes in accounting policies:

    (i)
    Business combinations, goodwill and other intangible assets:

    In September 2001, the CICA issued Handbook Sections 1581, "Business Combinations" and 3062, "Goodwill and Other Intangible Assets." The new standards mandate the purchase method of accounting for business combinations and require that goodwill no longer be amortized, but instead be tested for impairment at least annually. The standards also specify criteria that intangible assets must meet to be recognized and reported apart from goodwill. The standards require that the value of the shares issued in a business combination be measured using the average share price for a reasonable period before and after the date the terms of the acquisition are agreed to and announced. Previously, the consummation date was used to value the shares issued in a business combination. The new standards are substantially consistent with U.S. GAAP.

    Effective July 1, 2001, goodwill acquired in business combinations completed after June 30, 2001 has not been amortized. In addition, the new criteria for recognition of intangible assets apart from goodwill and the valuation of the shares issued in a business combination have been applied to business combinations completed after June 30, 2001.

    The Company fully adopted these new standards as of January 1, 2002, and discontinued amortization of all existing goodwill. The Company also evaluated existing intangible assets, including estimates of remaining lives, and has reclassified $9.1 from intellectual property to goodwill, as of January 1, 2002, to conform with the new criteria.

    Section 3062 required the completion of a transitional goodwill impairment evaluation within six months of adoption. Impairment was identified by comparing the carrying amounts of the Company's reporting units with their fair values. To the extent a reporting unit's carrying amount exceeded its fair value, the impairment of goodwill was required to be recorded by December 31, 2002. The impairment of goodwill was measured by comparing the fair value of goodwill, determined in a manner similar to a purchase price allocation, to its carrying amount. Any transitional impairment would have been recognized as an effect of a change in accounting principle and would have been charged to opening retained earnings as of January 1, 2002. The Company completed the transitional goodwill impairment assessment, and determined that no impairment existed as of the date of adoption.

    Effective January 1, 2002, the Company had unamortized goodwill of $1,137.9 which is no longer amortized. This change in accounting policy was not applied retroactively and the amounts presented for prior years have not been restated for this change. The following table shows the impact of this change as if the policy had been applied retroactively to 2001:

	Year ended December 31
	2001	2002	2003
Net loss as reported	$(40.3)	$(445.9)	$(266.7)
Add back: goodwill amortization	39.2	—	—

Net loss before goodwill amortization	$(1.1)	$(445.9)	$(266.7)

Basic loss per share:
As reported	$(0.26)	$(1.98)	$(1.23)
Before goodwill amortization	$(0.08)	$(1.98)	$(1.23)
Diluted loss per share:
As reported	$(0.26)	$(1.98)	$(1.23)
Before goodwill amortization	$(0.08)	$(1.98)	$(1.23)
    (ii)
    Stock-based compensation and other stock-based payments:

    During 2003, the Company adopted the revised CICA Handbook Section 3870, "Stock Based Compensation," which requires that a fair value method of accounting be applied to all stock-based compensation payments to both employees and non-employees. In accordance with the transitional provisions of Section 3870, the Company has prospectively applied the fair value method of accounting for stock option awards granted after January 1, 2003 and, accordingly, has recorded the compensation expense in 2003. Prior to January 1, 2003, the Company accounted for its employee stock options using the settlement method and no compensation expense was recognized. For awards granted in 2002, the standard requires the disclosure of pro forma net earnings and earnings per share information as if the Company had accounted for employee stock options under the fair value method. The pro forma effect of awards granted prior to January 1, 2002 has not been included in the pro forma net earnings and earnings per share information.

    The estimated fair value of the options is amortized to income over the vesting period, on a straight-line basis, and was determined using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year ended December 31
	2002	2003
Risk-free rate	5.1%	3.9%
Dividend yield	0.0%	0.0%
Volatility factor of the expected market price of the Company's shares	70.0%	70.0%
Expected option life (in years)	5.0	4.3
Weighted-average grant date fair values of options issued	$12.02	$7.84
      (a)
      2003 options: For the year ended December 31, 2003, the Company expensed $0.3 relating to the fair value of options granted in 2003.

      (b)
      2002 options: The pro forma disclosure relating to options granted in 2002 is as follows:

	Year ended December 31
	2002	2003
Net loss as reported	$(445.9)	$(266.7)
Deduct: Stock-based compensation costs using fair-value method, net of tax	(2.2)	(9.6)

Pro forma net loss	$(448.1)	$(276.3)

Loss per share:
Basic — as reported	$(1.98)	$(1.23)
Basic — pro forma	$(1.99)	$(1.27)
Diluted — as reported	$(1.98)	$(1.23)
Diluted — pro forma	$(1.99)	$(1.27)

      See note 9(c) for a description of the stock option plans.

        (r)   Recently issued accounting pronouncements:

    (i)
    Hedging relationships:

    The CICA issued Accounting Guideline AcG-13, "Hedging Relationships," which establishes criteria for hedge accounting effective on a prospective basis for the Company's 2004 fiscal year. The Company has reviewed the requirements of AcG-13 and has determined that all of its current hedges qualify for hedge accounting under the new guideline.

    (ii)
    Asset retirement obligations:

    In March 2003, the CICA issued Handbook Section 3110, "Asset Retirement Obligations," which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated retirement costs. This section applies to legal obligations associated with the retirement of tangible long-lived assets that results from their acquisition, lease construction, development or normal operation. This standard is effective on a retroactive basis with restatement as of January 1, 2004. The Company has obligations with respect to retirement of leasehold improvements at maturity of facility leases, and estimates its obligation at January 1, 2004 to be $4.0, which will be amortized over the remaining lease terms. See note 20(g). See note 23.

    (iii)
    Consolidation of variable interest entities:

    In June 2003, the CICA issued Accounting Guideline AcG-15, "Consolidation of Variable Interest Entities" (VIEs). VIEs are entities that have insufficient equity and/or their equity investors lack one or more specified essential characteristics of a controlling financial interest. The guideline provides specific guidance for determining when an entity is a VIE and who, if anyone, should consolidate the VIE. The guideline is effective on a prospective basis for the Company's 2005 fiscal year. The adoption of this standard is not expected to have a material impact on the consolidated financial statements.

    (iv)
    Generally accepted accounting principles:

    In July 2003, the CICA issued Handbook Section 1100, "Generally Accepted Accounting Principles." This section establishes standards for financial reporting in accordance with Canadian GAAP. It describes what constitutes Canadian GAAP and its sources. This section also provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures when the primary sources of Canadian GAAP are silent. This standard is effective for the Company's 2004 fiscal year. The adoption of this standard is not expected to have a material impact on the consolidated financial statements.

    (v)
    Liabilities and equity:

    In November 2003, the CICA approved amendments to Handbook Section 3860, "Financial Instruments — Presentation and Disclosure," to require obligations that may be settled, at the issuer's option, by a variable number of the issuer's own equity instruments to be presented as liabilities. Thus securities issued by an enterprise that give the issuer unrestricted rights to settle the principal amount in cash or in the equivalent value of its own equity instruments will no longer be presented as equity.

    The CICA concluded that not all such obligations establish the type of relationship that exists between an entity and its owners, but rather they convey more of a debtor/creditor relationship because they require the issuer to convey a fixed amount of value to the holder that does not vary with changes in the fair value of the issuer's equity instruments. Therefore, these instruments should be presented as liabilities. The standard will be effective for the Company's 2005 fiscal year on a retroactive basis and will result in the principal equity portion of the Company's convertible debt (LYONs — see note 8 — Convertible debt) being reclassified as debt instruments, with all accretion charges and gains and losses on repurchase reported as charges to earnings.

    (vi)
    Revenue recognition:

    In December 2003, the Emerging Issues Committee released EIC-141, "Revenue Recognition" and EIC-142, "Revenue Arrangements with Multiple Deliverables," which is effective on a prospective basis for the Company's 2004 fiscal year. EIC-141 incorporates the principles and guidance under U.S. GAAP and EIC-142 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue generating activities. The adoption of this standard is not expected to have a material impact on the consolidated financial statements.

3.     ACQUISITIONS:

  Asset Acquisitions:

  In March 2002, the Company acquired certain assets located in Miyagi and Yamanashi, Japan from NEC Corporation. In August 2002, the Company acquired certain assets from Corvis Corporation in the United States. The aggregate purchase price for these acquisitions of $111.0 was financed with cash and allocated to the net assets acquired, including intangible assets of $49.4, based on their relative fair values at the date of acquisition. The weighted-average useful life of these intangible assets is approximately six years.

  Integration costs related to acquisitions:

  The Company incurs integration costs relating to the establishment of business processes, infrastructure and information systems for acquired operations. None of the integration costs incurred related to existing operations.

4.     CAPITAL ASSETS:

	2002
	Cost	Accumulated Amortization	Net Book Value
Land	$66.0	$—	$66.0
Buildings	192.3	24.6	167.7
Buildings/leasehold improvements	67.5	34.5	33.0
Office equipment	102.1	55.3	46.8
Machinery and equipment	618.2	319.2	299.0
Software	202.9	85.2	117.7

	$1,249.0	$518.8	$730.2

	2003
	Cost	Accumulated Amortization	Net Book Value
Land	$68.3	$—	$68.3
Buildings	226.8	35.1	191.7
Buildings/leasehold improvements	90.6	53.4	37.2
Office equipment	96.2	58.7	37.5
Machinery and equipment	583.7	343.8	239.9
Software	221.7	114.9	106.8

	$1,287.3	$605.9	$681.4

  As of December 31, 2003, capital assets included $30.2 representing assets available-for-sale, primarily land and buildings in Europe, as a result of the restructuring actions implemented by the Company. The Company has initiated programs to sell these assets.

  Capital assets include $22.5 (2002 — $17.1) of assets under capital lease and accumulated amortization of $11.1 (2002 — $4.0) related thereto.

  Depreciation and rental expense for the year ended December 31, 2003 was $172.0 (2002 — $212.8; 2001 — $193.1) and $107.0 (2002 — $117.3; 2001 — $79.8), respectively.

5.     GOODWILL FROM BUSINESS COMBINATIONS AND INTANGIBLE ASSETS:

  Goodwill from business combinations:

  The following table details the changes in goodwill by reporting segment:

	Americas	Europe	Asia	Total
Balance December 31 2001	$243.2	$68.3	$817.3	$1,128.8
Reclass (a)	1.8	6.2	1.1	9.1
Post-closing adjustments (b)	(2.1)	2.0	13.9	13.8
Impairment (c)	(127.2)	(76.5)	—	(203.7)

Balance December 31, 2002 and 2003 (d)	$115.7	$—	$832.3	$948.0

  (a)
  The Company reclassed $9.1 from intellectual property to goodwill as of January 1, 2002 to conform with the new goodwill standards. See note 2(q)(i).

  (b)
  The Company completed the valuations of certain assets relating to its 2001 business combinations. This resulted in changes to the fair-value allocation of the purchase price, and thus goodwill.

  (c)
  During the fourth quarter of 2002, the Company performed its annual goodwill impairment test in accordance with the new goodwill standards, Section 3062. See note 2(q)(i). In 2002, the Company identified five reporting units representing the Company's operational structure (Canada, United States, Latin America, Europe and Asia) for purposes of its goodwill impairment test. The fair values of the reporting units were estimated using a combination of a market approach and discounted cash flows. Revenue and expense projections used in determining the fair value of the reporting units were based on management's estimates, including estimates of current and future industry conditions. Prolonged declines in the computing and communications end markets contributed to an impairment of goodwill in the fourth quarter as estimated fair values of certain reporting units fell below their respective carrying values. In response to these end-market conditions and in the course of finalizing its 2003 plan, the Company made certain determinations with respect to its restructuring plans and the transfer of major customer programs from higher cost geographies to lower cost geographies. The planned transfer of these programs and restructuring actions had a significant impact on the forecasted revenues of facilities in Europe and the Americas. Goodwill impairment was recorded for two of its reporting units, namely Europe and Canada. In calculating the fair values of these reporting units, the Company used a discounted cash flow model assuming discount rates of 14% to 17% and long-term annual growth rates of 3% to 6%. The Company recorded a goodwill impairment charge of $203.7. See note 11(d) — Other charges.

  (d)
  During the fourth quarter of 2003, the Company performed its annual goodwill impairment test. Due to a change in operating structure, the Company identified three reporting units representing the Company's existing operational structure (Americas, Europe and Asia) in 2003. The fair values of the reporting units were estimated using a market approach. Revenue and expense projections used in determining the fair value of the reporting units were based on management's estimates, including estimates of current and future industry conditions. The Company determined there was no impairment for 2003 as the reporting unit fair values exceeded carrying values.

  Intangible assets:

	2002
	Cost	Accumulated Amortization	Net Book Value
Intellectual property	$194.5	$118.9	$75.6
Other intangible assets	177.8	41.5	136.3

	$372.3	$160.4	$211.9

	2003
	Cost	Accumulated Amortization	Net Book Value
Intellectual property	$129.3	$99.3	$30.0
Other intangible assets	165.6	57.7	107.9

	$294.9	$157.0	$137.9

  The following table details the changes in intangible assets:

	Intellectual Property	Other Intangible Assets	Total
Balance December 31, 2001	$244.7	$182.5	$427.2
Amortization	(72.0)	(23.9)	(95.9)
Reclass (aa)	(9.1)	—	(9.1)
Acquisitions (bb)	24.0	25.4	49.4
Post-closing (bb)	(15.5)	—	(15.5)
Impairment (cc)	(96.5)	(47.7)	(144.2)

Balance December 31, 2002	75.6	136.3	211.9
Amortization	(27.4)	(21.1)	(48.5)
Post-closing	—	(0.2)	(0.2)
Impairment (dd)	(18.2)	(7.1)	(25.3)

Balance December 31, 2003	$30.0	$107.9	$137.9

  (aa)
  The Company reclassed $9.1 from intellectual property to goodwill as of January 1, 2002 to conform with the new goodwill standards. See note 2(q)(i).

  (bb)
  Intangible assets increased during 2002 due to acquisitions. See note 3. The Company completed the valuation of certain assets relating to its 2001 business combinations and recorded post-closing adjustments.

  (cc)
  In the fourth quarter of 2002, the Company recorded an impairment charge totaling $144.2 to write-down intellectual property and other intangible assets, primarily in the Americas and Europe.

    Of the total impairment charge, $75.2 is a direct result of the restructuring actions in the latter half of 2002, and is comprised of $69.4 related to intellectual property assets and $5.8 related to other intangible assets. The intellectual property charge of $69.4 included core process technology, ISO documentation and manufacturing technology. As part of the closure or consolidation of certain manufacturing facilities, the Company shifted the manufacturing of those products to other facilities. In many cases, the receiving facilities already possessed the manufacturing technology, processes and quality management systems that had existed at the closed facilities. As a result, these intellectual property assets were redundant and considered impaired. Other intangible assets of $5.8 included customer-related assets that were considered impaired due to negative forecasted cash flows. See note 11(b) — 2002 Restructuring.

    The balance of the impairment charge of $69.0 is a result of the annual recoverability review of long-lived assets. The Company conducted its annual review of long-lived assets in the fourth quarter to correspond with its planning cycle. In the course of finalizing its 2003 plan, the Company made certain decisions regarding its restructuring plans and the transfer of customer programs from higher cost to lower cost geographies. These actions, coupled with weakened end markets, have significantly impacted forecasted revenue and have reduced the net cash flows for certain sites. In the fourth quarter of 2002, the Company recorded an impairment charge of $69.0, comprised of $27.1 against intellectual property and $41.9 against other intangible assets, specifically customer relationship assets. The impairment was measured as the excess of the carrying amount over the projected future net cash flows that these assets were expected to generate. See note 11(e) — Other charges.

  (dd)
  As the Company finalized its 2004 plan and in connection with the annual recoverability review of long-lived assets in the fourth quarter of 2003, the Company recorded an impairment charge totaling $25.3 to write-down intellectual property and other intangible assets in Europe. The impact of Europe's restructuring plans and program transfers had a significant impact on forecasted revenue for Europe. This reduced the future net cash flows for many sites in Europe, which impaired the recoverability of long-lived assets, including certain intellectual property and customer relationship assets. The impairment was measured as the excess of the carrying amount over the fair value of these assets determined on a discounted cash flow basis. See notes 11(e) — Other charges.

    Amortization expense is as follows:

	Year ended December 31
	2001	2002	2003
Amortization of goodwill (ee)	$39.2	$—	$—
Amortization of intellectual property	68.8	72.0	27.4
Amortization of other intangible assets	17.0	23.9	21.1

	$125.0	$95.9	$48.5

  (ee)
  Effective January 1, 2002, the Company discontinued amortization of all goodwill. See note 2(q)(i) — Changes in accounting policies.

    The Company estimates its future amortization expense as follows, based on existing intangible asset balances:

2004	$28.7
2005	28.2
2006	25.5
2007	14.8
2008	13.9
Thereafter	26.8

6.     OTHER ASSETS:

	2002	2003
Deferred income taxes	$305.1	$262.8
Deferred pension (note 14)	31.2	55.0
Commodity taxes recoverable	10.9	14.6
Other	7.4	6.7

	$354.6	$339.1

  Amortization of deferred financing costs for the year ended December 31, 2003 was $2.1 (2002 — $2.7; 2001 — $1.7).

7.     LONG-TERM DEBT:

	2002	2003
Unsecured, revolving credit facility due 2004 (a)	$—	$—
Unsecured, revolving credit facility due 2005 (b)	—	—
Capital lease obligations	6.9	3.4

	6.9	3.4
Less current portion	2.7	2.7

	$4.2	$0.7

  (a)
  In October 2003, the Company amended its 2004 unsecured, revolving credit facility from $350.0 to $250.0, maturing October 2004 (from December 2004). The facility includes a $25.0 swing-line facility that provides for short-term borrowings up to a maximum of seven days. The credit facility permits the Company and certain designated subsidiaries to borrow funds for general corporate purposes (including acquisitions). Borrowings under the facility bear interest at LIBOR plus a margin except that borrowings under the swing-line facility bear interest at a base rate plus a margin. There were no borrowings on this facility during 2002 or 2003. Commitment fees in 2003 were $1.5.

  (b)
  In October 2003, the Company amended its 2005 unsecured, revolving credit facility, which provides up to $500.0 of borrowings. The facility includes a $75.0 swing-line facility that provides for short-term borrowings up to a maximum of seven days. The credit facility permits the Company and certain designated subsidiaries to borrow funds for general corporate purposes (including acquisitions). Borrowings under the facility bear interest at LIBOR plus a margin except that borrowings under the swing-line facility bear interest at a base rate plus a margin. There were no borrowings on this facility during 2002 or 2003. Commitment fees in 2003 were $2.0.

  The borrowings available under the facilities are reduced by outstanding letters of credit totaling $48.7.

  The unsecured, revolving credit facilities have restrictive covenants relating to debt incurrence and sale of assets and also contain financial covenants, that require the Company to maintain certain financial ratios. A change of control is an event of default. Based on the required minimum financial ratios, the Company is currently limited to approximately $140 of borrowings under the facilities. The Company does not currently anticipate requiring any borrowings from the credit facilities to support existing operations. Additional borrowing amounts would be available to support the funding of acquisitions or to support certain other potential refinancing needs. The Company was in compliance with all covenants at December 31, 2003.

  As at December 31, 2003, principal repayments due within each of the next five years on all long-term debt are as follows:

2004	$2.7
2005	0.7
2006	—
2007	—
2008	—

8.     CONVERTIBLE DEBT:

  In August 2000, Celestica issued Liquid Yield Option™ Notes (LYONs) with a principal amount at maturity of $1,813.6, payable August 1, 2020. The Company received gross proceeds of $862.9 and incurred $12.5 in underwriting commissions, net of tax of $6.9. No interest is payable on the LYONs and the issue price of the LYONs represents a yield to maturity of 3.75%. The LYONs are subordinated in right of payment to all existing and future senior indebtedness of the Company.

  The LYONs are convertible at any time at the option of the holder, unless previously redeemed or repurchased, into 5.6748 subordinate voting shares for each one thousand dollars principal amount at maturity. Holders may require the Company to repurchase all or a portion of their LYONs on August 2, 2005, August 1, 2010, and August 1, 2015, and the Company may redeem the LYONs at any time on or after August 1, 2005 (and, under certain circumstances, before that date). The Company is required to offer to repurchase the LYONs if there is a change in control or a delisting event. Generally, the redemption or repurchase price is equal to the accreted value of the LYONs. The Company may elect to pay the principal amount at maturity of the LYONs or the repurchase price that is payable in certain circumstances, in cash or subordinate voting shares, or any combination thereof.

  Pursuant to Canadian GAAP, the LYONs are recorded as an equity instrument and bifurcated into a principal equity component (representing the present value of the notes) and an option component (representing the value of the conversion features of the notes). The principal equity component is accreted over the 20-year term through periodic charges to retained earnings. Also see note 2(r)(v) — Recently issued accounting pronouncements.

  During 2003, the Company paid $223.5 (2002 — $100.3) to repurchase LYONs with a principal amount at maturity of $435.9 (2002 — $222.9). The Company recognized a loss of $2.8, net of tax of $1.4 (2002 — gain of $6.7, net of tax of $3.9), on the repurchase of these LYONs which is recorded in retained earnings and apportioned between the principal equity and option components, based on their relative fair values compared to their carrying values. Consistent with the treatment of the periodic accretion charges, only the gain on the principal equity component has been included in the calculation of basic and diluted loss per share. See note 10. At December 31, 2003, LYONs outstanding have a principal amount at maturity of $1,154.7. At December 31, 2003, the Company has Board pre-approval to spend up to $126.2 to repurchase additional LYONs, at management's discretion.

9.     CAPITAL STOCK:

        (a)   Authorized:

    An unlimited number of subordinate voting shares, which entitle the holder to one vote per share, and an unlimited number of multiple voting shares, which entitle the holder to 25 votes per share. Except as otherwise required by law, the subordinate voting shares and multiple voting shares vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors. The holders of the subordinate voting shares and multiple voting shares are entitled to share ratably, as a single class, in any dividends declared subject to any preferential rights of any outstanding preferred shares in respect of the payment of dividends. Each multiple voting share is convertible at any time at the option of the holder thereof and automatically, under certain circumstances into one subordinate voting share. The Company is also authorized to issue an unlimited number of preferred shares, issuable in series.

        (b)   Issued and outstanding:

Number of Shares (in millions)	Subordinate Voting Shares	Multiple Voting Shares	Total Subordinate and Multiple Voting Shares Outstanding	Shares to be issued
Balance December 31, 2001	190.6	39.1	229.7	0.5
Repurchase of shares (i)	(2.0)	—	(2.0)	—
Other share issuances (ii)	0.9	—	0.9	—

Balance December 31, 2002	189.5	39.1	228.6	0.5
Repurchase of shares (iii)	(20.6)	—	(20.6)	—
Other share issuances (iv)	0.9	—	0.9	—

Balance December 31, 2003	169.8	39.1	208.9	0.5

Amount	Subordinate Voting Shares	Multiple Voting Shares	Shares to be issued	Total Amount
Balance December 31, 2001	$3,554.3	$138.8	$5.9	$3,699.0
Repurchase of shares (i)	(36.9)	—	—	(36.9)
Other share issuances (ii)	8.5	—	—	8.5

Balance December 31, 2002	3,525.9	138.8	5.9	3,670.6
Repurchase of shares (iii)	(380.1)	—	—	(380.1)
Other share issuances (iv)	7.3	—	—	7.3

Balance December 31, 2003	$3,153.1	$138.8	$5.9	$3,297.8

  2002 Capital Transactions:

  (i)
  In July 2002, the Company filed a Normal Course Issuer Bid (NCIB) to repurchase over the next 12 months, at its discretion, up to 9.6 million subordinate voting shares, for cancellation. During 2002, the Company repurchased 2.0 million subordinate voting shares at a weighted average price of $16.23 per share.

  (ii)
  During 2002, the Company issued 0.9 million subordinate voting shares, primarily as a result of the exercise of employee stock options, for $7.4 and recorded a tax benefit of $1.1.

  2003 Capital Transactions:

  (iii)
  In April 2003, the Company amended its 2002 NCIB to increase the number of shares that may be repurchased, at its discretion, up to 18.6 million subordinate voting shares. In August 2003, the Company commenced a new NCIB to repurchase up to 17.0 million subordinate voting shares, for cancellation, over a period August 1, 2003 to July 31, 2004. During 2003, the Company repurchased a total of 20.6 million subordinate voting shares (16.6 million against its original NCIB) at a weighted average price of $13.35 per share.

  (iv)
  During 2003, the Company issued 0.9 million subordinate voting shares, primarily as a result of the exercise of employee stock options, for $5.1, and other employee share issuances for $1.9. The Company also recorded a tax benefit of $0.3.

        (c)   Stock option plans:

  (i)
  Long-Term Incentive Plan (LTIP):

    Under the LTIP, the Company may grant stock options, performance shares, performance share units and stock appreciation rights to directors, permanent employees and consultants ("eligible participants") of the Company, its subsidiaries and other companies or partnerships in which the Company has a significant investment. Under the LTIP, up to 29.0 million subordinate voting shares may be issued from treasury. Options are granted at prices equal to the market value of the day prior to the date of the grant and are exercisable during a period not to exceed 10 years from such date.

  (ii)
  Employee Share Purchase and Option Plans (ESPO):

    The Company has ESPO plans that were available to certain employees and executives. No further options may be issued under the ESPO plans. Pursuant to the ESPO plans, employees and executives of the Company were offered the opportunity to purchase, at prices equal to market value, subordinate voting shares and, in connection with such purchase, receive options to acquire an additional number of subordinate voting shares based on the number of subordinate voting shares acquired by them under the ESPO plans. The exercise price for the options is equal to the price per share paid for the corresponding subordinate voting shares acquired under the ESPO plans.

    Stock option transactions were as follows:

Number of Options (in millions)	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2000	17.2	$25.16
Granted/assumed	8.5	$42.54
Exercised	(1.6)	$14.89
Cancelled	(0.2)	$23.36

Outstanding at December 31, 2001	23.9	$31.67
Granted	3.9	$19.93
Exercised	(0.9)	$7.42
Cancelled	(0.8)	$41.49

Outstanding at December 31, 2002	26.1	$30.51
Granted	0.4	$13.85
Exercised	(0.9)	$5.59
Cancelled	(2.8)	$35.42

Outstanding at December 31, 2003	22.8	$30.88

Shares reserved for issuance upon exercise of stock options or awards (in millions)	32.8

    The following options were outstanding as at December 31, 2003:

Plan	Range of Exercise Prices	Outstanding Options	Weighted Average Exercise Price	Exercisable Options	Weighted Average Exercise Price	Weighted Average Remaining Life
		(in millions)		(in millions)		(years)
ESPO	$ 5.00 - $ 7.50	3.8	$5.30	3.8	$5.30	4.0
LTIP	$ 8.75 - $13.10	0.7	$9.73	0.6	$9.21	5.4
	$13.25 - $19.90	4.5	$17.39	2.7	$16.76	7.3
	$20.06 - $27.55	0.6	$23.24	0.5	$23.18	5.5
	$30.23 - $44.23	8.9	$40.33	7.4	$40.27	6.4
	$45.63 - $63.44	3.2	$54.49	3.1	$54.61	6.0
	$69.25 - $84.00	0.2	$73.68	0.2	$73.70	6.3
Other	$ 0.93 - $13.31	0.8	$5.33	0.8	$5.33	3.0
Other	$28.82 - $70.62	0.1	$47.51	0.1	$47.51	2.0

		22.8		19.2

10.   LOSS PER SHARE AND WEIGHTED AVERAGE SHARES OUTSTANDING:

  The Company follows the treasury stock method for calculating diluted earnings per share. The diluted per share calculation includes employee stock options and the conversion of convertible debt instruments, if dilutive.

  The following table sets forth the calculation of basic and diluted loss per share:

	Year ended December 31
	2001	2002	2003
Numerator:
Net loss	$(40.3)	$(445.9)	$(266.7)
Convertible debt accretion, net of tax	(15.0)	(17.5)	(15.5)
Gain on repurchase of convertible debt, net of tax (note 8)	—	8.3	16.1

Loss available to common shareholders	$(55.3)	$(455.1)	$(266.1)
Denominator (in millions):
Weighted average shares — basic	213.9	229.8	216.5
Effect of dilutive securities:(1)
Employee stock options	—	—	—
Convertible debt	—	—	—

Weighted average shares — diluted(1)	213.9	229.8	216.5
Loss per share:
Basic	$(0.26)	$(1.98)	$(1.23)
Diluted	$(0.26)	$(1.98)	$(1.23)
  (1)
  Excludes the effect of all options and convertible debt as they are anti-dilutive due to the loss reported in the year.

11.   OTHER CHARGES:

	Year ended December 31
	2001	2002	2003
2001 restructuring (a)	$237.0	$1.9	$7.9
2002 restructuring (b)	—	383.5	15.7
2003 restructuring (c)	—	—	71.3
2002 goodwill impairment (d)	—	203.7	—
Other impairment (e)	36.1	81.7	82.8
Deferred financing costs and debt redemption fees (f)	—	9.6	1.3
Gain on sale of surplus land	—	(2.6)	(3.6)

	$273.1	$677.8	$175.4

(a)   2001 restructuring:

  In 2001, the Company announced its restructuring plan in response to the weak end-markets. Weak end-market conditions in the computing and communications industries resulted in those customers rescheduling and canceling orders, directly impacting the Company's operations.

  These restructuring actions were focused on consolidating facilities, workforce reductions, and transferring programs to lower cost geographies. A total of 11,925 employees were terminated as the Company completed its 2001 employee actions. Approximately 70% of the employee terminations were in the Americas and 30% in Europe. The majority of the employees terminated were manufacturing and plant employees. 18 facilities were closed or consolidated in the Americas and in Europe. For leased facilities that were no longer used, the lease costs included in the restructuring costs represent future lease payments less estimated sublease recoveries. In 2002, the Company made an adjustment to lease and other contractual obligations of $11.4, primarily to reflect delays in the timing of sublease recoveries and changes in estimated sublease rates, relating principally to facilities in the Americas. In 2003, the Company made a further adjustment to increase lease and other contractual obligations by $7.9, to reflect further delays in the timing of sublease recoveries and changes in estimated sublease rates for those facilities in the Americas.

  The Company recorded a non-cash charge of $98.6 to write-down certain long-lived assets (73% in the Americas and 27% in Europe) which became impaired as a result of the rationalization of facilities. In addition to buildings and improvements and machinery and equipment, the asset impairments also related to goodwill and other intangible assets.

  The Company completed the major components of its 2001 restructuring plan in 2002, except for certain long-term lease and other contractual obligations, which will be paid out over the remaining lease terms through 2015. Cash outlays are funded from cash on hand. The Company has benefited from the 2001 restructuring plan actions through reduced depreciation, lease and labour costs included in the cost of sales and selling, general and administrative expenses and reduced amortization of intangible assets.

  The following table details the activity through the accrued restructuring liability and the non-cash charge:

	Employee termination costs	Lease and other contractual obligations	Facility exit costs and other	Total accrued liability	Non-cash charge	Total charge
January 1, 2001	$—	$—	$—	$—	$—	$—
Provision	90.7	35.3	12.4	138.4	98.6	237.0
Cash payments	(51.2)	(1.6)	(2.9)	(55.7)	—	—

December 31, 2001	39.5	33.7	9.5	82.7	98.6	237.0
Cash payments	(35.4)	(13.0)	(6.8)	(55.2)	—	—
Adjustments	(4.1)	11.4	(2.7)	4.6	(2.7)	1.9

December 31, 2002	—	32.1	—	32.1	95.9	238.9
Cash payments	—	(14.1)	—	(14.1)	—	—
Adjustments	—	7.9	—	7.9	—	7.9

December 31, 2003	$—	$25.9	$—	$25.9	$95.9	$246.8

  The accrued restructuring liability was recorded in Accrued liabilities in the accompanying consolidated balance sheet.

(b)   2002 restructuring:

  In response to the prolonged difficult end-market conditions, particularly in the computing and communications industries, the Company announced a second restructuring plan in July 2002. This continuing reduced demand for the Company's manufacturing services resulted in an accelerated move to lower cost geographies and additional restructuring in the Americas and Europe.

  These restructuring actions were focused on consolidating facilities, workforce reductions, and transferring programs to lower cost geographies. A total of 6,105 employees have been terminated as of December 31, 2003, as the Company executed its 2002 planned employee actions. Approximately 300 employee positions remain to be terminated as of December 31, 2003. Approximately 80% of the employee terminations were in the Americas and 20% in Europe. The majority of the employees terminated were manufacturing and plant employees. In 2003, the Company increased its employee termination costs by $7.4 due to changes in planned headcount reductions. The facility actions included closing or consolidating 9 facilities in the Americas and Europe. For leased facilities that were no longer used, the lease costs included in the restructuring costs represent future lease payments less estimated sublease recoveries. In 2003, the Company made an adjustment to lease and other contractual obligations of $16.2 to reflect incremental cancellation fees paid for terminating certain facility leases and to reflect higher accruals for other leases due to delays in the timing of sublease recoveries and changes in estimated sublease rates, relating principally to facilities in the Americas.

  The Company recorded a non-cash charge of $194.5 to write-down certain long-lived assets (85% in Americas, 10% in Europe and 5% in Asia) which became impaired as a result of the rationalization of facilities. In addition to buildings and improvements, machinery and equipment, the asset impairments also relate to intellectual property and other intangible assets. See note 5(cc) — Goodwill from business combinations and intangible assets. In 2003, the Company recorded a non-cash adjustment against its capital assets of $(10.8). This recovery was primarily due to amendments of its 2002 restructuring plans in 2003 as a result of customer requirements, certain assets no longer qualified as available-for-sale and resulted in a $13.0 increase to the book value of the assets. Included in the December 31, 2002 impairment charges were charges of $17.1 related to these capital assets that were classified as available-for-sale.

  The Company had completed the major components of its 2002 restructuring plan by the end of 2003, except for certain terminations in the Americas which will be paid out during the first quarter of 2004 and certain long-term lease and other contractual obligations, which will be paid out over the remaining lease terms through 2011. Cash outlays are funded from cash on hand. The Company has and expects to continue to benefit from the 2002 restructuring plan actions through reduced depreciation, lease and labour costs included in the cost of sales and selling, general and administrative expenses and reduced amortization of intangible assets.

  The following table details the activity through the accrued restructuring liability and the non-cash charge:

	Employee termination costs	Lease and other contractual obligations	Facility exit costs and other	Total accrued liability	Non-cash charge	Total charge
January 1, 2002	$—	$—	$—	$—	$—	$—
Provision	128.8	51.7	8.5	189.0	194.5	383.5
Cash payments	(41.7)	(1.7)	(0.7)	(44.1)	—	—

December 31, 2002	87.1	50.0	7.8	144.9	194.5	383.5
Cash payments	(83.4)	(30.0)	(7.8)	(121.2)	—	—
Adjustments	7.4	16.2	2.9	26.5	(10.8)	15.7

December 31, 2003	$11.1	$36.2	$2.9	$50.2	$183.7	$399.2

  The accrued restructuring liability was recorded in Accrued liabilities in the accompanying consolidated balance sheet.

(c)   2003 restructuring:

  In January 2003, the Company announced that it will further reduce its manufacturing capacity. The restructuring actions were focused on workforce reductions and facility consolidations in Europe. Termination announcements were made in 2003 to approximately 480 employees, primarily manufacturing and plant employees. Approximately 160 employees have been terminated as of December 31, 2003, with the balance expected to be paid out by the end of July 2004. Included in the negotiated termination costs are payments to regulatory agencies, in accordance with local labour legislation, which are expected to be paid out through 2007.

  The non-cash charge for asset impairment of $8.5 reflects the write-down of certain capital assets, primarily in Europe, which were disposed of, or that have become impaired and are available-for-sale, as a result of the 2003 restructuring. The capital assets were written down to their fair values.

  The Company expects to complete the major components of the 2003 restructuring plan by mid-2004. Cash outlays are funded from cash on hand. The Company expects to benefit from the 2003 restructuring plan actions through reduced depreciation and labour costs included in the cost of sales and selling, general and administrative expenses in 2004.

  The following table details the activity through the accrued restructuring liability and the non-cash charge:

	Employee termination costs	Lease and other contractual obligations	Facility exit costs and other	Total accrued liability	Non-cash charge	Total charge
January 1, 2003	$—	$—	$—	$—	$—	$—
Provision	61.4	0.3	1.1	62.8	8.5	71.3
Cash payments	(28.6)	(0.3)	(1.1)	(30.0)	—	—

December 31, 2003	$32.8	$—	$—	$32.8	$8.5	$71.3

  The accrued restructuring liability was recorded in Accrued liabilities in the accompanying consolidated balance sheet.

(d)   2002 goodwill impairment:

  In 2002, the Company recorded a non-cash charge of $203.7 in connection with its annual impairment assessment. See note 5(c) — Goodwill from business combinations and intangible assets.

  In 2003, the Company conducted its annual impairment assessment and determined there was no goodwill impairment.

(e)   Other impairment:

  Absent any triggering factors during the year, the Company conducts its annual review of long-lived assets in the fourth quarter of each year to correspond with its planning cycle. In the course of finalizing its annual plans, the Company made certain decisions regarding its restructuring plans and the transfer of customer programs from higher cost to lower cost geographies. These actions, coupled with weakened end markets, significantly impacted forecasted revenue and have reduced the net cash flows for certain sites, resulting in impairment when compared to the carrying value of the assets.

  In 2003, the Company recorded a non-cash charge of $82.8, relating primarily to the Americas (41%) and Europe (59%). The Company wrote down $25.3 of intangible assets and recorded an impairment of $57.5 against capital assets. See note 5(dd) — Goodwill from business combinations and intangible assets. Included in the $57.5 impairment of capital assets is $14.3 relating to the buyout of a leased facility. See note 16 — Commitments, contingencies and guarantees.

  In 2002, the Company recorded a non-cash charge of $81.7, relating primarily to the Americas (48%) and Europe (44%). The Company wrote down $69.0 of intangible assets and recorded an impairment of $12.7 against capital assets. See note 5(cc) — Goodwill and intangible assets.

  In 2001, the Company recorded a non-cash charge of $36.1. The Company wrote down certain goodwill and intangible assets which were no longer recoverable based on projected future net cash flows and wrote down certain long-term equity investments in third parties, as they had experienced a permanent decline in value.

(f)    Deferred financing costs and debt redemption fees:

  In August 2002, the Company paid a premium associated with the redemption of the Senior Subordinated Notes and expensed related deferred financing costs totaling $9.6.

  In October 2003, the Company amended its credit facilities and expensed deferred financing costs totaling $1.3 related to the original facilities. See note 7 — Long-term debt.

12.   INCOME TAXES:

	Year ended December 31
	2001	2002	2003
Earnings (loss) before income tax:
Canadian operations	$34.7	$(190.1)	$(50.2)
Foreign operations	(77.1)	(347.0)	(183.4)

	$(42.4)	$(537.1)	$(233.6)

Current income tax expense (recovery):
Canadian operations	$17.2	$(4.6)	$(3.2)
Foreign operations	8.6	21.2	9.2

	$25.8	$16.6	$6.0

Deferred income tax expense (recovery):
Canadian operations	$(5.4)	$(15.2)	$(10.8)
Foreign operations	(22.5)	(92.6)	37.9

	$(27.9)	$(107.8)	$27.1

  The overall income tax provision differs from the provision computed at the statutory rate as follows:

	Year ended December 31
	2001	2002	2003
Combined Canadian federal and provincial income tax rate	42.1%	38.6%	36.6%

Income tax expense (recovery) based on loss before income taxes at statutory rate	$(17.9)	$(207.3)	$(85.5)
Increase (decrease) resulting from:
Manufacturing and processing deduction	(5.0)	5.8	1.6
Foreign income taxed at lower rates	(2.9)	(19.2)	(6.7)
Amortization and write-down of non-deductible goodwill and intangible assets	15.4	44.2	1.0
Other non-deductible items	8.3	8.7	14.0
Change in valuation allowance	—	76.6	108.7

Income tax expense (recovery)	$(2.1)	$(91.2)	$33.1

  Deferred income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred income tax assets and liabilities are comprised of the following as at December 31, 2002 and 2003:

	2002	2003
Deferred income tax assets:
Income tax effect of operating losses carried forward	$162.9	$256.9
Accounting provisions not currently deductible	43.9	54.8
Capital, intangible and other assets	143.9	131.9
Share issue and convertible debt issue costs	9.5	5.0
Restructuring accruals	53.2	39.1
Other	5.2	1.2

	418.6	488.9
Valuation allowance	(76.6)	(185.3)

Total deferred income tax assets	342.0	303.6

Deferred income tax liabilities:
Capital, intangible and other assets	(54.2)	(62.1)
Deferred pension asset	(10.0)	(16.5)
Other	(3.5)	—

Total deferred income tax liabilities	(67.7)	(78.6)

Deferred income tax asset, net	$274.3	$225.0

  The net deferred income tax asset arises from available income tax losses and future income tax deductions. The Company's ability to use these income tax losses and future income tax deductions is dependent upon the operations of the Company in the tax jurisdictions in which such losses or deductions arose. The Company records a valuation allowance against deferred income tax assets when management believes it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Based on the reversal of deferred income tax liabilities, projected future taxable income, and the character of the income tax asset and tax planning strategies, the Company has determined that a valuation allowance of $185.3 is required in respect of its deferred income tax assets as at December 31, 2003. A valuation allowance of $76.6 was required for the deferred income tax assets as at December 31, 2002. In order to fully utilize the net deferred income tax assets of $225.0, the Company will need to generate future taxable income of approximately $642.5. Based on the Company's current projection of taxable income for the periods in which the deferred income tax assets are deductible, it is more likely than not that the Company will realize the benefit of the net deferred income tax assets as at December 31, 2003.

  The aggregate amount of undistributed earnings of Celestica's foreign subsidiaries for which no deferred income tax liability has been recorded is approximately $291.3 as at December 31, 2003. Celestica intends to indefinitely re-invest income in these foreign subsidiaries.

  Celestica has been granted tax incentives, including tax holidays, for its Czech Republic, China, Malaysia, Thailand and Singapore subsidiaries. The tax benefit arising from these incentives is approximately $17.6, or $0.08 diluted per share for 2003, $24.9, or $0.11 diluted per share for 2002, and $9.6, or $0.04 diluted per share for 2001. These tax incentives expire between 2004 and 2012, and are subject to certain conditions with which the Company expects to comply.

  As at December 31, 2003, the Company had operating loss carry forwards of $844.7. A summary of the operating loss carryforwards by year of expiry is as follows:

Year of Expiry	Amount
2004	$—
2005	—
2006	1.6
2007	100.9
2008	196.9
2009	2.0
2010-2022	300.9
Indefinite	242.4

$844.7

13.   RELATED PARTY TRANSACTIONS:

  In 2003, the Company expensed management-related fees of $1.4 (2002 — $2.2; 2001 — $2.1) charged by its parent company, based on the terms of a management agreement.

14.   PENSION AND NON-PENSION POST-EMPLOYMENT BENEFIT PLANS:

  The Company provides pension and non-pension post-employment benefit plans for its employees. Pension benefits include traditional pension plans, as well as supplemental pension plans. Some employees in Canada, Japan and the United Kingdom participate in defined benefit plans. Defined contribution plans are offered to most employees.

  The Company provides non-pension post-employment benefits ("Other benefit plans") to retired and terminated employees mainly in Canada, Italy and the U.S. The benefits include one-time statutory retirement and termination benefits, medical, surgical, hospitalization coverage, supplemental health, dental and group life insurance.

  The Company's pension funding policy is to contribute amounts sufficient to meet minimum local statutory funding requirements that are based on actuarial calculations. The Company may make additional discretionary contributions based on actuarial assessments. Contributions made by the Company to support ongoing plan obligations have been included in the deferred asset or liability accounts on the consolidated balance sheet. The most recent statutory pension actuarial valuations were completed as at April and December 2002. The measurement date used for the accounting valuation for pensions is December 31, 2003.

  The Company's non-pension post-employment benefit plans are currently funded as benefits payments are incurred. The most recent actuarial valuation for non-pension post-employment benefits was completed in January 2003. The Company accrues the expected costs of providing non-pension post-employment benefits during the periods in which the employees render service. The measurement date used for the accounting valuation for non-pension post-employment benefits is December 31, 2003.

  Pension fund assets are invested primarily in fixed income and equity securities. Asset allocation between fixed income and equity is adjusted based on the expected life of the plan and the expected retirement of the plan participants. Currently, the asset allocation allows for 50-55% investment in fixed income and 45-50% investment in equities through mutual funds. The Company employs both active and passive investment approaches in its pension plan asset management strategy. The Company's pension funds are not invested directly in equities or derivative instruments. The Company's pension funds are not invested directly in the equity of Celestica or its affiliates, but may be invested indirectly as a result of the inclusion of Celestica and its affiliates' equities in certain market investment funds.

  The table below presents the market value of the assets as follows:

	Fair Market Value at December 31		Actual Asset Allocation (%) at December 31
	2002	2003	2002	2003
Asset Category:
Equities	$104.2	$125.2	60%	49%
Fixed income	68.6	120.7	39%	47%
Other	2.1	12.0	1%	4%

Total	$174.9	$257.9	100%	100%

  The following table provides a summary of the estimated financial position of the Company's pension and non-pension post-employment benefit plans:

	Pension Plans Year ended December 31		Other Benefit Plans Year ended December 31
	2002	2003	2002	2003
Plan assets, beginning of year	$174.5	$174.9	$—	$—
Employer contributions	13.5	33.8	6.1	13.2
Actual return on assets	(21.9)	25.6	—	—
Voluntary employee contributions	4.6	1.2	0.1	0.2
Effect of acquisitions	4.8	—	—	—
Benefits paid	(10.5)	(10.4)	(6.2)	(13.4)
Foreign currency exchange rate changes	9.9	32.8	—	—

Plan assets, end of year	$174.9	$257.9	$—	$—

	Pension Plans Year ended December 31		Other Benefit Plans Year ended December 31
	2002	2003	2002	2003
Projected benefit obligations (PBO), beginning of year	$179.1	$250.5	$56.4	$65.4
Reclassification of supplemental plan	4.9	—	(4.9)	—
Service cost	7.2	7.3	9.7	9.8
Interest cost	12.5	14.6	2.5	3.3
Voluntary employee contributions	4.6	1.2	0.1	0.2
Actuarial losses	14.0	18.9	8.2	7.4
Plan amendments	—	(9.2)	(0.3)	(1.7)
Effect of acquisitions	22.8	—	0.9	—
Effect of curtailments	1.3	(1.2)	(1.1)	(3.3)
Benefits paid	(10.5)	(10.4)	(6.2)	(13.4)
Foreign currency exchange rate changes	14.6	39.2	0.1	12.8

Projected benefit obligations, end of year	$250.5	$310.9	$65.4	$80.5

Deficit of plan assets over projected benefit obligations	$(75.6)	$(53.0)	$(65.4)	$(80.5)
Unrecognized actuarial losses	87.3	86.8	7.7	15.7

Deferred (accrued) pension cost	$11.7	$33.8	$(57.7)	$(64.8)

  The following table reconciles the deferred (accrued) pension balances to that reported as of December 31, 2003:

	Pension Plans	Other Benefit Plans	Total
Accrued pension and post-employment benefits	$(21.2)	$(64.8)	$(86.0)
Deferred pension assets (note 6)	55.0	—	55.0

	$33.8	$(64.8)	$(31.0)

	Pension Plans Year ended December 31			Other Benefit Plans Year ended December 31
	2001	2002	2003	2001	2002	2003
Net periodic pension cost:
Service cost	$8.6	$7.2	$7.3	$7.6	$9.7	$9.8
Interest cost	11.3	12.5	14.6	2.0	2.5	3.3
Expected return on assets	(14.0)	(13.7)	(13.7)	—	—	—
Net amortization of actuarial (gains)/losses	(0.1)	1.6	5.7	0.8	0.5	0.4

	5.8	7.6	13.9	10.4	12.7	13.5
Defined contribution pension plan expense	18.9	21.9	17.6	—	—	—
Curtailment loss	—	2.9	—	—	1.7	0.1

Total expense for the year	$24.7	$32.4	$31.5	$10.4	$14.4	$13.6

	Pension Plans Year ended December 31			Other Benefit Plans Year ended December 31
	2001	2002	2003	2001	2002	2003
Actuarial assumptions (percentages):
Weighted average discount rate for:
Projected benefit obligations	6.2	5.5	5.5	7.3	6.9	6.4
Net periodic pension cost	6.5	6.2	5.5	7.5	7.3	6.9
Weighted average rate of compensation increase for:
Projected benefit obligations	4.5	4.0	3.4	4.5	5.0	4.0
Net periodic pension cost	4.0	4.5	4.0	4.5	4.5	5.0
Weighted average expected long-term rate of return on plan assets for:
Estimated rate for the following 12-month net periodic pension cost	7.5	7.3	6.5	—	—	—
Net periodic pension cost	7.4	7.5	7.3	—	—	—
Healthcare cost trend rate for:
Projected benefit obligations	—	—	—	6.4	10.5	9.7
Net periodic pension cost	—	—	—	5.0	6.4	10.5
Estimated rate for the following 12 month net periodic pension cost	—	—	—	6.4	10.5	9.7

	Other Benefit Plans Year ended December 31
	2002	2003
Sensitivity re: healthcare trend rate for non-pension post-employment benefits:
1% Increase
Effect on PBO	$5.3	$5.9
Effect on service cost and interest cost	1.2	1.4
1% Decrease
Effect on PBO	(4.2)	(6.8)
Effect on service cost and interest cost	(1.0)	(1.2)

  The ultimate healthcare trend rate is estimated to be 5% and is expected to be achieved between 2008 and 2011.

  The weighted average rate of return for each asset class contained in the Company's approved investment strategy is used to derive the expected long-term rate of return on assets. For fixed income securities, the long-term rate of return on bonds for each country is used. The duration of the long-term rate of return on the bonds coincides with the estimated maturity of the plan obligations. For equity securities, an expected equity risk premium is aggregated with the long-term rate of return on bonds. The expected equity risk premium is specific for each country and is based on historic equity returns.

  In 2002, the Company assumed net pension liabilities relating to an acquisition in Japan from NEC Corporation. Regulatory funding restrictions preclude the Company from fully funding the plan. At the time of closing the acquisition, the Company received amounts to cover the portion of the liabilities that was not funded. In 2003, the Company amended the pension plan in Japan, which resulted in a gain of $9.2. At December 31, 2003, the plan has an accumulated benefit obligation of $33.8 in excess of its plan assets of $17.8.

  At December 31, 2003, the Company has a second pension plan with an accumulated benefit obligation of $162.5 that is in excess of plan assets of $129.6.

  At December 31, 2003, the Company has a supplemental retirement plan that has an accumulated benefit obligation of $13.3 and plan assets of $0.6. In 2002, the plan was reclassified from other benefit plans to pension plans.

  At December 31, 2003, the total accumulated benefit obligation for the pension plans was $302.6 and for the non-pension post-employment benefit plans was $80.5.

  In 2002, the Company incurred net curtailment losses due to the rationalization of facilities. These losses are included as restructuring charges in note 11(b).

  In 2003, the Company made contributions to the pension plans of $33.8, of which $26.7 was discretionary. The Company estimates that it will make between $7.0 and $10.0 in statutory contributions to the pension plans in 2004. The Company may, from time to time, make additional voluntary contributions to the pension plans. The estimated additional voluntary contributions for 2004 is between $8.0 and $10.0.

  In 2003, the Company made contributions to the non-pension post-employment benefit plans of $13.2 to fund benefit payments. Contributions to these plans are estimated to be between $6.0 and $8.0 in 2004.

15.   FINANCIAL INSTRUMENTS:

  Fair values:

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

  (a)
  The carrying amounts of cash, short-term investments, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these instruments.

  (b)
  The fair values of foreign currency contract obligations are estimated based on the current trading value, as quoted by brokers active in these markets.

  The carrying amounts and fair values of the Company's financial instruments, where there are differences, are as follows:

	December 31 2002		December 31 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Foreign currency contracts — asset	—	$18.9	—	$49.8

  Derivatives and hedging activities:

  The Company has entered into foreign currency contracts to hedge foreign currency risk relating to cash flow and cash position exposures. The Company's forward exchange contracts do not subject the Company to risk from exchange rate movements because gains and losses on such contracts offset losses and gains on exposures being hedged. The counterparties to the contracts are multinational commercial banks and, therefore, the credit risk of counterparty non-performance is low.

  At December 31, 2003, the Company had forward exchange contracts to trade U.S. dollars in exchange for the following currencies:

Currency	Amount of U.S. dollars	Weighted average exchange rate of U.S. dollars	Maximum period in months
Canadian dollars	$278.4	$0.70	25
Euros	115.1	1.09	13
Thai baht	59.4	0.02	12
Chinese renminbi	54.6	0.12	12
Mexican peso	44.6	0.09	15
Singapore dollars	24.3	0.58	12
Czech koruna	24.0	0.04	12
British pounds sterling	22.8	1.57	15

  At December 31, 2003, these contracts were in a fair-value asset position of $49.8 (2002 — asset of $18.9).

  Concentration of risk:

  Financial instruments that potentially subject the Company to concentrations of credit risk are primarily inventory repurchase obligations of customers, accounts receivable and cash equivalents. The Company performs ongoing credit evaluations of its customers' financial conditions. In certain instances, the Company obtains letters of credit or other forms of security from its customers. The Company considers its concentrations of credit risk in determining its estimates of reserves for potential credit losses. The Company maintains cash and cash equivalents in high quality short-term investments or on deposit with major financial institutions.

16.   COMMITMENTS, CONTINGENCIES AND GUARANTEES:

  At December 31, 2003, the Company has operating leases that require future payments as follows:

Operating Leases
2004	$60.8
2005	43.1
2006	30.1
2007	21.8
2008	18.9
Thereafter	80.5

  Effective January 1, 2003, the Company adopted the new CICA Accounting Guideline AcG-14, "Disclosure of Guarantees," which requires certain disclosures of obligations under guarantees.

  Contingent liabilities in the form of letters of credit, letters of guarantee, and surety and performance bonds, are provided to various third parties. These guarantees cover various payments including customs and excise taxes, utility commitments and certain bank guarantees. At December 31, 2003, these liabilities, including guarantees of employee share purchase loans, amounted to $55.9
  (2002 — $61.2).

  In addition to the above guarantees, the Company has also provided routine indemnifications, whose terms range in duration and often are not explicitly defined. These may include indemnifications against adverse effects due to changes in tax laws and patent infringements by third parties. The maximum amounts from these indemnifications cannot be reasonably estimated. In some cases, the Company has recourse against other parties to mitigate its risk of loss from these indemnifications. Historically, the Company has not made significant payments relating to these types of indemnifications.

  Under the terms of a real estate lease which expires in 2004, the Company acquired the property for $37.3 in December 2003, representing the lease balance. The Company recorded an impairment charge of $14.3 to reflect the fair value of the real estate. This charge was recorded as part of the other impairment against capital assets. See note 11(e).

  In the normal course of operations the Company may be subject to litigation and claims from customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to estimate the extent of potential costs, if any, management believes that the ultimate resolution of such contingencies would not have a material adverse effect on the results of operations, financial position or liquidity of the Company.

17.   SIGNIFICANT CUSTOMERS:

  During 2003, four customers individually comprised 13%, 11%, 10% and 10% of total revenue across all geographic segments. At December 31, 2003, one customer represented 18% of total accounts receivable.

  During 2002, three customers individually comprised 17%, 16% and 15% of total revenue across all geographic segments. At December 31, 2002, one customer represented 28% of total accounts receivable.

  During 2001, three customers individually comprised 23%, 21% and 11% of total revenue across all geographic segments. At December 31, 2001, two customers represented 14% and 26% of total accounts receivable.

18.   SEGMENTED INFORMATION:

  The Company's operations fall into one dominant industry segment, the electronics manufacturing services industry. The Company manages its operations, and accordingly determines its operating segments, on a geographic basis. The performance of geographic operating segments is monitored based on EBIAT (earnings/loss before interest, income taxes, amortization of goodwill and intangible assets, integration costs related to acquisitions and other charges). Inter-segment transactions are reflected at market value.

  The following is a breakdown by reporting segment:

	Year ended December 31
	2001	2002	2003
Revenue
Americas	$6,334.6	$4,640.8	$3,091.1
Europe	3,001.3	1,786.5	1,399.3
Asia	991.1	2,109.7	2,475.4
Elimination of inter-segment revenue	(322.6)	(265.4)	(230.5)

	$10,004.4	$8,271.6	$6,735.3

	Year ended December 31
	2001	2002	2003
EBIAT
Americas	$192.7	$157.3	$13.8
Europe	128.5	(11.5)	(95.8)
Asia	49.4	110.8	68.3

	370.6	256.6	(13.7)
Interest, net	7.9	1.1	4.0
Amortization of goodwill and intangible assets	(125.0)	(95.9)	(48.5)
Integration costs related to acquisitions	(22.8)	(21.1)	—
Other charges	(273.1)	(677.8)	(175.4)

Loss before income taxes	$(42.4)	$(537.1)	$(233.6)

	Year ended December 31
	2001	2002	2003
Capital expenditures
Americas	$107.9	$90.0	$84.3
Europe	55.4	28.0	7.8
Asia	36.0	33.4	83.8

	$199.3	$151.4	$175.9

	As at December 31
	2002	2003
Total assets
Americas	$2,895.7	$1,763.6
Europe	1,047.6	1,084.6
Asia	1,865.9	2,288.3

	$5,809.2	$5,136.5

Capital assets
Americas	$282.7	$260.4
Europe	231.9	166.2
Asia	215.6	254.8

	$730.2	$681.4

  The following table details the Company's external revenue allocated by manufacturing location among foreign countries exceeding 10%:

	Year ended December 31
	2001	2002	2003
Revenue
Canada	20%	15%	20%
United States	35%	37%	21%
Italy	13%	13%	13%
United Kingdom	11%	—	—

19.   SUPPLEMENTAL CASH FLOW INFORMATION:

	Year ended December 31
	2001	2002	2003
Paid during the year:
Interest	$20.7	$22.0	$10.4
Taxes	$89.0	$25.5	$14.1
Non-cash financing activities:
Convertible debt accretion, net of tax	$15.0	$17.5	$15.5
Shares issued for acquisitions	$567.0	$—	$—

20.   CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES:

  The consolidated financial statements of the Company have been prepared in accordance with Canadian GAAP. The significant differences between Canadian and U.S. GAAP, and their effect on the consolidated financial statements of the Company, are described below:

  Consolidated statements of loss:

  The following table reconciles net loss as reported in the accompanying consolidated statements of loss to net loss that would have been reported had the consolidated financial statements been prepared in accordance with U.S. GAAP:

	Year ended December 31
	2001	2002	2003
Net loss in accordance with Canadian GAAP	$(40.3)	$(445.9)	$(266.7)
Compensation expense (a)	(3.2)	(3.8)	—
Interest expense on convertible debt, net of tax (b)	(17.7)	(27.8)	(19.9)
Gain on repurchase of convertible debt, net of tax (b)	—	8.4	1.9
Other charges and amortization, net of tax (c)	(2.7)	(26.5)	26.8
Gain on foreign exchange contract, net of tax (d)	12.1	—	—
Leasehold retirement obligations, net of tax (g)	0.5	0.7	—
2003 compensation expense (h)	—	—	0.3

Net loss before cumulative effect of a change in accounting policy, in accordance with U.S. GAAP	(51.3)	(494.9)	(257.6)
Cumulative effect of a change in accounting policy, net of tax (g)	—	—	(1.3)

Net loss in accordance with U.S. GAAP	$(51.3)	$(494.9)	$(258.9)
Other comprehensive loss:
Cumulative effect of a change in accounting policy, net of tax (e)	5.6	—	—
Net gain (loss) on derivatives designated as hedges, net of tax (e)	(11.7)	21.8	21.4
Minimum pension liability, net of tax (f)	(14.9)	(23.6)	(1.8)
Foreign currency translation adjustment	1.2	20.2	12.8

Comprehensive loss in accordance with U.S. GAAP	$(71.1)	$(476.5)	$(226.5)

  The following table details the computation of U.S. GAAP basic and diluted loss per share:

	Year ended December 31
	2001	2002	2003
Loss available to shareholders — basic and diluted	$(51.3)	$(494.9)	$(258.9)
Weighted average shares — basic (in millions)	213.9	229.8	216.5
Weighted average shares — diluted (in millions)(1)	213.9	229.8	216.5
Basic loss per share	$(0.24)	$(2.15)	$(1.20)
Diluted loss per share	$(0.24)	$(2.15)	$(1.20)

  (1)
  Excludes the effect of all options and convertible debt as they are anti-dilutive due to the loss reported in the year.

  The cumulative effect of these adjustments on shareholders' equity of the Company is as follows:

	As at December 31
	2001	2002	2003
Shareholders' equity in accordance with Canadian GAAP	$4,745.0	$4,202.3	$3,466.1
Compensation expense (a)	(2.0)	(2.0)	(2.0)
Interest expense on convertible debt, net of tax (b)	(24.5)	(52.3)	(72.2)
Convertible debt (b)	(886.8)	(804.6)	(603.5)
Convertible debt accretion, net of tax (b)	20.4	37.9	53.4
Gain on repurchase of convertible debt for Canadian GAAP (b)	—	(6.7)	(3.9)
Gain on repurchase of convertible debt for U.S. GAAP (b)	—	8.4	10.3
Other charges and amortization (c)	(2.7)	(29.2)	(2.4)
Gain on foreign exchange contract, net of tax (d)	12.1	12.1	12.1
Net gain (loss) on cash flow hedges (e)	(6.1)	15.7	37.1
Minimum pension liability, net of tax (f)	(14.9)	(38.5)	(40.3)
Leasehold retirement obligations, net of tax (g)	0.6	1.3	—

Shareholders' equity in accordance with U.S. GAAP	$3,841.1	$3,344.4	$2,854.7

  (a)
  In 1998, the Company amended the vesting provisions of 6.2 million employee stock options issued in 1997 and 1998. Under the previous vesting provisions, such options vested based on the achievement of earnings targets. As a result, a portion of these options vested over a specified time period and the balance vested on completion of the initial public offering in 1998. Under U.S. GAAP, this amendment required a new measurement date for purposes of accounting for compensation expense, resulting in a charge equal to the aggregate difference between the fair value of the underlying subordinate voting shares at the date of the amendment and the exercise price for such options. As a result, under U.S. GAAP the Company has recorded an aggregate $15.6 non-cash stock compensation charge reflected in earnings and capital stock over the vesting period as follows: 1998 — $4.2; 1999 — $1.9; 2000 — $2.5; 2001 — $3.2; 2002 — $3.8. No similar charge is required to be recorded by the Company under Canadian GAAP.

    Goodwill for Canadian GAAP is $2.0 higher than under U.S. GAAP as the final settlement of an earn-out was expensed for U.S. GAAP in 1998.

  (b)
  Under Canadian GAAP, the Company recorded the convertible debt as an equity instrument and recorded accretion charges to retained earnings. Under U.S. GAAP, the convertible debt was recorded as a long-term liability and, accordingly, the Company recorded the accretion charges and amortization of debt issue costs to interest expense of $19.9, net of tax of $9.8 (2002 — $27.8, net of tax of $13.9; 2001 — $17.7, net of tax of $9.5).

    The Company has reported a cumulative gain on the repurchase of a portion of convertible debt. Under Canadian GAAP, this cumulative gain is recorded to retained earnings. Under U.S. GAAP, the Company records the gain through income of $1.9, net of $0.9 in taxes (2002 — $8.4, net of $4.2 in taxes).

  (c)
  In 2002, the Company recorded impairment charges to write-down certain assets, primarily intangible assets, which were measured using undiscounted cash flows. U.S. GAAP requires the use of discounted cash flows, resulting in an additional charge of $26.5, net of tax of $2.0. In 2003, the Company wrote-down certain assets for $16.2, net of tax of $0.6 under Canadian GAAP which were previously written down under U.S. GAAP. The Company also adjusted for 2003 amortization expense of $10.6, net of tax of $0.8, recorded under Canadian GAAP relating to these assets which were written down under U.S. GAAP.

  (d)
  In 2001, the Company entered into a forward exchange contract to hedge the cash portion of the purchase price for the Omni acquisition. The transaction does not qualify for hedge accounting treatment under SFAS No. 133, which specifically precludes hedges of forecasted business combinations. As a result, the gain on the exchange contract of $15.7, less tax of $3.6, is recognized in income for U.S. GAAP. For Canadian GAAP, the gain on the contract was included in the cost of the acquisition, resulting in a goodwill value that is $15.7 lower for Canadian GAAP than U.S. GAAP.

  (e)
  The Financial Accounting Standards Board (FASB) has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 138 which amends SFAS No. 133. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. The standard requires that all derivatives be recorded on the balance sheet at fair value. The Company has implemented SFAS No. 133 effective for 2001 for purposes of the U.S. GAAP reconciliation. The Company enters into forward exchange contracts to hedge certain forecasted cash flows. The contracts are for periods consistent with the forecasted transactions. All relationships between hedging instruments and hedged items, as well as risk management objectives and strategies, are documented. Changes in the spot value of the foreign currency contracts that are designated, effective and qualify as cash flow hedges of forecasted transactions are reported in accumulated other comprehensive income and are reclassified into the same component of earnings and in the same period as the hedged transaction is recognized. Accordingly, on January 1, 2001, the Company recorded an asset in the amount of $7.5 (less $1.9 in taxes) and a corresponding credit to other comprehensive income as a cumulative effect — type adjustment to reflect the initial mark-to-market on the foreign currency contracts pursuant to U.S. GAAP. At December 31, 2001, the Company recorded a liability of $7.4 (less $1.3 in taxes) and a corresponding gross adjustment of $14.9 (less $3.2 in taxes) to other comprehensive loss and net loss. At December 31, 2002, the Company has recorded an asset of $18.9 (less $3.2 in taxes) and a corresponding gain of $26.3 (less $4.5 in taxes) to other comprehensive loss and net loss. At December 31, 2003, the Company has recorded an asset of $49.8 (less $12.7 in taxes) and a corresponding gain of $30.9 (less $9.5 in taxes) to other comprehensive loss and net loss. It is expected that $47.1 of net pre-tax gains reported in accumulated other comprehensive income will be reclassified into earnings during 2004. Under Canadian GAAP, the derivative instruments are not marked to market and the related, off-balance sheet gains and losses are recognized in earnings in the same period as the hedged transactions.

  (f)
  Under U.S. GAAP, the Company is required to record an additional minimum pension liability for two of its plans to reflect the excess of the accumulated benefit obligations over the fair value of the plan assets. Other comprehensive loss has been charged with $1.8, net of tax of $0.8 (2002 — three plans for $23.6, net of tax of $12.0, 2001 — one plan for $14.9, net of tax of $6.4). No such adjustments are required under Canadian GAAP.

  (g)
  Effective January 1, 2003, the Company adopted the new SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires that the fair value of an asset retirement obligation be recorded as a liability in the period in which the Company incurs the obligation. For Canadian GAAP, the Company adopted the equivalent standard on a retroactive basis. See note 23. On January 1, 2003, the Company recorded a liability of $3.7 for the estimated costs of retiring leasehold improvements at maturity of the facility leases. The Company also recorded asset retirement costs of $2.4 and a charge against earnings as a cumulative effect adjustment of $1.3 (net of tax of $0.2), to reflect amortization expense and accretion charges from the date the Company incurred the obligation through January 1, 2003, the effective date of this standard. The following table details the changes in the leasehold retirement liability:

Balance at January 1, 2003	$3.7
Accretion charges	0.3

Balance at December 31, 2003	$4.0

    The adjustment to the leasehold assets in respect of asset retirement costs is amortized into income over the remaining life of the leases, on a straight-line basis. For the year ended December 31, 2003, amortization expense was $0.6, net of tax of $0.1.

  Other disclosures required under U.S. GAAP:

  (h)
  Stock-based compensation:

    Under U.S. GAAP, the Company measures compensation costs related to stock options granted to employees using the intrinsic value method as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" as permitted by

    SFAS No. 123. However, SFAS No. 123 does require the disclosure of pro forma net loss and loss per share information as if the Company had accounted for its employee stock options under the fair-value method prescribed by SFAS No. 123. The estimated fair value of the options is amortized to income over the vesting period, on a straight-line basis, and was determined using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year ended December 31
	2001	2002	2003
Risk-free rate	5.4%	5.1%	3.9%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor of the expected market price of the Company's shares	70.0%	70.0%	70.0%
Expected option life (in years)	7.5	5.0	4.3
Weighted-average grant date fair values of options issued	$34.31	$12.02	$7.84

    The pro forma disclosure for U.S. GAAP is as follows:

	Year ended December 31
	2001	2002	2003
Net loss in accordance with U.S. GAAP, as reported	$(51.3)	$(494.9)	$(258.9)
Deduct: Stock-based compensation costs using fair-value method, net of tax	(45.8)	(87.7)	(86.8)

Pro forma net loss in accordance with U.S. GAAP	$(97.1)	$(582.6)	$(345.7)

Loss per share:
Basic — as reported	$(0.24)	$(2.15)	$(1.20)
Basic — pro forma	$(0.45)	$(2.54)	$(1.60)
Diluted — as reported	$(0.24)	$(2.15)	$(1.20)
Diluted — pro forma	$(0.45)	$(2.54)	$(1.60)

    In 2003, the Company adopted the fair-value method of accounting for stock-based compensation for Canadian GAAP and recorded compensation expense of $0.3, net of tax, in 2003. Under U.S. GAAP, the Company continued to use the intrinsic value method and disclosed pro forma information.

  (i)
  Accumulated other comprehensive income (loss):

	Year ended December 31
	2001	2002	2003
Opening balance of accumulated net gain (loss) on cash flow hedges	$—	$(6.1)	$15.7
Cumulative effect of a change in accounting policy, net of tax (e)	5.6	—	—
Net gain (loss) on derivatives designated as hedges (e)	(11.7)	21.8	21.4

Closing balance	(6.1)	15.7	37.1
Opening balance of foreign currency translation account	(4.1)	(2.9)	17.3
Foreign currency translation gain	1.2	20.2	12.8

Closing balance	(2.9)	17.3	30.1
Opening balance of minimum pension liability	—	(14.9)	(38.5)
Minimum pension liability, net of tax (f)	(14.9)	(23.6)	(1.8)

Closing balance	(14.9)	(38.5)	(40.3)

Accumulated other comprehensive income (loss)	$(23.9)	$(5.5)	$26.9

  (j)
  Warranty liability:

    The Company records a liability for future warranty costs based on management's best estimate of probable claims under its product warranties. The accrual is based on the terms of the warranty which vary by customer and product, and historical experience. The Company regularly evaluates the appropriateness of the remaining accrual.

    The following table details the changes in the warranty liability:

Balance at January 1, 2002	$18.1
Accruals	8.6
Cash payments	(3.0)

Balance at December 31, 2002	23.7
Accruals	4.7
Adjustments	(6.3)
Cash payments	(2.6)

Balance at December 31, 2003	$19.5

  (k)
  Accrued liabilities include $79.9 at December 31, 2003 (2002 — $62.6) relating to payroll and benefit accruals.

  (l)
  New United States accounting pronouncements:

    In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Intangible Assets" which the Company fully adopted effective January 1, 2002. These statements are substantially consistent with CICA Sections 1581 and 3062 (refer to note 2(q)(i)) except that, under U.S. GAAP, any transitional impairment charge would have been recognized in earnings as a cumulative effect of a change in accounting principle. Under Canadian GAAP, the cumulative adjustment would have been recognized in opening retained earnings. There was no impact to the Company as no transitional impairment charges were recognized.

    In August 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations" was approved and requires that the fair value of an asset retirement obligation be recorded as a liability, at fair value, in the period in which the Company incurs the obligation. The Company adopted SFAS No. 143 as of January 1, 2003. See note 20(g).

    In October 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which retains the fundamental provisions of SFAS No. 121 for recognizing and measuring impairment losses of long-lived assets other than goodwill. SFAS No. 144 also broadens the definition of discontinued operations to include all distinguishable components of an entity that will be eliminated from ongoing operations. The Company prospectively adopted SFAS No. 144 effective January 1, 2002.

    In May 2002, FASB issued SFAS No. 145, "Rescission of FASB Nos. 4, 44 and 64, Amendment of FASB No. 13 and Technical Corrections." SFAS No. 145 provides that certain gains and losses from extinguishment of debt no longer qualify as extraordinary. The Company has adopted SFAS No. 145 commencing January 1, 2002.

    In July 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 recognizes the liability for an exit or disposal activity only when the costs are incurred and can be measured at fair value. The Company has adopted SFAS No. 146 effective for exit or disposal activities initiated after December 31, 2002. For exit or disposal activities initiated prior to December 31, 2002, the Company followed the criteria of Emerging Issues Task Force No. 94-3.

    In November 2002, FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45), which requires certain disclosures of obligations under guarantees. The disclosure requirements of FIN 45 are effective for the Company's fiscal year ended December 31, 2002. Effective for 2003, FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified after December 31, 2002, based on the fair value of the guarantee. The Company has adopted the disclosure requirements in its 2002 consolidated financial statements and the measurement requirements in 2003. See notes 16 and 20(j). The adoption of this standard did not have a material impact on the consolidated financial statements.

    In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). In December 2003, the FASB issued FIN 46R which superseded FIN 46 and contains numerous exemptions. FIN 46R applies to financial statements of public entities that have or potentially have interests in entities considered special purpose entities for periods ended after December 15, 2003 and otherwise to interests in VIEs for periods ending after March 15, 2004. VIEs are entities that have insufficient equity and/or their equity investors lack one or more specified essential characteristics of a controlling financial interest. The guideline provides specific guidance for determining when an entity is a VIE and who, if anyone, should consolidate the VIE. The Company does not anticipate the adoption of this standard to have a material impact on the consolidated financial statements.

    In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies the accounting and reporting for derivative instruments, including those embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 is effective as of July 1, 2003. The adoption of this standard did not have a material impact on the consolidated financial statements.

    In May 2003, FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," which establishes standards for the classification and measurement of these financial instruments. SFAS No. 150 is effective as of the Company's third quarter beginning July 1, 2003. The Company was not impacted by this standard.

21.   COMPARATIVE INFORMATION:

  The Company has reclassified certain prior year information to conform to the current year's presentation.

22.   OTHER EVENT:

  In October 2003, the Company entered into an agreement to acquire all the shares of Manufacturers' Services Limited (MSL). The shareholders of MSL are entitled to receive 0.375 subordinate voting share of Celestica for each common share of MSL, subject to adjustment. Preferred shareholders of MSL are entitled to receive cash or, at the holder's election, shares of Celestica. This acquisition is subject to MSL shareholder approval and governmental approvals and is expected to close in the first quarter of 2004.

23.   SUBSEQUENT EVENT:

  Effective January 1, 2004, the Company retroactively adopted the new CICA Handbook Section 3110, "Asset Retirement Obligations," which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated retirement costs. This section applies to legal obligations associated with the retirement of tangible long-lived assets that results from their acquisition, lease construction, development or normal operation. This standard is effective on a retroactive basis with restatement as of January 1, 2004. On January 1, 2004, the Company recorded a liability of $4.0 for the estimated costs of retiring leasehold improvements at the maturity of the facility leases.

  The Company also recorded asset retirement costs of $1.8 on January 1, 2004. The impact of the amortization expense and accretion charges from the date the Company incurred the obligation through January 1, 2004, the effective date of this standard, totals $2.2. The Company recorded a charge to the January 1, 2001 deficit of $0.1. The following table details the changes in the leasehold retirement liability:

	2001	2002	2003
January 1	$0.7	$2.6	$3.7
New leasehold obligations	1.7	0.8	—
Accretion charges recorded in cost of sales	0.2	0.3	0.3

December 31	$2.6	$3.7	$4.0

  The adjustment to the leasehold assets in respect of asset retirement costs is amortized into income over the remaining life of the leases, on a straight-line basis. The Company has retroactively restated its results of operations for all periods in 2003, 2002 and 2001. The impact of the accretion and amortization charges to cost of sales and net loss for the year ended December 31, 2003 was $0.9 (2002 — $0.7; 2001 — $0.5).

24.   AMENDED CREDIT FACILITY AND SENIOR SUBORDINATED NOTES OFFERING:

  On June 4, 2004, the Company amended its 364-day credit facility by increasing the size of the unsecured facility from $250.0 to $600.0 and extending the maturity from October 2004 to June 2007. Concurrent with this amendment, the Company elected to terminate its $500.0 four-year revolving term credit facility. There are no amounts outstanding under this facility.

  On June 10, 2004, the Company announced its intention to complete an offering of $500.0 aggregate principal amount of Senior Subordinated Notes due 2011, with a fixed interest rate of 7.875%. The Company intends to use the net proceeds of the offering of approximately $488.7 to repurchase LYONs and for general corporate purposes, including future acquisitions. The Company has agreed to repurchase, concurrently with the offering, LYONs for approximately $46 in cash.

  In connection with the offering, the Company has entered into interest rate swap agreements which hedge the fair value of the notes, by swapping the fixed rate of interest, for a variable interest rate. The notional amount of the agreements is $500.0. The agreements are effective June 16, 2004 and mature July 1, 2011.

PROSPECTUS

         CELESTICA INC.

$4,000,000,000

SUBORDINATE VOTING SHARES
PREFERENCE SHARES
DEBT SECURITIES
WARRANTS

        We will provide the specific terms of the securities we are offering in a supplement to this prospectus. We may not use this prospectus to sell subordinate voting shares, preference shares, debt securities or warrants to purchase subordinate voting shares, preference shares, debt securities or other securities unless we also give prospective investors a supplement to this prospectus. You should read this prospectus and the supplement carefully before you invest.

        This prospectus may also be used by our shareholders to offer subordinate voting shares. Any selling shareholders will be named in a supplement to this prospectus.

        Our shares are traded on The New York Stock Exchange and The Toronto Stock Exchange under the symbol "CLS".

        See "Risk Factors" beginning on page 4 for information you should consider before buying the securities.

        Each prospectus supplement will describe additional risk factors. These factors may concern the securities we are offering or our company.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 10, 2001

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer to sell, or seeking offers to buy, these securities in any state where offers and sales are not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

        In this prospectus, "Celestica," the "Company," "We," "Us" and "Our" refer to Celestica Inc. and its subsidiaries.

        We furnish our shareholders with annual reports containing financial statements prepared in accordance with Canadian generally accepted accounting principles audited by our independent accountants, with a reconciliation of those financial statements to U.S. generally accepted accounting principles. We will make available copies of quarterly reports for each of the first three quarters of each fiscal year containing interim unaudited consolidated financial information.

        All dollar amounts in this prospectus are expressed in United States dollars, except where we state otherwise. In this prospectus, unless we state otherwise, all references to "U.S.$" or "$" are to U.S. dollars.

        Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian public company to non-resident investors. There are no laws of Canada or exchange restrictions affecting the remittance of dividends, interest, royalties or similar payments to non-resident holders of our securities, except as described under the caption "Description of Capital Stock—Certain Canadian Federal Income Tax Considerations."

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        We include this disclosure to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

        This prospectus (and any prospectus supplement) and the documents incorporated by reference in this prospectus (and in any prospectus supplement) include "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, or the Securities Act, and section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements may be identified by the use of words like "believes," "intends," "expects," "may," "will," "should" or "anticipates," or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties.

        Given the risks and uncertainties of our business, actual results may differ materially from those expressed or implied by forward-looking statements. In addition, we base forward-looking statements on assumptions about future events, which may not prove to be accurate. In light of these risks, uncertainties and assumptions, you should be aware that the forward-looking events described in this prospectus (and in any prospectus supplement) and the documents incorporated by reference in this prospectus (and in any prospectus supplement) may not occur.

        We cannot assure you that our future results, levels of activity and achievements will occur as we expect, and neither we nor any other person assumes responsibility for the accuracy and completeness of our forward-looking statements. We have no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS

        This prospectus is part of registration statements that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may offer any combination of the securities described in this prospectus, and our shareholders may offer subordinate voting shares, in one or more offerings up to the total dollar amount of $4,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus, we will provide a prospectus supplement that will contain specific information about the securities to be sold and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may identify one or more selling shareholders. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with any additional information described under the heading "Where You Can Find More Information" in making your investment decision.

CELESTICA INC.

        We are a leading provider of electronics manufacturing services, or EMS, to original equipment manufacturers, or OEMs, worldwide. We are the third largest EMS provider in the world with revenue for the year ended December 31, 2000 of approximately $9.8 billion. We have operations in the United States, Canada, Mexico, United Kingdom, Ireland, Italy, Thailand, China, Hong Kong, Czech Republic, Brazil, Singapore, Malaysia and Japan. We provide a wide variety of products and services to our customers, including manufacture, assembly and test of complex printed circuit assemblies and full system assembly of final products. In addition, we provide a broad range of EMS services from product design to worldwide distribution and after-sales support.

        We target industry leading OEMs primarily in the computer and communications sectors. We supply products and services to more than 50 OEMs, including the following industry leaders:

— Avaya Inc. — Cisco Systems Inc. — Dell Computer Corporation — EMC Corporation — Fujitsu-ICL Systems Inc. — Hewlett-Packard Company	— International Business Machines Corporation — Lucent Technologies Inc. — Motorola, Inc. — NEC Corporation — Nortel Networks Corporation — Sun Microsystems Inc.

        The products we manufacture include, or can be found in, a wide range of end-products, such as:

— hubs and switches — LAN and WAN networking cards — laser printers — mainframe computers — mass storage devices — medical ultrasound devices — modems	— multimedia peripherals — PBX switches — personal computers — photonic devices — routers — scalable processors — servers	— switching products — token ring products — video broadcasting cards — wireless base stations — wireless loop systems — workstations

        Our principal competitive advantages are our advanced capabilities in the areas of technology, quality and supply chain management. We are an industry leader in a wide range of advanced manufacturing technologies, using established and newly emerging processes. Our state-of-the-art manufacturing facilities are organized as customer-focused factories, which have dedicated manufacturing lines and customer teams. This approach enhances customer satisfaction and manufacturing flexibility. We believe our test capabilities are among the best in the industry and enable us to produce highly reliable products, including products that are critical to the functioning of our customers' products and systems. Our size, geographic reach and leading expertise in supply chain management allow us to purchase materials effectively and to deliver products to customers faster, thereby reducing overall product costs and reducing the time to market.

        We also believe that our highly skilled workforce gives us a distinct competitive advantage. Through innovative compensation and broad-based employee stock ownership, we have developed a unique entrepreneurial, participative and team-based culture. We employ over 2,500 engineers.

        Our goal is to be the "partner of choice" in EMS. Our strategy is to:

    •
    maintain our leadership position in the areas of technology, quality and supply chain management;

    •
    develop profitable, strategic relationships with industry leaders primarily in the computer and communications sectors;

    •
    continually expand the range of the services we provide to OEMs;

    •
    diversify our customer base, serving a wide variety of end-markets;

    •
    selectively pursue strategic acquisitions; and

    •
    steadily improve our operating margins.

        Our industry is growing rapidly. EMS industry growth is being fueled by increased outsourcing of manufacturing and related functions by OEMs worldwide and by the growth of the overall electronics industry.

        We see numerous industry vectors that are fueling continued growth in the EMS industry. These include:

    •
    the growing trend by telecommunications companies and electronics firms to outsource their manufacturing and divest of their manufacturing assets;

    •
    the impact the growth of the Internet is having on the development of faster and more powerful hardware, such as networking devices and servers;

    •
    the growing trend for Japanese-based companies to outsource manufacturing; and

    •
    the increasing number of acquisition opportunities in the area of EMS, including OEM divestitures.

        Our industry is highly fragmented. Because of the advantages of size and geographic diversity in servicing global OEMs, our industry is poised for significant consolidation.

        Since the beginning of 1997, we have completed 26 acquisitions. These acquisitions have significantly enhanced our geographic reach, expanded our customer base of leading OEMs and broadened our service offering capabilities. We continue to seek strategic acquisitions and opportunities to establish greenfield operations.

        Our principal executive office is located at 12 Concorde Place, Toronto, Ontario, Canada MC3 3R8 and our telephone number is (416) 448-5800.

ABOUT THE OFFERINGS

        We may offer subordinate voting shares, preference shares, secured or unsecured general obligations of our company in the form of senior or subordinated debt securities or warrants to purchase subordinate voting shares, preference shares, debt securities or other securities, and our shareholders may offer subordinate voting shares.

        Debt securities will consist of bonds, debentures, notes or other secured or unsecured evidences of indebtedness. For each type of debt security we offer, the price and terms will be determined at or prior to the time of sale.

        These securities may be offered directly to one or more purchasers, through agents designated from time to time, or to or through underwriters or dealers. The names of these parties, any securities to be purchased by or through these parties, the compensation of these parties and other special terms in connection with the offering and sale of these securities will be detailed in the supplement to this prospectus. Please turn to "Plan of Distribution."

RISK FACTORS

        The securities being offered by this prospectus involve a degree of risk. You should carefully consider the following risk factors and all of the other information contained in this prospectus, in the applicable prospectus supplement and in the additional information described under the heading "Where You Can Get More Information" before you buy any of the securities sold pursuant to this prospectus.

Our Operating Results Fluctuate

        Our annual and quarterly results have fluctuated in the past. The reasons for these fluctuations may similarly affect us in the future. Our operating results may fluctuate in the future as a result of many factors, including:

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    The volume of orders received relative to our manufacturing capacity;

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    Fluctuations in material costs and the mix in material costs versus labor and manufacturing overhead costs;

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    Variations in the level and timing of orders placed by a customer due to the customer's attempts to balance its inventory, changes in the customer's manufacturing strategy and variation in demand for the customer's products. These changes can result from life cycles of customer products, competitive conditions and general economic conditions; and

    •
    The mix of revenue derived from consignment and turnkey manufacturing (consignment manufacturing, where the customer purchases materials, tends to result in higher gross margins but lower revenue, and turnkey manufacturing, where we purchase materials, tends to result in lower gross margins but higher revenue).

        Any one of the following factors or combinations of these factors could also affect our results for a financial period:

    •
    The level of price competition;

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    Our past experience in manufacturing a particular product;

    •
    The degree of automation we use in the assembly process;

    •
    Whether we are managing our inventories and fixed assets efficiently;

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    The timing of our expenditures in anticipation of increased sales;

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    Customer product delivery requirements and shortages of components or labor; and

    •
    The timing of, and the price we pay for, our acquisitions and related integration costs.

        In addition, most of our customers typically do not commit to firm production schedules for more than 30 to 90 days in advance. Accordingly, we cannot forecast the level of customer orders with certainty. This makes it difficult to schedule production and maximize utilization of our manufacturing capacity. In the past, we have been required to increase staffing, purchase materials and incur other expenses to meet the anticipated demand of our customers. Sometimes these anticipated orders from certain customers have failed to materialize, and sometimes delivery schedules have been deferred as a result of changes in the customer's business needs. On other occasions, customers have required rapid and sudden increases in production which have placed an excessive burden on our manufacturing capacity.

        Any of these factors or a combination of these factors could have a material adverse effect on our results of operations.

        Historically, our fourth quarter revenue has been highest and our first quarter revenue has been lowest. Prospective investors should not rely on results of operations in any past period to indicate what our results will be for any future period.

We Have Had Recent Operating Losses

        We generated net earnings in each of the years from 1993 through 1996 and in 1999 and 2000. We recorded net losses of $6.9 million and $48.5 million in 1997 and 1998, respectively. In 1997, we incurred $13.3 million of integration costs related to acquisitions and a $13.9 million credit loss, with these charges totaling $27.2 million ($17.0 million after income taxes). In 1998, we incurred $8.1 million of integration costs related to acquisitions, a $41.8 million write-down of intellectual property and goodwill, a write-off of deferred financing fees and debt redemption fees of $17.8 million and $5.1 million of charges related to the acquisition of International Manufacturing Services, Inc., or IMS, with these charges totaling $72.8 million ($56.5 million after income taxes). We may not be profitable in future periods.

Our Results are Affected by Changes in Material Costs and Limited Availability of Components

        Substantially all of our revenue is derived from turnkey manufacturing. In turnkey manufacturing, we purchase directly most or all of the components we need for production and we assemble products. We typically bear a portion of the risk of component price changes, which could have a material adverse effect on our gross profit margin. Our results of operations have, under past practices, been adversely affected by substantial component price reductions. A majority of the products we manufacture require one or more components that we order from sole-source suppliers of these particular components. Supply shortages for a particular component can delay production of all products using that component or cause price increases in the services we provide. In addition, at various times there have been industry-wide shortages of electronic components. Such shortages, or future fluctuations in material costs, may have a material adverse effect on our business or cause our results of operations to fluctuate from period to period. Also, we rely on a variety of common carriers for materials transportation and route materials through various world ports. A work stoppage, strike or shutdown of a major port or airport could result in manufacturing and shipping delays or expediting charges, which could have a material adverse effect on our results of operations.

We Depend On Certain Industries

        Our financial performance depends on our customers' continued growth, viability and financial stability. Our customers, in turn, substantially depend on the growth of the computer and communications industries. These industries are characterized by rapidly changing technologies and short product life cycles. Recently these industries have experienced pricing and margin pressures. These factors affecting the computer and communications industries in general, and the impact these factors might have from time to time on our customers in particular, could have a material adverse effect on our business.

We Depend On A Limited Number of Customers

        Our two largest customers in 2000 were IBM and Sun Microsystems Inc., which each represented more than 10% of our total 2000 revenue and collectively represented 46% of our 2000 revenue. Our next five largest customers collectively represented 32% of our total revenue in 2000. Our three largest customers in 1999 were Hewlett-Packard Company, Sun Microsystems Inc. and Cisco Systems Inc., which each represented more than 10% of our total 1999 revenue and collectively represented 55% of our total 1999 revenue. Our next five largest customers collectively represented 23% of our total revenue in 1999. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenue.

        Generally, we do not enter into long-term supply commitments with our customers. Instead, we bid on a project basis and have supply contracts in place for each project. Significant reductions in sales to any of our largest customers would have a material adverse effect on us. In addition, we generate significant accounts receivable and inventory balances in connection with providing manufacturing services to our customers. A customer's inability to pay for the manufacturing services provided by us could have a material adverse effect on our results of operations.

We Face Risks Due to Expansion of Our Operations

        New operations, whether foreign or domestic, can require significant start-up costs and capital expenditures. As we continue to expand our domestic and international operations, we may not be able to successfully generate revenue necessary to recover start-up and operating costs. The successful operation of an acquired business requires effective communication and cooperation between us and our new employees, including cooperation in product development and marketing. This cooperation may not occur or a disruption in one or more sectors of our business may result. In addition, we may not be able to retain key technical, management, sales and other personnel of an acquired business for any significant length of time, and we may not realize any of the other anticipated benefits of an acquisition. Furthermore, additional acquisitions would require investment of financial resources and may require debt financing or dilutive equity financing. We may not consummate any acquisitions in the future. If we do, any debt or equity financing required for any acquisition may not be available on terms acceptable to us.

We Face Additional Risks Due to Our International Operations

        During 2000, approximately 35% of our revenue was derived from locations outside of North America. In addition, we purchased material from international suppliers for much of our business, including our North American business. We believe that our future growth depends in large part on our ability to increase our business in international markets. We will continue to expand our operations outside of North America. This expansion will require significant management attention and financial resources. To increase international sales in subsequent periods, we must establish additional foreign operations, hire additional personnel and establish additional international facilities. We may not expand or even maintain our international sales. If the revenue we generate from foreign activities is inadequate to offset the expense of maintaining foreign offices and activities, our profitability will be adversely affected. International operations are subject to inherent risks, which may adversely affect us, including:

    •
    Labor unrest;

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    Unexpected changes in regulatory requirements;

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    Tariffs and other barriers;

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    Less favorable intellectual property laws;

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    Difficulties in staffing and managing foreign sales and support operations;

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    Longer accounts receivable payment cycles and difficulties in collecting payments;

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    Changes in local tax rates and other potentially adverse tax consequences, including the cost of repatriation of earnings;

    •
    Lack of acceptance of localized products in foreign countries;

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    Burdens of complying with a wide variety of foreign laws, including changing import and export regulations;

    •
    Adverse changes in Canadian and U.S. trade policies with the other countries in which we maintain operations; and

    •
    Political instability.

        The operations we acquired in the IMS acquisition in December 1998 are subject to significant political, economic, legal and other uncertainties in Hong Kong, China and Thailand. Under its current leadership, the Chinese government has instituted a policy of economic reform which has included encouraging foreign trade and investment and greater economic decentralization. However, the Chinese government may discontinue or change these policies, and these policies may not be successful. Moreover, despite progress in developing its legal system, China does not have a comprehensive and highly developed system of laws, particularly as it related to foreign investment activities and foreign trade. Enforcement of existing and future laws and contracts is uncertain, and implementation and interpretation of such laws may be inconsistent. As the Chinese legal system develops, new laws and changes to existing laws may adversely affect foreign operations in China. While Hong Kong has had a long history of promoting foreign investment, its incorporation into China means that the uncertainty related to China and its policies may now also affect Hong Kong. Thailand has also had a long history of promoting foreign investment but it has experienced economic turmoil and a significant devaluation of its currency in the recent past. There is a risk that this period of economic turmoil may result in the reversal of current policies encouraging foreign investment and trade, restrictions on the transfer of funds overseas, employee turnover, labor unrest or other domestic economic problems that could adversely affect us.

We Face Financial Risks Due to Foreign Currency Fluctuations

        The principal currencies in which we conduct our operations are U.S. dollars, Canadian dollars, Mexican pesos, British pounds sterling, Euros and related currencies under the European Monetary Union, Thai baht and Brazilian real. We may sometimes enter into hedging transactions to minimize our exposure to foreign currency and interest rate risks. Our current hedging activity is designed to reduce the variability of our foreign currency costs and consists of contracts to sell U.S. dollars and to purchase Canadian dollars, British pounds sterling, Mexican pesos, Euros and Thai baht at future dates. In general, these contracts extend for periods of less than 18 months. Our hedging transactions may not successfully minimize foreign currency risk.

We Depend On Highly Skilled Personnel

        Recruiting personnel for the EMS industry is highly competitive. We believe that our future success will depend, in part, on our ability to continue to attract and retain highly skilled executive, technical and management personnel. We generally do not have employment or non-competition agreements with our employees. To date we have been successful in recruiting and retaining executive, managerial and technical personnel. However, the loss of services of certain of these employees could have a material adverse effect on us.

We Are in A Highly Competitive Industry

        We are in a highly competitive industry. We compete against numerous domestic and foreign companies. Three of our competitors, Solectron Corporation, SCI Systems, Inc. and Flextronics International, each have annual revenues in excess of $5 billion. We also face indirect competition from the manufacturing operations of our current and prospective customers, which continually evaluate the merits of manufacturing products internally rather than using EMS providers. Some of our competitors have more geographically diversified international operations, as well as substantially greater manufacturing, financial, procurement, research and development and marketing resources than we have. These competitors may create alliances and rapidly acquire significant market share. Accordingly, our current or potential competitors may develop or acquire services comparable or superior to those we develop, combine or merge to form significant competitors, or adapt more quickly than we will to new technologies, evolving industry trends and changing customer requirements. Competition could cause price reductions, reduced profits or losses or loss of market share, any of which could materially and adversely affect us. We may not be able to compete successfully against current and future competitors and the competitive pressures that we face may materially adversely affect us.

We May be Unable to Keep Pace with Process and Test Development Change

        We continue to evaluate the advantages and feasibility of new manufacturing processes. Our future success will depend in part upon our ability to develop and to market manufacturing services which meet changing customer needs, to maintain technological leadership and to successfully anticipate or respond to technological changes in manufacturing processes in cost-effective and timely ways. Our process and test development efforts may not be successful.

Our Customers may be Adversely Affected by Rapid Technological Change

        Our customers compete in markets that are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. These conditions frequently result in short product life cycles. Our success will depend largely on the success achieved by our customers in developing and marketing their products. If technologies or standards supported by our customers' products become obsolete or fail to gain widespread commercial acceptance, our business could be materially adversely affected.

We May Be Unable to Protect Our Intellectual Property

        We believe that certain of our proprietary intellectual property rights and information give us a competitive advantage. Accordingly, we have taken, and intend to continue to take, appropriate steps to protect this proprietary information. These steps include signing non-disclosure agreements with customers, suppliers, employees and other parties and implementing rigid security measures. Our protection measures may not be sufficient to prevent the misappropriation or unauthorized disclosure of our property or information.

        There is also a risk that infringement claims may be brought against us or our customers in the future. If someone does successfully assert an infringement claim, we may be required to spend significant time and money to develop a manufacturing process that does not infringe upon the rights of such other person or to obtain licenses for the technology, process or information from the owner. We may not be successful in such development or any such licenses may not be available on commercially acceptable terms, if at all. In addition, any litigation could be lengthy and costly and could adversely affect us even if we are successful in such litigation.

Our Compliance With Environmental Laws Could Be Costly

        Like others in similar businesses, we are subject to extensive environmental laws and regulations in numerous jurisdictions. Our environmental policies and practices have been designed to ensure compliance with these laws and regulations consistent with local practice. Future developments and increasingly stringent regulation could require us to make additional expenditures relating to environmental matters at any of the facilities. Achieving and maintaining compliance with present and changing future environmental laws could restrict our ability to modify or expand our facilities or continue production. This compliance could also require us to acquire costly equipment or to incur other significant expenses.

        Some of our operating sites have a history of industrial use. Soil and groundwater contamination have occurred at some of our facilities, including our Toronto site. Certain environmental laws impose liability for the costs of removal or remediation of hazardous or toxic substances on an owner, occupier or operator of real estate, even if such person or company was not aware of or responsible for the presence of such substances. In addition, any person or company who arranges for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility may be liable for the costs of removal or remediation of such substances at such facility, whether or not the person or company owns or operates the facility. Pursuant to these environmental laws, from time to time we investigate, remediate and monitor soil and groundwater contamination at certain of our operating sites and we are currently remediating contamination at the Toronto site. Also, we may undertake limited compliance-related activities at some of our recently acquired facilities, particularly in Asia.

        We obtained Phase I or similar environmental assessments for most of the manufacturing facilities that we own or lease at the time we either acquired or leased such facilities, or reviewed recent assessments initiated by others. Typically, these assessments include general inspections without soil sampling or ground water analysis. The assessments have not revealed any environmental liability that, based on current information, we believe will have a material adverse effect on us. Nevertheless, our assessment may not reveal all environmental liabilities and current assessments are not available for all facilities. Consequently, there may be material environmental liabilities we are not aware of. In addition, ongoing clean up and containment operations may not be adequate for purposes of future laws. The conditions of our properties could be affected in the future by the conditions of the land or operations in the vicinity of the properties (such as the presence of underground storage tanks). These developments and others (such as increasingly stringent environmental laws, increasingly strict enforcement of environmental laws by governmental authorities, or claims for damage to property or injury to persons resulting from the environmental, health or safety impact of our operations) may cause us to incur significant costs and liabilities that could have a material adverse effect on us.

Our Loan Agreements Contain Restrictive Covenants

        Certain of our outstanding loan agreements contain financial and operating covenants that limit our management's discretion with respect to certain business matters. Among other things, these covenants restrict our ability and our subsidiaries' ability to incur additional debt, create liens or other encumbrances, make certain payments (including dividends) and investments, sell or otherwise dispose of assets and merge or consolidate with other entities.

Our Company Is Controlled By Onex Corporation

        Onex Corporation, or Onex, owns, directly or indirectly, all of the multiple voting shares and approximately 1.0% of the outstanding subordinate voting shares. The number of shares owned by Onex, together with those shares Onex has the right to vote, represent 84.9% of the voting interest in our company and include 2.4% of the outstanding subordinate voting shares. Accordingly, Onex exercises a controlling influence over our business and affairs and has the power to determine all matters submitted to a vote of our shareholders where our shares vote together as a single class. Onex has the power to elect our directors and to approve significant corporate transactions such as certain amendments to our articles of incorporation, mergers, amalgamations, plans of arrangement and the sale of all or substantially all of our assets. Onex's voting power could have the effect of deterring or preventing a change in control of our company that might otherwise be beneficial to our other shareholders. Under our revolving credit facilities, if Onex ceases to control Celestica, our lenders could demand repayment. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex and one of our directors, owns shares with a majority of the voting rights of the shares of Onex. Mr. Schwartz, therefore, effectively controls our affairs.

        In private placements outside of the United States, certain subsidiaries of Onex have offered exchangeable debentures due 2025 that are exchangeable and redeemable under certain circumstances during their 25-year term for an aggregate 9,214,320 subordinate voting shares of Celestica. In addition, 1,757,467 subordinate voting shares may be delivered, at the option of Onex or certain persons related to Onex, to satisfy the obligations of such persons under equity forward agreements. If the issuers of the exchangeable debentures elect or the party to the equity forward agreements elects to deliver solely subordinate voting shares and no cash upon the exchange or redemption, or at maturity or acceleration, of the debentures or the settlement of the equity forward agreements, as the case may be, the number of shares owned by Onex, together with those shares Onex has the right to vote, would, if such delivery had occurred on August 13,

2001, represent in the aggregate 80% of the voting interest in our company and 1.4% of our outstanding subordinate voting shares.

Potential Unenforceability of Civil Liabilities and Judgments

        We are incorporated under the laws of the Province of Ontario, Canada. Most of our directors, controlling persons and officers and certain of the experts named in this prospectus are residents of Canada. Also, a substantial portion of our assets and the assets of these persons are located outside of the United States. As a result, it may be difficult for shareholders to initiate a lawsuit within the United States against these non-U.S. residents, or to enforce judgments in the United States against us or these persons which are obtained in a U.S. court. It may also be difficult for shareholders to enforce a U.S. judgment in Canada or to succeed in a lawsuit in Canada based only on U.S. securities laws.

USE OF PROCEEDS

        Unless we tell you otherwise in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes. From time to time we evaluate the acquisition of businesses, products and technologies and a portion of the net proceeds may be used for such acquisitions. We will not receive any proceeds from the sale of subordinate voting shares by any selling shareholders.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        This table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Fiscal Year Ended December 31,
	1996	1997	1998	1999	2000
Ratio of earnings to fixed charges (unaudited) (1)(2)	4.30x	0.90x	0.07x	5.05x	9.27x
Deficiency of earnings available to cover fixed charges ($millions)	—	$4.7	$50.5	—	—

(1)
For the purposes of calculating the ratio of earnings to fixed charges and the deficiency, if any, of earnings available to cover fixed charges, (i) "earnings" means the sum of (a) income before taxes and (b) fixed charges during the period and (ii) "fixed charges" means the sum of (a) interest expensed, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest included in rental expense. The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. Celestica has not capitalized interest during any of the periods reflected in the table. These computations include Celestica and our subsidiaries.

(2)
In August 2000, we issued 20-year Liquid Yield Option(TM) Notes ("LYONs") with an aggregate principal amount at maturity of U.S.$1,813,550,000. We have recorded the LYONs as an equity instrument pursuant to Canadian GAAP. In accordance with Canadian GAAP, the LYONs are bifurcated into a principal equity component (representing the present value of the notes) and an option component (representing the value of the conversion features of the notes). The principal equity component is accreted over the 20-year term through periodic charges to retained earnings. The ratio of earnings to fixed charges set out in this prospectus has been calculated without including the carrying charges for the LYONs in the calculation of our interest obligations. If the LYONs were recorded as debt, the carrying charges for the LYONs would be included in the calculation of our interest obligations, and our ratio of earnings to fixed charges for the fiscal year ended December 31, 2000 would have been 7.10x.

        If we use this prospectus to offer debt securities or preference shares, the prospectus supplement will include a ratio of earnings to fixed charges or a ratio of combined fixed charges and preference dividends to earnings, as appropriate.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. In addition, Celestica files such reports with the Canadian securities authorities (the "CSAs"). As a foreign private issuer, Celestica is exempt from the rules and regulations under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations and, with respect to their purchases and sales of Celestica securities, Celestica's officers, directors and principal shareholders are exempt from the reporting and "short swing" profit recovery provisions contained in Section 16 of the Exchange Act and the rules and regulations thereunder.

        You may read and copy any document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference room. You are also invited to read and copy any reports, statements or other information that Celestica files with the CSAs at the respective CSAs' public reference rooms. The Quebec Securities Commission's public reference room is located in Montreal, Quebec. These Celestica filings are also electronically available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov and the Canadian System for Electronic Document Analysis and Retrieval ("SEDAR"), the Canadian equivalent of the Commission's electronic document gathering and retrieval system. Our subordinate voting shares are listed on The New York Stock Exchange and The Toronto Stock Exchange under the trading symbol "CLS." You can also obtain information about us from the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        The Commission allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below:

    •
    Our Annual Report on Form 20-F for the fiscal year ended December 31, 2000.

    •
    Our Current Reports on Form 6-K filed with the Commission on May 25, 2001, June 4, 2001, June 22, 2001, July 20, 2001, August 3, 2001 and August 9, 2001.

    •
    The description of our subordinate voting shares contained in our Registration Statement on Form 8-A filed with the Commission on June 9, 1998, and any amendment or report filed for the purpose of updating that description.

        We also incorporate by reference any future filings we make with the Commission under the Exchange Act on Form 20-F, Form 40-F, Form 10-K, Form 10-Q and Form 8-K, and any Form 6-K we file in the future with the Commission unless we state in the Form 6-K that it is not incorporated by reference into this prospectus. Each document is incorporated by reference from the date we file it with the Commission until we sell all of these securities.

        You may request a copy of these filings at no cost, by writing or calling us at the following address:

  Celestica Inc.
  12 Concorde Place
  Toronto, Ontario M3C 3R8
  (416) 448-5800
  Attention: Investor Relations

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PLAN OF DISTRIBUTION

        We may sell the securities separately or together:

    •
    to one or more underwriters or dealers for public offering and sale by them;

    •
    directly to investors; or

    •
    through agents.

        We may price any of the securities at:

    •
    a fixed price or prices, which may be changed from time to time;

    •
    market prices prevailing at the times of sale;

    •
    prices related to prevailing market prices; or

    •
    negotiated prices.

        We will describe the method of distribution of the securities in the prospectus supplement.

By Agents

        The securities may be sold through agents designated by us. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

By Underwriters Or Dealers

        If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If dealers are used, and if so specified in the applicable prospectus supplement, we will sell such securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of any such transaction will be set forth in the applicable prospectus supplement.

Direct Sales

        Securities may also be sold directly by us. In this case, no underwriters, dealers or agents would be involved.

Selling Shareholders

        Any selling shareholder may offer subordinate voting shares using any of the methods described above, through agents, underwriters, dealers or in direct sales. The applicable prospectus supplement will describe the selling shareholder's method of distribution, will name any agent, underwriter or dealer of the selling shareholder and will describe the compensation to be paid to any of these parties.

General Information

        We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

        Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital consists of an unlimited number of preference shares issuable in series, an unlimited number of subordinate voting shares and an unlimited number of multiple voting shares. At August 13, 2001, no preference shares, 180,782,116 subordinate voting shares and 39,065,950 multiple voting shares were issued and outstanding.

Multiple Voting Shares and Subordinate Voting Shares

  Voting Rights

        The holders of subordinate voting shares and multiple voting shares are entitled to notice of and to attend all meetings of shareholders and to vote at all such meetings together as a single class, except in respect of matters where only the holders of shares of one class or series of shares are entitled to vote separately pursuant to applicable law. The subordinate voting shares carry one vote per share and the multiple voting shares carry 25 votes per share. Generally, all matters to be voted on by shareholders must be approved by a simple majority (or, in the case of election of directors, by a plurality, and in the case of an amalgamation or amendments to the articles of the Company, by two-thirds) of the votes cast in respect of multiple voting shares and subordinate voting shares held by persons present in person or by proxy, voting together as a single class. The holders of multiple voting shares are entitled to one vote per share held at meetings of holders of multiple voting shares at which they are entitled to vote separately as a class.

  Dividends

        The subordinate voting shares and the multiple voting shares are entitled to share ratably, as a single class, in any dividends declared by the board of directors of the Company, subject to any preferential rights of any outstanding preference shares in respect of the payment of dividends. Dividends consisting of subordinate voting shares and multiple voting shares may be paid only as follows: (i) subordinate voting shares may be paid only to holders of subordinate voting shares, and multiple voting shares may be paid only to holders of multiple voting shares; and (ii) proportionally with respect to each outstanding subordinate voting share and multiple voting share.

  Conversion

        Each multiple voting share is convertible at any time at the option of the holder thereof into one subordinate voting share.

        Multiple voting shares will be converted automatically into subordinate voting shares upon any transfer thereof, except (i) a transfer to Onex or any affiliate of Onex or (ii) a transfer of 100% of the outstanding multiple voting shares to a purchaser who also has offered to purchase all of the outstanding subordinate voting shares for a per share consideration identical to, and otherwise on the same terms as, that offered for the multiple voting shares and the multiple voting shares held by such purchaser thereafter shall be subject to the provisions relating to conversion as if all references to Onex were references to such purchaser. In addition, if (i) any holder of any multiple voting shares ceases to be an affiliate of Onex or (ii) Onex and its affiliates cease to have the right, in all cases, to exercise the votes attached to, or to direct the voting of, any of the multiple voting shares held by Onex and its affiliates, such multiple voting shares shall convert automatically into subordinate voting shares on a one-for-one basis. For these purposes, (i) "Onex" includes any successor corporation resulting from an amalgamation, merger, arrangement, sale of all or substantially all of its assets, or other business combination or reorganization involving Onex, provided that such successor corporation beneficially owns directly or indirectly all multiple voting shares beneficially owned directly or indirectly by Onex immediately prior to such transaction and is controlled by the same person or persons as controlled Onex prior to the consummation of such transaction; (ii) a corporation shall be deemed to be a subsidiary of another corporation if, but only if (a) it is controlled by that other, or that other and one or more corporations each of which is controlled by that other, or two or more corporations each of which is controlled by that other, or (b) it is a subsidiary of a corporation that is that other's subsidiary;

(iii) "affiliate" means a subsidiary of Onex or a corporation controlled by the same person or company that controls Onex; and (iv) "control" means beneficial ownership of, or control or direction over, securities carrying more than 50% of the votes that may be cast to elect directors if those votes, if cast, could elect more than 50% of the directors. For these purposes, a person is deemed to beneficially own any security which is beneficially owned by a corporation controlled by such person.

        In addition, if at any time the number of outstanding multiple voting shares shall represent less than 5% of the aggregate number of the outstanding multiple voting shares and subordinate voting shares, all of the outstanding multiple voting shares shall be automatically converted at such time into subordinate voting shares on a one-for-one basis.

        Onex, which owns all of the outstanding multiple voting shares, has entered into an agreement with Computershare Trust Company of Canada, as trustee for the benefit of the holders of the subordinate voting shares, that has the effect of preventing transactions that otherwise would deprive the holders of subordinate voting shares of rights under applicable provincial take-over bid legislation to which they would have been entitled in the event of a take-over bid for the multiple voting shares if the multiple voting shares had been subordinate voting shares.

  Modification, Subdivision and Consolidation

        Any modification to the provisions attaching to either the subordinate voting shares or the multiple voting shares requires the separate affirmative vote of two-thirds of the votes cast by the holders of subordinate voting shares and multiple voting shares, respectively, voting as separate classes. The Company may not subdivide or consolidate the subordinate voting shares or the multiple voting shares without at the same time proportionally subdividing or consolidating the shares of the other class.

  Creation of Other Voting Shares

        The Company may not create any class or series of shares, or issue any shares of any class or series (other than subordinate voting shares) having the right to vote generally on all matters that may be submitted to a vote of shareholders (except matters for which applicable law requires the approval of holders of another class or series of shares voting separately as a class or series) without the separate affirmative vote of two-thirds of the votes cast by the holders of the subordinate voting shares and the multiple voting shares, respectively, voting as separate classes.

  Rights On Dissolution

        With respect to a distribution of assets in the event of a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company for the purposes of winding up its affairs, holders of subordinate voting shares and multiple voting shares will share ratably as a single class in assets available for distribution to holders of subordinate voting shares and multiple voting shares after payment in full of the amounts required to be paid to holders of preference shares, if any.

  Other Rights

        Neither the subordinate voting shares nor the multiple voting shares will be redeemable nor will the holders of such shares have pre-emptive rights to purchase additional shares.

Certain Canadian Federal Income Tax Considerations

        The following is a summary of the material Canadian federal income tax considerations generally applicable to a person (a "U.S. Holder"), who acquires subordinate voting shares and who, for purposes of the Income Tax Act (Canada) (the "Canadian Tax Act") and the Canada-United States Income Tax Convention (1980) (the "Tax Treaty"), at all relevant times, is resident in the United States and is neither resident nor deemed to be resident in Canada, deals at arm's length and is not affiliated with the Company, holds such subordinate voting shares as capital property, and does not use or hold, and is not deemed to use or hold, the subordinate voting shares in carrying on business in Canada. Special rules, which are not discussed in this summary, may apply to a U.S. Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

        This summary is based on the current provisions of the Tax Treaty, the Canadian Tax Act and the regulations thereunder, all specific proposals to amend the Canadian Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof, and the Company's understanding of the current published administrative practices of the Canada Customs and Revenue Agency.

        This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account the tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder, and no representation with respect to the Canadian federal income tax consequences to any particular holder is made. Consequently, U.S. holders of subordinate voting shares should consult their own tax advisors with respect to the income tax consequences to them having regard to their particular circumstances.

        All amounts relevant in computing a U.S. Holder's liability under the Canadian Tax Act are to be computed in Canadian dollars.

  Taxation of Dividends

        By virtue of the Canadian Tax Act and the Tax Treaty, dividends (including stock dividends) on subordinate voting shares paid or credited or deemed to be paid or credited to a U.S. Holder who is the beneficial owner of such dividend will be subject to Canadian non-resident withholding tax at the rate of 15% of the gross amount of such dividends. Under the Tax Treaty, the rate of withholding tax on dividends is reduced to 5% if that U.S. Holder is a company that beneficially owns at least 10% of the voting stock of the Company. Moreover, under the Tax Treaty, dividends paid to certain religious, scientific, literary, educational or charitable organizations that are resident in, and exempt from tax on the dividends in, the U.S. and to certain pension organizations that are resident in, and generally exempt from tax in, the U.S., are exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures are observed by such an organization, the Company would not be required to withhold such tax from dividends paid or credited to such organization.

  Disposition of Subordinate Voting Shares

        A U.S. Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition or deemed disposition of subordinate voting shares unless the subordinate voting shares constitute or are deemed to constitute "taxable Canadian property" (as defined in the Canadian Tax Act) (other than treaty-protected property, as defined in the Canadian Tax Act) at the time of such disposition. Shares of a corporation resident in Canada that are listed on a prescribed stock exchange for purposes of the Canadian Tax Act will be "taxable Canadian property" under the Canadian Tax Act if, at any time during the five-year period immediately preceding the disposition or deemed disposition of the share, the non-resident, persons with whom the non-resident did not deal at arm's length, or the non-resident together with such persons, owned 25% or more of the issued shares of any class or series of shares of the corporation that issued the shares. For this purpose, a person is considered to own any shares in respect of which the person has or had an option or other interest therein. Provided they are listed on a prescribed stock exchange for purposes of the Canadian Tax Act, subordinate voting shares acquired by a U.S. Holder generally will not be taxable Canadian property to a U.S. Holder unless the foregoing 25% ownership threshold applies to the U.S. Holder with respect to the Company. Even if the subordinate voting shares are taxable Canadian property to a U.S. Holder, they generally will be treaty-protected property if the value of such shares at the time of disposition is not derived principally from real property situated in Canada. Consequently, any gain realized by the U.S. Holder upon the disposition of the subordinate voting shares generally will be exempt from tax under the Canadian Tax Act.

Certain United States Federal Income Tax Considerations

        The following discussion describes the material United States federal income tax consequences to United States Holders (as defined below) of subordinate voting shares. A United States Holder is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust, if either (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has made an election under applicable U.S. Treasury regulations to be treated as a U.S. Person. This summary is for general information purposes only. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to your decision to purchase subordinate voting shares. This summary considers only United States Holders who will own subordinate voting shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). In this context, the term "capital assets" means, in general, assets held for investment by a taxpayer. Material aspects of U.S. federal income tax relevant to non-United States Holders are also discussed below.

        This discussion is based on current provisions of the Internal Revenue Code, current and proposed Treasury regulations promulgated thereunder and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular United States Holder based on the United States Holder's individual circumstances. In particular, this discussion does not address the potential application of the alternative minimum tax or U.S. federal income tax consequences to United States Holders who are subject to special treatment, including taxpayers who are broker-dealers or insurance companies, taxpayers who have elected mark-to-market accounting, individual retirement and other tax-deferred accounts, tax-exempt organizations, financial institutions or "financial services entities," taxpayers who hold subordinate voting shares as part of a straddle, "hedge" or "conversion transaction" with other investments, taxpayers owning directly, indirectly or by attribution at least 10% of the voting power of our share capital, and taxpayers whose functional currency (as defined in Section 985 of the Internal Revenue Code) is not the U.S. dollar.

        This discussion does not address any aspect of U.S. federal gift or estate tax or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of persons who hold subordinate voting shares through a partnership or other pass-through entity. You are advised to consult your own tax advisor with respect to the specific tax consequences to you of purchasing, holding or disposing of the subordinate voting shares.

  Taxation of Dividends Paid On Subordinate Voting Shares

        In the event that we pay a dividend, and subject to the discussion of the passive foreign investment company (PFIC) rules below, a United States Holder will be required to include in gross income as ordinary income the amount of any distribution paid on subordinate voting shares, including any Canadian taxes withheld from the amount paid, on the date the distribution is received, to the extent that the distribution is paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. In addition, distributions of our current or accumulated earnings and profits will be foreign source passive income for U.S. foreign tax credit purposes and will not qualify for the dividends-received deduction available to corporations. Distributions in excess of such earnings and profits will be applied against and will reduce the United States Holder's tax basis in the subordinate voting shares and, to the extent in excess of such basis, will be treated as capital gain.

        Distributions of current or accumulated earnings and profits paid in Canadian dollars to a United States Holder will be includible in the income of the United States Holder in a dollar amount calculated by reference to the exchange rate on the date the distribution is received. A United States Holder who receives a distribution of Canadian dollars and converts the Canadian dollars into U.S. dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the

Canadian dollar against the U.S. dollar. Such gain or loss will generally be ordinary income and loss and will generally be U.S. source gain or loss for U.S. foreign tax credit purposes. United States Holders should consult their own tax advisors regarding the treatment of a foreign currency gain or loss.

        United States Holders will generally have the option of claiming the amount of any Canadian income taxes withheld either as a deduction from gross income or as a dollar-for-dollar credit against their U.S. federal income tax liability, subject to specified conditions and limitations. Individuals who do not claim itemized deductions, but instead utilize the standard deduction, may not claim a deduction for the amount of the Canadian income taxes withheld, but these individuals generally may still claim a credit against their U.S. federal income tax liability. The amount of foreign income taxes that may be claimed as a credit in any year is subject to complex limitations and restrictions, which must be determined on an individual basis by each shareholder. The total amount of allowable foreign tax credits in any year cannot exceed the pre-credit U.S. tax liability for the year attributable to some foreign source taxable income. A United States Holder will be denied a foreign tax credit with respect to Canadian income tax withheld from dividends received on subordinate voting shares to the extent that he has not held the subordinate voting shares for at least 16 days of the 30-day period beginning on the date which is 15 days before the ex-dividend date or to the extent that he or she is under an obligation to make related payments with respect to substantially similar or related property. Instead, a deduction may be allowed. Any days during which a United States Holder has substantially diminished his or her risk of loss on his or her subordinate voting shares are not counted toward meeting the 16-day holding period.

  Taxation of Disposition of Subordinate Voting Shares

        Subject to the discussion of the PFIC rules below, upon the sale, exchange or other disposition of subordinate voting shares, a United States Holder will recognize capital gain or loss in an amount equal to the difference between his or her adjusted tax basis in his or her shares and the amount realized on the disposition. A United States Holder that uses the cash method of accounting calculates the dollar value of the proceeds received on the sale date as of the date that the sale settles, while a United States Holder who uses the accrual method of accounting is required to calculate the value of the proceeds of the sale as of the "trade date," unless he or she has elected to use the settlement date to determine his or her proceeds of sale. Capital gain from the sale, exchange or other disposition of shares held more than one year is long-term capital gain and is eligible for a maximum 20% rate of taxation for individuals. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. Further preferential tax treatment may be available for individuals who dispose of subordinate voting shares held for over five years. Gain or loss recognized by a United States Holder on a sale, exchange or other disposition of subordinate voting shares generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of a capital loss recognized on the sale, exchange or other disposition of subordinate voting shares is subject to limitations. A United States Holder who receives foreign currency upon disposition of subordinate voting shares and converts the foreign currency into U.S. dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. dollar. United States Holders should consult their own tax advisors regarding the treatment of a foreign currency gain or loss.

  Tax Consequences if We are a Passive Foreign Investment Company

        A non-U.S. corporation will be a PFIC if, in general, either (i) 75% or more of its gross income in a taxable year, including the pro rata share of the gross income of any U.S. or foreign company in which it is considered to own 25% or more of the shares by value, is passive income or (ii) 50% or more of its assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including the pro rata share of the assets of any company in which it is considered to own 25% or more of the shares by value, are held for the production of, or produce, passive income. Passive income includes amounts derived by reason of the temporary investment of funds raised in a public offering. If we were a PFIC and, a United States Holder did not make an election to treat the company as a "qualified electing fund" and did not make a mark-to-market election, each as described below, then:

    •
    Excess distributions by us to a United States Holder would be taxed in a special way. "Excess distributions" are amounts received by a United States Holder with respect to subordinate voting shares in any taxable year that exceed 125% of the average distributions received by the United States Holder from the company in the shorter of either the three previous years or his or her holding period for his or her shares before the present taxable year. Excess distributions must be allocated ratably to each day that a United States Holder has held subordinate voting shares. A United States Holder must include amounts allocated to the current taxable year and to any non-PFIC years in his or her gross income as ordinary income for that year. A United States Holder must pay tax on amounts allocated to each prior taxable PFIC year at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax.

    •
    The entire amount of gain that is realized by a United States Holder upon the sale or other disposition of shares will also be considered an excess distribution and will be subject to tax as described above.

    •
    A United States Holder's tax basis in shares that were acquired from a decedent will not receive a step-up to fair market value as of the date of the decedent's death but instead will be equal to the decedent's tax basis, if lower.

        The special PFIC rules will not apply to a United States Holder if the United States Holder makes an election to treat the company as a "qualified electing fund" in the first taxable year in which he or she owns subordinate voting shares and if we comply with reporting requirements. Instead, a shareholder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. We have agreed to supply United States Holders with the information needed to report income and gain pursuant to this election in the event that we are classified as a PFIC. The election is made on a shareholder-by-shareholder basis and may be revoked only with the consent of the Internal Revenue Service. A shareholder makes the election by attaching a completed IRS Form 8621, including the PFIC annual information statement, to a timely filed U.S. federal income tax return. Even if an election is not made, a shareholder in a PFIC who is a United States Holder must file a completed IRS Form 8621 every year.

        A United States Holder who owns PFIC shares that are publicly traded could elect to mark the shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the PFIC shares and the United States Holder's adjusted tax basis in the PFIC shares. If the mark-to-market election were made, then the rules set forth above would not apply for periods covered by the election. The subordinate voting shares would be treated as publicly traded for purposes of the mark-to-market election and, therefore, such election would be made if the Company were classified as a PFIC. A mark-to-market election is, however, subject to complex and specific rules and requirements, and United States Holders are strongly urged to consult their tax advisors concerning this election if we are classified as a PFIC.

        We believe that we will not be a PFIC for 2001. Based on our current business plan, we do not expect to become a PFIC in the foreseeable future. These conclusions rest at least in part on factual issues, including a determination as to value of assets and projections as to our revenue. We cannot assure you that our actual revenues, including our revenues for the remainder of 2001, will be as projected or that a determination as to non-PFIC status would not be challenged by the Internal Revenue Service. Moreover, the tests for determining PFIC status are applied annually, and it is difficult to make accurate predictions of future income and assets, which are relevant to the determination as to whether we will be a PFIC in the future. A United States Holder who holds subordinate voting shares during a period in which we are a PFIC will be subject to the PFIC rules, even if we cease to be a PFIC, unless he or she has made a qualifying electing fund election. If we were determined to be a PFIC with respect to a year in which we had not thought that we would be so treated, the information needed to enable United States Holders to make a qualifying electing fund election would not have been provided. United States Holders are strongly urged to consult their tax advisors about the PFIC rules, including the consequences to them of making a mark-to-market or qualifying electing fund elections with respect to subordinate voting shares in the event that we are treated as a PFIC.

Tax Consequences for Non-United States Holders of Subordinate Voting Shares

        Except as described in "Information Reporting and Back-up Withholding" below, a non-United States Holder of subordinate voting shares will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, subordinate voting shares unless:

    •
    the item is effectively connected with the conduct by the non-United States Holder of a trade or business in the United States and, in the case of a resident of a country that has a treaty with the United States, such item is attributable to a permanent establishment, or, in the case of an individual a fixed place of business, in the United States;

    •
    the non-United States Holder is an individual who holds the subordinate voting shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption; or

    •
    the non-United States Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to U.S. expatriates.

Information Reporting and Back-up Withholding

        United States Holders are subject to information reporting and back-up withholding at a rate of 30.5% (subject to adjustment in future years) on dividends and proceeds paid from the disposition of shares, unless the United States Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact when so required, or (ii) provides a correct taxpayer identification number, certifies that it is not subject to backup withholdings, and otherwise complies with applicable requirements of the backup withholding rules.

        Non-United States Holders generally are not subject to information reporting or back-up withholding with respect to dividends paid on or upon the disposition of shares, provided in some instances that the non-United States Holder provides a taxpayer identification number, certifies to his foreign status or otherwise establishes an exemption.

        The amount of any back-up withholding will be allowed as a credit against U.S. federal income tax liability and may entitle the Holder to a refund, provided that required information is furnished to the Internal Revenue Service.

Preference Shares

        Our articles permit the issuance of preference shares in series, without further approval of shareholders. The number of preference shares of each series and the designation, rights, privileges, restrictions and conditions attaching to the shares of each series including, without limitation, any voting rights (other than general voting rights), any rights to receive dividends or any terms of redemption shall be determined by the board of directors. The holders of the preference shares are entitled to dividends in priority to the holders of multiple voting shares, the subordinate voting shares or other shares ranking junior to the preference shares. With respect to a distribution of assets in the event of a liquidation, dissolution or winding-up of the company, whether voluntary or involuntary, or any other distribution of the assets of the company for the purposes of winding up its affairs, the preference shares rank in priority to the multiple voting shares, the subordinate voting shares and any other shares ranking junior to the preference shares.

DESCRIPTION OF DEBT SECURITIES

General

        We may issue debt securities in one or more series under an indenture that we will enter into with The Chase Manhattan Bank, as trustee, that will be described in the prospectus supplement for the debt securities. The following summary of the indenture and the debt securities is not complete. For a more complete description, you should refer to the indenture and the terms of the debt securities, which we have filed or which we will file with the Commission. Please read "Where You Can Find More Information." The terms of debt securities we offer may differ from the general information we have provided below. You should rely only on information in the prospectus supplement if it is different from the following information.

        References to the "issuer", "us" or "we" in this description of debt securities mean Celestica but not any of our subsidiaries.

        The indenture does not limit the amount of debt securities we can issue under the indenture and does not limit the amount of other indebtedness we may incur. We may issue debt securities from time to time in separate series.

        The prospectus supplement for any series of debt securities we offer will describe the specific terms of the debt securities and may include any of the following:

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    the title of the debt securities

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    any limit on the aggregate principal amount of the debt securities

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    whether payment on the debt securities will be senior or subordinated to our other liabilities or obligations

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    whether the payment of the debt securities will be secured by any of our assets or guaranteed by any other person

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    the dates on which we may issue the debt securities and the date or dates on which we will pay the principal and any premium on the debt securities

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    whether the debt securities will bear interest, the interest rate or the method of determining the interest rate, the date from which interest will accrue, the dates on which we will pay interest and the record dates for interest payments

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    the place or places we will pay interest

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    whether and under what circumstances we will be required to pay any additional amounts with respect to the debt securities, and whether we will have the option to redeem the debt securities rather than pay the additional amounts

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    whether we will be obligated to redeem or repurchase the debt securities pursuant to any sinking fund or other provisions, or at the option of a holder

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    whether we may redeem the debt securities at our option

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    the denominations in which we will issue the debt securities

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    whether we will offer the debt securities at a discount and the portion of the principal amount that will be payable if the maturity is accelerated, if it is less than 100%

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    whether we will make payments on the debt securities in a foreign currency or currency unit other than United States dollars and whether payments will be payable with reference to any index or formula

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    whether we will issue the debt securities as global securities and, if so, the identity of the depositary for the global securities

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    whether we will issue the debt securities as bearer securities or only in registered form

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    any changes or additions to events of default or covenants

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    any changes or additions to the provisions for defeasance we describe under "Defeasance" below

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    whether the holders of any series of debt securities have special rights if specified events occur

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    any restrictions on the transfer or exchange of the debt securities

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    the terms for any conversion or exchange of the debt securities for any other securities

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    any other terms of the debt securities

        Unless we state otherwise in the applicable prospectus supplement, no holder will have the right to require us to repurchase the debt securities and there will be no increase in the interest rate if we become involved in a highly leveraged transaction or there is a change of control of Celestica.

        We may issue debt securities under the indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell these securities at a discount below their stated principal amount. We may also sell any of the debt securities for a foreign currency or currency unit, and payments on the debt securities may be payable in a foreign currency or currency unit. In any of these cases, we will describe in the applicable prospectus supplement, any Canadian and United States federal income tax consequences and other special considerations.

        We may issue debt securities with terms different from those of debt securities previously issued and, without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of such series (unless the reopening was restricted when such series was created).

        Unless we state otherwise in the applicable prospectus supplement, we will issue debt securities only in fully registered form without coupons, in denominations of $1,000 and multiples of $1,000, and will pay only in United States dollars. In addition, all or a portion of the debt securities of any series may be issued in permanent registered global form which will be exchangeable for definitive debt securities only under certain conditions. The applicable prospectus supplement may indicate the denominations to be issued, the procedures for payment of interest and principal and other matters. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may, in certain instances, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these transactions.

Payment and Transfer

        Unless we state otherwise in the prospectus supplement, we will make payments on the debt securities at the office of the paying agent we designate from time to time. Unless we state otherwise in the applicable prospectus supplement, we will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days specified by us. We will make debt securities payments in other forms at a place designated by us and specified in the applicable prospectus supplement.

        Holders may transfer or exchange fully registered debt securities at the corporate trust office of the Trustee or at any other office or agency we maintain for these purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

        We may issue debt securities of a series in the form of one or more global securities which will be deposited with a depositary, or its nominee, identified in the applicable prospectus supplement. The global securities may be in temporary or permanent form. We will describe in the applicable prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. We will also describe in the applicable prospectus supplement the exchange, registration and transfer rights relating to any global security.

Merger, Amalgamation Or Consolidation

        The indenture generally permits us to amalgamate or consolidate with or merge into any other person, and to transfer or dispose of substantially all of our assets, so long as the resulting person is a U.S. or Canadian corporation and assumes our obligations on the debt securities and under the indenture.

        If the resulting person assumes our obligations, we will be relieved of those obligations except where we have transferred or disposed of our assets by lease.

Provision of Financial Information

        We will file with the trustee and mail to all holders, as their names and addresses appear in the security register, copies of our annual report or the information, documents and other reports that we are required to file with the Commission pursuant to the Exchange Act. We will agree to continue to file with the Commission and provide the trustee and holders (a) within 140 days after the end of each fiscal year, an annual report; and (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports even if we are no longer required to do so under the Exchange Act. The information contained in these reports will be, at a minimum, the information required to be provided in annual and quarterly reports by law in Canada to security holders of a corporation with securities listed on The Toronto Stock Exchange.

Events of Default

        When we use the term "event of default" in the indenture, we mean:

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    we fail to pay principal or any premium on any debt security of that series when it is due

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    we fail to pay interest or any additional amounts on any debt security of that series for 30 days

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    we fail to make any sinking fund payment for that series of debt securities for 30 days

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    we fail to comply with any of our other agreements relating to the debt securities or the indenture for 90 days after written notice by the trustee or by holders of at least 25% in aggregate principal amount of the outstanding debt securities

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    certain events involving our bankruptcy, insolvency or reorganization, and

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    any other event of default provided for that series of debt securities

        The prospectus supplement for a series of debt securities may include additional events of default or changes to the events of default described above. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers it in the interests of the holders to do so.

        A default under one series of debt securities will not necessarily be a default under another series.

        If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series, in some cases, all affected series, or in other cases, all series, may require us to repay immediately:

    •
    the entire principal of the debt securities of the series; or

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    if the debt securities are discounted securities, that portion of the principal as is described in the applicable prospectus supplement.

        If an event of default relates to events involving our bankruptcy, insolvency or reorganization, the principal of all debt securities will become immediately due and payable without any action by the trustee or any holder. Subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind this accelerated payment requirement.

        Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

        We will be required to furnish to the trustee a statement annually as to our compliance with all conditions and covenants under the indenture and, if we are not in compliance, we must specify any defaults.

Defeasance

        When we use the term "defeasance", we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a series, then at our option:

    •
    we will be discharged from our obligation with respect to the debt securities of that series, or

    •
    we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

        If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and the replacement of lost, stolen or mutilated debt securities. These holders may look only to the deposited fund for payment on their debt securities.

        Unless we state otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. or Canadian federal or Canadian provincial income tax purposes. If we will be discharged from our obligations with respect to the debt securities, and not just from our covenants, the U.S. opinion must be based upon a ruling from or published by the United States Internal Revenue Service or a change in law to that effect.

Modification and Waiver

        We may modify the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series (acting together as one class) affected by the modification. However, without the consent of each holder affected, no modification may:

    •
    reduce the principal or interest rate or any obligation to pay any additional amounts

    •
    reduce the principal of an original issue discount security

    •
    change the place or currency of any payment

    •
    affect the holder's right to require us to repurchase the debt securities at the holder's option

    •
    impair the right of the holders to institute a suit to enforce their rights to payment

    •
    adversely affect any conversion or exchange right related to a series of debt securities

    •
    change the percentage of debt securities required to modify the indenture or to waive compliance with certain provisions of the indenture

    •
    reduce the percentage in principal amount of outstanding debt securities necessary to take certain actions

        The holders of a majority in principal amount of outstanding debt securities of any series (or, in some cases, of all outstanding debt securities under the indenture or all series affected) may waive past defaults under the indenture and our compliance with certain restrictive provisions of the indenture. However, these holders may not waive a default in any payment on any debt security or compliance with a provision that cannot be modified without the consent of each holder affected.

        We may modify the indenture without the consent of the holders to:

    •
    evidence our successor under the indenture

    •
    add to covenants for the benefit of holders

    •
    add events of default

    •
    provide for bearer securities to become registered securities under the indenture

    •
    establish the forms of the debt securities

    •
    appoint a successor trustee under the indenture

    •
    add provisions to make the defeasance or discharge of the debt securities as long as there is no adverse affect on the holders

    •
    cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision

    •
    in any other manner that would not materially and adversely affect the interests of holders of outstanding securities

Consent to Jurisdiction and Service

        Under the indenture, we have irrevocably appointed CT Corporation System, 111 8th Avenue, 13th Floor, New York, New York, as our agent for service of process in any suit or proceeding relating to the indenture and the debt securities and for actions brought under United States federal or state securities laws in any United States federal or state court located in The City of New York and we submit to such jurisdiction.

Governing Law

        The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

        We have appointed The Chase Manhattan Bank as the trustee under the indenture. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

        The indenture contains certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. If the trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the debt securities, the trustee must eliminate the conflict or resign.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase subordinate voting shares, preference shares, debt securities or other securities. We may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

        We have summarized selected provisions of the warrants and the warrant agreements below. This summary is not complete. If we offer any warrants, we will file the form of any warrant certificate and warrant agreement with the Commission, and you should read the warrant certificate and warrant agreement for provisions that may be important to you.

        The prospectus supplement relating to any warrants we offer will describe the warrants and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

    •
    the title of the warrants

    •
    the aggregate number of warrants offered

    •
    the designation, number and terms of the subordinate voting shares, preference shares, debt securities or other securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers

    •
    the exercise price of the warrants

    •
    the dates or periods during which the warrants are exercisable

    •
    the designation and terms of any securities with which the warrants are issued

    •
    if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable

    •
    if the exercise price is not payable in U.S. dollars, the foreign currency or currency unit in which the exercise price is denominated

    •
    any minimum or maximum amount of warrants that may be exercised at any one time

    •
    any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants

    •
    any other terms of the warrants

        Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

        We may amend the warrant agreements and the warrants, without the consent of the holders of the warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

Enforceability

        The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

LEGAL MATTERS

        Davies Ward Phillips & Vineberg LLP, Canadian counsel for the Company, and Kaye Scholer LLP, U.S. counsel for the Company, will issue an opinion about the legality of the securities offered under this prospectus. As of the date of this prospectus, certain attorneys with Davies Ward Phillips & Vineberg LLP and Kaye Scholer LLP own, in the aggregate, less than one percent of the outstanding subordinate voting shares. If any underwriters named in a prospectus supplement engage their own counsel to pass upon legal matters relating to the securities, that counsel will be named in the prospectus supplement.

AUDITORS

        The auditors of the Company are KPMG LLP, Suite 500, Yonge Corporate Centre, 4120 Yonge Street, Toronto, Ontario M2P 2B8. The Celestica Consolidated Financial Statements as of and for the years ended December 31, 1999 and 2000 have been audited by KPMG LLP, independent chartered accountants, and are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as expert in auditing and accounting.

INDEMNIFICATION

        Under the Business Corporations Act (Ontario) and pursuant to our by-laws, we indemnify our directors or officers, former directors or officers, or a person who acts or acted at our request as a director or officer of a corporation of which we are or were a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been our director or officer or a director or officer such corporation, if (i) he acted honestly and in good faith with a view to our best interests, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted, Celestica has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        You should rely only on the information incorporated by reference or contained in this Prospectus and the related Prospectus Supplement. We have not authorized anyone to provide you with other information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the subordinate voting shares, the preference shares, the debt securities or the warrants in any jurisdiction where the offer or sale is not permitted. you should not assume that the information incorporated by reference or contained in this Prospectus or any related Prospectus Supplement is accurate as of any date other than the date on the front cover of this Prospectus or the Prospectus Supplement. our business, financial condition, results of operations and prospects may have changed since that date.

Celestica Inc.

$4,000,000,000

Subordinate Voting Shares
Preference Shares
Debt Securities
Warrants

PROSPECTUS

September 10, 2001

US$500,000,000

Celestica Inc.

7 7/8% Senior Subordinated Notes due 2011

P R O S P E C T U S    S U P P L E M E N T
June 10, 2004

Citigroup
Banc of America Securities LLC
Deutsche Bank Securities
CIBC World Markets
RBC Capital Markets
Scotia Capital
Wachovia Securities

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
SUMMARY
Our Business
Our Strengths
Our Strategy
Recent Developments
Our Principal Executive Office
The Offering
Summary Financial Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED FINANCIAL DATA
EXCHANGE RATE INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL SHAREHOLDERS
RELATED PARTY TRANSACTIONS
Indebtedness of Senior Officers under Securities Purchase Programs(1)
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE NOTES
MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
CELESTICA INC. CONSOLIDATED BALANCE SHEETS (in millions of U.S. dollars) (unaudited)
CELESTICA INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT (in millions of U.S. dollars, except per share amounts) (unaudited)
CELESTICA INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions of U.S. dollars) (unaudited)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CELESTICA INC. CONSOLIDATED BALANCE SHEETS (in millions of U.S. dollars)
CELESTICA INC. CONSOLIDATED STATEMENTS OF LOSS (in millions of U.S. dollars, except per share amounts)
CELESTICA INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (in millions of U.S. dollars)
CELESTICA INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions of U.S. dollars)
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
CELESTICA INC.
ABOUT THE OFFERINGS
RISK FACTORS
USE OF PROCEEDS
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
WHERE YOU CAN FIND MORE INFORMATION
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
LEGAL MATTERS
AUDITORS
INDEMNIFICATION